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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-114292

PROSPECTUS

Capital Crossing Preferred Corporation

1,500,000 Shares
8.50% Non-cumulative Exchangeable Preferred Stock, Series D
Liquidation preference $25 per share
Exchangeable into Preferred Shares of
Capital Crossing Bank

Terms of the Series D preferred shares:

  •
  Dividends are:

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  payable quarterly on April 15, July 15, October 15 and January 15; and

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  non-cumulative and you will not receive them if they are not declared.

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  Automatically exchangeable for preferred shares of Capital Crossing Bank, or the Bank, the parent of Capital Crossing Preferred, with substantially equivalent terms if the Federal Deposit Insurance Corporation, or the FDIC, directs only under the following circumstances:

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  the Bank becomes or may in the near term become undercapitalized; or

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  the Bank is placed into bankruptcy, reorganization, conservatorship or receivership.

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  Redeemable at the option of Capital Crossing Preferred on or after July 15, 2009, or earlier upon certain tax events, with the prior consent of the FDIC.

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  Rank senior to our common stock and 8.0% cumulative non-convertible preferred stock, Series B, but equal as to dividends and upon liquidation to our 9.75% non-cumulative exchangeable preferred stock, Series A, and our 10.25% non-cumulative exchangeable preferred stock, Series C.

  •
  Rank junior upon our liquidation to our obligations to our creditors, including any borrowings we may incur and including any amounts which may become due under our guarantee of the Bank's obligations to the Federal Home Loan Bank of Boston, or the FHLBB. As of December 31, 2003, the Bank had $129.0 million in outstanding FHLBB borrowings.

  •
  Non-voting.

Prior to this offering, there has been no public market for the Series D preferred shares. The Series D preferred shares have been approved for listing on The Nasdaq National Market under the symbol "CCPCN." We expect trading of the Series D preferred shares to begin within 30 days after they are first issued.

See "Risk Factors" beginning on page 18 for a description of risk factors you should consider before you invest in these securities including the risks set forth below:

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  The potential automatic exchange of Series D preferred shares for preferred shares of the Bank.

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  The potential bank regulatory restrictions on our operations and payment of dividends.

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  Dividends are non-cumulative.

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  We are entirely dependent in our day-to-day operations on the Bank and we pay the Bank substantial advisory and servicing fees.

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  The conflicts of interest between us and the Bank.

Neither the Securities and Exchange Commission, any state securities commission, the Commissioner of Banks of the Commonwealth of Massachusetts nor the Federal Deposit Insurance Corporation has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposit accounts of any bank and are not insured to any extent by the Federal Deposit Insurance Corporation or any other government agency.

	Per Share	Total
Public Offering Price	$25.00	$37,500,000
Underwriting Discounts and Commissions	$1.00	$1,500,000
Proceeds to Capital Crossing Preferred, before expenses	$24.00	$36,000,000

After deducting underwriting discounts and commissions and offering expenses, approximately $35,350,000 of the aggregate proceeds will be available to us.

We have granted the underwriters a 30-day option to purchase an additional 225,000 Series D preferred shares at the same price and on the same terms, solely to cover over-allotments, if any.

The underwriters expect to deliver the Series D preferred shares to purchasers on or about May 11, 2004.

Sole Bookrunning Manager	Joint Lead Manager
LEHMAN BROTHERS	RBC CAPITAL MARKETS
Co-Manager FERRIS, BAKER WATTS Incorporated

The date of this prospectus is May 6, 2004.

i

PROSPECTUS SUMMARY

        Before you decide to invest in the Series D preferred shares, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus, especially the risks of investing in the Series D preferred shares discussed under "Risk Factors."

Capital Crossing Preferred Corporation

        General.    We are a Massachusetts corporation incorporated on March 20, 1998 under the name Atlantic Preferred Capital Corporation. In March 2001, we changed our name to Capital Crossing Preferred Corporation. We have been operating and intend to continue to operate as a real estate investment trust, or a REIT, for federal and state income tax purposes. As a REIT, we generally will not be required to pay federal income tax if we distribute our earnings to our stockholders and continue to meet a number of other requirements. We are a majority-owned subsidiary of Capital Crossing Bank. Throughout this prospectus, we will refer to Capital Crossing Bank as the "Bank" or "Capital Crossing Bank."

        Our day-to-day activities and the servicing of our loan portfolio are administered by our sole common stockholder, Capital Crossing Bank. We do not have any employees because we have retained the Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement. All of our officers are also officers of the Bank. We estimate that these officers will devote between 5% and 10% of their time to managing our business. The Bank, as holder of all of our common stock, controls the election of all of our directors, including our independent directors. For so long as the Series D preferred shares remain outstanding, the Bank intends to retain its ownership of all of our outstanding common stock. We were formed by the Bank to acquire and hold real estate mortgage assets in a cost-effective manner that will generate net income for distribution to our stockholders, and to provide the Bank with an additional means of raising capital for federal and state regulatory purposes. At December 31, 2003, we had total assets of approximately $222 million, which represented approximately 22% of the total assets of the Bank.

        Loan Portfolio.    To date all of our mortgage assets have been acquired from the Bank. As of December 31, 2003, we held loans acquired from the Bank with gross outstanding principal balances of $177.9 million and a net carrying value of $155.1 million, which represented approximately 20.3% of the Bank's total loan portfolio.

        Our loan portfolio at December 31, 2003 consisted primarily of mortgage assets secured by commercial or multi-family properties. Our gross outstanding loans at December 31, 2003, were composed of 67.6% commercial real estate loans, 28.3% multi-family residential mortgage loans, 3.1% mortgage loans secured by land, with the remaining 1.0% one-to-four family residential mortgage loans. Our commercial real estate loans consist primarily of loans to a wide variety of businesses which are secured by various types of commercial real estate.

        Information regarding our loan portfolio at and for the year ended December 31, 2003, is summarized in the table below:

	December 31,
	2003	2002	2001
	(in thousands)
Mortgage loans on real estate:
Commercial real estate	$120,317	$191,567	$106,291
Multi-family residential	50,390	77,598	55,868
One-to-four family residential	1,714	2,529	3,073
Land	5,481	5,821	1,214

	177,902	277,515	166,446
Secured commercial	—	—	—
Other	28	—	—

Total loans, gross	177,930	277,515	166,446
Less:
Non-amortizing discount	(1,524)	(8,158)	(6,062)
Amortizing discount	(17,962)	(23,926)	(8,257)
Net deferred loan fees	(92)	(112)	(92)
Allowance for loan losses	(3,281)	(7,354)	(4,659)

Loans, net	$155,071	$237,965	$147,376

        The following table sets forth certain information regarding the geographic location of properties securing the mortgage loans in the loan portfolio at December 31, 2003:

Location	Number of Loans	Principal Balance	Percentage of Total Principal Balance
	(dollars in thousands)
California	262	$79,074	44.45%
Florida	26	14,123	7.94
Massachusetts	39	11,039	6.21
New York	16	10,530	5.92
Connecticut	45	6,842	3.84
Nevada	5	5,637	3.17
Texas	15	5,506	3.09
New Hampshire	33	4,387	2.47
North Dakota	11	3,962	2.23
Missouri	8	3,394	1.91
All others	106	33,408	18.77

	566	$177,902	100.00%

        The substantial majority of the loans in our portfolio consist of loans purchased by the Bank from third parties. These loans are generally secured by commercial real estate, multi-family residential real estate, one-to-four family residential real estate or land. These loans were generally purchased at discounts from their then-outstanding principal balances and have been purchased from sellers in the financial services industry or government agencies. The Bank does not utilize any specific threshold underwriting criteria in evaluating individual loans or pools of loans for purchase, but rather evaluates each individual loan, if it is purchasing an individual loan, or a pool of loans, if it is purchasing a pool of loans, on a case-by-case basis in making a purchase decision as described in more detail below.

        Prior to acquiring any loan or portfolio of loans, the Bank's loan acquisition group conducts a comprehensive review and evaluation of each loan to be acquired in accordance with its credit policy for purchased loans. This review includes an analysis of information provided by the seller, including credit and collateral files, a review and valuation of the underlying collateral and a review, where applicable, of the adequacy of the income produced by the property to service the loan. This review is conducted by the Bank's in-house loan acquisition group, which includes credit analysts, real estate appraisers, an environmental department and legal counsel.

        The estimated fair value of the collateral is determined by the Bank's in-house appraisal group considering, among other factors, the type of property, its condition and location and its highest and best use. In many cases, real estate brokers and/or appraisers with specific knowledge of the local real estate market are also consulted. For larger loans, members of the Bank's in-house loan acquisition group typically visit the collateral, conduct a site inspection and conduct an internal rental analysis of similar commercial properties. The Bank also analyzes the capacity of the cash flows generated by the collateral to service the loan. The Bank also considers minimum debt service coverage ratios consisting of the ratio of net operating income to total principal and interest payments. New tax and title searches may also be obtained to verify the status of any prior liens on the collateral. The Bank's in-house environmental specialists review available information with respect to each property to assess potential environmental risk.

        Under the Bank's credit policy for purchased loans, all bids are subject to the approval of the chairman or president and any individual loan whose allocated purchase price exceeds $7.5 million is subject to approval by the Bank's loan and investment committee which consists of the Bank's chairman, president, two independent directors and certain officers of the Bank.

        The Bank has a number of asset managers that are divided into management teams. Loans are assigned to asset managers based on their size and performance status. Additionally, employees of the Bank's leasing subsidiary, Dolphin Capital Corp., assist in the servicing of smaller balance loans by making service calls when such loans become delinquent. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, the Bank promptly initiates collection activities. If a delinquent loan becomes non-performing, the Bank may pursue a number of alternatives with the goal of maximizing our overall return on each loan in a timely manner. During this period, we do not recognize interest income on such loans unless regular payments are being made. In instances when a loan is not returned to performing status, the Bank often seeks resolution through negotiating a discounted pay-off with borrowers, which may be accomplished through refinancing by the borrower with another lender, restructuring the loan to a level that is supported by existing collateral and debt service capabilities, or foreclosure and sale of the collateral.

        As servicing agent for our loan portfolio, the Bank will continue to monitor our loans through its review procedures and updated appraisals. Additionally, in order to monitor the adequacy of cash flows on income-producing properties, the Bank generally obtains financial statements and other information from the borrower and the guarantor, including, but not limited to, information relating to rental rates and income, maintenance costs and an update of real estate property tax payments.

        Conflicts of Interest.    Because our day-to-day business affairs are managed by the Bank, conflicts of interest arise from time to time between us and the Bank. These conflicts of interest relate to, among other things, the amount of the service and advisory fees paid to the Bank, the amount and type of loans acquired by us from the Bank or returned by us to the Bank, the terms of our guarantee of Bank obligations and the treatment of new business opportunities identified by the Bank. We and the Bank have adopted policies that all financial dealings between us will be fair to all parties and consistent with market terms.

        Board of Directors and Management.    Our Board of Directors is composed of six members. Three of our directors are independent under the standards promulgated by The Nasdaq Stock Market, Inc.

and two of these directors are independent of Capital Crossing Preferred because they are not and will not be employees or affiliates of Capital Crossing Preferred and are independent of the Bank because they are not and will not be officers, directors or affiliates of the Bank. Our Board of Directors is selected by the Bank as holder of all of our outstanding common stock. We currently have six officers, including three executive officers, but have no other employees and we do not anticipate that we will require additional employees. All of our day-to-day business affairs are managed by the Bank.

        Preferred Issues.    In February 1999, we completed the sale of 1,416,130 shares of our 9.75% non-cumulative exchangeable preferred stock, Series A, at an offering price of $10 per share. We received net proceeds of $12.6 million from the sale of the Series A preferred shares. In May 2001, we completed the sale of 1,840,000 shares of our 10.25% non-cumulative exchangeable preferred stock, Series C, at an offering price of $10 per share. We received net proceeds of $16.9 million from the sale of the Series C preferred shares. The Series D preferred shares offered by this prospectus will rank as to dividends and upon liquidation on an equal basis with the Series A preferred shares and the Series C preferred shares. See also "Description of the Series D Preferred Shares."

        Dividends.    In order to remain qualified as a REIT, we must pay an aggregate amount of dividends with respect to outstanding shares of our capital stock equal to at least 90% of our REIT taxable income, excluding capital gains, to our stockholders. Because in general it will be in our interest, and in the interests of our stockholders, to remain qualified as a REIT, this tax requirement creates a significant incentive to declare and pay dividends when we have sufficient resources to do so. The Bank, as holder of all of our common stock, controls the election of all of our directors and also has a significant interest in having full dividends paid on our preferred shares. This is because dividends cannot be paid on our common stock unless they are first paid on our preferred shares. To date, we have distributed the required amount of taxable income by payment of dividends on our capital stock.

        Subsequent to this offering, dividends on the Series D preferred shares will be paid on an equal basis with dividends on the Series A preferred shares and the Series C preferred shares, except that dividends on the Series D preferred shares are payable quarterly and the dividends on the Series A preferred shares and the Series C preferred shares are payable monthly. We anticipate that none of the dividends on the Series A preferred shares, the Series C preferred shares or the Series D preferred shares and none or no material portion of the dividends on the Series B preferred shares or the common stock will constitute non-taxable returns of capital.

        Dividends on the Series D preferred shares, like dividends on the Series A preferred shares and the Series C preferred shares, will be declared at the discretion of our Board of Directors after considering distributable funds, financial requirements, tax considerations and other factors. Although we can make no assurances, we expect that both our cash available for distribution and our REIT taxable income will exceed amounts needed to pay dividends on each of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares in the foreseeable future for the following reasons:

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  our loans are interest-earning and had a weighted average note rate of 5.83% at December 31, 2003;

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  the aggregate liquidation value of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares will represent approximately 27.3% of our total stockholders' equity;

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  we expect that our interest-earning assets will continue to exceed the liquidation preference of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares;

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  we have not yet incurred and do not currently intend to incur any interest-bearing liabilities;

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  we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio; and

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  to date, we have not failed to make any scheduled dividend payment on the Series A preferred shares or the Series C preferred shares.

        As long as we qualify as a REIT, dividends on the Series D preferred shares generally will not constitute "qualified dividend income" taxed, in the case of individuals through the end of 2008, at a maximum 15% rate. Rather, distributions on the Series D preferred shares out of our current or accumulated earnings and profits, other than capital gain dividends, will generally constitute ordinary income taxed at ordinary income rates.

Capital Crossing Bank

        General.    Capital Crossing Bank was organized as a Massachusetts-chartered trust company in December 1987, and commenced operations in February 1988. The Bank operates as a commercial bank primarily focused on purchasing commercial loans and originating and purchasing leases that finance the business activities of small companies and individuals. To the extent authorized by law, the Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The Bank conducts business from its executive and main office in downtown Boston, Massachusetts, through its website at http://www.capitalcrossing.com and through its leasing subsidiary in Moberly, Missouri.

        At December 31, 2003, the Bank had total assets of $1.0 billion, deposits of $745.7 million and stockholders' equity of $88.2 million. The FDIC has adopted requirements setting minimum standards for capital adequacy. For this purpose, a bank's assets are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets. A bank's capital, in turn, is divided into three tiers. Under current FDIC regulations, banks are required to comply with three minimum capital requirements: a Tier 1 leverage capital ratio, and two risk-based capital ratios. Depending upon a bank's total risk-based capital ratio, its Tier 1 risk-based capital ratio, its Tier 1 leverage capital ratio, as well as compliance with other regulatory requirements, the bank is deemed by the FDIC to be either well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized. At December 31, 2003, the Bank had a total risk-based capital ratio of 13.96%, a Tier 1 risk-based capital ratio of 12.70% and a Tier 1 leverage ratio of 12.19%, which is sufficient for the Bank to be qualified as well-capitalized.

        Giving effect to this offering, as of December 31, 2003, assuming net proceeds to us from the sale of the 1,500,000 shares offered hereby of $35.4 million after deducting the underwriters' discount of $1.5 million and estimated offering expenses of $650,000, the Bank's total risk-based capital would have been 17.50%, Tier 1 risk-based capital ratio would have been 12.21% and Tier 1 leverage ratio would have been 11.74%, assuming all of the net proceeds are invested for the entire period in assets bearing a 100% risk weighting. The Bank has received confirmation from the FDIC that it will be able to include a portion of the minority interest represented by the Series D preferred shares as Tier 1 capital and the remainder as Tier 2 capital. In future periods, a portion of this Tier 2 capital may become Tier 1 capital as the Bank increases its stockholders' equity through the retention of future earnings or if we redeem our preferred shares. See also "Information Regarding Capital Crossing Bank—Regulatory Capital Requirements."

        The Bank focuses on selected business lines that management has identified as having the potential to provide high levels of profitability consistent with prudent banking practices. These business lines include:

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  the acquisition of loans secured primarily by commercial real estate, multi-family residential real estate, one-to-four family residential real estate and other business assets from sellers in the financial services industry or government agencies, primarily at a discount from their then-outstanding principal balances; and

  •
  providing lease financing to businesses and individuals through its wholly-owned subsidiary, Dolphin Capital Corp.

        The Bank primarily utilizes a funding strategy of wholesale sources, such as brokered certificates of deposit, and borrowings from the Federal Home Loan Bank of Boston.

        As a majority-owned subsidiary of the Bank, our assets and liabilities and results of operations are consolidated with those of the Bank for the Bank's financial reporting and regulatory capital purposes. As such, loans acquired by us from the Bank will nevertheless be treated as assets of the Bank for purposes of compliance by the Bank with the FDIC's regulatory capital requirements and in the Bank's financial statements. Interest income on those loans will be treated as interest income of the Bank in the Bank's financial statements.

        The Bank's and Capital Crossing Preferred's executive offices are located at 101 Summer Street, Boston, Massachusetts 02110. Our telephone number is (617) 880-1000. The Bank's website can be found at http://www.capitalcrossing.com. The information contained on the Bank's website is not incorporated into this prospectus.

Ratio of Earnings to Fixed Charges

        The table below summarizes the ratio of earnings to fixed charges and preferred stock dividends for us and for the Bank as of December 31, 2003 on an actual basis, and as adjusted to give effect to the offering:

For the year ended December 31, 2003
	Actual	As Adjusted
Ratio of earnings to fixed charges and preferred stock dividends for Capital Crossing Preferred(1)	8.25x	4.28x
Ratio of earnings to fixed charges and preferred stock dividends for the Bank(2)	2.30x	2.10x

(1)
Capital Crossing Preferred did not have any fixed charges for the periods presented. For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings available to common stockholders plus preferred stock dividends.

(2)
For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of net income available to common stockholders plus pretax dividends on Capital Crossing Preferred's preferred stock, plus provision for income taxes plus interest expense. Fixed charges for the Bank consist of interest expense.

Reasons for the Offering

        We are undertaking the offering for the following reasons:

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  to raise additional capital for us to purchase additional mortgage assets;

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  for other general corporate purposes, including (1) the potential redemption of the Series A preferred shares, with the prior consent of the FDIC, which became subject to redemption by us on February 1, 2004 at a redemption price of $10.00 per share, or approximately $14.2 million in the aggregate, plus any accrued and unpaid dividends and (2) the potential redemption of the Series C preferred shares, with the prior consent of the FDIC, when they become subject to redemption by us on May 31, 2006 at a redemption price of $10.00 per share, or $18.4 million in the aggregate, plus any accrued and unpaid dividends; and

  •
  to enable the Bank to increase its regulatory capital as a result of the minority interest represented by the Series D preferred shares being included as Tier 1 or Tier 2 capital of the Bank under relevant regulatory capital guidelines, which will strengthen the Bank's capital base and thereby support its continued growth.

The Offering

Issuer	Capital Crossing Preferred Corporation, a Massachusetts corporation operating as a REIT and created for the purpose of acquiring and holding real estate mortgage assets.
Securities Offered	1,500,000 Series D preferred shares. We have granted the underwriters an option for 30 days to purchase up to an additional 225,000 Series D preferred shares at the initial public offering price solely to cover over-allotments, if any.
Ranking	The Series D preferred shares will rank as to dividends and upon liquidation on an equal basis with the Series A preferred shares and the Series C preferred shares and senior to our common stock and Series B preferred shares. As a holder of Series D preferred shares, you will share in dividends on a pro rata basis with holders of the outstanding Series A preferred shares and Series C preferred shares and you will receive full dividends prior to the holders of common stock and Series B preferred shares. In a liquidation you will have the right to claim to receive your full liquidation preference plus accrued and unpaid dividends, for the quarter in which the liquidation occurs, on a pro rata basis with the holders of the Series A preferred shares and the Series C preferred shares and prior to the holders of common stock and Series B preferred shares. Additional shares of preferred stock ranking senior to the Series A preferred shares, the Series C preferred shares or the Series D preferred shares as to dividends and upon liquidation may not be issued without the approval of holders of at least two-thirds of each of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares. Additional shares of preferred stock ranking on a parity with the Series A preferred shares, the Series C preferred shares or the Series D preferred shares may be issued without the approval of the holders of our Series A preferred shares, Series C preferred shares or Series D preferred shares but may not be issued without the approval of a majority of our independent directors.

Dividends
Dividends on the Series D preferred shares are payable quarterly at the rate of 8.50% per annum of the liquidation preference (or $2.125 per share per annum), if, when and as declared by our Board of Directors. If declared, dividends for each quarterly period are payable on each April 15, July 15, October 15 and January 15, commencing on July 15, 2004. Dividends accrue in each quarterly dividend period from the first day of such period, whether or not dividends are paid with respect to the preceding quarterly dividend period. Dividends on the Series D preferred shares are not cumulative. Accordingly, if no dividends, or less than full dividends, are declared on the Series D preferred shares for a quarterly dividend period, you will have no right to receive the amount of any undeclared dividends for that period, and we will have no obligation to pay undeclared dividends for that period, whether or not dividends are declared and paid for any future period with respect to the Series A preferred shares, the Series C preferred shares, the Series D preferred shares or the common stock. If full dividends on the Series D preferred shares for the then-current quarterly dividend period have not been paid or declared and set apart for payment, we will be prohibited from paying dividends on our common stock and the Series B preferred shares. Notwithstanding the foregoing, in order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income, excluding capital gains, to our stockholders.

Under a Dividend Restriction Agreement, to be dated as of May 11, 2004, between us and the Bank, the Bank will agree that so long as any of the Series D preferred shares are outstanding, the Bank will not declare, pay or set aside for payment any dividends or other distributions on any of its outstanding common or preferred stock (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, such common or preferred stock, as the case may be) or repurchase or redeem any of its common or preferred stock, whenever, in each case full dividends on all of the outstanding Series D preferred shares have not been declared, paid or irrevocably set aside for payment, when due, for any dividend period, until dividends for at least four consecutive dividend periods have been fully paid or set aside for payment on the outstanding Series D preferred shares; provided, however, that this provision will not apply to dividends or other distributions declared, paid or set aside for payment on the preferred shares of the Bank issued in exchange for our preferred stock.
Liquidation Preference	The liquidation preference for each Series D preferred share is $25.00, plus any accrued and unpaid dividend for the quarter in which the liquidation occurs.

Redemption
The Series D preferred shares are not redeemable prior to July 15, 2009, except upon the occurrence of a change in the tax laws, or regulations or administrative interpretations that creates more than an insubstantial risk that dividends on our capital stock are not or will not be fully deductible for United States income tax purposes or that we become or will become subject to more than a de minimis amount of taxes. On and after July 15, 2009, the Series D preferred shares may be redeemed for cash at our option, in whole or in part, at any time or from time to time on not less than 30 days' nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus the accrued and unpaid dividend for the quarter in which the redemption occurs to the date of redemption, if any. Any redemption of the Series D preferred shares is subject to the prior approval of the FDIC. The Series A preferred shares became subject to redemption on February 1, 2004 and the Series C preferred shares are subject to redemption by us beginning on May 31, 2006, or earlier under similar circumstances with respect to a change in the tax laws.
Automatic Exchange
Each Series D preferred share will be exchanged automatically for one-hundredth of one preferred share of the Bank having substantially equivalent terms if the FDIC directs such an exchange in the event the Bank becomes undercapitalized under applicable regulations, the Bank is placed into bankruptcy, reorganization, conservatorship or receivership or the FDIC, in its sole discretion, anticipates the Bank becoming undercapitalized in the near term. Similar exchange provisions apply to the Series A preferred shares and the Series C preferred shares.
Voting Rights	Holders of Series D preferred shares will not have any voting rights, except as set forth below and as otherwise expressly required by law. On any matter on which holders of the Series A preferred shares and the Series C preferred shares may vote, each Series D preferred share will be entitled to one vote. Additional shares of preferred stock ranking senior to the Series D preferred shares may not be issued and changes to the provisions of our restated articles of organization that adversely affect the rights of the holders of Series D preferred shares may not be made without the approval of the holders of at least two-thirds of the outstanding Series D preferred shares. If we fail to pay or set aside for payment a full quarterly dividend on our Series D preferred shares for six consecutive quarterly dividend periods, the holders of Series D preferred shares will have the right to elect two additional directors to our Board of Directors. In addition, we may not incur indebtedness in excess of 100% of our total stockholders' equity without the approval of the holders of all of the outstanding Series D preferred shares.

Covenants	Our restated articles of organization provide certain covenants in favor of the holders of the Series D preferred shares. Specifically, we agree that so long as the Series D preferred shares are outstanding, we will not, without the approval of the holders of at least two-thirds of the outstanding Series D preferred shares, except if required by federal or state banking authorities or if necessary to maintain our REIT status: (1) consolidate, merge or reclassify with or into another person, or enter into a share exchange with another person, except under certain conditions; (2) permit a state of affairs to exist where the Bank, directly or through one or more affiliates, at any time fails to own a majority of our common stock; (3) make any payment, in cash or in kind, with respect to any of our indebtedness to the Bank, or any direct or indirect subsidiary or affiliate of the Bank (other than us), (A) at any time when any dividends that were declared on the Series D preferred shares will not have been paid on the related dividend payment date, until all such dividends have been paid or set aside for payment, or (B) in anticipation of our voluntary or involuntary liquidation, dissolution, or winding up; or (4) transfer any such indebtedness to an unaffiliated third party. See "Description of the Series D Preferred Shares—Covenants."
Ownership Limits	Beneficial ownership by a person or group of persons of more than 9.8% of any class or series of our stock, including the Series A preferred shares, the Series C preferred shares and the Series D preferred shares, is restricted in order to preserve our status as a REIT for federal income tax purposes.
Listing	The Series D preferred shares have been approved for listing on The Nasdaq National Market under the trading symbol "CCPCN." We expect trading of the Series D preferred shares to begin within 30 days after they are first issued.
Use of Proceeds	We currently anticipate using the net proceeds from the offering to acquire additional mortgage assets or other REIT-qualified assets, and for general corporate purposes, including (1) the potential redemption of the Series A preferred shares, with the prior consent of the FDIC, which became subject to redemption on February 1, 2004, and (2) the potential redemption of the Series C preferred shares, with the prior consent of the FDIC, when they become subject to redemption by us on May 31, 2006. None of the net proceeds will be distributed to the Bank for the purpose of increasing the amount of the Bank's Tier 1 capital, however, a portion of the minority interest represented by Series D preferred shares will serve to increase the amount of the Bank's Tier 1 capital and the remainder will increase its Tier 2 capital, which will strengthen the Bank's capital base and thereby support its continued growth.
Settlement	We expect that delivery of the Series D preferred shares will be made to purchasers on or about May 11, 2004.

Summary of Risk Factors

        A purchase of Series D preferred shares is subject to a number of risks described in more detail under "Risk Factors" commencing on page 18. These risks include:

  •
  Your Series D preferred shares will be automatically exchanged for preferred shares of the Bank at the direction of the FDIC if:

  •
  the Bank becomes undercapitalized;

  •
  the Bank is placed into bankruptcy, reorganization, conservatorship or receivership; or

  •
  the FDIC determines that the Bank may in the near term become undercapitalized.

  •
  Upon such an exchange, you would have an investment in the Bank and not in us at a time when the Bank's financial condition is deteriorating and you likely would receive substantially less than you would have received if we were liquidated or placed in receivership. In fact, you may not receive anything for your preferred shares of the Bank.

  •
  Because of our obligations to our creditors and because holders of Series A preferred shares and Series C preferred shares rank as to dividends and upon liquidation equal to the Series D preferred shares, we may not be able to make dividend or liquidation payments to you. As of December 31, 2003, we had approximately $132,000 in outstanding accounts payable and other liabilities which would rank senior to the Series D preferred shares upon our liquidation. We also have guaranteed all of the obligations of the Bank under advances the Bank may receive from time to time from the Federal Home Loan Bank of Boston, and have agreed to pledge a significant amount of our assets in connection with those advances. This guarantee would rank senior to the Series D preferred shares upon liquidation.

  •
  As a subsidiary of the Bank, federal and state regulators of the Bank can restrict our ability to transfer assets, to make dividends to the holders of the Series D preferred shares, or to redeem the Series D preferred shares.

  •
  Dividends on the Series D preferred shares will not be cumulative. Consequently, if our Board of Directors does not declare a dividend on the Series D preferred shares for any quarterly period, you will not be entitled to receive such dividend whether or not funds are or subsequently become available. Our Board of Directors may also determine, in its business judgment, that it would be in our best interest to pay less than the full amount of the stated dividends on the Series D preferred shares even if funds are available.

  •
  Risks associated with mortgage loans generally, and particularly the geographic concentration of our loan portfolio at December 31, 2003 in California and New England, could adversely affect our mortgage assets and the value of the Series D preferred shares. The quality of our loan portfolio depends upon, among other things, the cash flow of borrowers, regional economic conditions and commercial and multi-family real estate values.

  •
  67.6% of our loan portfolio is made up of commercial mortgage loans which are riskier than other types of loans.

  •
  We are dependent in virtually every phase of our operations, including the servicing of our loan portfolio, on the diligence and skill of the officers and employees of the Bank. We do not have any employees because we have retained the Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement. All of our officers are also officers of the Bank. We estimate that these officers will devote between 5% and 10% of their time to managing our business.

  •
  Because of the relationship between us and the Bank, conflicts of interest will exist between us and the Bank concerning our acquisition from or disposition to the Bank of mortgage assets, the servicing of our mortgage assets by the Bank, modification of the advisory agreement or master service agreement and the terms of our guarantee of Bank obligations.

  •
  Our Board of Directors has broad discretion to revise our investment and operating strategies without stockholder approval. The Bank, as holder of all of our common stock, controls the election of all of our directors, including our independent directors.

  •
  Prior to this offering, there has been no public market for the Series D preferred shares. The Series D preferred shares have been approved for listing on The Nasdaq National Market, but we cannot assure you that an active trading market for the Series D preferred shares will develop or be sustained. If such a market were to develop, the prices at which the Series D preferred shares may trade will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities.

  •
  If we fail to maintain our status as a REIT for federal income tax purposes, we will be subject to corporate income tax, reducing our earnings available for distribution.

RECENT DEVELOPMENTS

        On April 15, 2004, the Bank reported consolidated net income of $5.2 million, or $1.32 per diluted share, for the first quarter of 2004, compared to a consolidated net loss of $408,000, or $0.11 per diluted share, for the same period in 2003. The loss in the first quarter of 2003 included the following: income of $0.43 per diluted share from the sale of the Bank's Chestnut Hill branch office and substantially all of the Bank's retail deposits; and a loss of $1.31 per diluted share due to a provision of $5.4 million for additional state taxes as a result of legislation enacted in Massachusetts on March 5, 2003. Exclusive of these items, the Bank's earnings were $0.77 per diluted share for the first quarter of 2003. The Bank's book value per share increased 6%, from $26.81 at December 31, 2003 to $28.32 at March 31, 2004. Additionally, return on stockholders' equity increased to 22.95% for the first quarter of 2004, from negative 2.12% for the same period in 2003.

        In the first quarter of 2004, the Bank purchased loans with outstanding principal balances of $18.9 million for a purchase price of $19.0 million, compared to the same period in 2003, when the Bank purchased loans with outstanding principal balances of $178.6 million for a purchase price of $102.3 million. While the Bank's in-house acquisition team of credit analysts, real estate appraisers, environmental specialists and legal counsel regularly review available loan portfolios, in some cases the Bank will decline to bid on a portfolio if management is not satisfied with the results of the due diligence review. In other instances, due to the competitive marketplace, the Bank may be outbid by other purchasers. Each loan within a pool is priced individually and may be purchased at a discount, at a premium or at par to the individual contractual balance.

        The Bank recognized approximately $7.4 million of accelerated interest income associated with loan and lease payoffs and $775,000 in gains on sales of loans in the first quarter of 2004. By contrast, in the first quarter of 2003, the Bank recognized approximately $5.2 million of accelerated interest income associated with loan and lease pay-offs and $1.1 million in gains on sales of loans. In addition to the accelerated interest income recognized on loan and lease pay-offs, the Bank recorded a $1.3 million net credit provision for loan and lease losses in the first quarter of 2004 because loans and leases acquired in recent years have continued to perform and be paid-off above initial expectations.

        The measurement of the Bank's net income exclusive of the gain from the sale of the branch office and retail deposits and the loss from the provision for additional state taxes was determined by a method other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Bank believes that this supplemental information is essential to a proper understanding of its operating results as these events have not occurred in the past and the Bank does not expect these items to occur in the future. However, such disclosure should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures which may be presented by other companies.

        The following table summarizes the Bank's operating results for the first quarter of 2004 compared to the first quarter of 2003, as well as the period ended December 31, 2003 balance sheet.

Capital Crossing Bank and Subsidiaries
Consolidated Financial Highlights
(Unaudited)

	March 31, 2004	March 31, 2003
	(dollars in thousands, except per share data)
Operating Data:
Interest income	$24,566	$22,076
Interest expense	(7,166)	(8,201)

Net interest income	17,400	13,875
Credit (provision) for loan and lease losses	1,308	(375)

Net interest income, after credit (provision) for loan and lease losses	18,708	13,500
Gain on sale of deposits and branch, net	—	3,160
Gains on sales of loans	775	1,118
Other income	527	425
Operating expenses	(9,864)	(8,499)

Income before income taxes, minority interest and dividends on REIT preferred stock	10,146	9,704
Provision for income taxes	(4,396)	(9,604)
Minority interest, net of taxes	(77)	(39)
Dividends on REIT preferred stock, net of taxes	(470)	(469)

Net income (loss)	$5,203	$(408)

Earnings (loss) per share:
Basic	$1.56	$(0.11)
Diluted	1.32	(0.11)
Selected Operating Ratios (annualized):
Return on average assets	2.13%	(0.16)%
Return on average stockholders' equity	22.95	(2.12)
Net interest margin	7.36	5.53
	March 31, 2004	December 31, 2003
	(dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$959,120	$1,028,526
Loans and leases:	$911,079	$978,111
Non-amortizing discount	(56,907)	(79,107)
Amortizing discount	(85,520)	(90,043)
Allowance for loan and lease losses	(17,890)	(19,667)
Net deferred loan and lease income	(14,347)	(14,358)

Loans and leases, net	$736,415	$774,936

Deposits	$678,055	$745,728
Borrowed funds	141,571	143,513
REIT preferred stock	29,503	29,503
Stockholders' equity	95,206	88,183
Book value per common share	$28.32	$26.81
Tangible book value per common share	27.02	25.48
Selected Other Information:
Total non-performing assets, net as a percent to total assets	1.67%	1.73%
Allowance for loan and lease losses as a percent of loans and leases, net of discount and deferred income	2.37	2.48
Allowance for loan and lease losses as a percent of net non-performing loans and leases	179.62	129.52

SELECTED FINANCIAL DATA

        The following table presents selected financial and other data of Capital Crossing Preferred Corporation at the dates and for the periods indicated. The selected financial and other data as of and for the year ended December 31, 1999 have been derived from our audited financial statements, audited by our prior independent public accountants. The selected financial and other data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 have been derived in part from our audited financial statements, audited by KPMG LLP, independent public accountants. The selected financial and other data set forth below should be read in conjunction with, and are qualified in their entirety by, our financial statements, including the related notes, included elsewhere in this prospectus and in our Annual Reports on Form 10-K for the years ended December 31, 1999 through 2003.

As of and for the Year Ended December 31,
2003	2002	2001	2000	1999
(dollars in thousands)
Balance Sheet Data:
Total assets	$221,853	$331,994	$236,365	$219,183	$168,873
Loans, gross	$177,930	$277,515	$166,446	$178,455	$150,921
Total discount	(19,486)	(32,084)	(14,319)	(11,966)	(12,862)
Allowance for loan losses	(3,281)	(7,354)	(4,659)	(3,795)	(2,855)
Deferred loan fees	(92)	(112)	(92)	(82)	(41)

Loans, net	$155,071	$237,965	$147,376	$162,612	$135,163

Cash and cash equivalents	$65,845	$92,710	$87,989	$55,312	$32,333
Stockholders' equity	221,430	331,559	235,948	218,907	168,667
Non-performing loans, net	$17	$1,621	$153	$220	$1,115
Other real estate owned, net	—	—	—	—	434

Total non-performing assets, net	$17	$1,621	$153	$220	$1,549

Statement of Income Data:
Interest income	$21,113	$25,461	$23,598	$22,762	$19,987
Credit for loan losses	3,910	1,500	—	—	—
Other income	3,088	2,512	236	163	—
Operating expenses	(531)	(753)	(498)	(343)	(127)

Net income	27,580	28,720	23,336	22,582	19,860
Preferred stock dividends	(3,342)	(3,342)	(2,562)	(1,459)	(1,338)

Net income available to common stockholder	$24,238	$25,378	$20,774	$21,123	$18,522

Ratio of earnings to fixed charges and preferred stock dividends	8.25	x	8.59	x	9.11	x	15.48	x	14.84	x
Selected Other Information:
Non-performing assets, net, as a percent of total assets	0.01%	0.49%	0.06%	0.10%	0.92%
Non-performing loans, net, as a percentage of loans, net of discount and deferred loan income	0.01	0.66	0.10	0.13	0.81
Total discount as a percent of gross loans	10.95	11.56	8.60	6.71	8.52
Allowance for loan losses as a percent of total loans, net of discount and deferred loan fees	2.07	3.00	3.06	2.28	2.07
Allowance for loan losses as a percent of non-performing loans, net	19,300.00	453.67	3,045.10	1,725.00	256.05

        The following tables present selected consolidated financial and other data of Capital Crossing Bank at the dates and for the periods indicated. The selected consolidated financial and other data as of and for the year ended December 31, 1999 have been derived from financial statements audited by the Bank's prior independent public accountants. The selected consolidated financial and other data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 have been derived from financial statements audited by KPMG LLP, independent public accountants. The selected consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by, the consolidated financial statements of the Bank, including the related notes set forth in the attached Form 10-K of Capital Crossing Bank and its Annual Reports on Form 10-K for the years ended December 31, 1999 through 2003.

	As of and For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$1,028,526	$933,127	$1,054,698	$771,484	$639,856
Loans, gross	$876,159	$784,055	$789,873	$556,473	$453,765
Total discount	(167,163)	(128,061)	(119,733)	(43,397)	(46,710)
Deferred loan income	(190)	(206)	(290)	(297)	(120)

Loans, net of discount and deferred loan fees	708,806	655,788	669,850	512,779	406,935
Direct finance leases	85,797	86,611	57,045	53,259	47,690
Allowance for loan and lease losses	(19,667)	(24,799)	(23,285)	(12,818)	(9,810)

Total loans and leases, net	$774,936	$717,600	$703,610	$553,220	$444,815

Short-term investments	$144,160	$151,213	$246,285	$118,345	$79,362
Securities available for sale	60,916	6,104	59,675	57,733	72,362
Total deposits	745,728	677,993	694,389	673,891	541,521
Borrowed funds	143,513	130,992	243,117	2,721	—
REIT preferred stock (1)	29,503	29,503	29,503	12,636	12,690
Stockholders' equity	88,183	80,040	71,733	68,410	72,740
Non-performing loans, net	$14,953	$7,317	$4,965	$1,993	$9,073
Non-performing leases, net	231	—	—	—	—
Other real estate owned, net	1,747	4,114	833	1,025	1,458
Property in possession	900	—	—	—	—

Total non-performing assets, net	$17,831	$11,431	$5,798	$3,018	$10,531

Book value per common share	$26.81	$21.72	$18.19	$15.62	$12.33
Tangible book value per common share	25.48	20.53	17.08	14.56	11.49
Selected Other Information:
Non-performing assets, net, as a percentage of total assets	1.73%	1.23%	0.55%	0.39%	1.65%
Non-performing loans, net, as a percentage of loans, net of discount and deferred loan income	2.11	1.12	0.74	0.39	2.23
Non-performing leases, net, as a percentage of direct finance leases	0.27	—	—	—	—
Total discount on loans as a percentage of gross loans	19.08	16.33	15.16	7.80	10.29
Allowance for loan and lease losses as a percentage of loans and leases, net of discount and deferred income	2.48	3.34	3.20	2.26	2.16
Allowance for loan and lease losses as a percentage of non-performing loans and leases, net	129.52	338.92	468.98	643.15	108.12
Capital Ratios:
Average stockholders' equity to average assets	8.42%	8.57%	7.84%	10.12%	10.79%
Tangible capital to assets	8.15	8.11	6.39	8.27	10.60
Tier 1 leverage capital (1)	12.19	11.22	8.87	10.48	13.96
Tier 1 risk-based capital (1)	12.70	12.52	12.17	12.26	14.78
Total risk-based capital (1)	13.96	13.80	13.44	13.52	16.03

For the Year Ended December 31,
2003	2002	2001	2000	1999
(dollars in thousands, except per share data)
Statement of Income Data:
Interest income	$85,826	$83,153	$87,214	$78,502	$58,878
Interest expense	(29,550)	(32,159)	(41,032)	(38,132)	(23,183)

Net interest income	56,276	50,994	46,182	40,370	35,695
Credit (provision) for loan and lease losses	2,997	402	(1,100)	(1,587)	(2,378)

Net interest income after credit (provision) for loan and lease losses	59,273	51,396	45,082	38,783	33,317
Service fees	632	301	815	682	884
Gain (loss) on sales of securities, net	—	745	248	(43)	—
Gain on sales of loans and leases	19,259	3,997	2,022	2,586	1,039
Gain on sales of deposits and branch, net	3,160	—	—	—	—
Miscellaneous income	1,049	574	1,009	586	562
Operating expenses	(37,240)	(31,416)	(29,042)	(25,321)	(23,168)

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	46,133	25,597	20,134	17,273	12,634
Provision for income taxes	(23,876)	(9,731)	(7,329)	(6,326)	(4,619)
Minority interest, net of taxes	(243)	(455)	—	—	—
Dividends on REIT preferred stock, net of taxes (1)	(1,878)	(2,127)	(1,619)	(904)	(826)

Net income before cumulative change in accounting principle	20,136	13,284	11,186	10,043	7,189
Dividends on Capital Crossing preferred stock	—	—	—	—	(31)
Cumulative effect of change in accounting principle	—	306	—	—	—

Net income available to common stockholders	$20,136	$13,590	$11,186	$10,043	$7,158

Net income per share:
Basic	$5.89	$3.57	$2.69	$1.84	$1.47
Diluted	5.05	3.16	2.43	1.77	1.37
Weighted average shares outstanding:
Basic	3,419	3,810	4,159	5,448	4,858
Diluted	3,986	4,304	4,603	5,682	5,213
Selected Operating Ratios:
Return on average assets	2.14%	1.53%	1.26%	1.40%	1.43%
Return on average stockholders' equity	25.36	17.89	16.05	13.84	13.21
Interest rate spread	5.71	5.33	4.74	5.27	7.21
Net interest margin	6.13	5.88	5.33	5.91	7.70
Non-interest income to average assets	2.56	0.63	0.46	0.53	0.49
Operating expenses to average assets	3.95	3.55	3.27	3.53	4.59
Efficiency ratio (2)	50.59	55.71	57.07	60.65	65.64
Ratio of earnings to fixed charges	2.30	x	1.63	x	1.41	x	1.40	x	1.48	x

(1)
On February 12, 1999, we completed the sale of 1,416,130 shares of non-cumulative exchangeable preferred stock, Series A, with a dividend rate of 9.75%. On May 31, 2001, we completed the sale of 1,840,000 shares of non-cumulative exchangeable preferred stock, Series C, with a dividend rate of 10.25%. The net proceeds raised as a result of our preferred stock offerings are reflected on the Bank's balance sheet as REIT preferred stock. The Bank includes a portion of these proceeds in Tier 1 and total capital, subject to certain limitations.

(2)
The efficiency ratio represents operating expenses, excluding net gains on sales of other real estate owned, provisions for losses on other real estate owned, write-downs of impaired premises and equipment and amortization of goodwill, as a percentage of net interest income plus other income less gain on sale of deposits and branch, net.

RISK FACTORS

        You should carefully consider the following risks, as well as the risks relating to the Bank and the preferred shares of the Bank contained in the attached offering circular, before purchasing the Series D preferred shares.

A decline in the Bank's capital levels may result in your Series D preferred shares being subject to automatic exchange into preferred shares of the Bank

        The returns from your investment in the Series D preferred shares will depend to a significant extent on the performance and capital of the Bank. A significant decline in the performance and capital levels of the Bank or the placement of the Bank into bankruptcy, reorganization, conservatorship or receivership could result in the automatic exchange of your Series D preferred shares for preferred shares of the Bank, which would represent an investment in the Bank and not in us. Under these circumstances:

  •
  you would be a preferred stockholder of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into bankruptcy, reorganization, conservatorship or receivership and, accordingly, it is unlikely that the Bank would be in a financial position to pay any dividends on the preferred shares of the Bank. An investment in the Bank is also subject to risks that are distinct from the risks associated with an investment in us. For example, an investment in the Bank would involve risks relating to the capital levels of, and other federal and state regulatory requirements applicable to, the Bank, and the performance of the Bank's overall loan portfolio and other business lines. The Bank also has significantly greater liabilities and significantly less stockholders' equity than we do;

  •
  if a liquidation of the Bank occurs, the claims of depositors and creditors of the Bank and of the FDIC would have priority over your claims as a holder of the preferred shares of the Bank, and therefore, you likely would receive, if anything, substantially less than you would receive had the Series D preferred shares not been exchanged for preferred shares of the Bank. In addition, claims of holders of our Series A preferred shares and our Series C preferred shares would be treated on an equal basis with claims of the holders of Series D preferred shares;

  •
  the exchange of the Series D preferred shares for preferred shares of the Bank would be a taxable event to you under the Internal Revenue Code, and you would incur a gain or a loss, as the case may be, measured by the difference between your basis in the Series D preferred shares and the fair market value of the Bank preferred shares received in the exchange; and

  •
  our Series A preferred shares and our Series C preferred shares also have a similar exchange feature whereby, under the circumstances described above, the FDIC can require an exchange of the Series A preferred shares and/or the Series C preferred shares for preferred shares of the Bank at the same time as the Series D preferred shares are exchanged for preferred shares of the Bank. As a result, you would share any amounts available for distribution on a pro rata basis with the holders of the Series A preferred shares and the Series C preferred shares.

Because of our obligations to creditors and holders of securities ranking equal to the Series D preferred shares, we may not be able to make dividend or liquidation payments to you

        The Series D preferred shares rank:

  •
  junior to our borrowings, any claims of the Federal Home Loan Bank of Boston for amounts due or which may become due under our guarantee of the Bank's obligations to the FHLBB and any other obligations to our creditors upon our liquidation. As of December 31, 2003, the Bank had $129.0 million in outstanding FHLBB borrowings;

  •
  equal to our Series A preferred shares and our Series C preferred shares with regard to payment of dividends and amounts upon liquidation; and

  •
  senior to our common stock and our Series B preferred shares with regard to payment of dividends and amounts upon liquidation.

        If we incur significant indebtedness, we may not have sufficient funds to make dividend or liquidation payments on the Series D preferred shares. Upon our liquidation our obligations to our creditors would rank senior to the Series D preferred shares. At December 31, 2003, we had approximately $132,000 in accounts payable and other liabilities which, upon our liquidation, would be required to be paid before any payments could be made to holders of the Series D preferred shares. In addition, upon declaration of a dividend, or liquidation, dissolution or winding up, we are required to pay to the holders of the Series A preferred shares and the Series C preferred shares at the same time and in the same pro rata amounts as you. Consequently, if we do not have sufficient funds to pay scheduled dividends to the holders of the Series A preferred shares, the holders of the Series C preferred shares, and the holders of the Series D preferred shares, we may not declare or pay the full amount of our scheduled dividends. Similarly, upon our liquidation, dissolution or winding up, if we do not have sufficient funds to pay the full liquidation amount to the holders of the Series A preferred shares, the holders of the Series C preferred shares, and the holders of the Series D preferred shares, such holders will share ratably in any distribution in proportion to the full liquidation amount to which they otherwise would be entitled and you may receive less than the $25.00 per share liquidation amount.

        The terms of the Series D preferred shares limit our ability to incur debt in excess of 100% of our stockholders' equity without the approval of the holders of all of the outstanding Series D preferred shares but do not require that we obtain the approval of the holders of the Series D preferred shares to issue additional series of preferred shares which rank equal to the Series D preferred shares as to payment of dividends or amount upon liquidation. As a result, subject to these limitations, we may incur obligations which may further limit our ability to make dividend or liquidation payments in the future.

Bank regulators may limit our ability to implement our business plan and may restrict our ability to pay dividends

        Because we are a subsidiary of the Bank, federal and state regulatory authorities will have the right to examine us and our activities and under certain circumstances, to impose restrictions on the Bank or us which could impact our ability to conduct our business according to our business plan, which could materially adversely affect our financial condition and results of operations:

  •
  if the Bank's regulators determine that the Bank's relationship to us results in an unsafe and unsound banking practice, the regulators could restrict our ability to transfer assets, to make distributions to our stockholders, including dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares, or to redeem the Series A preferred shares, the Series C preferred shares and the Series D preferred shares or even require the Bank to sever its relationship with or divest its ownership interest in us. Such actions could potentially result in our failure to qualify as a REIT.

  •
  payment of dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares could also be subject to regulatory limitations if the Bank becomes undercapitalized. The Bank will be deemed undercapitalized if its total risk-based capital ratio is less than 8.0%, its Tier 1 risk-based capital ratio is less than 4.0% or its Tier 1 leverage ratio is less than 4.0%. If the Bank becomes undercapitalized or the FDIC anticipates that it will become undercapitalized, the FDIC may direct the automatic exchange of the Series D preferred shares for Series E preferred shares of the Bank. At December 31, 2003, the Bank had a total risk-based capital ratio of 13.96%, a Tier 1 risk-based capital ratio of 12.70% and a Tier 1 leverage ratio of 12.19%, which is sufficient for the Bank to be considered well-capitalized.

    Giving effect to this offering, as of December 31, 2003, assuming net proceeds to us from the sale of the 1,500,000 shares offered hereby of $35.4 million after deducting the underwriters' discount of $1.5 million and estimated offering expenses of $650,000, the Bank's total risk-based capital would have been 17.50%, Tier 1 risk-based capital ratio would have been 12.21% and Tier 1 leverage ratio would have been 11.74%, assuming all of the net proceeds are invested for the entire period in assets bearing a 100% risk weighting. As part of its common stock repurchase program, the Bank has agreed with the FDIC to maintain, for so long as the repurchase program continues, a Tier 1 leverage ratio of at least 8.00% as well as remaining well-capitalized. We cannot assure you that the Bank will be well-capitalized under applicable regulations as of any future date, which is required in order to continue to repurchase common stock, but which is not a condition to the payment of dividends on the preferred shares. For purposes of calculating these capital ratios as a percentage of the Bank's risk-weighted assets, as opposed to its total assets, the Bank's assets are assigned to risk categories based on the relative credit risk of the asset in question. These risk weights consist of 0% for assets deemed least risky such as cash, claims backed by the full faith and credit of the U.S. government, and balances due from Federal Reserve banks; 20% for assets deemed slightly more risky such as portions of obligations conditionally guaranteed by the U.S. government or federal funds sold; 50% for assets deemed still more risky such as government issued-revenue bonds, one-to-four family residential first mortgage loans; and well-collateralized multi-family residential first mortgage loans, and 100% for all other assets, including private sector loans such as commercial mortgage loans as well as bank-owned real estate. See "Information Regarding Capital Crossing Bank—Regulatory Capital Requirements."

  •
  while we believe that dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares should not be considered distributions by the Bank, the FDIC may not agree with this position. Under FDIC regulations on capital distributions, the ability of the Bank to make a capital distribution varies depending primarily on the Bank's earnings and regulatory capital levels. Capital distributions are defined to include payment of dividends, stock repurchases, cash-out mergers and other distributions charged against the capital accounts of an institution. The FDIC could limit or prohibit the payment of dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares if it determines that the payment of those dividends is a capital distribution by the Bank and that the Bank's earnings and regulatory capital levels are below specified levels.

The Series D preferred shares are not guaranteed by the Bank and the Bank is not obligated to provide capital support to enable us to pay dividends

        The Series D preferred shares do not constitute an obligation or equity security of the Bank, unless and until exchanged for preferred shares of the Bank pursuant to an automatic exchange, or any other affiliate of the Bank. In particular, the Bank does not guarantee that we will declare or pay any dividends, nor is the Bank obligated to provide additional capital or other support to us to enable us to pay dividends in the event our assets and results of operations are insufficient for such purpose. The Series D preferred shares are not exchangeable for preferred shares of the Bank prior to any required automatic exchange. No holder of the Series D preferred shares will have the right to require us to exchange such holder's Series D preferred shares for preferred shares of the Bank.

You are not entitled to receive dividends unless declared by our Board of Directors

        Dividends on the Series D preferred shares are not cumulative. Consequently, if our Board of Directors does not declare a dividend on the Series D preferred shares for any quarterly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our Board of Directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends or no dividends on the Series D preferred shares for any quarter even though funds are available. In making this determination, our Board of Directors would consider our financial condition and capital needs, the impact of current or pending legislation and regulations and general economic conditions and our continued qualification as a REIT.

We do not have insurance to cover our exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by our standard hazard insurance policies

        We do not normally obtain general credit enhancements such as mortgagor bankruptcy insurance or obtain special hazard insurance for our mortgage assets, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. Accordingly, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods, that are not covered by standard hazard insurance. A significant number of loans acquired in recent years are loans that were originated under the Small Business Administration's disaster relief program. These loans are typically loans made to small businesses and individuals for the purpose of assisting those who have been the victims of a disaster and may be located in an area prone to such disasters. In the event of a default on any mortgage loan held by us resulting from declining property values or worsening economic conditions, among other factors, we would bear the risk of loss of principal to the extent of any deficiency between (1) the value of the related mortgaged property, plus any payments from an insurer or guarantor in the case of commercial mortgage loans, and (2) the amount owing on the mortgage loan.

Our results will be affected by factors beyond our control

        Our mortgage loan portfolio is subject to local economic conditions which could affect the value of the real estate assets underlying our loans and therefore, our results of operations will be affected by various conditions in the real estate market, all of which are beyond our control, such as:

  •
  local and other economic conditions affecting real estate values;

  •
  the continued financial stability of a borrower and the borrower's ability to make mortgage payments;

  •
  the ability of tenants to make lease payments;

  •
  the ability of a property to attract and retain tenants, which may in turn be affected by local conditions, such as oversupply of space or a reduction in demand for rental space in the area;

  •
  interest rate levels and the availability of credit to refinance mortgage loans at or prior to maturity; and

  •
  increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations.

Our loans are concentrated in California and New England and adverse conditions in those markets could adversely affect our operations

        Properties underlying our current mortgage assets are concentrated primarily in California and New England. As of December 31, 2003, approximately 44.5% of the balances of our mortgage loans were secured by properties located in California and 14.5% in New England. Adverse economic, political or business developments or natural hazards may affect these areas and the ability of property owners in these areas to make payments of principal and interest on the underlying mortgages. If either region experienced adverse economic, political or business conditions, we would likely experience higher rates of loss and delinquency on our mortgage loans than if our loans were more geographically diverse. These conditions could adversely affect our ability to pay dividends on the Series D preferred shares.

A substantial majority of our loans were originated by other parties whose level of due diligence may be different than the Bank's level of due diligence

        At December 31, 2003, approximately 93.9% of our total gross loans consisted of loans originated by third parties, purchased by the Bank and subsequently acquired by us from the Bank. Because these loans were originated by third parties, the Bank generally is not able to conduct the same level of due diligence on these loans that it would have conducted had it originated them. Generally, while the Bank conducts an acquisition review, it relies on the underwriting standards of the parties originating the loans it acquires. The standards of these loan originators may be substantially different than those of the Bank. These differences may include less rigorous appraisal requirements and debt service coverage ratios, and less rigorous analysis of property location and environmental factors, building condition and age, tenant quality, compliance with zoning regulations, any use restrictions, easements or right of ways that may impact the value and the borrower's ability to manage the property. Other disadvantages of purchased loans versus originated loans may include the lack of current financial information, incomplete legal documentation and outdated appraisals.

More than half of our loan portfolio is made up of commercial mortgage loans which are generally riskier than other types of loans

        Commercial mortgage loans constituted approximately 67.6% of the total gross loans in our loan portfolio at December 31, 2003 and commercial mortgage loans are generally subject to greater risks than other types of loans. Our commercial mortgage loans, like most commercial mortgage loans, generally lack standardized terms, tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they have a principal balance or "balloon" payment due on maturity. The commercial real estate properties underlying our commercial mortgage loans also tend to be unique and are more difficult to value than residential real estate properties. They are also subject to relatively greater environmental risks than other types of loans and to the corresponding burdens and costs of compliance with environmental laws and regulations. Because of these risks related to our commercial mortgage loans, we may experience higher rates of default on our mortgage loans than we would if our loan portfolio was more diversified and included a greater number of owner-occupied residential and other mortgage loans. Higher rates of default would cause us to increase our provision for loan losses, which may have a material adverse effect on our business, financial condition and results of operation.

We may not be able to purchase loans at the same volumes or with the same yields as we have historically purchased

        To date we have purchased all of the loans in our portfolio from the Bank. Historically, the Bank has acquired such loans (1) from institutions which sought to eliminate certain loans or categories of loans from their portfolios, (2) from institutions participating in securitization programs, (3) from failed or consolidating financial institutions and (4) from government agencies, specifically the Small Business Administration. Future loan purchases will depend on the availability of pools of loans offered for sale and the Bank's ability to submit successful bids or negotiate satisfactory purchase prices. The acquisition of whole loans is highly competitive. In fact, the Small Business Administration has recently announced that all future assets sales are on hold, pending the outcome of an internal review of its loan sale program. Consequently, we cannot assure you that the Bank will be able to purchase loans at the same volumes or with the same yields as it has historically purchased. This may interfere with our ability to maintain the requisite level of mortgage assets to maintain our qualification as a REIT. If volumes of loans purchased decline or the yields on these loans decline further, we would experience a material adverse effect on our business, financial condition and results of operations.

We could be held responsible for environmental liabilities of properties we acquire through foreclosure

        If we choose to foreclose on a defaulted mortgage loan to recover our investment we may be subject to environmental liabilities related to the underlying real property. Approximately 67.6% of the loans in our portfolio at December 31, 2003 were commercial mortgage loans, which generally are subject to relatively greater environmental risks than other types of loans. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any such remediation.

We are dependent in virtually every phase of our operations on the diligence and skill of the management of the Bank

        The Bank, which holds all of our common stock, is involved in virtually every aspect of our operations. We have six officers, including three executive officers, and no other employees and do not have any independent corporate infrastructure. We do not have any employees because we have retained the Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement. All of our officers are also officers of the Bank. Under an advisory agreement between us and the Bank, the Bank administers our day-to-day activities, including monitoring of our credit quality and advising us with respect to the acquisition, management, financing and disposition of mortgage assets and our operations generally. Under a master service agreement between us and the Bank, the Bank services our loan portfolio. The advisory agreement had an initial term of five years with an automatic one-year renewal feature and the master service agreement had a one year term with an automatic renewal feature. Both the master service agreement and the advisory agreement are subject to earlier termination upon provision of 30 days' and 90 days' notice, respectively. The Bank may subcontract all or a portion of its obligations under the advisory agreement to its affiliates or, with the approval of a majority of our Board of Directors as well as a majority of our independent directors, subcontract its obligations under the advisory agreement to unrelated third parties. The Bank will not, in connection with the subcontracting of any of its obligations under the advisory agreement, be discharged or relieved from its obligations under the advisory agreement. The loss of the services of the Bank, or the inability of the Bank to effectively provide such services whether as a result of the loss of key members of the Bank's management, early termination of the agreements or otherwise, and our inability to replace such services on favorable terms, or at all, could adversely affect our ability to conduct our operations.

Our relationship with the Bank may create conflicts of interest

        The Bank and its affiliates have interests which are not identical to ours and therefore conflicts of interest have arisen and may arise in the future with respect to transactions between us and the Bank such as:

        Acquisition of mortgage assets.    After the completion of the offering, we anticipate that we will from time to time continue to purchase additional mortgage assets. We intend to acquire all or substantially all of such mortgage assets from the Bank, on terms that are comparable to those that could be obtained by us if such mortgage assets were purchased from unrelated third parties. Neither we nor the Bank currently have specific policies with respect to the purchase by us from the Bank of particular loans or pools of loans, other than that such assets must be eligible to be held by a REIT. Although these purchases are structured to take advantage of the underwriting procedures of the Bank, and while we believe that any agreements and transactions between us, on the one hand, and the Bank and/or its affiliates on the other hand, are fair to all parties and consistent with market terms, neither we nor the Bank have obtained any third-party valuation to confirm whether we will be paying fair market value for these loans, nor do we anticipate doing so in the future. Additionally, through limiting our source of purchased mortgage assets solely to those originated or purchased by the Bank, our portfolio will generally reflect the nature, scope and risk of the Bank's portfolio rather than a more diverse portfolio composed of mortgage loans also purchased from other lenders. See "—We do not obtain third-party valuations and therefore we may pay more or receive less than fair market value for our mortgage assets."

        Servicing of our mortgage assets by the Bank.    Our loans are serviced by the Bank pursuant to the terms of the master service agreement. The Bank in its role as servicer under the terms of the master service agreement receives a fee equal to 0.20% per annum, payable monthly, on the gross outstanding principal balances of loans serviced. The master service agreement requires the Bank to service the loan portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. This will become especially important as the Bank services any loans which become classified or are placed on non-performing status, or are renegotiated due to the financial deterioration of the borrower. While we believe that the Bank will diligently pursue collection of any non-performing loans, we cannot assure you that this will be the case. Our ability to make timely payments of dividends on the Series D preferred shares will depend in part upon the Bank's prompt collection efforts on our behalf. See "Business—Servicing."

        Future dispositions by us of mortgage assets to the Bank or its affiliates.    The master service agreement provides that foreclosures and dispositions of the mortgage assets are to be performed in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. However, we cannot assure you that any such agreement or transaction will be on terms as favorable to us as would have been obtained from unaffiliated third parties. The Bank may seek to exercise its influence over our affairs so as to cause the sale of the mortgage assets owned by us and their replacement by lesser quality loans purchased from the Bank or elsewhere which could adversely affect our business and our ability to make timely payments of dividends on the Series D preferred shares.

        Future modifications of the advisory agreement or master service agreement.    Should we seek to modify either the advisory agreement or the master service agreement, we would rely upon our officers, all of whom are also officers of the Bank, and/or our directors, three of whom are also officers of the Bank. Thus, our officers and/or directors would be responsible for taking positions with respect to such agreements that, while in our best interests, would not be in the best interests of the Bank. Although the termination, modification or decision not to renew the advisory agreement and/or the master service agreement requires the approval of a majority of our independent directors, the Bank, as holder of all of our outstanding common stock, controls the election of all our directors, including the independent directors. We cannot assure you that such modifications will be on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

        The terms of our guarantee of obligations of the Bank.    We have guaranteed all of the obligations of the Bank under advances the Bank may receive from time to time from the Federal Home Loan Bank of Boston, and have agreed to pledge a significant amount of our assets in connection with those advances. This guarantee would rank senior to the Series D preferred shares upon liquidation. The assets we pledge to the FHLBB will vary from time to time; however, the potential exists for us to pledge all of our assets to the FHLBB to secure advances to the Bank. In addition, the Bank has pledged to the FHLBB all of the shares of our capital stock it owns as collateral for its FHLBB borrowings. Under the terms of the pledge, if the Bank becomes undercapitalized (in which case the FDIC may direct that the Series D preferred shares be exchanged for preferred shares of the Bank) the FHLBB may require the Bank to dissolve Capital Crossing Preferred such that the assets of Capital Crossing Preferred are liquidated. In this circumstance, holders of the Series D preferred shares which have not been exchanged for preferred shares of the Bank would receive their liquidation preference on parity with the holders of Series A preferred shares and the holders of Series C preferred shares only to the extent there are available proceeds from the liquidation of the assets of Capital Crossing Preferred following satisfaction of our outstanding obligations, including our guarantee of the Bank's FHLBB borrowings. At December 31, 2003, approximately $30.6 million, or 13.8%, of our assets have been pledged to and accepted by the FHLBB to secure advances to the Bank. The Bank has also agreed with the FHLBB that it will not request or accept advances from the FHLBB in excess of our total stockholders' equity, less the stockholders' equity attributable to the Series A, the Series C and the Series D preferred shares. As of December 31, 2003, this restriction would limit the Bank's ability to receive advances in excess of approximately $188.9 million. As of December 31, 2003, the Bank had $129.0 million in outstanding FHLBB borrowings. The guarantee and pledge were approved by our independent directors, subject to certain requirements and limitations, including the requirement that the Bank pay us a guarantee fee. Any default by the Bank on its obligations which would require us to satisfy our guarantee could adversely affect our business and our ability to make timely payments of dividends on the Series D preferred shares.

        The master loan purchase agreement was not the result of arm's-length negotiations.    We acquire loans pursuant to the master mortgage loan purchase agreement between us and the Bank in an amount equal to the Bank's net carrying value for those mortgage assets. While we believe that the master mortgage loan purchase agreement, when entered into, was fair to all parties and consistent with market terms, all of our officers and three of our directors are, and were at the time the master mortgage loan purchase agreement was entered into, also officers and/or directors of the Bank and/or affiliates of the Bank. The Bank, as holder of all of our outstanding common stock, controls the election of all our directors, including the independent directors. We cannot assure you that the master mortgage loan purchase agreement was entered into on terms as favorable to us as those that could have been obtained from unaffiliated third parties.

Neither we nor the Bank have specific policies with respect to the purchase by us from the Bank of particular loans or pools of loans

        The lack of specific policies with respect to the purchase by us of loans from the Bank could result in our acquiring lower quality mortgage assets from the Bank than if such policies were otherwise in place. Neither we nor the Bank currently have specific policies with respect to the purchase by us from the Bank of particular loans or pools of loans, other than that such assets must be eligible to be held by a REIT. Our Board of Directors has adopted certain policies to guide the acquisition and disposition of assets but these policies may be revised from time to time at the discretion of the Board of Directors without a vote of our stockholders. We intend to acquire all or substantially all of the additional mortgage assets we may acquire in the future from the Bank on terms that are comparable to those that could be obtained by us if such mortgage assets were purchased from unrelated third parties, but we cannot assure you that this will always be the case.

Our Board of Directors has broad discretion to revise our strategies

        Our Board of Directors has established our investment and operating strategies. These strategies may be revised from time to time at the discretion of the Board of Directors without a vote of our stockholders. Changes in our strategies could have a negative effect on you.

We do not obtain third-party valuations and therefore we may pay more or receive less than fair market value for our mortgage assets

        To date, we have not obtained third-party valuations as part of our loan acquisitions or dispositions and do not anticipate obtaining third-party valuations for future acquisitions and dispositions of mortgage assets. We do not intend to obtain third-party valuations even where we are acquiring mortgage assets from, or disposing mortgage assets to, one of our affiliates, including the Bank. Accordingly, we may pay our affiliates, including the Bank, more than the fair market value of mortgage assets we acquire and we may receive less than the fair market value of the mortgage assets we sell based on a third-party valuation.

We may pay more than fair market value for mortgages we purchase from the Bank because we do not engage in arm's-length negotiations with the Bank

        We acquire mortgage assets from the Bank under a master mortgage loan purchase agreement between us and the Bank at an amount equal to the Bank's net carrying value for those mortgage assets. Because the Bank is an affiliate of ours, we do not engage in any arm's-length negotiations regarding the consideration to be paid. Accordingly, if the Bank's net carrying value exceeds the fair market value of the mortgage assets, we would pay the Bank more than the fair market value for those mortgage assets.

Fluctuations in interest rates could reduce our earnings and affect our ability to pay dividends

        Our income consists primarily of interest earned on our mortgage assets and short-term investments. A significant portion of our mortgage assets bear interest at adjustable rates. We are currently in a period of historically low interest rates. If there is a further decline in interest rates, then we will experience a decrease in income available to be distributed to our stockholders. If interest rates decline, we may also experience an increase in prepayments on our mortgage assets and may find it difficult to purchase additional mortgage assets bearing rates sufficient to support payment of dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares. Conversely, an increase in mortgage rates could result in increased borrower defaults, which in turn could result in decreased interest income and increased non-interest expense related to workouts and other collection efforts. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to an increase in our non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on our results of operations. Because the dividend rates on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares are fixed, a significant decline or increase in interest rates, either of which results in lower net income, could materially adversely affect our ability to pay dividends on the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares.

An active trading market for the Series D preferred shares may not develop and the market price of the Series D preferred shares may be lower than the public offering price

        Prior to this offering, there has been no public market for the Series D preferred shares. The Series D preferred shares have been approved for listing on The Nasdaq National Market under the symbol "CCPCN." The Series A preferred shares are currently listed on The Nasdaq National Market under the symbol "CCPCP." The Series C preferred shares are currently listed on The Nasdaq National Market under the symbol "CCPCO." Nevertheless, we cannot assure you that an active trading market for the Series D preferred shares will develop or be sustained. If such a market were to develop, the prices at which the Series D preferred shares may trade will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active trading market does not develop, the absence of an active market may adversely affect the market price of the Series D preferred shares or your ability to sell them at all.

We have no plans to apply for listing or quotation of the Bank Series E preferred shares, into which the Series D preferred shares are exchangeable upon an automatic exchange if so directed by the FDIC, on any national securities exchange or automated quotation system

        Although the Series D preferred shares have been approved for listing on The Nasdaq National Market, the Bank does not intend to apply for listing or quotation of its Series E preferred shares on any national securities exchange or automated quotation system. Consequently, we cannot assure you as to the liquidity of the trading market for the Bank's Series E preferred shares, if issued, or that an active trading market will develop or be sustained. The lack of liquidity and an active trading market could adversely affect your ability to dispose of the Bank's Series E preferred shares if issued in automatic exchange for our Series D preferred shares.

Tax Risks Related to REITs

        If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. If we fail to qualify as a REIT for any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. As a result, the amount available for distribution to our stockholders, including the holders of the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares, would be reduced for the year or years involved. In addition, unless entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. The failure to qualify as a REIT would reduce our net earnings available for distribution to our stockholders, including holders of the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares, because of the additional tax liability for the year or years involved. Our failure to qualify as a REIT would not by itself give us the right to redeem the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares, nor would it give the holders of the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares the right to have their shares redeemed.

        Although we currently intend to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to determine that it is in our best interest and in the best interest of holders of our common stock and preferred stock to revoke our REIT election. The tax law prohibits us from electing treatment as a REIT for the four taxable years following the year of any such revocation.

        If we do not distribute 90% of our net taxable income, we may not qualify as a REIT. In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our net taxable income, excluding capital gains. We may retain the remainder of REIT taxable income or all or part of our net capital gain, but will be subject to tax at regular corporate rates on such income. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary income for the calendar year, (2) 95% of our capital gains net income for the calendar year and (3) 100% of any undistributed income from prior periods. Under certain circumstances, federal or state regulatory authorities may restrict our ability, as a subsidiary of the Bank, to make distributions to our stockholders in an amount necessary to retain our REIT qualification. Such a restriction could result in us failing to qualify as a REIT. To the extent our REIT taxable income may exceed the actual cash received for a particular period, we may not have sufficient liquidity to make distributions necessary to retain our REIT qualification.

        We have imposed ownership limitations to protect our ability to qualify as a REIT, however, if ownership of the common stock of the Bank becomes concentrated in a small number of individuals we may fail to qualify as a REIT. To maintain our status as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, or the Code, to include certain entities, during the last half of each taxable year. We currently satisfy, and are expected to continue to satisfy after this offering, this requirement because for this purpose our common stock held by the Bank is treated as held by the Bank's stockholders. However, it is possible that the ownership of the Bank might become sufficiently concentrated in the future such that five or fewer individuals would be treated as having constructive ownership of more than 50% of the value of our stock. We may have difficulty monitoring the daily ownership and constructive ownership of our outstanding shares and, therefore, we cannot assure that we will continue to meet the share ownership requirement. This risk may be increased in the future as the Bank continues its common stock repurchase programs because repurchases may cause ownership in the Bank to become more concentrated. In addition, while the fact that the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares may be redeemed or exchanged will not affect our REIT status prior to any such redemption or exchange, the redemption or exchange of all or a part of the Series A preferred shares, the Series C preferred shares, or the Series D preferred shares could adversely affect our ability to satisfy the share ownership requirements in the future.

        We may redeem the Series A preferred shares, the Series C preferred shares or the Series D preferred shares at any time upon the occurrence of a tax event. At any time following the occurrence of certain changes in the tax laws or regulations concerning REITs, we will have the right to redeem the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares in whole, subject to the prior written approval of the FDIC. We would have the right to redeem the Series A preferred shares, the Series C preferred shares, and the Series D preferred shares if we received an opinion of counsel to the effect that, as a result of changes to the tax laws or regulations:

  (1)
  dividends paid by us with respect to our capital stock are not fully deductible by us for income tax purposes; or

  (2)
  we are otherwise unable to qualify as a REIT.

        The occurrence of such changes in the tax laws or regulations will not, however, give the holders of the Series A preferred shares, the Series C preferred shares, or the Series D preferred shares any right to have their shares redeemed.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are principally contained in the sections on "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

  •
  our business strategy;

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  our estimates regarding our capital requirements and our need for additional financing; and

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  our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential," "continue" and similar expressions intended to identify forward-looking statements. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus and in the reports and documents that we file with the Securities and Exchange Commission. You should not place undue reliance on our forward-looking statements. Before you invest in our Series D preferred shares, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. Neither we nor the Bank undertake any obligation to update any forward-looking statements contained in this prospectus as a result of future events or developments.

BACKGROUND, CORPORATE STRUCTURE AND BENEFITS TO CAPITAL CROSSING BANK

Formation of Capital Crossing Preferred Corporation

        We were organized by the Bank on March 20, 1998 under the name Atlantic Preferred Capital Corporation. In March 2001, we changed our name to Capital Crossing Preferred Corporation. We were created by the Bank for the purpose of acquiring and holding real estate mortgage assets in a cost-effective manner and to provide the Bank with an additional means of raising capital for federal and state regulatory purposes. The Bank owns all of our outstanding common stock. We operate in a manner intended to allow us to be taxed as a real estate investment trust, or a "REIT," under the Internal Revenue Code of 1986, as amended. As a REIT, we generally will not be required to pay federal income tax if we distribute our earnings to our stockholders and continue to meet a number of other requirements.

        On March 31, 1998, we were capitalized by the Bank's transfer of mortgage loans with an estimated fair value of $140.7 million in exchange for 1,000 of our Series B preferred shares valued at $1.0 million and 100 shares of our common stock valued at $139.7 million. In February 1999, we completed a public offering of 1,416,130 of our Series A preferred shares. In May 2001, we completed a public offering of 1,840,000 of our Series C preferred shares. The Series C preferred shares are equal in rank to the Series A preferred shares. The Series A preferred shares and the Series C preferred shares are listed on The Nasdaq National Market under the symbol "CCPCP" and "CCPCO," respectively. The Series D preferred shares offered by this prospectus will rank as to dividends and upon liquidation on an equal basis with the Series A preferred shares and the Series C preferred shares.

        We used the gross proceeds raised from the offering of Series A preferred shares and Series C preferred shares to pay the expenses incurred during each offering and to purchase additional mortgage loans from the Bank. None of the proceeds from the offering of Series A preferred shares or Series C preferred shares were used to retire our Series B preferred shares.

Structure

        The following chart depicts the corporate structure of Capital Crossing Preferred and the Bank upon completion of the offering:

Benefits to the Bank

        The Bank expects to realize the following benefits from this offering and our operation:

  •
  The dividends payable on the Series D preferred shares will be deductible for income tax purposes as a result of our qualification as a REIT.

  •
  The Bank has received confirmation from the FDIC that it will be able to include a portion of the minority interest represented by the Series D preferred shares as Tier 1 capital of the Bank and the remainder as Tier 2 capital under relevant regulatory capital guidelines. In future periods, a portion of this Tier 2 capital may become Tier 1 capital as the Bank increases its stockholders' equity through the retention of future earnings or if we redeem our preferred shares. However, the FDIC may exercise its sole discretion to exclude the Series D preferred shares from Tier 1 or Tier 2 capital if such shares cease to provide meaningful capital support and a realistic ability to absorb losses of the Bank or raise other supervisory concerns. The increase in the Bank's capital levels that will result from the treatment of a portion of the Series D preferred shares as either Tier 1 or Tier 2 capital will strengthen the Bank's capital base and thereby support its continued growth. For a discussion of the capital requirements applicable to the Bank, see "Information Regarding Capital Crossing Bank—Regulatory Capital Requirements."

  •
  The treatment of the minority interest represented by the Series D preferred shares as Tier 1 or Tier 2 capital of the Bank and our ability to deduct, for income tax purposes, the dividends payable on the Series D preferred shares as a result of our qualification as a REIT will provide the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred shares itself and will enable the Bank to repurchase shares of its common stock as opportunities arise.

  •
  We have guaranteed all of the obligations of the Bank under advances the Bank may receive from time to time from the FHLBB, and have agreed to pledge a significant amount of our assets in connection with those advances. The assets we pledge to the FHLBB will vary from time to time, however the potential exists for us to pledge all of our assets to the FHLBB to secure advances to the Bank. In addition, the Bank has pledged to the FHLBB all of the shares of our capital stock it owns as collateral for its FHLBB borrowings. Under the terms of the pledge, if the Bank becomes undercapitalized (in which case the FDIC may direct that the Series D preferred shares be exchanged for preferred shares of the Bank) the FHLBB may require the Bank to dissolve Capital Crossing Preferred such that the assets of Capital Crossing Preferred are liquidated. In this circumstance, holders of the Series D preferred shares which have not been exchanged for preferred shares of the Bank would receive their liquidation preference on parity with the holders of Series A preferred shares and the holders of Series C preferred shares only to the extent there are available proceeds from the liquidation of the assets of Capital Crossing Preferred following satisfaction of our outstanding obligations, including our guarantee of the Bank's FHLBB borrowings. At December 31, 2003, approximately $30.6 million, or 13.8%, of our assets have been pledged to and accepted by the FHLBB to secure the advances to the Bank. The FHLBB advances are used by the Bank primarily for the purchase of mortgage assets and to assist in managing the Bank's interest rate risk exposure. These assets generally are available for purchase by or contribution to us, based upon the quality of the assets, and whether the assets were qualified to be held by REITs. The guarantee and pledge were approved by our independent directors, subject to certain requirements and limitations, including the requirement that the Bank pay us a guarantee fee. Our guarantee obligations under this arrangement are limited by applicable laws pertaining to fraudulent conveyance and fraudulent transfer. The Bank has also agreed with the FHLBB that it will not request or accept advances from the FHLBB in excess of our total stockholders' equity, less the stockholders' equity attributable to the Series A preferred shares, the Series C preferred shares and the Series D preferred shares. As of December 31, 2003, this restriction would limit the Bank's ability to receive advances in excess of approximately $188.9 million. The amount of Bank borrowings from the FHLBB were $129.0 million at December 31, 2003.

  •
  The Bank is entitled to receive annual servicing and advisory fees intended primarily to cover its expenses and is expected to receive annual dividends on the common stock. For the period from our inception through December 31, 2003, we paid the Bank servicing fees of $2.3 million and advisory fees of $567,000. We pay the Bank an annual servicing fee equal to 0.20% and an annual advisory fee equal to 0.05%, respectively, of the gross average outstanding principal balance of loans in our loan portfolio. For the first 12 months following completion of this offering, these annual fees and dividends are anticipated to be as follows:

	(in thousands)
Servicing Fee	$356	(1)
Advisory Fee	89	(1)
Common Stock Dividends	4,186	(2)

	$4,631

(1)
Assumes that for the first 12 months following completion of the offering, we will hold mortgage loans with the same outstanding principal balances as those mortgage loans included in our loan portfolio at December 31, 2003. If our loan portfolio at December 31, 2003 were to decrease by 20%, the servicing fee and advisory fee would be $285,000 and $71,000, respectively. If our loan portfolio at December 31, 2003 were to increase by 20%, the servicing fee and advisory fee would be $427,000 and $107,000, respectively.

(2)
The amount of dividends to be paid on our common stock is assumed to be equal to the excess of our REIT taxable income (excluding capital gains) over the amount of dividends paid on our preferred shares. The aggregate annual dividend amount of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares is approximately $6.5 million. Assuming that (1) the mortgage assets and short-term investments at December 31, 2003 are held for the 12-month period following consummation of this offering, (2) principal repayments are reinvested in additional mortgage assets with payment characteristics and rates identical to those of the mortgage assets included in the loan portfolio at December 31, 2003, (3) interest rates remain constant during such 12-month period, (4) operating expenses, exclusive of servicing and advisory fees payable to the Bank, of $325,000 are incurred over such 12-month period, (5) the net proceeds from this offering are invested in short-term investments and (6) there are no significant differences between book and taxable income, we anticipate that REIT taxable income, excluding capital gains, will be approximately $10.7 million, after payment of operating expenses, including servicing and advisory fees, during such 12-month period. If our mortgage assets at December 31, 2003 were to decrease by 20% and there was an offsetting increase in short-term investments, our REIT taxable income, excluding capital gains would be approximately $9.1 million which would result in approximately $2.6 million being available for payment of dividends on our common stock. If our mortgage assets at December 31, 2003 were to increase by 20% and there was an offsetting decrease in short-term investments, our REIT taxable income, excluding capital gains would be approximately $12.3 million which would result in approximately $5.8 million being available for payment of dividends on our common stock.

USE OF PROCEEDS

        We estimate that the net proceeds that we will receive from the sale of the Series D preferred shares, after deducting the underwriting discount and estimated expenses, will be approximately $35.4 million, or approximately $40.8 million if the underwriters exercise their over-allotment option in full. We currently anticipate using the net proceeds of this offering to acquire additional mortgage assets or other REIT-qualified assets, and for general corporate purposes, including (1) the potential redemption of the Series A preferred shares, with the prior consent of the FDIC, which became subject to redemption by us on February 1, 2004, and (2) the potential redemption of the Series C preferred shares, with the prior consent of the FDIC, when they become subject to redemption by us on May 31, 2006. We currently do not have any commitments or agreements to acquire any additional mortgage assets and/or any other REIT-qualified assets or to redeem the outstanding Series A preferred shares or the Series C preferred shares. None of the net proceeds will be distributed to the Bank for the purpose of increasing the amount of the Bank's Tier 1 capital, however, the Bank has received confirmation from the FDIC that it will be able to include a portion of the minority interest represented by the Series D preferred shares as Tier 1 capital of the Bank and the remainder as Tier 2 capital. In future periods, a portion of this Tier 2 capital may become Tier 1 capital as the Bank increases its stockholders' equity through the retention of future earnings or if we redeem our preferred shares. This will permit the Bank to increase its asset base and expand its business generally and enable the Bank to repurchase shares of its common stock as opportunities arise. The Bank may expand its business through additional loan purchases or acquisitions of complementary businesses. The Bank is not currently a party to any agreement for any material acquisition. Pending such use, the proceeds will be invested in U.S. government and/or government agency securities or short-term investments.

DIVIDEND POLICY

        We currently expect to pay an aggregate amount of dividends with respect to our outstanding shares of capital stock equal to substantially all of our REIT taxable income. In order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income, excluding capital gains, to stockholders. Because in general it will be in our interest, and in the interests of our stockholders, to remain qualified as a REIT, this tax requirement creates a significant incentive to declare and pay dividends when we have sufficient resources to do so. The Bank, as holder of all of our common stock, controls the election of all of our directors and also has a significant interest in having full dividends paid on our preferred shares. If we fail to declare and pay full dividends on the Series D preferred shares in any dividend period, we are prohibited from paying dividends or making other distributions with respect to our common stock for such period.

        We anticipate that none of the dividends on the Series A preferred shares, the Series C preferred shares or the Series D preferred shares and none or no material portion of the dividends on the Series B preferred shares or the common stock will constitute non-taxable returns of capital.

        We anticipate that dividends will be declared at the discretion of the Board of Directors after considering our distributable funds, financial requirements, tax considerations and other factors. Our distributable funds will consist primarily of interest and principal payments on our mortgage assets, and we anticipate that a portion of such assets will earn interest at adjustable rates. Accordingly, if there is a decline in interest rates, we will experience a decrease in income available to be distributed to our stockholders. In a period of declining interest rates, we also may find it difficult to purchase additional mortgage assets bearing rates sufficient for us to be able to pay dividends on the Series D preferred shares. We currently expect that both our cash available for distribution and our REIT taxable income will exceed the amount needed to pay dividends on the Series A preferred shares, to the extent these shares remain issued and outstanding following this offering, the Series C preferred shares and the Series D preferred shares, even in the event of a decline in yield on interest-earning assets to as low as

2.78%, assuming the mortgage assets included in the loan portfolio at December 31, 2003 are held for the relevant dividend period, because:

  •
  our loans are interest-earning and had a weighted average note rate of 5.83% at December 31, 2003;

  •
  the aggregate liquidation value of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares will represent approximately 27.3% of our total stockholders' equity;

  •
  we expect that our interest-earning assets will continue to exceed the liquidation preference of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares;

  •
  we have not yet incurred and do not currently intend to incur any interest-bearing liabilities;

  •
  we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio; and

  •
  to date, we have not failed to make any scheduled dividend payment on the Series A preferred shares or the Series C preferred shares.

        The FDIC's prompt corrective action regulations prohibit entities such as the Bank from making "capital distributions," which include a transaction that the FDIC determines, by order or regulation, to be "in substance a distribution of capital," unless the institution is at least adequately capitalized after the distribution. We cannot assure you that the FDIC would not seek to restrict our payment of dividends on the Series A preferred shares, the Series C preferred shares and the Series D preferred shares under these regulations if the Bank failed to maintain a status of at least adequately capitalized. Currently, an institution is deemed well-capitalized if it has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, a Tier 1 leverage ratio of at least 5% and complies with other regulatory requirements. An institution is considered adequately capitalized if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a Tier 1 leverage ratio of at least 4.0%. At December 31, 2003, the Bank's total risk-based capital ratio was 13.96%, Tier 1 risk-based capital ratio was 12.70% and Tier 1 leverage ratio was 12.19%. As part of its common stock repurchase program, the Bank has agreed with the FDIC to maintain, for so long as the repurchase program continues, a Tier 1 leverage ratio of at least 8.00% as well as remaining well-capitalized. Adjusted to give effect to the sale of the Series D preferred shares in this offering, as of December 31, 2003, assuming net proceeds to us from the sale of 1,500,000 shares offered hereby of $35.4 million after deducting the underwriters' discount of $1.5 million and estimated offering expenses of $650,000 and assuming all of the net proceeds are invested for the entire period in assets bearing a 100% risk weighting, total risk-based capital would have been 17.50%, Tier 1 risk-based capital would have been 12.21% and Tier 1 leverage would have been 11.74%.

        In addition, the automatic exchange may take place under circumstances in which the Bank will be considered less than adequately capitalized for purposes of the FDIC's prompt corrective action regulations. Thus, at the time of the automatic exchange, the Bank would likely be prohibited from paying dividends on the preferred shares of the Bank. Further, the Bank's ability to pay dividends on the preferred shares of the Bank following the automatic exchange also would be subject to various restrictions under FDIC regulations and a resolution of the Bank's Board of Directors. If the Bank did pay dividends on the preferred shares of the Bank, such dividends would be paid out of its capital surplus. See "Information Regarding Capital Crossing Bank."

        Under certain circumstances, including a determination that the Bank's relationship with us results in an unsafe and unsound banking practice, federal and state regulatory authorities will have additional authority to restrict our ability to make dividend payments to our stockholders.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003 on an actual basis, and as adjusted to give effect to the sale of the 1,500,000 Series D preferred shares offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2003
	Actual	As Adjusted
	(in thousands)
Preferred stock, Series A, 9.75% non-cumulative, exchangeable; $.01 par value; $10 liquidation value per share; 1,449,000 shares authorized, 1,416,130 shares issued and outstanding (1)	$14	$14
Preferred stock, Series B, 8% cumulative, non-convertible; $.01 par value; $1,000 liquidation value per share plus accrued dividends; 1,000 shares authorized, 941 shares issued and outstanding (1)	—	—
Preferred stock, Series C, 10.25% non-cumulative, exchangeable; $.01 par value; $10 liquidation value per share; 1,840,000 shares authorized, issued and outstanding, as adjusted (1)	18	18
Preferred stock, Series D, 8.50% non-cumulative, exchangeable; $.01 par value; $25 liquidation value per share; 1,725,000 authorized, 1,500,000 issued and outstanding, as adjusted	—	15
Common stock, $.01 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital (2)	211,240	246,575
Retained earnings	10,158	10,158

Total stockholders' equity (3)	$221,430	$256,780

(1)
As of December 31, 2003, we have outstanding 941 Series B cumulative non-convertible preferred shares, all of which shares are held, directly or indirectly, by the Bank or its current or former employees, and 1,416,130 Series A preferred shares and 1,840,000 Series C preferred shares, all of which shares are held by the public.

(2)
The as adjusted amount reflects receipt and application of the net proceeds from the current offering after the reduction for underwriters' discounts and commissions and estimated expenses, and assumes the investment of the remaining net proceeds in short-term investments.

(3)
If the underwriters' over-allotment option is exercised in full, (a) an aggregate of 1,725,000 Series D preferred shares will be issued in the offering, resulting in net proceeds of approximately $40.8 million after deducting the underwriters' discounts and commissions and estimated expenses, and (b) our total stockholders' equity as adjusted would amount to $262.2 million.

BUSINESS

General

        Our principal business objective is to acquire and hold mortgage assets that will generate net income for distribution to our stockholders. All of the mortgage assets in our loan portfolio at December 31, 2003 were acquired from the Bank and it is anticipated that substantially all additional mortgage assets will be acquired from the Bank. We have been operating and intend to continue to operate as a REIT for federal and state income tax purposes. As a REIT, we generally will not be required to pay federal income tax if we distribute our earnings to our stockholders and continue to meet a number of other requirements. As of December 31, 2003, we held loans acquired from the Bank with gross outstanding principal balances of $177.9 million. Our loan portfolio at December 31, 2003 consisted primarily of mortgage assets secured by commercial and multi-family properties. The substantial majority of our loan portfolio at December 31, 2003 consisted of loans acquired by the Bank. The Bank originally purchased such loans consistent with its fundamental strategy of identifying and acquiring loans which its management believes meet the Bank's investment objectives and provide an adequate return. The remaining balance of the loan portfolio consisted of loans originated by the Bank. The Bank received approval from the Massachusetts Commissioner of Banks to invest up to $450 million of capital and real estate loans with us.

Acquisition of Loan Portfolio

        On March 31, 1998, the Bank transferred to us mortgage loans valued at $140.7 million in exchange for 1,000 of our Series B preferred shares valued at $1.0 million and all of the outstanding shares of our common stock valued at $139.7 million. We entered into a master mortgage loan purchase agreement with the Bank dated as of the same date which provides the general terms for the acquisition by us of mortgage assets from the Bank. Under the master mortgage loan purchase agreement, we have purchased additional mortgage loans for cash equal to their net carrying value of $183.2 million. The Bank has made additional capital contributions in the form of mortgage loans of $108.3 million since September 30, 1998.

        Under the terms of the master mortgage loan purchase agreement, the Bank delivers or causes to be delivered to us all loan documentation that would be required by the Federal National Mortgage Association, unless the Bank and we otherwise mutually agree. Generally, such loan documentation includes the mortgage note with respect to each mortgage asset together with all amendments and modifications thereto, duly endorsed, the original or certified copy of the mortgage, together with all amendments and modifications thereto with evidence of recording indicated thereon, if available, and an original or certified copy of an assignment of the mortgage in recordable form. Such documents are initially held by the Bank, acting as our custodian pursuant to the terms of the master service agreement. See "—Servicing" and "—Description of Loan Portfolio—General."

        Under the master mortgage loan purchase agreement, the Bank makes certain representations and warranties for our benefit with respect to the mortgage assets, including representations and warranties regarding information provided with respect to mortgage assets, liens, validity of the mortgage documents, and compliance with laws. The Bank is obligated to repurchase any mortgage asset sold by it to us as to which there is a material breach of any such representation or warranty, unless we permit the Bank to substitute other qualified mortgage assets for such mortgage asset. The Bank also agrees to indemnify us for damages or costs resulting from any such breach. The repurchase price for any such mortgage asset is such asset's net carrying value plus accrued and unpaid interest on the date of repurchase.

        From time to time, mortgage assets may be returned to the Bank in the form of dividends or returns of capital. Mortgage assets are returned to the Bank at their estimated fair value. This will generally be done to allow the Bank to increase its borrowing capacity with the FHLBB. Specifically, the FHLBB will advance the Bank a higher percentage of the outstanding balances of loans owned directly by the Bank than it would if the loans were owned by us. The Bank will consider the amounts of such returns when assessing the adequacy of the size and composition of our loan portfolio and may, from time to time, contribute additional mortgage assets to us. The Bank will seek to ensure that the mortgage assets it contributes to us are generally of similar quality and characteristics as those that had been returned to it.

Description of Loan Portfolio

        General.    To date, all of our loans have been acquired from the Bank. At December 31, 2003, 2002 and 2001, our loan portfolio was comprised of 568, 790 and 653 loans, respectively, with gross outstanding principal balances totaling approximately $177.9 million, $277.5 million and $166.4 million, respectively. We have recently experienced an annualized prepayment rate of approximately 24%. Approximately 73.5% of our mortgage loans are secured by a first mortgage on the underlying real property. Our loan portfolio may or may not have the characteristics described below at future dates.

        The following table sets forth information regarding the composition of our loan portfolio based on principal balance at the dates indicated:

	December 31,
	2003	2002	2001
	(in thousands)
Mortgage loans on real estate:
Commercial real estate	$120,317	$191,567	$106,291
Multi-family residential	50,390	77,598	55,868
One-to-four family residential	1,714	2,529	3,073
Land	5,481	5,821	1,214

	177,902	277,515	166,446
Secured commercial	—	—	—
Other	28	—	—

Total loans, gross	177,930	277,515	166,446
Less:
Non-amortizing discount	(1,524)	(8,158)	(6,062)
Amortizing discount	(17,962)	(23,926)	(8,257)
Net deferred loan fees	(92)	(112)	(92)
Allowance for loan losses	(3,281)	(7,354)	(4,659)

Loans, net	$155,071	$237,965	$147,376

        The following table sets forth certain information regarding the geographic location of properties securing the mortgage loans in the loan portfolio at December 31, 2003:

Location	Number of Loans	Principal Balance	Percentage of Total Principal Balance
	(dollars in thousands)
California	262	$79,074	44.45%
Florida	26	14,123	7.94
Massachusetts	39	11,039	6.21
New York	16	10,530	5.92
Connecticut	45	6,842	3.84
Nevada	5	5,637	3.17
Texas	15	5,506	3.09
New Hampshire	33	4,387	2.47
North Dakota	11	3,962	2.23
Missouri	8	3,394	1.91
All others	106	33,408	18.77

	566	$177,902	100.00%

        The following tables set forth information regarding maturity, contractual interest rate and principal balance of all loans in the loan portfolio at December 31, 2003:

Period until maturity	Number of Loans	Principal Balance	Percentage of Total Principal Balance
	(dollars in thousands)
Six months or less	38	$15,781	8.87%
Greater than six months to one year	17	6,687	3.76
Greater than one year to three years	74	8,786	4.94
Greater than three years to five years	79	16,993	9.55
Greater than five years to ten years	105	28,972	16.28
Greater than ten years	255	100,711	56.60

	568	$177,930	100.00%

Contractual Interest Rate	Number of Loans	Principal Balance	Percentage of Total Principal Balance
	(dollars in thousands)
Less than 4.00%	18	$2,006	1.13%
4.00 to 4.49	210	85,592	48.10
4.50 to 4.99	33	6,369	3.58
5.00 to 5.49	40	7,093	3.99
5.50 to 5.99	20	4,099	2.30
6.00 to 6.49	28	6,869	3.86
6.50 to 6.99	24	5,940	3.34
7.00 to 7.49	45	17,427	9.79
7.50 to 7.99	19	7,312	4.11
8.00 to 8.49	24	8,538	4.80
8.50 to 8.99	19	6,509	3.66
9.00 to 9.49	18	3,970	2.23
9.50 to 9.99	30	2,946	1.66
10.00 to 10.49	13	6,052	3.40
10.50 to 10.99	11	2,852	1.60
11.00% and above	16	4,356	2.45

	568	$177,930	100.00%

Principal Balance	Number of Loans	Principal Balance	Percentage of Total Principal Balance
	(dollars in thousands)
$50,000 and less	140	$3,617	2.03%
Greater than $50,000 to $100,000	93	6,972	3.92
Greater than $100,000 to $250,000	137	23,091	12.98
Greater than $250,000 to $500,000	102	36,096	20.29
Greater than $500,000 to $1,000,000	51	36,677	20.61
Greater than $1,000,000 to $2,000,000	35	45,025	25.31
Greater than $2,000,000 to $3,000,000	8	19,327	10.86
Greater than $3,000,000 to $4,000,000	2	7,125	4.00

	568	$177,930	100.00%

        Loan Purchasing Activities.    A substantial portion of the loan portfolio consists of loans which were purchased by the Bank from third parties. These loans are generally secured by commercial real estate, multi-family residential real estate, one-to-four family residential real estate or land. These loans were generally purchased at discounts from their then outstanding principal balances and have been purchased from sellers in the financial services industry or government agencies. The Bank does not utilize any specific threshold underwriting criteria in evaluating individual loans or pools of loans for purchase, but rather evaluates each individual loan, if it is purchasing an individual loan, or a pool of loans, if it is purchasing a pool of loans, on a case-by-case basis in making a purchase decision as described in more detail below.

        Prior to acquiring any loan or portfolio of loans, the Bank's loan acquisition group conducts a comprehensive review and evaluation of each loan to be acquired in accordance with its credit policy for purchased loans. This review includes an analysis of information provided by the seller, including credit and collateral files, a review and valuation of the underlying collateral and a review, where applicable, of the adequacy of the income produced by the property to service the loan. This review is conducted by the Bank's in-house loan acquisition group, which includes credit analysts, real estate appraisers, an environmental department and legal counsel.

        The estimated fair value of the collateral is determined by the Bank's in-house appraisal group considering, among other factors, the type of property, its condition and location and its highest and best use. In many cases, real estate brokers and/or appraisers with specific knowledge of the local real estate market are also consulted. For larger loans, members of the Bank's in-house loan acquisition group typically visit the collateral, conduct a site inspection and conduct an internal rental analysis of similar commercial properties. The Bank also analyzes the capacity of the cash flows generated by the collateral to service the loan. The Bank also considers minimum debt service coverage ratios consisting of the ratio of net operating income to total principal and interest payments. New tax and title searches may also be obtained to verify the status of any prior liens on the collateral. The Bank's in-house environmental specialists review available information with respect to each property to assess potential environmental risk.

        In order to determine the amount that the Bank will bid to acquire loans, the Bank considers, among other factors:

  •
  the collateral securing the loans;

  •
  the financial resources of the borrowers or guarantors, if any;

  •
  the recourse nature of the debt;

  •
  the age and performance of the loans;

  •
  the length of time during which the loans have performed in accordance with their repayment terms;

  •
  geographic location;

  •
  the yield expected to be earned; and

  •
  servicing restrictions, if any.

        In addition to the factors listed above, the Bank also considers the amount it may realize through collection efforts or foreclosure and sale of the collateral, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the purchase date. Under the Bank's credit policy for purchased loans, all bids are subject to the approval of the chairman or president and any individual loan whose allocated purchase price exceeds $7.5 million is subject to approval by the Bank's loan and investment Committee which consists of the Bank's chairman, president, two independent directors and certain officers of the Bank.

        The Bank has a number of asset managers that are divided into management teams. Loans are assigned to asset managers based on their size and performance status. Additionally, Dolphin Capital Corp. employees assist in the servicing of smaller balance loans by making service calls when such loans become delinquent. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, the Bank promptly initiates collection activities. If a delinquent loan becomes non-performing, the Bank may pursue a number of alternatives with the goal of maximizing its overall return on each loan in a timely manner. During this period, we do not recognize interest income on such loans unless regular payments are being made. In instances when a loan is not returned to performing status, the Bank often seeks resolution through negotiating a discounted pay-off with borrowers, which may be accomplished through refinancing by the borrower with another lender, restructuring the loan to a level that is supported by existing collateral and debt service capabilities, or foreclosure and sale of the collateral.

        The following table sets forth certain information relating to the payment status of loans in the loan portfolio, net of discount at the dates indicated:

	December 31,
	2003	2002	2001
	(in thousands)
Current	$158,314	$242,151	$149,256
Over thirty days to eighty-nine days past due	113	1,659	2,718
Ninety days or more past due	—	—	—

Total performing loans	158,427	243,810	151,974
Non-performing loans	17	1,621	153

Total loan portfolio, net of discount	$158,444	$245,431	$152,127

        Although the Bank primarily purchases performing loans, from time-to-time the Bank purchases delinquent or non-performing loans. We determine the contractual delinquency of purchased loans prospectively from the Bank's purchase date rather than from the origination date. For example, if the Bank acquires a loan that is past due at the time of acquisition, that loan would not be considered delinquent until it was 90 days past due from the Bank's purchase date. If the Bank acquires a loan which is contractually delinquent, management evaluates the collectibility of principal and interest and interest would not be accrued when the collectibility of principal and interest is not probable or estimable. Interest income on purchased non-performing loans is accounted for using either the cash basis or the cost recovery method, whereby any amounts received are applied against the recorded amount of the loan. A determination as to which method is used is made on a case-by-case basis.

        As servicing agent for our loan portfolio, the Bank will continue to monitor our loans through its review procedures and updated appraisals. Additionally, in order to monitor the adequacy of cash flows on income-producing properties, the Bank generally obtains financial statements and other information from the borrower and the guarantor, including, but not limited to, information relating to rental rates and income, maintenance costs and an update of real estate property tax payments.

        Impaired Loans.    A loan purchased by the Bank is considered impaired when, based on current information and events, it is determined that estimated cash flows are less than the cash flows estimated at the date of purchase by the Bank. A loan originated by the Bank is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis by comparing our recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of our loans which have been identified as impaired have been measured by the fair value of the existing collateral.

        Non-Performing Assets.    The performance of our loan portfolio is evaluated regularly by management. We generally classify a loan as non-performing when the collectibility of principal and interest is ninety days or more past due or the collection of principal and interest is not probable or estimable.

        The accrual of interest on loans and the accretion of discount is discontinued when loan payments are ninety days or more past due or the collectibility of principal and interest is not probable or estimable. Interest income previously accrued on such loans is reversed against current period interest income, and the loan is accounted for using either the cash basis or the cost recovery method whereby any amounts received are applied against the recorded amount of the loan. This determination is made on a case-by-case basis. Loans accounted for on the cost recovery method, in general, consist of non-performing loans.

        Loans are returned to accrual status when the loan is brought current in accordance with management's anticipated cash flows at the time of loan acquisition or origination.

        When we classify problem assets, we may establish specific allowances for loan losses or specific non-amortizing discount allocations in amounts deemed prudent by management. When we identify problem loans or a portion thereof, as a loss, we will charge-off such amounts or set aside specific allowances equal to the total loss. All of our loans are reviewed monthly to determine which loans are to be placed on non-performing status. In addition, our determination as to the classification of our assets and the amount of our valuation allowances is reviewed by the Massachusetts Commissioner of Banks and the FDIC during their examinations of the Bank, which may result in the establishment of additional general or specific loss allowances.

        Non-Amortizing Discount.    At the time of acquisition of purchased pools of loans, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan is recorded as non-amortizing discount. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than ninety days from the date of purchase. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the term of the loans and is not accreted on non-performing loans. There is judgment involved in estimating the amount of future cash flows. The amount and timing of actual cash flows could differ materially from management's estimates, which could materially affect our financial condition and results of operations.

        The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan is resolved or restructured is determined. There is no effect on the income statement as a result of these reductions. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan losses.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan losses.

        Included in net loans, at December 31, 2003 and 2002, are approximately $6.7 million and $32.9 million (of which none and $180,000 are non-performing), respectively, for which the net recorded investment represents the amortized cost of these loans, where at acquisition, the amounts of reasonably estimable and probable discounted future cash collections were less than the contractual balances owed. These loans were purchased at a price to yield a market rate of interest after considering the credit quality of the loans at acquisition and the aforementioned expected future cash collections. The excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections represents the predominant portion of the $1.5 million and $8.2 million of non-amortizing discount at December 31, 2003 and 2002, respectively.

        The following table sets forth certain information relating to the activity in the non-amortizing discount for the years indicated:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Balance at beginning of year	$8,158	$6,062	$6,704
Accretion	(967)	(2,007)	(2,523)
Transfers to amortizing portion upon improvements in cash flows	(2,273)	(194)	(112)
Additions in connection with loans acquired from Capital Crossing	—	8,131	2,764
Net reductions related to resolutions and restructures	(35)	(1,139)	(587)
Net reductions relating to loans sold or distributed	(3,359)	(2,695)	(184)

Balance at end of year	$1,524	$8,158	$6,062

        Allowance for Loan Losses.    We maintain an allowance for loan losses that are known and inherent in our loan portfolio. The allowance for loan losses is increased or decreased through a provision or credit for loan losses included in earnings. Additionally, the allowance for loan losses is increased upon allocation of purchase discount upon acquisition of loans and decreased upon sales and pay-offs of loans. Loans are charged-off when they are deemed to be uncollectible, or partially charged-off when a portion of a loan is deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        We perform reviews of our loan portfolio to identify loans for which specific allocations are considered prudent. Specific allocations include the results of measuring impaired loans under Statement of Financial Accounting Standards No. 114. General risk allocations are determined by a formula whereby the loan portfolio is stratified by type and by internal risk rating categories. Loss factors are then applied to each strata based on various considerations, including historic loss experience, delinquency trends, current economic conditions, industry standards and regulatory guidelines. This amount is adjusted from time to time based upon actual experience. An additional allowance is maintained based on a judgment by management after consideration of qualitative and quantitative assessments of certain factors, including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan losses is management's estimate of the probable loan losses incurred as of the balance sheet date.

        Additional factors influencing the calculation of the allowance for loan losses are particular concentrations within the portfolio, including the geographic concentration of loans in California, which accounted for approximately 44.45% of the portfolio at December 31, 2003, and concentrations of loans to individual borrowers.

        Our allowance for loan losses at December 31, 2003 was $3.3 million. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. In addition, regulatory agencies periodically review the adequacy of the allowance for loan losses and may require us to make additions to our allowance for loan losses. While management believes its estimates and assumptions are reasonable, there can be no assurance that they will be proven to be correct in the future. The actual amount of future provisions that may be required cannot be determined, and such provisions may exceed the amounts of past provisions. We believe that the allowance for loan losses is adequate to absorb the known and inherent risks in our loan portfolio at each date based on the facts known to us as of such date. We continue to monitor and modify the allowances for general and specific loan losses as economic conditions dictate.

        Effective January 1, 2005, as a result of the required adoption of Statement of Position ("SOP") No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," we expect our allowance for loan loss methodology to change. SOP No. 03-3 prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer. The prohibition of the valuation allowance carry over applies to the purchase of an individual loan, a pool of loans, a group of loans and impaired loans acquired in a business combination. For more information related to SOP No. 03-3 see Note 1 to our financial statements included elsewhere in this prospectus. We have not yet determined how the adoption of this SOP will impact our financial condition or results of operation.

        The following table sets forth management's allocation of the allowance for loan losses by loan category and the percentage of the loans in each category to total loans in each category with respect to the loan portfolio at the dates indicated:

	December 31,
	2003		2002		2001
	Allowance For Loan Losses	% of Gross Loans To Total	Allowance For Loan Losses	% of Gross Loans To Total	Allowance For Loan Losses	% of Gross Loans To Total
	(dollars in thousands)
Loan Categories:
Commercial real estate and land	$2,691	70.70%	$5,660	71.13%	$2,766	64.59%
Multi-family residential	579	28.32	1,662	27.96	1,788	33.56
One-to-four family residential	11	0.96	32.91		105	1.85
Other	—	0.02	—	—	—	—

Total	$3,281	100.00%	$7,354	100.00%	$4,659	100.00%

Management Policies and Programs

        In administering our mortgage assets, the Bank has a high degree of autonomy. Our Board of Directors, however, has adopted certain policies to guide the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of our Board of Directors without a vote of our stockholders, including holders of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares.

        Asset Acquisition and Disposition Policies.    After the completion of the offering, we anticipate that we will from time to time continue to purchase additional mortgage assets. We intend to acquire all or substantially all of such mortgage assets from the Bank, on terms that are comparable to those that could be obtained by us if such mortgage assets were purchased from unrelated third parties. Neither we nor the Bank currently have specific policies with respect to the purchase by us from the Bank of particular loans or pools of loans, other than that such assets must be eligible to be held by a REIT. We intend generally to acquire only performing loans from the Bank. We may also from time to time acquire mortgage assets from unrelated third parties. To date we have not adopted any arrangements or procedures by which we would purchase mortgage assets from unrelated third parties, and we have not entered into any agreements with any third parties with respect to the purchase of mortgage assets. We anticipate that we would purchase mortgage assets from unrelated third parties only if neither the Bank nor any of its affiliates had an amount or type of mortgage asset sufficient to meet our requirements. We currently anticipate that the mortgage assets that we purchase will primarily include commercial and multi-family mortgage loans, although if the Bank develops an expertise in additional mortgage asset products, we may purchase such additional types of mortgage assets. In addition, we may also from time to time acquire limited amounts of other assets eligible to be held by REITs.

        In order to preserve our status as a REIT under the Internal Revenue Code, a substantial majority of our assets must consist of mortgage loans and other qualified assets of the type set forth in Section 856(c)(4)(A) of the Internal Revenue Code. Such other qualifying assets include cash, cash equivalents, real property and certain securities, including shares or interests in other REITs, although we do not currently intend to invest in shares or interests in other REITs. See "Federal Income Tax Consequences—Taxation of Capital Crossing Preferred."

        Capital and Leverage Policies.    To the extent that the Board of Directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing or retention of cash flow, after consideration of provisions of the Internal Revenue Code requiring the distribution by a REIT of not less than 90% of its REIT taxable income and taking into account taxes that would be imposed on undistributed taxable income, or a combination of these methods.

        We will have no debt outstanding following consummation of the offering, and we do not currently intend to incur any indebtedness. Our organizational documents limit the amount of indebtedness which we are permitted to incur without approval of the Series A preferred stockholders, the Series C preferred stockholders and the Series D preferred stockholders to no more than 100% of our total stockholders' equity. Any such debt incurred may include intercompany advances made by the Bank to us. We have guaranteed all of the obligations of the Bank under the advances the Bank may receive from time to time from the FHLBB, and have agreed to pledge a significant amount of our assets in connection with those advances. The assets we pledge to the FHLBB will vary from time to time; however, the potential exists for us to pledge all of our assets to the FHLBB to secure advances to the Bank. At December 31, 2003, approximately $30.6 million, or 13.8%, of our assets have been pledged to and accepted by the FHLBB to secure the advances to the Bank. The FHLBB advances are used by the Bank primarily for the purchase of mortgage assets and to assist in managing the Bank's interest rate risk exposure. These assets generally are available for contribution to or purchase by us, based upon the quality of the assets, and whether the assets were qualified to be held by REITs. The guarantee and pledge were approved by our independent directors, subject to certain requirements and limitations, including the requirement that the Bank pay us a guarantee fee. Our guarantee obligations under this arrangement are limited by applicable laws pertaining to fraudulent conveyance and fraudulent transfer. The Bank has also agreed with the FHLBB that it will not request or accept advances from the FHLBB in excess of our total stockholders' equity, less the stockholders' equity attributable to the Series A preferred shares, the Series C preferred shares and the Series D preferred shares. As of December 31, 2003, this restriction would limit the Bank's ability to receive advances in excess of approximately $188.9 million. The amount of Bank borrowings from the FHLBB was $129.0 million at December 31, 2003.

        We may also issue additional series of preferred stock. However, we may not issue additional shares of preferred stock ranking senior to the Series A preferred shares and the Series C preferred shares without the consent of holders of at least two-thirds of each of the outstanding Series A preferred shares and the Series C preferred shares. Although our charter does not prohibit or otherwise restrict the Bank or its affiliates from holding and voting Series A preferred shares or Series C preferred shares, to our knowledge the amount of Series A preferred shares and Series C preferred shares held by the Bank or its affiliates is insignificant (less than 1%). Similarly, we may not issue additional shares of preferred stock ranking senior to the Series D preferred shares without the consent of holders of at least two-thirds of the outstanding Series D preferred shares, and may issue additional shares of preferred stock ranking on parity with the Series A preferred shares, the Series C preferred shares or the Series D preferred shares without the consent of holders of the outstanding Series A preferred shares, Series C preferred shares or Series D preferred shares but not without the approval of a majority of our independent directors. Although the Bank and/or its affiliates currently have no intention to purchase any of the Series D preferred shares, if in the future any such shares were purchased, then the Bank and/or its affiliates would vote such shares as any other stockholder. Other than the Series D preferred shares, we do not currently intend to issue any additional series of preferred stock. Prior to any future issuance of additional shares of preferred stock, we will take into consideration the Bank's regulatory capital requirements and the cost of raising and maintaining that capital at the time.

        Conflicts of Interest Policies.    Because of the nature of our relationship with the Bank and its affiliates, conflicts of interest have arisen and may arise with respect to certain transactions, including, without limitation, our acquisition of mortgage assets from, or return of mortgage assets to, the Bank, or disposition of mortgage assets or foreclosed property to the Bank or its affiliates and the modification of the master service agreement. It is our policy that the terms of any financial dealings with the Bank and its affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, we maintain an audit committee of our Board of Directors which is comprised solely of directors who satisfy the standards for independence promulgated by The Nasdaq Stock Market, Inc. Among other functions, the audit committee will review transactions between us and the Bank and its affiliates. Under the terms of the advisory agreement, the Bank may not subcontract its duties under the advisory agreement to an unaffiliated third party without the approval of our Board of Directors, including the approval of a majority of our independent directors. Furthermore, under the terms of the advisory agreement, the Bank provides advice and recommendations with respect to all aspects of our business and operations, subject to the control and discretion of our Board of Directors.

        Conflicts of interest between us and the Bank and its affiliates may also arise in connection with decisions bearing upon the credit arrangements that the Bank or one of its affiliates may have with a borrower. Conflicts could also arise in connection with actions taken by the Bank as a controlling person of us. It is our intention and the intention of the Bank that any agreements and transactions between us and the Bank or its affiliates, including, without limitation, the master mortgage loan purchase agreement, are fair to all parties and are consistent with market terms for such types of transactions. The master service agreement provides that foreclosures and dispositions of the mortgage assets are to be performed in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. However, we cannot assure you that any such agreement or transaction will be on terms as favorable to us as would have been obtained from unaffiliated third parties.

        There are no provisions in our restated articles of organization limiting any officer, director, security holder or affiliate of us from having any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring and holding mortgage assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with us, including, without limitation, the sale of mortgage assets to us. It is not currently anticipated, however, that any of our officers or directors or officers or directors of the Bank will have any interests in such mortgage assets.

        Other Policies.    We intend to operate in a manner that will not subject us to regulation under the Investment Company Act of 1940, as amended. Accordingly, we do not intend to:

  •
  invest in the securities of other issuers for the purpose of exercising control over such issuers;

  •
  underwrite securities of other issuers;

  •
  actively trade in loans or other investments;

  •
  offer securities in exchange for property; or

  •
  make loans to third parties, including, without limitation, our officers, directors or other affiliates.

        We may, under certain circumstances, and subject to applicable federal and state laws and the requirements for qualifying as a REIT, purchase the Series A preferred shares, Series C preferred shares or Series D preferred shares in the open market or otherwise for redemption by us. Any such redemption may generally only be effected with the prior approval of the FDIC.

        We currently intend to make investments and operate our business at all times in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause our Board of Directors to determine that it is in our best interests and that of our stockholders to revoke our REIT status.

        Under the advisory agreement, the Bank monitors and reviews our compliance with the requirements of the Internal Revenue Code regarding our qualification as a REIT on a quarterly basis and provides for an independent public accounting firm, selected by our Board of Directors, to review the results of the Bank's analysis.

Dividend Policy

        We currently intend to pay an aggregate amount of dividends with respect to our outstanding shares of capital stock equal to substantially all of our REIT taxable income. We must distribute at least 90% of our REIT taxable income, excluding capital gains, annually to qualify as a REIT. As of December 31, 2003, the weighted average note rate of the loans included in our loan portfolio was approximately 5.83%. The yield on interest-earning assets, including loans and interest-bearing deposits, would have to be less than approximately 2.78% for us to have less than $7.2 million of net income, without giving effect to the accretion of any discount, after payment of servicing fees. The $7.2 million would be sufficient to pay an annual dividend on the Series A preferred shares, the Series C preferred shares and the Series D preferred shares at the rate of 9.75%, 10.25% and 8.50%, respectively. Such calculation assumes that:

  •
  the mortgage assets and short-term investments currently held are held for the 12-month period following consummation of this offering;

  •
  principal repayments are reinvested in additional mortgage assets with payment characteristics and rates identical to those that were prepaid;

  •
  interest rates remain constant during such 12-month period;

  •
  operating expenses, exclusive of servicing and advisory fees payable to the Bank, total $325,000 during such 12-month period; and

  •
  the net offering proceeds are invested in short-term investments.

Servicing

        Our loans are serviced by the Bank pursuant to the terms of the master service agreement. The Bank in its role as servicer under the terms of the master service agreement receives a fee equal to 0.20% per annum, payable monthly, on the gross outstanding principal balances of loans serviced. For the year ended December 31, 2003, 2002 and 2001, we incurred $460,000, $518,000 and $345,000, respectively, in servicing fees paid to the Bank.

        The master service agreement requires the Bank to service the loan portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank collects and remits principal and interest payments, maintains perfected collateral positions, submits and pursues insurance claims and initiates and supervises foreclosure proceedings on the loan portfolio it services. The Bank also provides accounting and reporting services required by us for our loans. We also may direct the Bank to dispose of any loans which become classified, placed in a non-performing status, or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the master service agreement. The Bank may institute foreclosure proceedings and foreclose, manage and protect the mortgaged premises, including by exercising any power of sale contained in any mortgage or deed of trust, obtaining a deed in lieu of foreclosure or otherwise acquiring title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the master service agreement.

        The master service agreement may be terminated at any time by written agreement between us and the Bank or at any time by either us or the Bank upon 30 days' prior written notice to the other party and appointment of a successor servicer. The master service agreement will automatically terminate if we cease to be an affiliate of the Bank.

        The Bank remits daily to us all principal and interest collected on loans serviced by the Bank for us.

        When any mortgaged property underlying a mortgage loan is conveyed by a mortgagor, the Bank generally, upon notice of the conveyance, will enforce any due-on-sale clause contained in the mortgage loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular mortgage loan or applicable law, however, may prohibit the Bank from exercising the due-on-sale clause under certain circumstances related to the security underlying the mortgage loan and the buyer's ability to fulfill the obligations under the related mortgage note.

Advisory Services

        We have entered into an advisory agreement with the Bank to administer our day-to-day operations. The Bank is paid a monthly advisory fee equal to 0.05% per annum of the average gross outstanding balance of our loans for the immediately preceding month, plus reimbursement for certain expenses incurred by the Bank as advisor. For the years ended December 31, 2003, 2002 and 2001, we incurred $115,000, $130,000, and $86,000, respectively, in advisory fees payable to the Bank. As advisor, the Bank is responsible for:

  (1)
  monitoring the credit quality of the loan portfolio held by us;

  (2)
  advising us with respect to the acquisition, management, financing and disposition of its loans and other assets; and

  (3)
  maintaining our corporate and stockholder records.

        The Bank may, from time to time, subcontract all or a portion of its obligations under the advisory agreement to one or more of its affiliates involved in the business of managing mortgage assets or, with the approval of a majority of our Board of Directors as well as a majority of our independent directors, subcontract all or a portion of its obligations under the advisory agreement to unrelated third parties. The Bank will not, in connection with the subcontracting of any of its obligations under the advisory agreement, be discharged or relieved in any respect from its obligations under the advisory agreement.

        The advisory agreement had an initial term of five years, and currently it is renewed each year for an additional one-year period unless we deliver notice of nonrenewal to the Bank. We may terminate the advisory agreement at any time upon 90 days' prior notice. As long as any Series A preferred shares, any Series C preferred shares or any Series D preferred shares remain outstanding, any decision by us either not to renew the advisory agreement or to terminate the advisory agreement must be approved by a majority of our Board of Directors, as well as by a majority of our independent directors. Other than the servicing fee and the advisory fee, the Bank will not be entitled to any fee for providing advisory and management services to us.

Employees

        We have six officers, including the three executive officers described below under "Management—Directors and Executive Officers." We do not have any employees because we have retained the Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement. Each of our officers currently is also an officer and/or director of the Bank. We estimate that these officers will devote between 5% and 10% of their time to managing our business. We maintain corporate records and audited financial statements that are separate from those of the Bank. There are no provisions in our restated articles of organization limiting any of our officers or directors from having any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring and holding mortgage assets. None of our officers or directors currently has, nor do we anticipate that they will have, any such interest in our mortgage assets.

Competition

        We do not anticipate that we will engage in the business of originating mortgage loans. We do anticipate that we will acquire mortgage assets in addition to those in our loan portfolio and that substantially all of these mortgage assets will be acquired from the Bank. The amount of future acquisitions of mortgage assets will be determined based upon the preferred dividends required to be paid by us and the level of assets required to produce an adequate dividend coverage ratio. Accordingly, we do not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring our mortgage assets from the Bank. The Bank, however, faces significant competition in the purchase of mortgage loans, which could have an adverse effect on our ability to acquire mortgage loans. If the Bank does not successfully compete in the purchase of mortgage loans, this could have an adverse effect on our business, financial condition and results of operations.

        The banking industry in the United States is part of the broader financial services industry, which also includes insurance companies, mutual funds, consumer finance companies and securities brokerage firms. In recent years, intense market demands, technological and regulatory changes and economic pressures have eroded industry classifications which were once clearly defined. More specifically, in 1999, the U.S. Congress enacted the Gramm-Leach-Bliley Act of 1999, under which banks are no longer prohibited from associating with, or having management interlocks with, a business organization engaged principally in securities activities. The Gramm-Leach-Bliley Act permits bank holding companies that elect to become financial holding companies to engage in defined securities and insurance activities as well as to affiliate with securities and insurance companies. This act also permits banks to have financial subsidiaries that may engage in certain activities not otherwise permissible for banks.

        Existing banks have been forced to diversify their services, increase returns on deposits and become more cost-effective as a result of competition with one another and with other financial services companies, including non-bank competitors. The breakdown in traditional roles has been fueled by the pattern of rapidly fluctuating interest rates in the United States and by significant changes in federal and state laws. These statutory changes and corresponding changes in governing regulations have resulted in increasing homogeneity in the products and financial services offered by financial institutions. As a result, some non-bank financial institutions, such as money market funds, have become increasingly strong competitors of banks in many respects.

        Numerous banks and non-bank financial institutions compete with the Bank for deposit accounts and the acquisition of loans. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. The competition for loans has recently increased as a direct result of mergers of banks in New England. These mergers have provided the resulting banks with enhanced financial resources and administrative capacity to compete for assets.

        The Bank faces strong competition in its market area both from other more established banks and from non-bank financial institutions which are aggressively expanding into markets traditionally served by banks. Most of these competitors offer products and services similar to those offered by the Bank, have facilities and financial resources greater than those of the Bank and have other competitive advantages over the Bank.

Legal Proceedings

        From time to time, we may be involved in routine litigation incidental to our business, including a variety of legal proceedings with borrowers, which would contribute to our expenses, including the costs of carrying non-performing assets. We are not currently a party to any material proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Level Overview

        Net income available to our sole common stockholder, the Bank, decreased $1.1 million, or 4.5%, to $24.2 million in 2003 compared to $25.4 million in 2002 and increased $4.6 million or 22.2%, in 2002 compared to $20.8 million for 2001. The decrease from 2002 to 2003 is primarily the result of a decline in interest income partially offset by an increased credit for loan losses and an increase in gains on distribution of loans to our common stockholder. The increase from 2001 to 2002 is primarily the result of an increase in gains on sales of loans, a credit for loan losses and an increase in interest income.

        During 2003, we did not acquire any mortgage assets. Returns of capital of $118.2 million were made during 2003. Decisions regarding the utilization of our cash are based, in large part, on our future commitments to pay preferred stock dividends. During 2003, our loan portfolio was large enough to generate income resulting in earnings which were 8.25 times fixed charges and preferred stock dividends.

        Future decisions regarding mortgage asset acquisitions will be based on the level of preferred stock dividends at the time and the required level of income necessary to generate adequate dividend coverage.

Critical Accounting Policies

        In December 2001, the SEC requested that all registrants discuss their most "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one which is both important to the portrayal of the company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are more fully described in Note 1 to the financial statements included elsewhere in this prospectus, the following is a summary of the accounting policies believed by management to be most critical in their potential effect on our financial position or results of operations:

        Allowance for Loan Losses.    Arriving at an appropriate level of allowance for loan losses requires a high degree of judgment. We maintain an allowance for probable loan losses that are inherent in our loan portfolio. The initial allowance for loan losses was transferred from the Bank at the time of the initial transfer of loans to us and additional transfers are made in connection with each transfer of loans from the Bank. Additionally, the allowance for loan losses is increased upon allocation of purchase discount upon acquisition of loans and decreased upon sales or pay-offs of loans. Reductions in connection with sales are included in the calculation of the gain or loss, and reductions related to pay-offs are recorded as a credit for loan losses. Loan losses are charged against the allowance when management believes the net investment of the loan, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        Management makes significant judgments in determining the adequacy of the allowance for loan losses. Management initially considers the loan loss allowances specifically allocated to individual impaired loans. Next, management considers the level of general loan loss allowances deemed appropriate for the balance of the portfolio. Factors considered include known and inherent risks in the nature and volume of the loan portfolios, adverse situations that may affect the borrower's ability to repay, historical loss ranges, the estimated value of any underlying collateral and prevailing economic conditions. An additional allowance for loan losses is maintained based on a judgmental process whereby management considers qualitative and quantitative assessments of other factors, including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan losses is management's estimate of the probable loan losses incurred as of the balance sheet date. There can be no assurance that our actual losses with respect to loans will not exceed our allowance for loan losses.

        Effective January 1, 2005, as a result of the required adoption of SOP No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," we expect our allowance for loan loss methodology to change. SOP No. 03-3 prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer. The prohibition of the valuation allowance carry over applies to the purchase of an individual loan, a pool of loans, a group of loans and impaired loans acquired in a business combination. For more information related to SOP No. 03-3 see Note 1-Recent Accounting Pronouncements to our financial statements included elsewhere in this prospectus. We have not yet determined how the adoption of this SOP will impact our financial statements.

        Discounts on Acquired Loans.    At the time of acquisition of purchased pools of loans, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan is recorded as non-amortizing discount. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than 90 days from the date of purchase. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the term of the loans and is not accreted on non-performing loans. There is judgment involved in estimating the amount of future cash flows. The amount and timing of actual cash flows could differ materially from management's estimates, which could materially affect our financial condition and results of operations.

        The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan is resolved or restructured is determined. There is no effect on the income statement as a result of these reductions.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan losses.

        When a loan is paid-off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to the Bank's acquisition of the loan, interest collected if on non-performing status, prepayment fees and other loan fees.

        Gains and losses on sales of loans are determined using the specific identification method. The excess (deficiency) of any cash received as compared to the net investment is recorded as gain (loss) on sales of loans. There are no loans held for sale at December 31, 2003.

        Changes in interest rates also can affect the value of our loans and our ability to realize gains on the resolution of assets. A significant portion of our earnings results from accelerated interest income resulting from loan prepayments. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to a reduction of discount accreted into income, which could have a material adverse effect on our results of operations.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

Interest income

        The yields on our interest-earning assets are summarized as follows:

	Years Ended December 31,
	2003			2002			2001
	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield
	(dollars in thousands)
Loans, net (1)	$198,333	$19,797	9.98%	$226,122	$23,244	10.28%	$154,927	$20,064	12.95%
Interest-bearing deposits	83,045	1,316	1.58	78,346	2,217	2.83	87,167	3,534	4.05

Total interest-earning assets	$281,378	$21,113	7.50%	$304,468	$25,461	8.36%	$242,094	$23,598	9.75%

(1)
Non-performing loans are excluded from average balance calculations.

        The decline in yield on interest-earning assets from 2002 to 2003 is a result of a decline in yield on both interest-bearing deposits and the loan portfolio and a decline in total interest-earning assets. The yield on interest-bearing deposits declined due to a decline in overall market rates. The yield on the loan portfolio declined as a result of: (1) a decrease in yield attributable to regularly scheduled interest income as a result of the declining interest rate environment and (2) the purchase or contribution in 2002 of loans from the Bank that were acquired from the Small Business Administration which generate lower regularly scheduled interest and accretion. Average loans, net for 2003 totaled $198.3 million compared to $226.1 million for 2002. This decrease is primarily attributable to pay-offs and amortization of loans in addition to a transfer of loans to us of $6.4 million during the year ended December 31, 2003.

        The decline in yield on interest-earning assets from 2001 to 2002 is a result of a decline in yield on both interest-bearing deposits and the loan portfolio. The yield on interest-bearing deposits declined due to a decline in overall market rates. The yield on the loan portfolio declined as a result of: (1) a decrease in yield attributable to regularly scheduled interest income as a result of the declining interest rate environment; (2) a decline, relative to the overall yield on loans, in interest income recognized at the time of individual loan pay-offs and (3) as a result of the purchase or contribution of loans from the Bank that were acquired from the Small Business Administration which generate lower regularly scheduled interest and accretion. Average loans, net for 2002 totaled $226.1 million compared to $154.9 million for 2001. This increase is due primarily to purchases of loans from or contribution of loans by the Bank totaling $184.1 million, which was partially offset by pay-offs, sales, and amortization related to loans during the period.

        Income on loans includes the portion of the purchase discount that is accreted into income over the remaining lives of the related loans using the interest method. Because the carrying value of the loan portfolio is net of purchase discount, the related yield on this portfolio generally is higher than the aggregate contractual rate paid on the loans. The total yield includes the excess of a loan's expected discounted future cash flows over its net investment, recognized using the interest method.

        When a loan is paid-off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to the Bank's acquisition of the loan, interest collected if on non-performing status and other loan fees ("other interest and fee income"). The following table sets forth, for the years indicated, the components of interest and fees on loans. There can be no assurance regarding future interest income, including the yields and related level of such income, or the relative portion attributable to loan pay-offs as compared to other sources.

	Years Ended December 31,
	2003		2002		2001
	Interest Income	Yield	Interest Income	Yield	Interest Income	Yield
	(dollars in thousands)
Regularly scheduled interest and accretion income	$15,284	7.70%	$18,120	8.01%	$15,445	9.97%
Interest and fee income recognized on loan pay-offs:
Non-amortizing discount	968	0.49	1,956	0.87	2,216	1.43
Amortizing discount	2,712	1.37	2,818	1.25	1,701	1.10
Other interest and fee income	833	0.42	350	0.15	702.45

	4,513	2.28	5,124	2.27	4,619	2.98

	$19,797	9.98%	$23,244	10.28%	$20,064	12.95%

        The amount of loan pay-offs and related discount income is influenced by several factors, including the interest rate environment, the real estate market in particular areas, the timing of transactions and circumstances related to individual borrowers and loans.

        The average balance of interest-bearing deposits increased $4.7 million to $83.0 million for 2003 compared to $78.3 million for 2002 and decreased $8.8 million in 2002 compared to $87.2 million for 2001. The changes in the average balances of interest-bearing deposits are the result of cash flows from loan repayments, offset by loan purchases and periodic dividend payments and returns of capital. The yield on interest-bearing deposits decreased in 2003 and 2002 as a result of a decline in the interest rate environment.

Credit for loan losses

        We recorded a credit for loan losses of $3.9 million and $1.5 million for the years ended December 31, 2003 and 2002, respectively. No provision or credit was recorded for the year ended December 31, 2001. We have experienced a high rate of loan pay-offs and thus recorded a credit for loan losses to reduce allowance allocations related to the loans that have paid off and loans which have performed above original expectations. The allowance for loan losses is based on the size of the portfolio and its historical performance. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. Should the loan portfolio continue to decline without utilization of the allowance for loan losses, future credits for loans losses will be necessary.

Other income

        Guarantee fee income for the years ended December 31, 2003, 2002 and 2001 was $80,000 in each year. Effective July 1, 2000, we entered into an agreement to make certain assets available to be pledged in connection with borrowings of the Bank from the FHLBB. Capital Crossing Preferred receives an annual fee of $80,000 under this agreement.

        A gain of $3.0 million was recognized on the distribution of loans to our common stockholder during the third quarter of 2003. These loans were distributed at the estimated fair value on the transfer date, which was higher than the book value of the loans, resulting in the recognition of a gain in connection with this distribution.

        During 2002, there were three loan sales to unaffiliated third parties, comprised of ten loans with carrying values of $5.1 million, which resulted in gains of $2.4 million. In addition, four loans totaling $2.6 million were sold to the Bank for no gain. During 2001, one loan with a carrying value of $771,000 was sold at a gain of $156,000. There were no loan sales to third parties during 2003.

Operating expenses

        Loan servicing and advisory expenses decreased $73,000, or 11.3%, to $575,000 in 2003 from $648,000 in 2002 and increased by $217,000, or 50.3%, from $431,000 in 2001. The changes are a result of changes in the average balance of the loan portfolio from year to year.

        Other real estate owned income for the year ended December 31, 2003 is comprised of a gain of $334,000 on the sale of one property to an unaffiliated third party and rental income of $27,000. There was no other real estate owned income during the years ended December 31, 2002 and 2001.

        Other general and administrative expenses consisting primarily of professional fees, stockholder relations and printing expenses increased $212,000, or 201.9%, to $317,000 from $105,000 in 2002 and increased $38,000, or 56.7%, from $67,000 in 2001. These increases are primarily attributable to increases in legal and accounting fees in connection with loan-related matters.

Preferred stock dividends

        Preferred stock dividends increased in 2002 and 2003 as compared to 2001 as a result of dividends on our Series C preferred shares, which were issued on May 31, 2001.

Financial Condition

Interest-bearing Deposits with Capital Crossing Bank

        Interest-bearing deposits with the Bank consist entirely of a money market account at December 31, 2003 and 2002. The balance of interest-bearing deposits decreased $26.9 million to $65.8 million for 2003 compared to $92.6 million for 2002. The change in the balance of interest-bearing deposits is the result of loan purchases and periodic dividend payments and returns of capital, offset by cash flows from loan repayments.

Loan Portfolio

        The outstanding principal balance of the loan portfolio is summarized as follows:

	December 31,
	2003		2002
	Principal Balance	Percentage of Total	Principal Balance	Percentage of Total
		(dollars in thousands)
Mortgage loans on real estate:
Commercial real estate	$120,317	67.62%	$191,567	69.03%
Multi-family residential	50,390	28.32	77,598	27.96
One-to-four family residential	1,714	0.96	2,529	0.91
Land	5,481	3.08	5,821	2.10

Total	177,902	99.98	277,515	100.00
Other	28	0.02	—	—

Total loans, gross	$177,930	100.00%	$277,515	100.00%

        We acquire primarily performing commercial real estate and multifamily residential mortgage loans. No loans were acquired in 2003 as the existing portfolio was large enough to generate an adequate dividend coverage ratio. Total net loans acquired in 2002 were $184.1 million consisting of $90.3 million of loans purchased from the Bank and $93.3 million of loans contributed by Capital Crossing.

        We intend that each loan acquired from the Bank in the future will be a whole loan, and will be originated or acquired by the Bank in the ordinary course of its business. We also intend that all loans held by us will be serviced pursuant to the master service agreement with the Bank.

        Non-performing loans, net of discount, totaled $17,000 and $1.6 million at December 31, 2003 and 2002, respectively. The decline in non-performing loans relates primarily to a loan for which the collateral was foreclosed upon and sold during 2003.

        Loans generally are placed on non-performing status and the accrual of interest and accretion of discount are generally discontinued when the collectibility of principal and interest is not probable or estimable. Unpaid interest income previously accrued on such loans is reversed against current period interest income. A loan is returned to accrual status when it is brought current in accordance with management's anticipated cash flows at the time of acquisition.

Interest Rate Risk

        Our income consists primarily of interest income. If there is a decline in market interest rates, we may experience a reduction in interest income and a corresponding decrease in funds available to be distributed to our stockholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of mortgage loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding mortgage loans. Capital Crossing Preferred does not intend to use any derivative products to manage our interest rate risk.

Significant Concentration of Credit Risk

        Concentration of credit risk generally arises with respect to our loan portfolio when a number of borrowers engage in similar business activities, or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of our performance to both positive and negative developments affecting a particular industry. Our balance sheet exposure to geographic concentrations directly affects the credit risk of the loans within our loan portfolio.

        At December 31, 2003, 44.5%, and 14.5%, respectively, of our total real estate loan portfolio consisted of loans located in California and New England. At December 31, 2002, 43.7% and 14.1%, respectively, of our total loan portfolio consisted of loans in California and New England. Consequently, the portfolio may experience a higher default rate in the event of adverse economic, political or business developments or natural hazards in California or New England that may affect the ability of property owners to make payments of principal and interest on the underlying mortgages.

Liquidity Risk Management

        The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of our financial commitments and to capitalize on opportunities for our business expansion. In managing liquidity risk, we take into account various legal limitations placed on a REIT.

        Our principal liquidity needs are:

  (1)
  to maintain the current portfolio size through the acquisition of additional mortgage assets as mortgage assets currently in the loan portfolio mature, pay down or prepay, and

  (2)
  to pay dividends on our preferred shares and common shares.

        The acquisition of additional mortgage assets is intended to be funded primarily through repayment of principal balances of mortgage assets by individual borrowers. We do not have and do not anticipate having any material capital expenditures. To the extent that the Board of Directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Internal Revenue Code requiring the distribution by a REIT of at least 90% of its REIT taxable income and taking into account taxes that would be imposed on undistributed income), or a combination of these methods. Except for its obligation to guarantee certain borrowings of the Bank, we do not currently intend to incur any indebtedness. Our organizational documents limit the amount of indebtedness which we are permitted to incur without the approval of the Series A, the Series C and the Series D preferred stockholders to no more than 100% of our total stockholders' equity. Any such debt may include intercompany advances made by the Bank to us.

        We may also issue additional series of preferred stock. However, we may not issue additional shares of preferred stock ranking senior to the Series A, the Series C or the Series D preferred shares without the consent of holders of at least two-thirds of each of the Series A, the Series C and the Series D preferred shares outstanding at that time. Although our charter does not prohibit or otherwise restrict the Bank or its affiliates from holding and voting shares of Series A, Series C or Series D preferred stock, to our knowledge the amount of Series A, Series C and Series D preferred shares held by the Bank or its affiliates is insignificant (less than 1%). Additional shares of preferred stock ranking on a parity with the Series A, the Series C or the Series D preferred shares may not be issued without the approval of a majority of our independent directors.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss from adverse changes in market prices and interest rates. It is our objective to attempt to control risks associated with interest rate movements. Our market risk arises primarily from interest rate risk inherent in holding loans. To that end, management actively monitors and manages our interest rate risk exposure.

        Our management reviews, among other things, the sensitivity of our assets to interest rate changes, the book and market values of assets, purchase and sale activity, and anticipated loan pay-offs. Our management also approves and establishes pricing and funding decisions with respect to our overall asset and liability composition.

        Our methods for evaluating interest rate risk include an analysis of our interest-earning assets maturing or repricing within a given time period. Since we have no interest-bearing liabilities, a period of rising interest rates would tend to result in an increase in net interest income. A period of falling interest rates would tend to adversely affect net interest income.

        The following table sets forth our interest-rate-sensitive assets categorized by repricing dates and weighted average yields at December 31, 2003. For fixed rate instruments, the repricing date is the maturity date. For adjustable-rate instruments, the repricing date is deemed to be the earliest possible interest rate adjustment date. Assets that are subject to immediate repricing are placed in the overnight column.

	December 31, 2003
	Overnight	Within One Year	One to Two Years	Two to Three Years	Three to Four Years	Four to Five Years	Over Five Years	Total
	(dollars in thousands)
Interest-bearing deposits	$65,755	$—	$—	$—	$—	$—	$—	$65,755
	1.10%
Certificates of deposit	—	200	—	—	—	—	—	200
		1.34%
Fixed-rate loans(1)	—	38,343	22,743	14,729	9,355	6,556	8,175	99,901
	—	8.38%	8.30%	8.06%	7.72%	7.73%	7.08%
Adjustable-rate loans(1)	23,163	32,747	1,971	497	43	7	6	58,434
	6.92%	6.69%	7.45%	6.95%	6.40%	4.47%	4.76%

Total rate-sensitive assets	$88,918	$71,290	$24,714	$15,226	$9,398	$6,563	$8,181	$224,290

(1)
Loans are presented at net amounts before deducting the allowance for loan losses and excludes non-performing loans.

        Based on our experience, management applies the assumption that, on average, approximately 24% of the fixed and adjustable rates will prepay annually.

        At December 31, 2003, the fair value of net loans was $161,558,000 as compared to the net carrying value of net loans of $155,071,000. The fair value of interest-bearing deposits approximates carrying value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of March 1, 2004, the number and percentage of outstanding shares of common stock, Series A preferred shares, Series B preferred shares and Series C preferred shares beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent of such shares; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group. The persons or entities named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity. The calculations were based on a total of 100 shares of common stock, 1,416,130 Series A preferred shares, 941 Series B preferred shares and 1,840,000 Series C preferred shares outstanding as of such date.

Name and Address of Beneficial Owner (1)	Amount of Shares (Class)	Percentage of Outstanding Shares
Capital Crossing Bank	100 shares of common stock 900 Series B preferred shares	100.0% 95.6%
Edward F. Mehm (2)(3)	2 Series B preferred shares (4)	*
Nicholas W. Lazares (3)	2 Series B preferred shares (4)	*
Bradley M. Shron (2)	—	*
Richard Wayne (2)(3)	2 Series B preferred shares (4)	*
Jeffrey Ross (3)	8,900 Series C preferred shares	*
Douglas Shaw (3)	—	*
Dr. John Lapidus (3)	2,500 Series A preferred shares 5,000 Series C preferred shares	* *
All executive officers and directors as a group (7 persons)	2,500 Series A preferred shares 6 Series B preferred shares 13,900 Series C preferred shares	* * *

*
Less than 1%.

(1)
The address of each beneficial owner is c/o Capital Crossing Preferred Corporation, 101 Summer Street, Boston, Massachusetts 02110.

(2)
Executive officer of Capital Crossing Preferred Corporation.

(3)
Director of Capital Crossing Preferred Corporation.

(4)
Includes 1 share held of record by such executive officer/director's spouse.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information about our directors and executive officers. All of our officers are also officers of the Bank. We estimate that the officers listed below will devote between 5% and 10% of their time to managing our business. We do not have any employees because we have retained the Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement.

Name	Age	Position(s) Held
Richard Wayne	51	President and Director
Edward F. Mehm	39	Vice President, Treasurer and Director
Bradley M. Shron	47	Vice President and Clerk
Nicholas W. Lazares	52	Director
Jeffrey Ross	59	Director
Douglas Shaw	49	Director
Dr. John Lapidus	47	Director

        The principal occupation for the last five years of each director and executive officer is set forth below.

        Richard Wayne.    Mr. Wayne has been the President and a Director of Capital Crossing Preferred since March 1998. Mr. Wayne is the President and Co-Chief Executive Officer, and a Director, of the Bank.

        Edward F. Mehm.    Mr. Mehm has been a Vice President and Treasurer and a Director of Capital Crossing Preferred since October 2001. Mr. Mehm has served as Executive Vice President, Chief Financial Officer and Treasurer of the Bank since October 2001, served as Executive Vice President of the Bank from April 2000 to October 2001, and served as Senior Vice President of the Bank from January 1997 to April 2000.

        Bradley M. Shron.    Mr. Shron has been Clerk of Capital Crossing Preferred since March 1998 and a Vice President since April 1999. Mr. Shron has served as Executive Vice President, General Counsel and Clerk of the Bank since April 2000, and served as Senior Vice President, General Counsel and Clerk of the Bank from 1998 to April 2000.

        Nicholas W. Lazares.    Mr. Lazares has been a Director of Capital Crossing Preferred since March 1998. Mr. Lazares is the Chairman of the Board and Co-Chief Executive Officer of the Bank.

        Jeffrey Ross.    Since October 1999, Mr. Ross has served as the Managing Partner of Ross Fialkow Capital Partners, a business advisory firm, in Boston, Massachusetts. From 1998 until October 1999, Mr. Ross acted as a management and investment consultant. During 1997, Mr. Ross was President and Chief Executive Officer of Hearthstone Assisted Living, an operator of assisted living communities, in Houston, Texas. Mr. Ross has been a Director of Capital Crossing Preferred since April 1999.

        Douglas Shaw.    Mr. Shaw is the Executive Vice President and a Director of M.S. Walker, Inc., a wholesale distributor of wines and spirits in Somerville, Massachusetts. Mr. Shaw has been a Director of Capital Crossing Preferred since April 2002 and a Director of Capital Crossing Bank since April 2004.

        Dr. John Lapidus.    Dr. Lapidus is a partner of James L. Nager, DMD & John H. Lapidus, DMD, P.C., a group dental practice in Belmont, Massachusetts. Dr. Lapidus has been a Director of Capital Crossing Preferred since December 2002.

Independent Directors

        The terms of the Series A preferred shares, the Series C preferred shares and the Series D preferred shares each require that, so long as any Series A preferred shares, Series C preferred shares or Series D preferred shares are outstanding, certain actions by us must be approved by a majority of our independent directors. Currently we have three independent directors, Jeffrey Ross, Douglas Shaw and Dr. John Lapidus, who are independent under the standards promulgated by The Nasdaq Stock Market, Inc. Mr. Ross and Dr. Lapidus are also independent of Capital Crossing Preferred because they are not and will not be employees or affiliates of Capital Crossing Preferred and they are independent of the Bank because they are not and will not be officers, directors or affiliates of the Bank. The Bank, as holder of all of our common stock, controls the election of all of our directors, including our independent directors.

        If we fail to pay or declare and set aside for payment a full quarterly dividend on our Series D preferred shares for six consecutive quarterly dividend periods, the number of directors then constituting our Board of Directors will be increased by two, and the holders of Series D preferred shares will be entitled to elect the two additional directors to serve on our Board of Directors at the next annual meeting of our stockholders. Any member of our Board of Directors elected by the holders of our Series D preferred shares will be deemed to be an independent director for purposes of the actions requiring the approval of a majority of the independent directors.

Audit Committee

        We have an audit committee, which consists of Jeffrey Ross, Douglas Shaw and Dr. John Lapidus. Each member of the audit committee satisfies the standards for independence promulgated by The Nasdaq Stock Market, Inc. The audit committee reports its activities to our Board of Directors. The primary function of the audit committee is to: (1) retain our independent auditor and review the scope of our independent auditor's annual audit; (2) review our audit plans and the independent auditor; (3) review our quarterly unaudited financial statements and annual audited financial statements; (4) review the results of the annual audit by the independent auditor; (5) monitor our internal accounting controls; and (6) review transactions between us and the Bank. Our Board of Directors also recognizes the fact that our financial results are consolidated into those of the Bank and such results are, accordingly, also reviewed by the audit committee of the board of directors of the Bank.

Code of Ethics and Other Matters

        The Bank has adopted a Code of Business Conduct and Ethics which applies to our directors. A copy of such Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K. We do not hold annual stockholder meetings because the Bank holds all of our outstanding voting securities and therefore would be the only stockholder entitled to vote at any such meeting. Our Board of Directors has determined that we are a "controlled company," as defined in Rule 4350(c)(5) of the listing standards of The Nasdaq National Market, based on the Bank's beneficial ownership of 100% of our outstanding common stock. Accordingly, we are exempt from certain requirements of the Nasdaq listing standards, including the requirement to maintain a majority of independent directors on our Board of Directors.

Management and Director Compensation

        We pay our independent directors a per meeting fee of $1,250 for their services as directors. We will not pay any compensation to our officers or to our directors who are not independent directors.

Master Service and Advisory Agreement

        Our loans are serviced by the Bank under the terms of the master service agreement. The Bank in its role as servicer under the terms of the master service agreement receives a fee equal to 0.20% per annum, payable monthly, on the gross outstanding principal balances of loans serviced. We have also entered into an advisory agreement with the Bank to administer our day-to-day operations. The Bank is paid a monthly advisory fee equal to 0.05% per annum on the average gross outstanding balance of our loans for the immediately preceding months, plus reimbursement for certain expenses incurred by the Bank as advisor.

        The following table sets forth the amounts of the servicing fees and advisory fees which were paid to the Bank for the periods indicated. See also "Background, Corporate Structure and Benefits to Capital Crossing Bank" for the amount of fees we anticipate following completion of this offering.

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Servicing fees	$460	$518	$345
Advisory fees	115	130	86

	$575	$648	$431

Guarantee and Pledge of Assets

        We have guaranteed all of the obligations of the Bank under advances the Bank may receive from time to time from the FHLBB, and have agreed to pledge a significant amount of our assets in connection with those advances. The assets we pledge to the FHLBB will vary from time to time, however the potential exists for us to pledge all of our assets to the FHLBB to secure advances to the Bank. In addition, the Bank has pledged to the FHLBB all of the shares of our capital stock it owns as collateral for its FHLBB borrowings. Under the terms of the pledge, if the Bank becomes undercapitalized (in which case the FDIC may direct that the Series D preferred shares be exchanged for preferred shares of the Bank) the FHLBB may require the Bank to dissolve Capital Crossing Preferred such that the assets of Capital Crossing Preferred are distributed to the Bank. In this circumstance, holders of the Series D preferred shares which have not been exchanged for preferred shares of the Bank would receive their liquidation preference, on parity with the holders of Series A preferred shares and the holders of the Series C preferred shares only to the extent there are available assets of Capital Crossing Preferred following satisfaction of our outstanding obligations, including our guarantee of the Bank's FHLBB borrowings. At December 31, 2003, approximately $30.6 million, or 13.8%, of our assets have been pledged to and accepted by the FHLBB to secure the advances to the Bank. The FHLBB advances will be used by the Bank primarily for the purchase of mortgage assets and to assist in managing the Bank's interest rate risk exposure. These assets generally would be available for purchase by or contribution to us, based upon the quality of the assets, and whether the assets were qualified to be held by REITs. The guarantee and pledge were approved by our independent directors, subject to certain requirements and limitations, including the requirement that the Bank pay us a guarantee fee. Our guarantee obligations under this arrangement are limited by applicable laws pertaining to fraudulent conveyance and fraudulent transfer. The Bank has also agreed with the FHLBB that it will not request or accept advances from the FHLBB in excess of our total stockholders' equity, less the stockholders' equity attributable to the Series A preferred shares, the Series C preferred shares and the Series D preferred shares. As of December 31, 2003, this restriction would limit the Bank's ability to receive advances in excess of approximately $188.9 million. The amount of Bank borrowings from the FHLBB were $129.0 million at December 31, 2003.

DESCRIPTION OF THE SERIES D PREFERRED SHARES

        The following summary sets forth all material terms and provisions of the Series D preferred shares, and is qualified in its entirety by reference to the terms and provisions of our restated articles of organization establishing the Series D preferred shares. The Series D preferred shares will rank as to dividends and upon liquidation on an equal basis with the Series A preferred shares and the Series C preferred shares. The terms of the Series D preferred shares are substantially the same as the Series A preferred shares and the Series C preferred shares except for the dividend rate, the dividend payment dates, the liquidation value per share and the redemption date. In addition, the Series D preferred shares have the right to elect two additional directors if we fail to pay or set aside for payment a full quarterly dividend on the Series D preferred shares for six consecutive quarterly dividend periods.

Series D Preferred Shares

        The Series D preferred shares form a series of our preferred stock. When issued, the Series D preferred shares will be validly issued, fully paid and non-assessable. The holders of the Series D preferred shares will have no preemptive rights with respect to any shares of our capital stock. The Series D preferred shares will not be subject to any sinking fund or other obligation for their repurchase or retirement. The Series D preferred shares are not convertible into any of our other securities. The Series D preferred shares will be exchanged on a one hundred-for-one basis for preferred shares of the Bank if directed by the FDIC under certain circumstances. The Series D preferred shares will rank senior to our common stock and Series B preferred shares, and on parity with our Series A preferred shares and Series C preferred shares as to dividends and upon liquidation. Upon our liquidation, any obligations to our creditors at that time and any amounts due or which may become due under our guarantee of the Bank's obligations to the Federal Home Loan Bank of Boston would rank senior to the Series D preferred shares.

Dividends

        Holders of Series D preferred shares shall be entitled to receive, if, when and as declared by our Board of Directors out of assets legally available therefor, quarterly cash dividends at the rate of 8.50% per year of the liquidation preference, equivalent to $2.125 per share per year. If declared, dividends on the Series D preferred shares for each quarterly period shall be payable on each April 15, July 15, October 15, and January 15 commencing on July 15, 2004 to holders of record on the last business day of the immediately preceding quarter. Quarterly dividend periods will commence on the first day of each quarter and on the date of original issue for the initial dividend period. The amount of dividends, if declared, payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any month up to 30 days. Dividends in each quarterly dividend period will accrue from the first day of such period, whether or not declared or paid with respect to the preceding quarterly dividend period.

        The right of holders of Series D preferred shares to receive dividends is non-cumulative. Accordingly, if our Board of Directors fails to declare a dividend on the Series D preferred shares for a quarterly dividend period, then holders of the Series D preferred shares will have no right to receive the amount of the undeclared dividend for that period, and we will have no obligation to pay the undeclared dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series D preferred shares, any other series of our preferred stock or our common stock. Accordingly, if less than full dividends are declared on the Series D preferred shares by our Board of Directors for a quarterly dividend period, the holders of the Series D preferred shares will have no right to receive the amount of such undeclared dividends for that period, and we will have no obligation to pay a full dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series D preferred shares, any other series of our preferred stock or our common stock. If full dividends on the Series D preferred shares for the then-current quarterly dividend period have not been paid or declared and set apart for payment, we will be prohibited from paying dividends on our common stock and the Series B preferred shares. If we fail to pay or set aside for payment a full quarterly dividend on our Series D preferred shares for six consecutive quarterly dividend periods, the holders of the Series D preferred shares will have the right to elect two additional directors to our Board of Directors. See "—Voting Rights." Notwithstanding the foregoing, in order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income, excluding capital gains, to our stockholders.

Dividend Restriction Agreement

        Under a Dividend Restriction Agreement, to be dated as of May 11, 2004, between us and the Bank, the Bank will agree that so long as any of the Series D preferred shares are outstanding, the Bank will not declare, pay or set aside for payment any dividends or other distributions on any of its outstanding common or preferred stock (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, such common or preferred stock, as the case may be) or repurchase or redeem any of its common or preferred stock, whenever, in each case full dividends on all outstanding Series D preferred shares have not been declared, paid or irrevocably set aside for payment, when due, for any dividend period, until dividends for at least four consecutive dividend periods have been fully paid or set aside for payment on the outstanding Series D preferred shares; provided, however, that this provision will not apply to dividends or other distributions declared, paid or set aside for payment on the preferred shares of the Bank issued in exchange for our preferred stock. This agreement will provide that it may not be amended by us and the Bank in the absence of the approval of the holders representing at least two-thirds of the issued and outstanding shares of Series D preferred stock. This agreement will provide that it may be amended without the consent of the holders of the Series D preferred stock to: (1) cure any ambiguity; (2) correct or supplement any provision in this agreement that may be defective or inconsistent with any other provision of this agreement; or (3) add to the covenants, restrictions or obligations of the Bank.

Authority to Issue Additional Shares

        We may increase the number of our authorized shares upon vote of a majority of the holders of our common stock and each outstanding class of preferred stock. In addition, our Board of Directors has the authority, subject to receipt of all applicable regulatory approvals, to issue up to an additional 2,000,000 shares of preferred stock and determine the preferences, voting powers, qualifications, and special or relative rights or privileges thereof. A vote of the holders of two-thirds of the outstanding Series D preferred shares is required, however, to create a class of shares that would rank senior to the Series D preferred shares with regard to payment of dividends or amounts upon liquidation. A majority of the independent directors must approve the creation of a class of shares that would rank on parity with the Series D preferred shares. Although the Bank and/or its affiliates currently have no intention to purchase any of the Series D preferred shares, if in the future any such shares were purchased, then the Bank and/or its affiliates would vote such shares as any other stockholder. The Board of Directors has no intention at the present time of submitting for a vote of the holders of the Series D preferred shares or the independent directors a plan to create any new class of shares.

Automatic Exchange

        Each Series D preferred share will be automatically exchanged for one-hundredth of one newly issued preferred share of the Bank with a liquidation preference of $2,500 per share if the FDIC directs in writing an exchange of the Series D preferred shares for preferred shares of the Bank because:

  (1)
  the Bank becomes undercapitalized under applicable FDIC regulations;

  (2)
  the Bank is placed into bankruptcy, reorganization, conservatorship or receivership; or

  (3)
  the FDIC, in its sole discretion, anticipates it becoming undercapitalized in the near term.

        Upon the automatic exchange, each holder of Series D preferred shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series D preferred share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series D preferred share a certificate representing one-hundredth of one preferred share of the Bank. Any Series D preferred shares purchased or redeemed by us prior to the time of exchange as described below shall not be deemed outstanding and shall not be subject to the automatic exchange. The Bank has unconditionally agreed to issue preferred shares of the Bank in the automatic exchange and to reserve sufficient shares of preferred stock therefor. The Bank will file with the Secretary of the Commonwealth of Massachusetts a certificate of vote of directors establishing the preferred shares of the Bank immediately prior to completion of this offering.

        The automatic exchange shall occur as of 8:00 a.m. Eastern Time on the date for the automatic exchange set forth in the FDIC's directive, or, if such date is not set forth in the directive of the FDIC, as of 8:00 a.m. on the earliest possible date that the automatic exchange could occur consistent with the directive. In the latter case, the Bank will issue a press release announcing the automatic exchange prior to the automatic exchange time. As of the time of exchange, all of the Series D preferred shares will be deemed canceled without any further action by us, all rights of the holders of Series D preferred shares as stockholders of Capital Crossing Preferred will cease, and such persons shall immediately be deemed to be the holders of preferred shares of the Bank. We will mail notice of the occurrence of the exchange event to each holder of Series D preferred shares within 30 days of such event. The Bank will deliver to each such holder certificates for preferred shares of the Bank upon surrender of certificates for Series D preferred shares. Until such replacement stock certificates are delivered, or in the event such replacement certificates are not delivered, certificates previously representing Series D preferred shares shall be deemed for all purposes to represent preferred shares of the Bank. All corporate action necessary for the Bank to issue the preferred shares of the Bank will be completed upon completion of this offering. Accordingly, once the FDIC's directive is issued, no action will be required to be taken by holders of Series D preferred shares, by the Bank or by us, in order to effect the automatic exchange.

        Unless the automatic exchange occurs, no preferred shares of the Bank will be issued. If the automatic exchange occurs, the preferred shares of the Bank so issued and those issued upon exchange of our Series A preferred shares and our Series C preferred shares would constitute 100% of the issued and outstanding preferred shares of the Bank. Holders of preferred shares of the Bank would have the equivalent dividend rights, liquidation preference, redemption provisions and other attributes as to the Bank as holders of Series D preferred shares have, except that the liquidation preference and redemption price on the preferred shares of the Bank is $2,500, one hundred times that on the Series D preferred shares. Any accrued and unpaid dividends on the Series D preferred shares as of the time of exchange would be deemed to be accrued and unpaid dividends on the preferred shares of the Bank on a pro rata basis giving effect to the exchange ratio. The preferred shares of the Bank will not be registered with the SEC and will be offered pursuant to an exemption from registration under Section 3(a)(2) of the Securities Act of 1933, as amended. The Bank does not intend to apply for listing of the preferred shares of the Bank on any national securities exchange or for listing on The Nasdaq Stock Market, Inc. or any other interdealer quotation system. As a result, we cannot assure you as to the liquidity of the trading market for the preferred shares of the Bank, if issued.

        Holders of Series D preferred shares cannot exchange their Series D preferred shares for preferred shares of the Bank voluntarily. In addition, if the automatic exchange does not occur, holders of Series D preferred shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank. Such rights as are conferred by the Series D preferred shares exist solely as to Capital Crossing Preferred.

Voting Rights

        Except as specified below or otherwise expressly required by applicable law, the holders of the Series D preferred shares will not be entitled to vote at any meeting of stockholders.

        The consent of the holders of at least two-thirds of the outstanding shares of Series D preferred stock will be required to:

  (1)
  create any class or series of stock which shall, as to dividends or upon liquidation, rank senior to the Series D preferred shares; or

  (2)
  alter or change the provisions of our restated articles of organization or by-laws so as to adversely affect the voting powers, preferences or special rights of the holders of the Series D preferred shares.

        In addition, the consent of the holders of all of the outstanding Series D preferred shares will be required to allow us to incur indebtedness in excess of 100% of our total stockholders' equity.

        If full dividends on the Series D preferred shares shall not have been paid for six consecutive quarterly dividend periods, the maximum authorized number of directors on our Board of Directors shall be increased by two. The holders of the Series D preferred shares shall have the exclusive right to elect the two additional directors at our next annual meeting of stockholders and at each subsequent annual meeting until full quarterly dividends have been paid or declared and set aside for payment on the Series D preferred shares for four consecutive dividend periods. The term of such directors elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after dividends have been paid or set aside for payment on the Series D preferred shares for four consecutive quarterly dividend periods. Thereafter, the holders of the Series D preferred shares will not be able to elect directors unless dividends on the Series D preferred shares have again not been paid or set aside for payment for six consecutive quarterly dividend periods.

Covenants

        Our restated articles of organization contain certain covenants in favor of the holders of the Series D preferred shares. Specifically, we agree that so long as the Series D preferred shares are outstanding, we will not, without the approval of the holders of at least two-thirds of the outstanding Series D preferred shares, except if required by federal or state banking authorities or if necessary to maintain our REIT status: (1) consolidate, merge or reclassify with or into another person, or enter into a share exchange with another person, except under certain conditions; (2) permit a state of affairs to exist where the Bank, directly or through one or more affiliates, at any time fails to own a majority of our common stock; (3) make any payment, in cash or in kind, with respect to any of our indebtedness to the Bank, or any direct or indirect subsidiary or affiliate of the Bank (other than us), (A) at any time when any dividends that were declared on the Series D preferred shares will not have been paid on the related dividend payment date, until all such dividends have been paid or set aside for payment, or (B) in anticipation of our voluntary or involuntary liquidation, dissolution, or winding up; or (4) transfer any such indebtedness to an unaffiliated third party.

Redemption

        The Series D preferred shares will not be redeemable prior to July 15, 2009, except as described below. On or after such date, the Series D preferred shares will be redeemable at our option, in whole or in part, at any time or from time to time on not less than 30 days' nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends from the beginning of the quarter in which the redemption occurs to the date of redemption, if any. Any redemption may only be effected with the prior approval of the FDIC, unless FDIC approval is not required at the time of redemption.

        We may, with the prior written approval of the FDIC, redeem the Series D preferred shares, in whole but not in part, at a redemption price of $25.00 per share, plus the quarterly accrued and unpaid dividend from the beginning of the quarter in which the redemption occurs to the date of redemption, if any, if we receive an opinion of counsel to the effect that we will not be able to fully deduct dividends paid, or to be paid, by us or that we will not qualify as a REIT under the Code as a result of:

  (1)
  any change in the tax laws;

  (2)
  any judicial decision or other official administrative pronouncement; or

  (3)
  any change in the official position or the interpretation of any such judicial decision or other official administrative pronouncement.

Rights Upon Liquidation

        If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series D preferred shares will be entitled to receive out of our assets available for distribution to stockholders on an equal basis with holders of the Series A preferred shares and the Series C preferred shares, before any distribution of assets is made to holders of our common stock, Series B preferred shares or any other class or series of stock ranking junior to the Series D preferred shares, distributions of $25.00 per share, plus any quarterly accrued and unpaid dividends. The rights of holders of the Series D preferred shares will rank junior, however, to our obligations to creditors and any amounts due or which may become due under our guarantee of the Bank's obligations to the Federal Home Loan Bank of Boston.

        After receiving the liquidating distributions, the holders of Series D preferred shares will have no right or claim to any of our remaining assets. If our available assets are insufficient to pay the liquidation distributions on all outstanding Series D preferred shares and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Series D preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of Capital Crossing Preferred, then the holders of the Series D preferred shares and such other classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

        Our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

Book Entry, Delivery and Form

        Rather than issue the Series D preferred shares in the form of physical certificates, we will issue the shares in book-entry form evidenced by a global Series D preferred share certificate that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, record ownership of the global certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        So long as Cede & Co., as the nominee of DTC, is the registered holder of the global certificate, Cede & Co. for all purposes will be considered the sole holder of the global certificate. Except as provided below, owners of beneficial interests in the global certificate will not receive written confirmation from DTC of their purchase, will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered holders of certificates.

        Payment of dividends on, or the redemption price of, the global certificate will be made to Cede & Co., the nominee for DTC, as the registered holder of the global certificate, by wire transfer of immediately available funds on each dividend payment date or redemption date. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global certificate, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, or any organizations that are participants or indirect participants in DTC, of their respective obligations under the rules and procedures governing their operations.

        Disbursements of distributions to participants shall be the responsibility of DTC. We have been informed by DTC that, with respect to any payment of dividends on, or the redemption price of, the global certificate, DTC's practice is to credit any DTC participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Series D preferred shares represented by the global certificate, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Series D preferred shares only), unless DTC has reason to believe that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Series D preferred shares represented by the global certificate held through the DTC participants will be the responsibility of such DTC participants, as is the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in Series D preferred shares represented by the global certificate to pledge their interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of their interest, may be affected by the lack of a physical certificate evidencing their interest.

        Furthermore, the laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global certificate to certain persons may be limited.

        DTC has advised us that it will take any action permitted to be taken by a holder of Series D preferred shares only at the direction of one or more DTC participants to whose account with DTC interests in the global certificate are credited and only in respect of the aggregate liquidation preferences of the Series D preferred shares represented by the global certificate as to which such DTC participant or DTC participants has or have given such direction. Redemption notices will be sent to DTC. If less than all of the Series D preferred shares are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed.

        DTC has further advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform

    Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934;

  •
  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entry changes to accounts of its DTC participants, thereby eliminating the need for physical movement of certificates;

  •
  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

  •
  certain DTC participants (or their representatives), together with other entities, own DTC; and

  •
  indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificate among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. The global certificate is exchangeable for definitive Series D preferred shares in registered certificated form if (i) DTC advises us in writing that it is no longer willing or able to properly discharge its responsibilities with respect to the global certificate, and we are unable to locate a qualified successor or (ii) we advise DTC in writing that we elect to terminate the book-entry system through DTC.

Transfer Agent

        Registrar and Transfer Company will act as registrar and transfer agent for the Series D preferred shares.

        Registration of transfers of Series D preferred shares will be effected without charge by or on our behalf but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Giving effect to this offering, our authorized capital stock will consist of 100 shares of common stock, all of which will be outstanding, 1,725,000 Series D preferred shares, of which 1,500,000 will be outstanding, assuming no exercise of the underwriters' over-allotment option, 1,840,000 Series C preferred shares, all of which will be outstanding, 1,449,000 shares of Series A preferred shares, of which 1,416,130 shares will be outstanding, 1,000 shares of 8.0% cumulative nonconvertible preferred stock, Series B, of which 941 shares will be outstanding, 2,000,000 shares of undesignated preferred stock, none of which will be outstanding and 7,014,000 shares of excess preferred stock, none of which will be outstanding. The following summary description contains a discussion of all the material terms of our capital stock and is qualified in its entirety by reference to our restated articles of organization and by-laws, as amended, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a plurality of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of common stock have no preemptive rights.

        The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors, subject to any preferential dividend rights of any outstanding preferred stock.

        Upon our dissolution or liquidation, holders of common stock will be entitled to receive all of our assets which are available for distribution to our stockholders, subject to any preferential rights of the then outstanding preferred stock.

        There are no redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are fully paid and non-assessable. There is no established trading market for our common stock, all of which is owned by the Bank.

Series A Preferred Shares

        The rights, preferences and privileges of holders of Series A preferred shares are substantially the same as the terms of the Series C preferred shares and Series D preferred shares with respect to preemptive rights, receipt of dividends, rights upon liquidation, dissolution or winding up and voting rights, except that the Series D preferred shares may elect two additional directors to our Board of Directors if we fail to pay or set aside for payment a full quarterly dividend on the Series D preferred shares for six quarterly dividend periods. The Series A preferred shares rank in parity with the Series C preferred shares and the Series D preferred shares with respect to dividends and upon liquidation such that the holders of the Series A preferred stock will share on an equal basis with the holders of the Series C preferred shares and the Series D preferred shares in all dividends upon redemption or liquidation. The Series A preferred shares became subject to redemption by us on February 1, 2004.

Series B Preferred Shares

        Holders of the Series B preferred shares are not entitled to vote at stockholder meetings and are not entitled to notice of such meetings, except where specifically required by law. Holders of the Series B preferred shares have no preemptive rights with respect to any shares of our capital stock, and the Series B preferred shares are not convertible into any of our other securities.

        The holders of the Series B preferred shares are entitled to receive annual dividends equal to 8.0% of the liquidation preference of the Series B preferred shares. Dividends on the Series B preferred shares are cumulative, and all accumulated and unpaid dividends are paid before any dividends are paid on the common stock.

        If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series B preferred shares will be entitled to receive out of our assets available for distribution to stockholders, and before any amount is paid or distributed to holders of common stock or any class of junior preferred shares, a liquidation amount of $1,000 per share, plus any accumulated and unpaid dividends.

        The Series B preferred shares rank junior to the Series A preferred shares, the Series C preferred shares and the Series D preferred shares as to dividends and in liquidation.

Series C Preferred Shares

        The rights, preferences and privileges of holders of Series C preferred shares are substantially the same as the terms of the Series A preferred shares and Series D preferred shares with respect to preemptive rights, receipt of dividends, rights upon liquidation, dissolution or winding up and voting rights, except that the Series D preferred shares may elect two additional directors to our Board of Directors if we fail to pay or set aside for payment a full quarterly dividend on the Series D preferred shares for six quarterly dividend periods. The Series C preferred shares rank in parity with the Series A preferred shares and the Series D preferred shares with respect to dividends and upon liquidation such that the holders of the Series C preferred shares will share on an equal basis with the holders of the

Series A preferred shares and the holders of the Series D preferred shares in all dividends upon redemption or liquidation. The Series C preferred shares become subject to redemption by us on May 31, 2006, or earlier upon the occurrence of a change in the tax laws, or regulations or administrative interpretations that creates more than an insubstantial risk that dividends on our capital stock are not or will not be fully deductible for United States income tax purposes or that we become or will become subject to more than a de minimis amount of taxes.

Undesignated Preferred Stock

        Under our restated articles of organization, our Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock in one or more classes and to determine the preferences, voting powers, qualifications and special or relative rights or privileges of (1) any class of such preferred stock before the issuance of any shares of that class or (2) one or more series within a class of such preferred stock before the issuance of any shares of that series. This authorization is subject to receipt of all applicable regulatory approvals and the rights of holders of outstanding preferred stock including the Series A preferred shares, the Series C preferred shares and the Series D preferred shares, if any, without further action of the stockholders.

Restrictions on Ownership and Transfer

        To qualify as a REIT under the Internal Revenue Code, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year, other than the first year, or during a proportionate part of a shorter taxable year.

        In order to protect against the risk of losing our status as a REIT, our restated articles of organization, subject to certain exceptions, provide that no single person, which may include certain groups of persons, may beneficially own more than 9.8% of the aggregate amount of our outstanding capital stock. This limit is called the aggregate equity stock ownership limit. Under our restated articles of organization, a person generally beneficially owns shares if:

  (1)
  such person has direct ownership of such shares;

  (2)
  such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Code; or

  (3)
  such person would be deemed to beneficially own such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

        Under these rules, beneficial owners of shares of common stock of the Bank will be treated as beneficial owners of capital stock of Capital Crossing Preferred and the value of such shares of the Bank common stock will be aggregated with the value of any Series A preferred shares, Series C preferred shares and Series D preferred shares owned for purposes of determining whether the aggregate equity stock ownership limit is met. Any transfer of shares of capital stock or of any security convertible into shares of preferred stock that would create a direct or indirect ownership of shares of preferred stock in excess of the aggregate equity stock ownership limit, or that would result in our disqualification as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in our being closely held within the meaning of Section 856(h) of the Internal Revenue Code, or results in our constructive ownership of 10% or more of the ownership interests in one of our tenants within the meaning of Section 318 of the Internal Revenue Code, as modified by Section 856(d)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of preferred stock. Our Board of Directors may, in its sole discretion, waive the aggregate equity stock ownership limit if evidence satisfactory to our Board of Directors is presented that the changes in ownership will not jeopardize our REIT status and the Board of Directors otherwise decides that such action is in our best interest.

        If any purported transfer of our preferred stock or any other event would otherwise result in any person violating the aggregate equity stock ownership limit, or the restated articles of organization, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares in excess of the applicable limit and such prohibited transferee shall acquire no right or interest in such excess preferred shares. Any such excess preferred shares described above will be converted automatically into an equal number of shares of excess preferred stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such excess preferred shares to a person or entity who could own such shares without violating the applicable limit, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such excess preferred shares or the sales proceeds received by the trust for such excess preferred shares. In the case of any excess preferred shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell such excess preferred shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value of such excess preferred shares as of the date of such event or the sales proceeds received by the trust for such excess preferred shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary of the trust. Prior to a sale of any such excess preferred shares by the trust, the trustee will be entitled to receive in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess preferred shares.

        In addition, shares of our preferred stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

  (2)
  the market price on the date we, or our designee, accept such offer.

        We shall have the right to accept such offer for a period of 90 days. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

        Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of preferred stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        Each holder of more than 5%, or such lower percentage as may be required pursuant to applicable regulations under the Internal Revenue Code, of any class or series of preferred stock shall upon demand be required to disclose to us in writing any information with respect to the direct and indirect ownership of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

Limitation of Liability and Indemnification

        We are a Massachusetts corporation. Section 13 of the Massachusetts Business Corporation Law, or the MBCL, enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except:

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (3)
  pursuant to Sections 61 and 62 of the MBCL providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders; or

  (4)
  for any transaction from which a director derived an improper personal benefit.

        Section 67 of the MBCL provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, by-laws adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        Our restated articles of organization provide for indemnification of our officers and directors to the fullest extent permitted by applicable law.

FEDERAL INCOME TAX CONSEQUENCES

        The following summary of material federal income tax consequences regarding the offering is based upon current law and is for general information purposes only. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders, including, without limitation, insurance companies, tax-exempt organizations (except as described below), financial institutions and broker-dealers, subject to special treatment under the federal income tax laws.

        The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

        You should consult with your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the Series D preferred shares and of our election to be taxed as a REIT, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

Taxation of Capital Crossing Preferred

        We elected to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code, commencing with the year ended on December 31, 1998.

        The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of the Internal Revenue Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

        Goodwin Procter LLP has acted as our counsel in connection with the offering. We have received an opinion from Goodwin Procter LLP to the effect that we have been since the tax year ending on December 31, 1998 through the tax year ending on December 31, 2003, and for the period beginning on January 1, 2004 and ending on the date hereof, organized and operated in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must be emphasized that the Goodwin Procter LLP opinion is based on various assumptions and conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and income and the past and future conduct of our business. Moreover, such qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Goodwin Procter LLP has not reviewed and will not review compliance with those tests on a continuing basis and our ability to comply with those tests may not be fully within our control. Accordingly, we cannot assure you that the particular facts or actual results of our operations for any particular taxable year will satisfy any such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "—Failure to Qualify."

        As a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances:

        First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See "—Distribution Requirements." REIT taxable income is the taxable income of the REIT subject to special adjustments, including a deduction for dividends paid.

        Second, under certain circumstances, we may be subject to the alternative minimum tax on certain items of tax preference, if any.

        Third, if we have:

  (1)
  net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business; or

  (2)
  other nonqualifying income from foreclosure property;

        then we will be subject to tax at the highest corporate rate on such income.

        Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

        Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

        Sixth, if we fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for such year;

  (2)
  95% of our REIT capital gain net income for such year (other than such capital gain net income which we elect to retain and pay tax on); and

  (3)
  any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

        Seventh, we will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and/or our taxable REIT subsidiaries, if any, are not comparable to similar arrangements among unrelated parties.

        Eighth, if we acquire any asset from a "C" corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of a "C" corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then to the extent of such asset's built-in-gain (i.e., the excess of the fair market value of such asset at the time of acquisition by us over the adjusted basis in such asset at such time), we will be subject to tax at the highest regular corporate tax rate applicable unless the "C" corporation made an election to treat the transferred property as if it were sold for its fair market value at the time of our acquisition.

Requirements for Qualification

        The Internal Revenue Code defines a REIT as a corporation, trust, or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for sections 856 through 860 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");

  (7)
  that makes an election to be a REIT, or has made such election for a previous taxable year which has not been revoked or terminated and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

  (8)
  that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and Treasury regulations promulgated thereunder; and

  (9)
  that meets certain other tests, described below, regarding the nature of its income and assets and the amount of distributions.

        The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As described in clause (4), we will fail to qualify as a REIT if we are treated as a financial institution for purposes of the Internal Revenue Code. The term financial institution includes a bank, which is generally defined under the Internal Revenue Code as a business in which a substantial part of its transactions include receiving deposits and making loans. Although 100% of our common stock is owned by the Bank, we have operated, and intend to continue to operate, as a separate corporate entity, in which case Goodwin Procter LLP has advised us that the ownership interest held by the Bank would not affect our REIT qualification. However, we cannot assure you that the IRS will not challenge our separate existence. Any such challenge, if successful, could disqualify us as a REIT.

        We must meet the 5/50 Rule during the last half of each taxable year. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Internal Revenue Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and do not know or, exercising reasonable diligence would not know, that we have violated the 5/50 Rule, we will be deemed to have complied with the 5/50 Rule for such taxable year.

        We currently satisfy, and expect to continue to satisfy after the offering, the 5/50 Rule described in clause (6), because for those purposes our common stock held by the Bank is treated as held by the Bank's stockholders. In addition, our restated articles of organization provide for restrictions regarding the transfer of the Series A preferred shares and the Series C preferred shares (and the deemed transfer of common shares currently held by the Bank) that are intended to assist us in continuing to satisfy the share ownership requirements of clauses (5) and (6). Such transfer restrictions are described in "Description of Capital Stock—Restrictions on Ownership and Transfer." However, it is possible that the ownership of the Bank might become sufficiently concentrated in the future such that five or fewer individuals would be treated as having constructive ownership of more than 50% of our value. This risk may be increased in the future as the Bank implements its common stock repurchase program because repurchases may cause ownership in the Bank to become more concentrated. Goodwin Procter LLP has advised us that we may look to the holders of our Series A preferred shares, Series C preferred shares and Series D preferred shares for purposes of satisfying the 100 holder requirement because these preferred shares will be treated as equity for federal income tax purposes. However, the treatment of the Series A preferred shares, Series C preferred shares and Series D preferred shares as equity rather than debt is a determination based on a number of factors, some factual in nature, and is subject to possible challenge by the IRS. Any such challenge, if successful, would result in our disqualification as a REIT. In addition, while the fact that the Series A preferred shares, the Series C preferred shares and the Series D preferred shares may be redeemed or exchanged will not affect our REIT status prior to any such redemption or exchange, the redemption or exchange of all or a part of the Series A preferred shares, the Series C preferred shares or the Series D preferred shares upon the occurrence of a certain tax event or an exchange event could adversely affect ability to satisfy the share ownership requirements in the future. See "Description of the Series D Preferred Shares—Redemption" and "—Automatic Exchange." Accordingly, we cannot assure you that we will continue to meet the share ownership requirements of the Internal Revenue Code on a continuing basis.

        We currently have no corporate subsidiaries, but may have corporate subsidiaries in the future. Internal Revenue Code section 856(i) provides that a corporation that is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary discussed below, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction and credit.

        A "taxable REIT subsidiary" of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under section 856(1) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular "C" corporation. As noted above, we do not currently own any qualified REIT subsidiaries or taxable REIT subsidiaries.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Internal Revenue Code, including satisfying the gross income and asset tests described below. We are not currently a partner in any partnership.

Income Tests

        In order for us to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and interest on obligations secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of stock in other REITs or from certain types of temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property, mortgages on real property, or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Internal Revenue Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

        Interest will qualify as "interest on obligations secured by mortgages on real property or on interests in real property" if the obligation is secured by a mortgage on real property having a fair market value at the time of acquisition of the obligation at least equal to the principal amount of the loan. However, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        We may receive income not described above that is not qualifying income for purposes of one or both of the 75% and 95% gross income tests. We will monitor the amount of nonqualifying income produced by our assets and will manage our portfolio in order to comply at all times with the two gross income tests.

        REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less deductible expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property:

  (1)
  that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured;

  (2)
  for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

  (3)
  for which such REIT makes a proper election to treat such property as foreclosure property.

        We intend to make elections when available to treat property as foreclosure property to the extent necessary or advisable to maintain REIT qualification.

        Property acquired by us will not be eligible for the election to be treated as foreclosure property if the related loan was acquired by us at a time when default was imminent or anticipated. In addition, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

        Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held "primarily for sale to customers in the ordinary course of a trade or business." We intend to conduct our operations so that no asset owned by us will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of business. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. In appropriate circumstances, we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we will comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business.

        If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of its income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. As discussed above in "—Taxation of Capital Crossing Preferred," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by a fraction intended to reflect our profitability.

Asset Tests

        At the close of each quarter of each taxable year, we also must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, real estate assets, or, in cases where we raise new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage is fully secured by real property and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land or improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, not more than 25% of our total assets may be represented by securities other than those issued by a qualified REIT subsidiary or those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total value or voting power of the outstanding securities of any one issuer (except for our interests in qualified REIT subsidiaries and other qualified REITs or interests in "taxable REIT subsidiaries"). Fourth, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        We expect that any interests in real property that we acquire generally will be qualifying assets for purposes of the 75% asset test. In addition, we do not intend to hold securities of taxable REIT subsidiaries. We will monitor the status of the assets that we acquire for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if:

  (1)
  we satisfied the asset tests at the close of the preceding calendar quarter; and

  (2)
  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If the condition described in clause (2) of the preceding sentence were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

        In order to avoid corporate income taxation of the earnings that we distribute, we are required to distribute with respect to each taxable year dividends (other than capital gain dividends) to our stockholders in an aggregate amount at least equal to the sum of (1) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax thereon at regular ordinary and capital gains corporate tax rates.

        Furthermore, if we should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

        We may elect to retain, rather than distribute our net long-term capital gains. The effect of such an election is that:

  (1)
  We will be required to pay the tax on such gains;

  (2)
  U.S. stockholders (as defined below), while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by us; and

  (3)
  the basis of U.S. stockholders' shares would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by us) included in such U.S. stockholders' long-term capital gains.

        In certain circumstances, our investments may generate income for federal income tax purposes without a corresponding receipt of cash ("phantom income"). In order for us to meet REIT qualifications and/or avoid tax at the REIT level on such phantom income, we may be forced to use cash generated from other sources, including, without limitation, asset sales and borrowings, to make required distributions.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying deficiency dividends to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

        Pursuant to applicable Treasury Regulations, we must maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. Failure to comply with such recordkeeping requirements could result in substantial monetary penalties.

Excess Inclusion Income

        We have purchased or otherwise acquired mortgage loans. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on such mortgage loans, such arrangement will be treated as a "taxable mortgage pool" for federal income tax purposes. If all or a portion of Capital Crossing Preferred is considered a taxable mortgage pool, our status as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as "excess inclusion income" and allocated to our stockholders. Any excess inclusion income:

  (1)
  could not be offset by net operating losses of a stockholder;

  (2)
  would be subject to tax as "unrelated business taxable income" to a tax-exempt stockholder;

  (3)
  would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

  (4)
  would be taxable (at the highest corporate tax rate) to us, rather than our stockholders, to the extent allocable to shares of our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

        We do not believe that we are a taxable mortgage pool and currently intend to operate so as not to become a taxable mortgage pool. We cannot assure you, however, that we are not a taxable mortgage pool or that we will not intentionally or unintentionally become a mortgage pool in the future.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be eligible to qualify as "qualified dividend income" taxed, in the case of non-corporate U.S. taxpayers, at capital gain rates and, subject to certain limitations of the Internal Revenue Code, may be eligible for the dividends received deduction available to corporations. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief from our failure to qualify as a REIT.

Tax Treatment of Automatic Exchange

        Upon a Directive, the outstanding Series D preferred shares will be automatically exchanged on a one hundred-for-one basis for preferred shares of the Bank. The automatic exchange will be a taxable exchange with respect to which each holder of the Series D preferred shares will recognize a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series D preferred shares and the fair market value of the preferred shares of the Bank received in the automatic exchange. Because the preferred shares of the Bank will not be listed on any securities exchange or for quotation on The Nasdaq Stock Market, Inc. or on any over-the-counter market, each individual holder will be required to determine the fair market value of preferred shares of the Bank received to determine the tax effect of the automatic exchange. Assuming that such holder's Series D preferred shares were held as capital assets for more than one year prior to the automatic exchange, any gain or loss will be a long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the holder in the preferred shares of the Bank will be their fair market value at the time of the automatic exchange. See "Description of the Series D Preferred Shares—Automatic Exchange."

Taxation of U.S. Stockholders

        As used herein, the term "U.S. stockholder" means a holder of Series D preferred shares that for U.S. federal income tax purposes is not an entity that has a special status under the Internal Revenue Code (such as a tax-exempt organization or a dealer in securities) and is:

  (1)
  a citizen or resident of the United States;

  (2)
  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

  (3)
  an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

  (4)
  any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. stockholders' as dividends. Dividends paid by us to a non-corporate U.S. stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will change to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%.

        However, dividends of ordinary income paid by us on the Series D preferred shares may be eligible, assuming certain holding period and other requirements have been met, to be taxed at the 15% tax rate for qualified dividend income to the extent (1) attributable to dividends received by us from domestic C corporations or certain qualified foreign corporations, and (2) to the extent attributable to income upon which we have previously paid corporate income tax (e.g., to the extent that we distributed less than 100% of our taxable income in the preceding year). We currently expect that none or very little of the dividends of ordinary income paid by us would be eligible to be taxed as qualified dividend income. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

        Distributions out of earnings and profits that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Series D preferred shares. Corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Series D preferred shares, but rather will reduce the adjusted basis of such stock (but not below zero). To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Series D preferred shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Series C preferred shares had been held for one year or less), provided that the Series D preferred shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

        We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

        In the case of a stockholder who is an individual, an estate or trust, long-term capital gains and losses are separated into three tax rate groups, a 15% group, a 25% group and a 28% group, and are subject to tax at the rate effective for each group. We will designate capital gain dividends, if any, as 15% rate gain distributions, 25% rate gain distributions or 28% rate gain distributions and detail such designations in a manner intended to comply with applicable requirements. In addition, the IRS has not prescribed regulations regarding the application of the different rates to sales of interests in REITs such as Capital Crossing Preferred, and it remains unclear how the new rules will affect such sales, if at all.

        Stockholders may not include in their individual income tax returns our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of the Series D preferred shares will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Series D preferred shares (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain.

        We may invest in certain types of mortgage loans that may cause us under certain circumstances to recognize phantom income and to experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if we receive phantom income, our stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, i.e., before such income is realized by the stockholders in an economic sense. If there is taken into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in us that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

        In general, any gain or loss realized upon a taxable disposition of the Series D preferred shares by a U.S. stockholder who is not a dealer in securities will be treated as capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the Series D preferred shares have been held for more than 12 months. In general, any loss upon a sale or exchange of the Series D preferred shares by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by that stockholder as long-term capital gain.

        We will report to our U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless such holder:

  (1)
  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  (2)
  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

Taxation of Tax-Exempt Stockholders

        Tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"), as defined in Section 512(a)(1) of the Internal Revenue Code. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by Capital Crossing Preferred to Exempt Organizations generally should not constitute UBTI. However, a portion of Capital Crossing Preferred's taxable income may be characterized as excess inclusion income which would be subject to tax as UBTI. See "—Excess Inclusion Income." In addition, if an Exempt Organization finances its acquisition of the Series D preferred shares with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of the dividends from us as UBTI if we are a "pension-held" REIT. This rule applies to a pension trust holding more than 10% of our stock only if:

  (1)
  the percentage of income of Capital Crossing Preferred that is UBTI (determined as if we were a pension trust) is at least 5%;

  (2)
  we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Capital Crossing Preferred in proportion to their actuarial interests in the pension trust; and

  (3)
  either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of its stock.

        As a result of the limitation on transfer and ownership of stock contained in our amended and restated articles of organization, we do not expect to be classified as a "pension-held" REIT. For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any such prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

Taxation of Non-U.S. Stockholders

        The rules governing the U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the Series D preferred shares, including any reporting requirements.

        Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Series D preferred shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). Because we generally cannot determine at the time we make a distribution whether or not a distribution will exceed our current and accumulated earnings and profits, we expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (1) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or (2) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Series D preferred shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Series D preferred shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her Series D preferred shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests (i.e., interests in real property located in the United States and interests in U.S. corporations at least 50% of whose assets consist of U.S. real property interests) will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). An interest in real property solely as a creditor does not constitute a U.S. real property interest, but other interests in real property, such as a participating mortgage loan, would be treated as a U.S. real property interest subject to FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder not entitled to treaty relief or exemption. Although tax treaties may reduce our withholding obligations, we are generally required to withhold (i) 35% of any designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gains dividends) and (ii) 30% of all other distributions, unless reduced by an applicable tax treaty. U.S. real property interest. In addition, if we designate prior distributions as capital gains dividends, subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

        Gain recognized by a Non-U.S. Stockholder upon a sale of his or her Series D preferred shares generally will not be taxed under FIRPTA if we are a domestically controlled REIT, defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although it is currently anticipated that we will be a domestically controlled REIT and, therefore, the sale of the Series D preferred shares will not be subject to taxation under FIRPTA, there can be no assurance that we will be a domestically-controlled REIT. Even if we are not a domestically controlled REIT, an alternative exemption to the tax under FIRPTA might be available if either (i) we are not (and have not been within the five-year period prior to the sale) a U.S. real property holding corporation (as defined in applicable Treasury regulations) or (ii) our stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and the selling stockholder held actually, or constructively under specified attribution rules under the Code, 5% or less of our outstanding stock at all times during a specified testing period. If the gain on the sale of the Series D preferred shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Even if the gain on the sale of our stock is not subject to FIRPTA, such gain will be taxable to a Non-U.S. Stockholder if:

  (1)
  investment in the Series D preferred shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

  (2)
  the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. Non-U.S. Stockholders should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Non-U.S. Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Stockholder will be allowed as a credit against any United States federal income tax liability of such Non-U.S. Stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

        We or our stockholders may be subject to state and local tax in various states and localities, including those states and localities in which we or they transact business, own property, or reside. The state and local tax treatment of Capital Crossing Preferred and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the Series D preferred shares.

ERISA CONSIDERATIONS

General

        In evaluating the purchase of Series C preferred shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the provision of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, an "ERISA Plan" and collectively, "ERISA Plans") should consider:

  (1)
  whether the ownership of Series C preferred shares is in accordance with the documents and instruments governing such ERISA Plan;

  (2)
  whether the ownership of Series C preferred shares is solely in the interest of ERISA Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Subtitle B of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code;

  (3)
  whether our assets are treated as assets of the ERISA Plan; and

  (4)
  the need to value the assets of the ERISA Plan annually.

        In addition, the fiduciary of an employee benefit plan that is subject to the prohibited transaction rules under Section 4975 of the Internal Revenue Code, such as a governmental plan or an individual retirement account under Section 408 of the Internal Revenue Code (collectively with ERISA Plans, "Plans") considering the purchase of Series D preferred shares should consider whether the ownership of Series D preferred shares would result in a non-exempt prohibited transaction under Section 4975 of the Internal Revenue Code. A Plan should not acquire the Series D preferred shares pursuant to this offering if such acquisition will constitute a non-exempt prohibited transaction.

        Fiduciaries of Plans that are prospective purchasers of Series D preferred shares should consult with and rely upon their own advisors in evaluating these matters in light of their own particular circumstances. Plan fiduciaries should also consider the consequences of holding more than 10% of the Series D preferred shares if we are predominantly held by qualified trusts. See "Federal Income Tax Consequences—Taxation of U.S. Stockholders" and "—Taxation of Tax-Exempt Stockholders."

Plan Asset Regulation

        Under Department of Labor regulations governing what constitutes the assets of a Plan ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Internal Revenue Code (the "Plan Asset Regulation", 29 C.F.R. Sec. 2510.3-101), when a Plan makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a publicly-offered security.

        For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is:

  (1)
  "freely transferable;"

  (2)
  part of a class of securities that is "widely held;" and

  (3)
  sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

        The Series D preferred shares will be registered under the Securities Act and the Securities Exchange Act of 1934 within the time periods specified in the Plan Asset Regulation.

        The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. We expect the Series D preferred shares to be widely held upon the completion of the offering.

        The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. We believe that any restrictions imposed on the transfer of the Series D preferred shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series D preferred shares to be freely transferable.

        A Plan should not acquire or hold the Series D preferred shares if our underlying assets will be treated as the assets of such Plan. However, we believe that under the Plan Asset Regulation the Series D preferred shares should be treated as publicly-offered securities and, accordingly, our underlying assets of should not be considered to be assets of any Plan investing in the Series D preferred shares.

Effects of Plan Asset Status

        ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, our assets under current law do not appear likely to be assets of the Plans receiving Series D preferred shares as a result of the offering. However, if our assets were deemed to be assets of the Plans under ERISA, certain of our directors and officers might be deemed fiduciaries with respect to the Plans that invest in Capital Crossing Preferred and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

        If our assets of are deemed to be Plan Assets, transactions between us and parties in interest or disqualified persons with respect to the investing Plan could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority may also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series D preferred shares could be liable as co-fiduciaries for actions taken by us that do not conform to the ERISA standards for investments under Part 4 of Subtitle B of Title I of ERISA.

INFORMATION REGARDING CAPITAL CROSSING BANK

        The following is a summary of certain information regarding the Bank. As an integral part of this prospectus, a copy of the Bank's offering circular relating to the preferred shares of the Bank to be issued in the event of an automatic exchange, including a copy of the Bank's Annual Report on Form 10-K for the year ended December 31, 2003 in the form filed with the FDIC which is attached to the offering circular as Attachment A, is attached hereto as Annex I and is incorporated by reference herein. All material information relating to the Bank as of such date and for the period then ended, including information relating to the Bank's financial position and "Management's Discussion and Analysis of Financial Condition and Results of Operations," can be found in these documents.

Operations of the Bank

        Capital Crossing Bank was organized as a Massachusetts-chartered trust company in December 1987, and commenced operations in February 1988. The Bank operates as a commercial bank primarily focused on purchasing commercial real estate, multi-family and one-to-four family residential real estate loans, secured commercial loans and originating and purchasing leases that finance the business activities of small companies and individuals. To the extent authorized by law, the Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The Bank conducts business from its executive and main office in downtown Boston, Massachusetts, through its website at http://www.capitalcrossing.com and through Dolphin Capital Corp., its leasing subsidiary in Moberly, Missouri. At December 31, 2003, the Bank had total assets of $1.0 billion, deposits of $745.7 million and stockholders' equity of $88.2 million. At December 31, 2003, under the regulatory capital ratios developed and monitored by the federal bank regulatory agencies and applicable to banks, the Bank's capital was sufficient to enable it to be qualified as well-capitalized.

        The Bank focuses on selected business lines that management has identified as having the potential to provide higher levels of profitability consistent with prudent banking practices. These business lines include:

  (1)
  the acquisition of loans secured primarily by commercial real estate, multi-family residential real estate, one-to-four family residential real estate and other business assets from sellers in the financial services industry or government agencies, primarily at a discount from their then-outstanding principal balances; and

  (2)
  providing lease financing to businesses and individuals through its wholly-owned subsidiary, Dolphin Capital Corp.

        The Bank primarily utilizes a funding strategy of wholesale sources, such as brokered certificates of deposit, and borrowings from the Federal Home Loan Bank of Boston.

Summary Financial Information.

        Profitability.    For the year ended December 31, 2003, the Bank's net income was $20.1 million, as compared to $13.6 million for the same period in 2002. The Bank's net interest income increased from $51.0 million in 2002 to $56.3 million in 2003. The Bank had a net interest margin of 6.13% for the year ended December 31, 2003 and net interest margin of 5.88% for the same period in 2002. The Bank had net interest income of $46.2 million, $40.4 million and $35.7 million for the years ended December 31, 2001, 2000 and 1999, respectively, reflecting net interest margins of 5.33%, 5.91% and 7.70%, respectively, for those periods. The Bank achieved a return on average assets of 2.14%, 1.53%, 1.26%, 1.40% and 1.43% and a return on average equity of 25.36%, 17.89%, 16.05%, 13.84% and 13.21% for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

        Asset Quality.    At December 31, 2003, the Bank's net non-performing assets totaled $17.8 million, or 1.73% of total assets, compared to $11.4 million or 1.23% of total assets at December 31, 2002. The Bank's non-performing assets included $1.7 million at December 31, 2003 of other real estate owned, net, and $4.1 million at December 31, 2002 and $900,000 of property in possession at December 31, 2003.

Selected Consolidated Financial Data

        The following tables present selected consolidated financial and other data of the Bank at the dates and for the periods indicated. The selected consolidated financial and other data as of and for the year ended December 31, 1999 have been derived from financial statements audited by our prior independent public accountants. The selected consolidated financial and other data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 have been derived from financial statements audited by KPMG LLP, independent public accountants. The selected consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the information in the consolidated financial statements of the Bank and related notes set forth in the attached Form 10-K of the Bank and its Annual Reports on Form 10-K for the years ended December 31, 1999 through 2003.

	As of and For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In Thousands, Except Per Share Data and Percentages)
Balance Sheet Data:
Total assets	$1,028,526	$933,127	$1,054,698	$771,484	$639,856
Loans, gross	$876,159	$784,055	$789,873	$556,473	$453,765
Total discount	(167,163)	(128,061)	(119,733)	(43,397)	(46,710)
Deferred loan income	(190)	(206)	(290)	(297)	(120)

Loans, net of discount and deferred loan fees	708,806	655,788	669,850	512,779	406,935
Direct finance leases	85,797	86,611	57,045	53,259	47,690
Allowance for loan and lease losses	(19,667)	(24,799)	(23,285)	(12,818)	(9,810)

Total loans and leases, net	$774,936	$717,600	$703,610	$553,220	$444,815

Short-term investments	$144,160	$151,213	$246,285	$118,345	$79,362
Securities available for sale	60,916	6,104	59,675	57,733	72,362
Total deposits	745,728	677,993	694,389	673,891	541,521
Borrowed funds	143,513	130,992	243,117	2,721	—
REIT preferred stock (1)	29,503	29,503	29,503	12,636	12,690
Stockholders' equity	88,183	80,040	71,733	68,410	72,740
Non-performing loans, net	$14,953	$7,317	$4,965	$1,993	$9,073
Non-performing leases, net	231	—	—	—	—
Other real estate owned, net	1,747	4,114	833	1,025	1,458
Property in possession	900	—	—	—	—

Total non-performing assets, net	$17,831	$11,431	$5,798	$3,018	$10,531

Book value per common share	$26.81	$21.72	$18.19	$15.62	$12.33
Tangible book value per common share	25.48	20.53	17.08	14.56	11.49
Selected Other Information:
Non-performing assets, net, as a percentage of total assets	1.73%	1.23%	0.55%	0.39%	1.65%
Non-performing loans, net, as a percentage of loans, net of discount and deferred loan income	2.11	1.12	0.74	0.39	2.23
Non-performing leases, net, as a percentage of direct finance leases	0.27	—	—	—	—
Total discount on loans as a percentage of gross loans	19.08	16.33	15.16	7.80	10.29
Allowance for loan and lease losses as a percentage of loans and leases, net of discount and deferred income	2.48	3.34	3.20	2.26	2.16
Allowance for loan and lease losses as a percentage of non-performing loans and leases, net	129.52	338.92	468.98	643.15	108.12
Capital Ratios:
Average stockholders' equity to average assets	8.42%	8.57%	7.84%	10.12%	10.79%
Tangible capital to assets	8.15	8.11	6.39	8.27	10.60
Tier 1 leverage capital (1)	12.19	11.22	8.87	10.48	13.96
Tier 1 risk-based capital (1)	12.70	12.52	12.17	12.26	14.78
Total risk-based capital (1)	13.96	13.80	13.44	13.52	16.03

Selected Consolidated Financial Data (Concluded)

For the Year Ended December 31,
2003	2002	2001	2000	1999
(In Thousands, Except Per Share Data, Percentages and Ratios)
Statement of Income Data:
Interest income	$85,826	$83,153	$87,214	$78,502	$58,878
Interest expense	(29,550)	(32,159)	(41,032)	(38,132)	(23,183)

Net interest income	56,276	50,994	46,182	40,370	35,695
Credit (provision) for loan and lease losses	2,997	402	(1,100)	(1,587)	(2,378)

Net interest income after credit (provision) for loan and lease losses	59,273	51,396	45,082	38,783	33,317
Service fees	632	301	815	682	884
Gain (loss) on sales of securities, net	—	745	248	(43)	—
Gain on sales of loans and leases	19,259	3,997	2,022	2,586	1,039
Gain on sales of deposits and branch, net	3,160	—	—	—	—
Miscellaneous income	1,049	574	1,009	586	562
Operating expenses	(37,240)	(31,416)	(29,042)	(25,321)	(23,168)

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	46,133	25,597	20,134	17,273	12,634
Provision for income taxes	(23,876)	(9,731)	(7,329)	(6,326)	(4,619)
Minority interest, net of taxes	(243)	(455)	—	—	—
Dividends on REIT preferred stock, net of taxes (1)	(1,878)	(2,127)	(1,619)	(904)	(826)

Net income before cumulative change in accounting principle	20,136	13,284	11,186	10,043	7,189
Dividends on Capital Crossing preferred stock	—	—	—	—	(31)
Cumulative effect of change in accounting principle	—	306	—	—	—

Net income available to common stockholders	$20,136	$13,590	$11,186	$10,043	$7,158

Net income per share:
Basic	$5.89	$3.57	$2.69	$1.84	$1.47
Diluted	5.05	3.16	2.43	1.77	1.37
Weighted average shares outstanding:
Basic	3,419	3,810	4,159	5,448	4,858
Diluted	3,986	4,304	4,603	5,682	5,213
Selected Operating Ratios:
Return on average assets	2.14%	1.53%	1.26%	1.40%	1.43%
Return on average stockholders' equity	25.36	17.89	16.05	13.84	13.21
Interest rate spread	5.71	5.33	4.74	5.27	7.21
Net interest margin	6.13	5.88	5.33	5.91	7.70
Non-interest income to average assets	2.56	0.63	0.46	0.53	0.49
Operating expenses to average assets	3.95	3.55	3.27	3.53	4.59
Efficiency ratio (2)	50.59	55.71	57.07	60.65	65.64
Ratio of earnings to fixed charges	2.30	x	1.63	x	1.41	x	1.40	x	1.48	x

(1)
The net proceeds raised as a result of our preferred stock offerings are reflected on the Bank's balance sheet as REIT preferred stock. The Bank includes a portion of these proceeds in Tier 1 and total capital, subject to certain limitations.

(2)
The efficiency ratio represents operating expenses, excluding net gains on sales of other real estate owned, provisions for losses on other real estate owned, write-downs of impaired premises and equipment and amortization of goodwill, as a percentage of net interest income plus other income less gain on sale of deposits and branch, net.

Risk Factors

        The purchase of Series D preferred shares involves risks with respect to the performance and capital levels of the Bank. A significant decline in the performance and capital levels of the Bank or the placement of the Bank into bankruptcy, reorganization, conservatorship or receivership will likely result in an automatic exchange of the Series D preferred shares for preferred shares of the Bank. You would then be a preferred stockholder of the Bank. An investment in the Bank is subject to certain risks that are distinct from the risks associated with an investment in Capital Crossing Preferred. These risks are described in more detail in the attached offering circular under the caption "Risk Factors" commencing on page OC-9. These risks include:

  •
  The Bank's non-traditional operating strategy generates financial results that differ from other banks and subjects the Bank to business risks not experienced by financial institutions engaged in more traditional lending activities. More importantly, the Bank experiences large fluctuations in the volume of loan and lease acquisitions and related interest income and gains on sales of loans.

  •
  A significant portion of Capital Crossing's earnings is due to the recognition of "transactional" income, of which the most volatile component is gains on sales of loans. Management regularly evaluates the loan portfolio, considering the interest rate environment, geographic and industry concentrations and non-performing loan ratios. Based on this analysis, management may elect to sell loans when it is deemed more advantageous than retaining such loans. The secondary loan market is highly competitive and opportunities to realize gains on sales of loans are influenced by several factors, many of which are beyond Capital Crossing's control, and consequently, there can be no assurance regarding the levels of gains to be realized in the future.

  •
  As part of its business strategy, the Bank identifies and purchases discounted loans primarily from private sector sellers or government agencies. Although management of the Bank believes that it will continue to be able to pursue this strategy during the reasonably foreseeable future, we cannot assure you that the Bank will be able to continue to do so at the same volumes or levels of discount or that it will be able to obtain the same results as it has experienced in the past.

  •
  In part as a result of the anticipated growth of the Bank's purchased loan portfolio and the continued acquisition of loan pools including both performing and non-performing loans, the Bank's net non-performing assets, including other real estate owned, may increase in future periods. High levels of such non-performing assets could adversely affect the Bank's results of operations. Moreover, non-performing assets require increased allocation of the Bank's resources and may be significantly affected by the economies and markets for real estate in which they are located.

  •
  The Bank's results of operations are dependent upon, among other things, its net interest income, which results from the difference between interest earned on interest-earning assets, such as investments, loans and leases, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors beyond the control of the Bank, including governmental monetary policies, domestic and international economic and political conditions, inflation, recession, unemployment and money supply. Changes in interest rates also can affect the value of Capital Crossing's loans and other interest-earning assets and its ability to realize gains on the sale or resolution of assets. A significant portion of Capital Crossing's earnings results from transactional income which is comprised of accelerated interest income resulting from loan and lease pay-offs, gains on sales of loans and leases, and gains on sales of real estate. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on Capital Crossing's loans may lead to an increase in its non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on its results of operations.

  •
  Interests in commercial real estate property located in California, New England and Florida secure a significant portion of the Bank's total loan portfolio. As a result, the quality of the Bank's collateral is dependent, in part, on the performance of the commercial real estate market in California, New England and Florida, generally, and adverse economic conditions in the Bank's primary market area would adversely affect the Bank's financial condition and results of operations in the future.

  •
  The Bank faces risks inherent in commercial lending including errors in analyses of credit risk, errors in valuing underlying collateral and other more intangible factors which are considered in making such loans. We cannot assure you that the Bank's profit margins will not be negatively impacted by errors in such analyses and by loan defaults of certain borrowers. Further, the ability of borrowers to repay such loans may be adversely affected by any downturn in general economic conditions.

Loan Purchasing Activities

        A substantial portion of the Bank's business consists of purchasing loans secured primarily by commercial real estate, or multi-family and one-to-four family residential real estate and other business assets. These loans are generally purchased in pools from sellers in the financial services industry and government agencies. From time to time the Bank partners with other institutions to co-bid on loan pools to leverage its purchasing ability. Each loan within a pool is priced individually and may be purchased at a discount, at a premium or at par to the individual contractual balances. Consequently, based upon the interest rate environment and the type of loans available in the future, the Bank may increase the amount of loans purchased at par or a premium. During the 10-year period ended December 31, 2003, the Bank acquired a total of 177 loan pools containing a total of 9,460 loans for a total net investment of $1.7 billion. A significant number of loans acquired in recent years are loans that were originated under the Small Business Administration's disaster relief program. These loans are typically loans made to small businesses and individuals for the purpose of assisting those who have been the victim of a disaster. These loans are secured by various types and levels of collateral based upon the borrower's individual circumstances, generally have contractual note rates of 4% and are fixed rate loans with original maturities of 30 years. For the years ended December 31, 2003, 2002 and 2001, the Bank achieved weighted average yields on its loan portfolio of 10.96%, 11.05% and 12.01%, respectively.

        As the Bank has gained further experience with its purchased loan program, it has purchased loans secured by real estate throughout the country. Members of its loan acquisition and servicing groups have lending experience in states outside New England, including, in particular, California. The Bank monitors the economic and other conditions of the states in which the collateral of its loan portfolio is located, and the Bank's board of directors periodically reviews the geographic diversity of the real estate loan portfolio. This strategy enables the Bank to reduce the credit and collateral risks of its total loan portfolio and allows it to take advantage of selective real estate markets.

        The following table sets forth certain information regarding the geographic location of properties securing the Bank's mortgage loans at December 31, 2003:

Location	Principal Balance	Percentage of Total Principal Balance
	(Dollars in Thousands)
California	$244,357	31.82%
New England	75,134	9.79
Florida	69,606	9.07
New York	40,484	5.27
All others	338,215	44.05

	$767,796	100.00%

        Prior to acquiring any loan or portfolio of loans, the Bank's in-house loan acquisition group conducts a comprehensive review and evaluation of each loan to be acquired in accordance with its credit policy for purchased loans. This review includes an analysis of information provided by the seller, including credit and collateral files, a review and valuation of the underlying collateral and a review, where applicable, of the adequacy of the income generated by the property to service the loan. The Bank's in-house loan acquisition group includes credit analysts, real estate appraisers, an environmental department and legal counsel.

        The fair value of the collateral is determined by the Bank's in-house appraisal group which considers, among other factors, the type of property, its condition and location and its highest and best use. In many cases, real estate brokers and/or appraisers with specific knowledge of the local real estate market are consulted. For larger loans, members of the Bank's loan acquisition group typically visit the collateral, conduct a site inspection and conduct an internal rental analysis of similar commercial properties. The Bank also analyzes the capacity of the cash flows generated by the collateral to service the loan. The Bank also considers minimum debt service coverage ratios, consisting of the ratio of net operating income to total principal and interest payments. New tax and title searches may also be obtained to verify the status of any prior liens on the collateral. The Bank's in-house environmental specialists review available information with respect to each property to assess potential environmental risk.

        In order to determine the amount that the Bank bids to acquire discounted loans, it considers, among other factors:

  •
  the collateral securing the loan;

  •
  the financial resources of the borrower;

  •
  the recourse nature of the loan;

  •
  the age and performance of the loan;

  •
  the length of time during which the loan has performed in accordance with its repayment terms;

  •
  geographic location;

  •
  the yield expected to be earned; and

  •
  servicing restrictions, if any.

        In addition to the factors listed above, the Bank also considers the amount it may realize through collection efforts or foreclosure and sale of the collateral, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the time of purchase. Under the Bank's credit policy for purchased loans, all bids are subject to the approval of the chairman or the president of the Bank and any individual loan whose allocated purchase price exceeds $7.5 million is subject to approval by the Bank's loan and investment committee, which consists of the Bank's chairman, president, two independent directors and certain officers of the Bank.

Leasing Activities

        Dolphin Capital, the Bank's leasing subsidiary, provides lease financing primarily to small businesses for the acquisition of copiers, computers, water purification systems and other business equipment. Dolphin Capital's primary business strategy is to originate leases for inclusion in its lease portfolio. In 2002, Dolphin Capital also increased its lease purchasing activity. For the years ended December 31, 2003, 2002 and 2001, Dolphin Capital's lease portfolio achieved yields of 13.50%, 11.75% and 12.54%, respectively.

        Substantially all equipment leases originated by Dolphin Capital are non-cancelable. During the term of a typical lease, scheduled payments are sufficient, in the aggregate, to cover Dolphin Capital's borrowing costs and the costs of the underlying equipment, and to provide it with a profit. Throughout the term of the lease, Dolphin Capital charges late fees and other fees, when applicable, which enhance the profitability of the lease. The initial non-cancelable term of the lease is equal to or less than the equipment's estimated economic life. Initial terms of the leases in Dolphin Capital's portfolio generally range from 10 to 63 months. Dolphin Capital often owns a residual interest in the equipment covered by a lease. Dolphin Capital's equipment leases outstanding as of December 31, 2003 had an aggregate residual value of $4.4 million, representing 4.5% of its total minimum lease payments receivable at December 31, 2003.

Regulatory Capital Requirements

        Under current FDIC prompt corrective action regulations, state-chartered, non-member banks (banks that are not members of the Federal Reserve System), such as the Bank, are required to comply with three separate minimum capital requirements: a Tier 1 leverage capital ratio, as defined below, and two risk-based capital ratios.

        Leverage Ratio.    The capital regulations establish a minimum 3% ratio of Tier 1 capital (defined below) to total assets (the "Tier 1 leverage capital ratio") for the most highly rated state-chartered, non-member banks, with an additional requirement of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively imposes a minimum Tier 1 leverage capital ratio for such other banks of between 4% to 5% or more. Under the capital regulations, highly rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. "Tier 1 capital" generally includes common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock and any related surplus, and minority interest in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than properly valued purchased mortgage servicing rights up to certain specified limits, must be deducted from Tier 1 capital. As of December 31, 2003, the Bank's Tier 1 leverage capital ratio was 12.19%.

        Risk-based Capital.    The risk-based capital requirements contained in the capital regulations generally require state-chartered, non-member banks to maintain a ratio of Tier 1 capital to risk-weighted assets ("Tier 1 risk-based capital ratio") of at least 4% and a ratio of total capital to risk-weighted assets ("total risk-based capital ratio") of at least 8%. Risk-weighted assets are determined by multiplying certain categories of a bank's assets, including off-balance sheet asset equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets specified in the capital regulations. For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary capital, or Tier 2, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. "Supplementary capital" includes, among other things, so-called permanent capital instruments (perpetual preferred stock, mandatory redeemable preferred stock, intermediate-term preferred stock, mandatory convertible subordinated debt and subordinated debt), and a certain portion of the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. As of December 31, 2003, the Bank's Tier 1 risk-based capital ratio was 12.70% and its total risk-based capital ratio was 13.96%.

        Regulatory Consequences of Failing to Meet Capital Requirements. A number of sanctions may be imposed on FDIC-insured banks that are not in compliance with the capital regulations, including, among other things, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments, or issuing new accounts, limits on operational expenditures, an increase in liquidity and such other restrictions or corrective actions as the FDIC may deem necessary or appropriate. In addition, any FDIC-insured bank that is not meeting its capital requirements must provide the FDIC with prior notice before the addition of any new director or senior officer.

        Under the FDIC's prompt corrective action regulations, a bank is deemed to be:

  (1)
  "well capitalized" if it has total risk-based capital of 10% or more, a Tier 1 risk-based capital ratio of 6% or more and a Tier 1 leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive, or corrective action directive;

  (2)
  "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a Tier 1 leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized;

  (3)
  "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a Tier 1 leverage capital ratio that is less than 4% (3% under certain circumstances);

  (4)
  "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a Tier 1 leverage capital ratio that is less than 3%; and

  (5)
  "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

        Section 38 of the Federal Deposit Insurance Act, as amended ("FDIA") and the regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

        As of December 31, 2003, the Bank's Tier 1 leverage capital ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 12.19%, 12.70%, and 13.96%, respectively, sufficient to enable it to be qualified as well-capitalized under such FDIC regulations.

        Immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include:

  •
  restricting payment of capital distributions and management fees;

  •
  requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital;

  •
  requiring submission of a capital restoration plan;

  •
  restricting the growth of the institution's assets; and

  •
  requiring prior approval of certain expansion proposals.

        The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following:

  •
  requiring the institution to raise additional capital;

  •
  restricting transactions with affiliates;

  •
  restricting interest rates paid by the institution on deposits;

  •
  requiring replacement of senior executive officers and directors;

  •
  restricting the activities of the institution and its affiliates;

  •
  requiring divestiture of the institution or the sale of the institution to a willing purchaser; and

  •
  any other supervisory action that the agency deems appropriate.

        The Federal Deposit Insurance Corporation Improvements Act of 1991, as amended, provides for the appointment of a conservator or receiver for any insured depository institution that is critically undercapitalized, or that is undercapitalized and:

  •
  has no reasonable prospect of becoming adequately capitalized;

  •
  fails to become adequately capitalized when required to do so under the prompt corrective action provisions;

  •
  fails to submit an acceptable capital restoration plan within the prescribed time limits; or

  •
  materially fails to implement an accepted capital restoration plan.

        In addition, the FDIC will be required to appoint a receiver (or a conservator) for a critically undercapitalized depository institution within 90 days after the institution becomes critically undercapitalized or to take such other action that would better achieve the purpose of Section 38 of FDIA. Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be critically undercapitalized on average during the quarter that begins 270 days after the institution first became critically undercapitalized, a receiver must be appointed.

        The Bank's actual capital ratios and capital requirements at December 31, 2003 are set forth in the following table:

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Total capital
(to risk weighted assets)	$122,944	13.96%	$70,442	8.00%	$88,052	10.00%
Tier 1 capital
(to risk weighted assets)	111,831	12.70	35,221	4.00	53,831	6.00
Tier 1 capital
(to average assets)	111,831	12.19	36,699	4.00	45,874	5.00

        As part of its common stock repurchase program the Bank agreed with the FDIC to maintain a Tier 1 leverage ratio of at least 8.00%, as well as remaining well-capitalized so long as the repurchase program continues.

UNDERWRITING

        Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the number of Series D preferred shares shown opposite its name below:

Underwriter	Number of Shares

Lehman Brothers Inc.	537,500
RBC Dain Rauscher Inc.	537,500
Ferris, Baker Watts, Incorporated	225,000
Advest, Inc.	100,000
Janney Montgomery Scott LLC	100,000

Total	1,500,000

        The underwriting agreement provides that the underwriters' obligations to purchase our Series D preferred shares depend on the satisfaction of the conditions contained in the underwriting agreement, which include:

  •
  if any Series D preferred shares are purchased by the underwriters, then all of the Series D preferred shares the underwriters agreed to purchase must be purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The underwriters propose to offer the Series D preferred shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $0.50 per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $0.35 per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions that we will pay. The underwriting discount is the difference between the public offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an aggregate of 225,000 additional shares. The underwriting discounts and commissions paid by us equal 4.0% of the public offering price.

	No Exercise	Full Exercise
Per share	$1.00	$1.00
Total	$1,500,000	$1,725,000

        We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $650,000. We have agreed to pay all such expenses.

Over-Allotment Option

        We have granted to the underwriters an option to purchase up to an aggregate of 225,000 additional Series D preferred shares, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional Series D preferred shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the additional Series D preferred shares to the underwriters.

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series D preferred shares, in accordance with Regulation M under the Exchange Act:

  •
  Over-allotment involves sales by the underwriters of Series D preferred shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the Series D preferred shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Series D preferred shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series D preferred shares or preventing or slowing a decline in the market price of the Series D preferred shares. As a result, the price of the Series D preferred shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series D preferred shares. In addition, neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any of the Series D preferred shares. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

Discretionary Shares

        The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares offered by them.

Offers and Sales in Canada

        This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus with the relevant Canadian securities regulators and only by a dealer properly registered in accordance with local provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

Relationship with Underwriters

        From time to time, Lehman Brothers Inc., Ferris, Baker Watts, Incorporated, Advest, Inc. and their affiliates have provided, and may continue to provide, investment and commercial banking or financial advisory services to us and the Bank, for which we and the Bank have paid customary fees and commissions, and expect to provide these services to us and the Bank in the future, for which they expect to receive customary fees and commissions.

LEGAL MATTERS

        Certain legal matters have been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, which may rely, as to matters of Massachusetts law, on the opinion of Goodwin Procter LLP.

EXPERTS

        Our audited financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 included in this prospectus have been audited by KPMG LLP, independent public accountants, as stated in their report appearing herein and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11 (referred to, together with all amendments, exhibits, schedules and supplements thereto, as the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the Series D preferred shares. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by SEC rules and regulations. For further information with respect to Capital Crossing Preferred and the Series D preferred shares, you should refer to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by the provisions of such exhibit.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information by visiting the Securities and Exchange Commission's Public Reference Room at Headquarters Office, 450 5th Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 202-942-8090. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Capital Crossing Preferred, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov. Copies of public material that are not on the website are available for a fee by sending an electronic mail message to publicinfo@sec.gov.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Capital Crossing Preferred Corporation:

        We have audited the accompanying balance sheets of Capital Crossing Preferred Corporation as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of Capital Crossing Preferred Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Crossing Preferred Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Boston, Massachusetts
March 2, 2004

CAPITAL CROSSING PREFERRED CORPORATION

BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
	(in thousands)
ASSETS
Cash account with Capital Crossing Bank	$90	$88
Interest bearing deposits with Capital Crossing Bank	65,755	92,622

Total cash and cash equivalents	65,845	92,710

Certificates of deposit	200	100

Loans	177,930	277,515
Less discount and net deferred loan income	(19,578)	(32,196)
Less allowance for loan losses	(3,281)	(7,354)

Loans, net	155,071	237,965

Accrued interest receivable	737	1,219
Other assets	—	—

	$221,853	$331,994

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities	$423	$435

Total liabilities	423	435

Commitments and contingencies
Stockholders' equity:
Preferred stock, Series A, 9.75% non-cumulative, exchangeable; $.01 par value; $10 liquidation value per share; 1,449,000 shares authorized, 1,416,130 shares issued and outstanding	14	14
Preferred stock, Series B, 8% cumulative, non-convertible; $.01 par value; $1,000 liquidation value per share plus accrued dividends; 1,000 shares authorized, 941 shares issued and outstanding	—	—
Preferred stock, Series C, 10.25% non-cumulative, exchangeable; $.01 par value; $10 liquidation value per share; 1,840,000 shares authorized, issued and outstanding	18	18
Common stock, $.01 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	211,240	329,475
Retained earnings	10,158	2,052

Total stockholders' equity	221,430	331,559

	$221,853	$331,994

See accompanying notes to financial statements.

CAPITAL CROSSING PREFERRED CORPORATION

STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001
	(in thousands)
Interest income:
Interest and fees on loans	$19,797	$23,244	$20,064
Interest on interest-bearing deposits	1,316	2,217	3,534

Total interest income	21,113	25,461	23,598
Credit for loan losses	3,910	1,500	—

Total interest income, after credit for loan losses	25,023	26,961	23,598

Other income:
Guarantee fee income	80	80	80
Gains on distribution of loans to common stockholder	3,008	—	—
Gains on sales of loans	—	2,432	156

Total other income	3,088	2,512	236

Operating expenses:
Loan servicing and advisory	575	648	431
Other real estate owned income, net	(361)	—	—
Other general and administrative	317	105	67

Total operating expenses	531	753	498

Net income	27,580	28,720	23,336
Preferred stock dividends	3,342	3,342	2,562

Net income available to common stockholder	$24,238	$25,378	$20,774

See accompanying notes to financial statements.

CAPITAL CROSSING PREFERRED CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2003, 2002 and 2001

	Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C
							Common Stock
									Additional Paid-in Capital	Retained Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Total
	(dollars in thousands)
Balance at December 31, 2000	1,416,130	$14	946	$—	$—	—	100	$—	$218,893	$—	$218,907
Net income	—	—	—	—	—	—	—	—	—	23,336	23,336
Net proceeds from issuance of preferred stock, Series C	—	—	—	—	1,840,000	18	—	—	16,854	—	16,872
Dividends on preferred stock, Series A	—	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Cumulative dividends on preferred stock, Series B	—	—	—	—	—	—	—	—	—	(76)	(76)
Dividends on preferred stock, Series C	—	—	—	—	—	—	—	—	—	(1,105)	(1,105)
Repurchase of preferred stock, Series B	—	—	(5)	—	—	—	—	—	(5)	—	(5)
Common stock dividend	—	—	—	—	—	—	—	—	—	(20,600)	(20,600)

Balance at December 31, 2001	1,416,130	14	941	—	1,840,000	18	100	—	235,742	174	235,948
Net income	—	—	—	—	—	—	—	—	—	28,720	28,720
Capital contribution from common stockholder	—	—	—	—	—	—	—	—	93,733	—	93,733
Dividends on preferred stock, Series A	—	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Cumulative dividends on preferred stock, Series B	—	—	—	—	—	—	—	—	—	(75)	(75)
Dividends on preferred stock, Series C	—	—	—	—	—	—	—	—	—	(1,886)	(1,886)
Common stock dividend	—	—	—	—	—	—	—	—	—	(23,500)	(23,500)

Balance at December 31, 2002	1,416,130	14	941	—	1,840,000	18	100	—	329,475	2,052	331,559
Net income	—	—	—	—	—	—	—	—	—	27,580	27,580
Dividends on preferred stock, Series A	—	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Cumulative dividends on preferred stock, Series B	—	—	—	—	—	—	—	—	—	(75)	(75)
Dividends on preferred stock, Series C	—	—	—	—	—	—	—	—	—	(1,886)	(1,886)
Return of capital to common stockholder	—	—	—	—	—	—	—	—	(118,235)	—	(118,235)
Common stock dividend	—	—	—	—	—	—	—	—	—	(16,132)	(16,132)

Balance at December 31, 2003	1,416,130	$14	941	$—	1,840,000	$18	100	$—	$211,240	$10,158	$221,430

See accompanying notes to financial statements.

CAPITAL CROSSING PREFERRED CORPORATION

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands)
Cash flows provided by operating activities:
Net income	$27,580	$28,720	$23,336
Adjustments to reconcile net income to net cash provided by operating activities:
Credit for loan losses	(3,910)	(1,500)	—
Net gain on sale and disposition of other real estate owned	(334)	—	—
Gain on sales of loans	—	(2,432)	(156)
Gain on distribution of loans to common stockholder	(3,008)	—	—
Other, net	470	551	579

Net cash provided by operating activities	20,798	25,339	23,759

Cash flows provided by investing activities:
Purchase of certificate of deposit	(100)	—	—
Loan repayments	79,194	86,364	48,961
Purchases of loans from Capital Crossing Bank	—	(90,341)	(34,998)
Sales of other real estate owned	1,585	—	—
Sales of loans	—	10,201	1,094

Net cash provided by investing activities	80,679	6,224	15,057

Cash flows used in financing activities:
Net proceeds from issuance of preferred stock, Series C	—	—	16,872
Repurchase of preferred stock, Series B	—	—	(5)
Payment of preferred stock dividends	(3,342)	(3,342)	(2,406)
Payment of common stock dividend	(15,094)	(23,500)	(20,600)
Return of capital to common stockholder	(109,906)	—	—

Net cash used in financing activities	(128,342)	(26,842)	(6,139)

Net change in cash and cash equivalents	(26,865)	4,721	32,677
Cash and cash equivalents at beginning of year	92,710	87,989	55,312

Cash and cash equivalents at end of year	$65,845	$92,710	$87,989

Supplemental information:
Capital contribution from common stockholder in form of mortgage loans	$—	$93,733	$—
Return of capital to common stockholder in form of mortgage loans	8,329	—	—
Dividends to common stockholder in form of mortgage loans	1,038	—	—
Transfers from loans to other real estate	1,251	—	—
Income taxes refunded	—	—	(2)

See accompanying notes to financial statements.

CAPITAL CROSSING PREFERRED CORPORATION
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2002 and 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        Capital Crossing Preferred Corporation ("Capital Crossing Preferred"), formerly Atlantic Preferred Capital Corporation, is a Massachusetts corporation organized on March 20, 1998, to acquire and hold real estate assets. Capital Crossing Bank ("Capital Crossing"), a federally insured Massachusetts trust company, owns all of Capital Crossing Preferred's common stock (as defined below). Capital Crossing is in compliance with its regulatory capital requirements at December 31, 2003.

        On March 31, 1998, Capital Crossing Preferred was initially capitalized with the issuance to Capital Crossing of 100 shares of Capital Crossing Preferred's common stock, $.01 par value, and 1,000 shares of Series B preferred stock, $.01 par value, with Capital Crossing transferring to Capital Crossing Preferred a portfolio of loans at its estimated fair value of $140,740,000. Such loans were recorded in the accompanying balance sheet at Capital Crossing's historical cost, which approximated their estimated fair values.

        In 1999, Capital Crossing Preferred completed the sale of 1,416,130 shares of Series A preferred stock. In 2001, Capital Crossing Preferred completed the sale of 1,840,000 shares of Series C preferred stock. See Note 3.

  Business

        Capital Crossing Preferred's business is to hold real estate assets acquired from Capital Crossing. Capital Crossing's primary business lines include the acquisition of commercial real estate and multi-family residential real estate loans from sellers in the financial services industry.

  Use of estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the allocation of purchase discount between amortizing and non-amortizing portions, and the rate at which this discount is accreted into interest income.

  Cash equivalents

        Cash equivalents include cash and interest-bearing deposits held at Capital Crossing with original maturities of ninety days or less.

  Loans

        A substantial portion of the loan portfolio is composed of commercial real estate and multi-family loans in California and New England. The ability of Capital Crossing Preferred's debtors to honor their contracts is dependent upon the real estate and general economic sectors in these regions.

        Loans, as reported, have been adjusted for discounts on loans purchased, net deferred loan fees and the allowance for loan losses.

        Net deferred loan fees and costs are amortized to interest income using the interest method over the terms of the loans. Discount loan income and loan loss provisions (credits) are accounted for on an individual loan basis.

        At the time of acquisition of purchased pools of loans, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan is recorded as non-amortizing discount. The remaining discount, which represented the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the terms of the loans and is not accreted on non-performing loans. The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan is resolved or restructured is determined.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan losses.

        When a loan is paid off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to Capital Crossing's acquisition of the loan, interest collected if on non-performing status, prepayment fees and other loan fees.

        Gains and losses on sales of loans are determined using the specific identification method. The excess (deficiency) of any cash received as compared to the net investment is recorded as gain (loss) on sales of loans. There are no loans held for sale at December 31, 2003.

        Accrual of interest on loans and discount accretion are discontinued when loan payments are ninety days or more past due or the collectibility of principal and interest is not probable or estimable. Interest income previously accrued on such loans is reversed against current period interest income, and the loan is accounted for using either the cash basis or the cost recovery method whereby any amounts received are applied against the recorded amount of the loan. A determination as to which method is used is made on a case-by-case basis.

        Loans are returned to accrual status when the loan is brought current in accordance with management's anticipated cash flows at the time of loan acquisition or origination.

        A loan purchased by Capital Crossing is considered impaired when, based on current information and events, it is determined that estimated cash flows are less than the cash flows estimated at the date of purchase. A loan originated by Capital Crossing is considered impaired when, based on current information and events, it is probable that Capital Crossing Preferred will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loan impairment is measured on a loan-by-loan basis by comparing Capital Crossing Preferred's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Substantially all of Capital Crossing Preferred's loans which have been identified as impaired have been measured by the fair value of existing collateral.

  Allowance for loan losses

        Arriving at an appropriate level of allowance for loan losses requires a high degree of judgment. Capital Crossing Preferred maintains an allowance for probable loan losses that are inherent in its loan portfolio. The allowance for loan losses is increased or decreased through a provision or credit for loan losses included in earnings. Additionally, the allowance for loan losses may be increased upon allocation of purchase discount upon acquisition of loans and be decreased upon sales and pay-offs of loans. Transfers to the allowance are made in connection with each transfer of loans from Capital Crossing. Subsequent to the date of transfer, the allowance for loan losses will be adjusted, if necessary, through a provision or credit for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the net investment of the loan, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        Management makes significant judgments in determining the adequacy of the allowance for loan losses. Management initially considers the loan allowances specifically allocated to individual impaired loans. Next, management considers the level of general loan loss allowances deemed appropriate for the balance of the portfolio. Factors considered include known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. An additional allowance is maintained based on a judgmental process whereby management considers qualitative and quantitative assessments of other factors including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan losses is management's estimate of the probable loan losses incurred as of the balance sheet date. There can be no assurance regarding the future levels of Capital Crossing Preferred's actual losses with respect to loans.

  Other real estate owned

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically updated by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other real estate owned income, net.

  Transfers of financial assets

        Transfers of financial assets are accounted for as sales when control over the assets is surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets are isolated from Capital Crossing Preferred, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Capital Crossing Preferred does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

  Income taxes

        Capital Crossing Preferred has elected, for Federal income tax purposes, to be treated as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"). Accordingly, Capital Crossing Preferred will not be subject to corporate income taxes to the extent it distributes at least 100% of its REIT taxable income to stockholders and as long as certain assets, income, distribution and stock ownership tests are met in accordance with the IRC. Because management of Capital Crossing Preferred believes it will qualify as a REIT for federal income tax purposes, no provision for income taxes is included in the accompanying financial statements.

  Recent Accounting Pronouncements

        In December 2003, the FASB issued Statement of Position ("SOP") No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP No. 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life.

        Decreases in cash flows expected to be collected should be recognized as impairment.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)

        This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and impaired loans acquired in a purchase business combination.

        This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The provisions of this SOP, as they apply to decreases in cash flows expected to be collected, should be applied prospectively for fiscal years beginning after December 15, 2004.

        Capital Crossing Preferred has not yet determined how the adoption of this SOP will impact its financial condition or results of operation.

2. LOANS, NET

        A summary of the balances of loans follows:

	December 31,
	2003	2002
	(in thousands)
Mortgage loans on real estate:
Commercial real estate	$120,317	$191,567
Multi-family residential	50,390	77,598
One-to-four family residential	1,714	2,529
Land	5,481	5,821

Total real estate loans	177,902	277,515
Other loans	28	—

Total loans, gross	177,930	277,515

Less:
Non-amortizing discount	(1,524)	(8,158)
Amortizing discount	(17,962)	(23,926)
Allowance for loan losses	(3,281)	(7,354)
Net deferred loan fees	(92)	(112)

Loans, net	$155,071	$237,965

        Included in net loans, at December 31, 2003 and 2002, are approximately $6,703,000 and $32,929,000 (of which none and $180,000 are non-performing), respectively, for which the net recorded investment represents the amortized cost of these loans, where at acquisition, the amounts of reasonably estimable and probable discounted future cash collections were less than the contractual balances owed. These loans were purchased at a price to yield a market rate of interest after considering the credit quality of the loans at acquisition and the aforementioned expected future cash collections. The excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections represents the predominant portion of the $1,524,000 and $8,158,000 of non-amortizing discount December 31, 2003 and 2002, respectively.

        Activity in the allowance for loan losses follows:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Balance at beginning of year	$7,354	$4,659	$3,795
Credit for loan losses	(3,910)	(1,500)	—
Additions in connection with loans purchased or transferred	—	4,250	867
Transfer to Capital Crossing with loans sold or distributed	(163)	(53)	(3)
Charge-offs	—	(2)	—

Balance at end of year	$3,281	$7,354	$4,659

        Activity in the non-amortizing discount follows:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Balance at beginning of year	$8,158	$6,062	$6,704
Accretion	(967)	(2,007)	(2,523)
Transfers to amortizing portion upon improvements in cash flows	(2,273)	(194)	(112)
Additions in connection with loans acquired from Capital Crossing	—	8,131	2,764
Net reductions related to resolutions and restructures	(35)	(1,139)	(587)
Net reductions relating to loans sold or distributed	(3,359)	(2,695)	(184)

Balance at end of year	$1,524	$8,158	$6,062

2. LOANS, NET (Concluded)

        Information pertaining to the net investment in impaired and non-performing loans follows:

	December 31,
	2003	2002
	(in thousands)
Impaired loans:
Without a valuation allowance	$620	$776
With a valuation allowance	57	1,626

Total impaired loans	$677	$2,402

Valuation allowance related to impaired loans	$32	$311

Total non-performing loans	$17	$1,621

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Average investment in impaired loans	$1,451	$1,937	$2,936

Interest income recognized on impaired loans	$118	$235	$327

Interest income recognized on a cash basis on impaired loans	$61	$139	$314

        Included in impaired loans at December 31, 2001 are restructured loans, totaling $484,000, which were not non-performing. There were no restructured loans in 2003 or 2002.

3. PREFERRED STOCK

        On March 31, 1998, Capital Crossing Preferred issued 1,000 shares of its 8% Cumulative Non-convertible Preferred Stock, Series B, to Capital Crossing. Holders of Series B preferred stock are entitled to receive, if declared by the Board of Directors of Capital Crossing Preferred, dividends at a rate of 8% of the average daily outstanding liquidation amount, as defined. Dividends accumulate at the completion of each completed period, as defined, and payment dates are determined by the Board of Directors. Series B preferred stock may be redeemed by Capital Crossing Preferred for its outstanding liquidation amount plus accrued dividends upon the occurrence of certain events.

        Series B preferred stock has a liquidation amount of $1,000 per share. In the event of a voluntary or involuntary dissolution or liquidation of Capital Crossing Preferred, preferred stockholders are entitled to the total liquidation amount, as defined, plus any accrued and accumulated dividends.

        On February 12, 1999, Capital Crossing Preferred completed a public offering of 1,416,130 shares of Non-cumulative Exchangeable Preferred Stock, Series A, with a dividend rate of 9.75% and a liquidation preference of $10 per share, which raised net proceeds of $12,590,000, after related offering costs of $1,571,000. Series A preferred stock is exchangeable for preferred shares of Capital Crossing if the FDIC so directs, when or if Capital Crossing becomes or may in the near term become undercapitalized or Capital Crossing is placed into conservatorship or receivership. Series A preferred stock is redeemable at the option of Capital Crossing Preferred on or after February 1, 2004, with the prior consent of the FDIC.

3. PREFERRED STOCK (Concluded)

        On May 31, 2001, Capital Crossing Preferred completed a public offering of 1,840,000 shares of Non-cumulative Exchangeable Preferred Stock, Series C, with a dividend rate of 10.25% and a liquidation preference of $10 per share, which raised net proceeds of $16,872,000, after related offering costs of $1,528,000.

        Series C preferred stock is exchangeable for preferred shares of Capital Crossing if the FDIC so directs, when or if Capital Crossing becomes or may in the near term become undercapitalized or Capital Crossing is placed into conservatorship or receivership. Series C preferred stock is redeemable at the option of Capital Crossing Preferred on or after May 31, 2006, with the prior consent of the FDIC.

4. RELATED PARTY TRANSACTIONS

        Capital Crossing performs advisory services and services the loans owned by Capital Crossing Preferred. The servicing and advisory fee rate is .25% annually of the average outstanding principal balance of the loans. Servicing and advisory fees for the years ended December 31, 2003, 2002 and 2001 totaled $575,000, $648,000, and $431,000, respectively, of which $38,000, $59,000, and $35,000, respectively, are included in accrued expenses and other liabilities.

        Capital Crossing Preferred periodically purchases loans from Capital Crossing. Capital Crossing also periodically makes capital contributions to Capital Crossing Preferred in the form of mortgage loans. The carrying value of these loans approximated their fair values at the date of purchase or contribution. The following table summarizes the carrying value, including accrued interest, of loans purchased from or contributed by Capital Crossing:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Loans purchased from Capital Crossing	$—	$90,341	$34,998
Loans contributed by Capital Crossing	—	93,733	—

	$—	$184,074	$34,998

        The following table summarizes capital transactions between Capital Crossing Preferred and Capital Crossing:

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Capital contributions by Capital Crossing	$—	$93,733	$—
Returns of capital to Capital Crossing	(118,235)	—	—
Common stock dividends paid to Capital Crossing	(16,132)	(23,500)	(20,600)
Series B preferred stock dividends paid to Capital Crossing	(72)	(72)	(72)

4. RELATED PARTY TRANSACTIONS (Concluded)

        During 2003, loans with a fair value of $9,367,000 were distributed to Capital Crossing. Of this amount, $1,038,000 was classified as a dividend and the remaining $8,329,000 was classified as a return of capital. Capital Crossing Preferred recognized a gain of $3,008,000 on these distributions. The gains represent the excess of the fair values of the loans over the carrying values of the loans at the time of distribution.

        Effective July 1, 2000, Capital Crossing Preferred entered into an agreement to make certain assets available to be pledged in connection with borrowings of Capital Crossing. Capital Crossing Preferred receives an annual fee of $80,000 under this agreement. Guarantee fee income for the years ended December 31, 2003, 2002 and 2001 was $80,000 in each year. At December 31, 2003, Capital Crossing Preferred has pledged $30,626,000 of its assets to secure the advances to Capital Crossing.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Capital Crossing Preferred.

        The following methods and assumptions were used by Capital Crossing Preferred in estimating fair value disclosures for financial instruments:

        Cash and cash equivalents:    The carrying amounts of cash and money market accounts approximate fair value because of the short-term maturity of these instruments.

        Certificates of deposit:    The carrying amounts of certificates of deposit approximate fair values because of the short-term maturity of these instruments.

        Loans:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for non-performing loans has been considered in the determination of the fair value of loans.

        Accrued interest receivable:    The carrying amount of accrued interest receivable approximates fair value because of the short-term nature of these financial instruments.

CAPITAL CROSSING PREFERRED CORPORATION
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2002 and 2001 (Concluded)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS (Concluded)

        The estimated fair values, and related carrying amounts, of Capital Crossing Preferred's financial instruments are as follows:

	December 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$65,845	$65,845	$92,710	$92,710
Certificate of deposit	200	200	100	100
Loans, net	155,071	161,558	237,965	249,982
Accrued interest receivable	737	737	1,219	1,219

6. QUARTERLY DATA (UNAUDITED)

	Years Ended December 31,
	2003				2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands)
Interest income	$3,998	$4,647	$6,078	$6,390	$7,155	$6,904	$5,851	$5,551
Credit for loan losses	510	1,000	2,400	—	1,500	—	—	—
Other income (1)	20	3,028	20	20	20	1,935	20	537
Operating expenses (2)	184	240	(124)	231	211	234	187	121

Net income	4,344	8,435	8,622	6,179	8,464	8,605	5,684	5,967
Preferred stock dividends	836	835	836	835	835	836	836	835

Net income available to common stockholder	$3,508	$7,600	$7,786	$5,344	$7,629	$7,769	$4,848	$5,132

(1)
Fluctuation in the third quarter of 2003 is due to gains on distribution of loans to common stockholder. Fluctuations in the first and third quarters of 2002 are due to gains on sales of loans.

(2)
Decline in the second quarter of 2003 is due to the gain on sale of other real estate owned.

OFFERING CIRCULAR                                                                                                                          ANNEX I

15,000 Shares

Capital Crossing Bank

8.50% Non-cumulative Preferred Stock, Series E
(Liquidation preference $2,500 per share)

        The non-cumulative preferred stock, Series E, par value $1.00 per share of Capital Crossing Bank, will be issued only upon the automatic exchange of the 8.50% non-cumulative exchangeable preferred stock, Series D, of Capital Crossing Preferred Corporation, a majority-owned subsidiary of the Bank, upon the occurrence of certain events. See "Offering Circular Summary—Capital Crossing Bank—REIT Preferred Stock Offering." Dividends on the Series E Bank preferred shares will be payable at the same rate as the Series D REIT preferred shares if, when and as declared by the Board of Directors of the Bank. For a description of the terms of the Series E Bank preferred shares, see "Description of the Bank Preferred Shares" herein.

        The Series E Bank preferred shares rank, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, junior to all claims of the Bank's creditors, including the claims of the Bank's depositors, and of the Federal Deposit Insurance Corporation, or FDIC. The Series E Bank preferred shares rank equal to the non-cumulative preferred stock, Series C, par value $1.00 per share and the non-cumulative preferred stock, Series D, par value $1.00 per share, of the Bank and superior and prior to the issued and outstanding common stock and preferred stock of the Bank with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series expressly designated as being on parity with or senior to the Series E Bank preferred shares.

        The Series D REIT preferred shares have been approved for listing on The Nasdaq National Market under the symbol "CCPCN." If the Series D REIT preferred shares are exchanged into Series E Bank preferred shares, the Bank does not intend to apply for listing of the Series E Bank preferred shares on any securities exchange or for listing on The Nasdaq National Market.

        An investment in the Series E Bank preferred shares involves a high degree of risk. Investors should carefully consider the risk factors and other considerations relating to the Bank and the Series E Bank preferred shares. See "Risk Factors."

        These securities have not been approved or disapproved by the FDIC, the Commissioner of Banks of the Commonwealth of Massachusetts, the Securities and Exchange Commission or any other federal agency, or by any state securities commission, nor has such office, corporation, commission, other agency or any state securities commission passed upon the accuracy or adequacy of this offering circular. Any representation to the contrary is a criminal offense.

        The securities offered by this offering circular are not deposit accounts of any bank and are not insured to any extent by the FDIC or any other government agency.

The date of this offering circular is May 6, 2004.

AVAILABLE INFORMATION

        We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, file reports and other information with the FDIC. Such reports and other information may be inspected without charge and copied at prescribed rates at the Public Information Center maintained by the FDIC at 801 17th Street, N.W., Room 100, Washington, D.C. 20434. You may also contact the Public Information Center by telephone, letter at the above address, fax, or electronic mail. The telephone number of the Public Information Center is 877-275-3342, and its fax number is 202-416-2076. You can reach the Public Information Center by electronic mail at publicinfo@fdic.gov. This FDIC's website is located at http://www.fdic.gov.

INFORMATION WITH RESPECT TO CAPITAL CROSSING BANK

        As an integral part of this offering circular, we have attached a complete copy (excluding exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Attachment A) in the form filed with the FDIC. Material information as of and for the year ended December 31, 2003 relating to the Bank, including information relating to our financial position and "Management's Discussion and Analysis of Financial Condition and Results of Operations," can be found in this document.

OFFERING CIRCULAR SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in this offering circular and in our Annual Report on Form 10-K attached hereto as Attachment A. You should read the entire offering circular carefully, especially the risks of investing in the Series E Bank preferred shares discussed under "Risk Factors."

Capital Crossing Bank

Business of Capital Crossing Bank

        Capital Crossing Bank is an FDIC-insured, Massachusetts-chartered trust company, with its principal executive offices located at 101 Summer Street, Boston, Massachusetts. We commenced operations in February 1988. At December 31, 2003, we had total assets of $1.0 billion, deposits of $745.7 million and stockholders' equity of $88.2 million. At December 31, 2003, we had a total risk-based capital ratio of 13.96%, a Tier 1 risk-based capital ratio of 12.70% and a Tier 1 leverage ratio of 12.19%, which is sufficient for us to be qualified as well-capitalized.

        We focus on selected business lines that our management has identified as having the potential to provide higher levels of profitability consistent with prudent banking practices. These business lines include:

  •
  the acquisition of loans secured primarily by commercial real estate, multi-family residential real estate, one-to-four family residential real estate and other business assets from sellers in the financial services industry or government agencies, primarily at a discount from their then-outstanding principal balances; and

  •
  providing lease financing to businesses and individuals through our wholly-owned subsidiary, Dolphin Capital Corp.

        The Bank primarily utilizes a funding strategy of wholesale sources, such as brokered certificates of deposit, and borrowings from the Federal Home Loan Bank of Boston.

Office Location

        We conduct our business from our executive and main office in downtown Boston, Massachusetts, through our website at http://www.capitalcrossing.com and through our leasing subsidiary in Moberly, Missouri. Our principal executive offices are located at 101 Summer Street, Boston, Massachusetts 02110, and our telephone number is (617) 880-1000.

REIT Preferred Stock Offering

        A registration statement has been filed with the SEC for the public issuance of 1,500,000 shares of non-cumulative, exchangeable preferred stock, Series D (1,725,000 shares if the underwriters' over-allotment option is exercised in full), by Capital Crossing Preferred Corporation, our majority-owned subsidiary, or the REIT, operated in a manner intended to permit it to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We created the REIT for the purpose of acquiring and holding real estate mortgage assets in a cost-effective manner and providing us with an additional means of raising regulatory capital. The Series D REIT preferred shares will be automatically exchanged for Series E Bank preferred shares if the FDIC directs so in writing upon the occurrence of one of the following events: (1) we become undercapitalized under applicable regulations, (2) we are placed into bankruptcy, reorganization, conservatorship or receivership or (3) the FDIC, in its sole discretion, anticipates that we will become undercapitalized in the near term. The net proceeds from the issuance of the Series D REIT preferred shares will be used by the REIT to acquire additional mortgage assets or other REIT-qualified assets, and for general corporate purposes, including the potential redemption of the Series A REIT preferred shares and the Series C REIT preferred shares. We have received confirmation from the FDIC that a portion of the minority interest represented by the Series D REIT preferred shares will be treated as Tier 1 capital of the Bank and the remainder as Tier 2 capital. In future periods, a portion of this Tier 2 capital may become Tier 1 capital as the Bank increases its stockholders' equity through the retention of future earnings or if the REIT redeems its preferred shares.

The Offering

Securities Offered	15,000 Series E Bank preferred shares.
Exchange	The Series E Bank preferred shares are to be issued, if ever, in connection with an exchange of the Series D REIT preferred shares. See " — REIT Preferred Stock Offering."
Ranking
The Series E Bank preferred shares rank equal as to dividends and upon liquidation to our Series C Bank preferred and the Series D Bank preferred shares and senior to our common stock. As a holder of Series E Bank preferred shares, you will share in dividends on a pro rata basis with holders of any outstanding Series C Bank preferred shares and Series D Bank preferred shares, and receive full dividends prior to the holders of common stock and any junior preferred stock. In a liquidation you will receive your full liquidation preference plus accrued and unpaid dividends, for the quarter in which the liquidation occurs, on a pro rata basis with the holders of any outstanding Series C Bank preferred shares and Series D Bank preferred shares, and prior to the holders of common stock and any junior preferred stock. Additional shares of preferred stock ranking senior to the Series C Bank preferred shares, the Series D Bank preferred shares, or the Series E Bank preferred shares may not be issued without the approval of holders of at least two-thirds of each of the Series C Bank preferred shares, the Series D Bank preferred shares or the Series E Bank preferred shares. Additional shares of preferred stock ranking on a parity with the Series C Bank preferred shares, the Series D Bank preferred shares, or the Series E Bank preferred shares may not be issued without the approval of a majority of our independent directors.
Dividends
Dividends on the Series E Bank preferred shares are payable quarterly at the rate of 8.50% per annum of the liquidation preference (or $212.50 per share), if, when and as declared by our Board of Directors. If declared, dividends for each quarterly period are payable on each April 15, July 15, October 15 and January 15. Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding quarterly period. Dividends on the

Series E Bank preferred shares are not cumulative. If we do not declare a dividend or declare less than full dividends on the Series E Bank preferred shares for a quarterly dividend period, you will have no right to receive the amount of any undeclared dividends for that period, and we will have no obligation to pay undeclared dividends for that period, whether or not dividends are declared and paid for any future period with respect to the Series C Bank preferred shares, the Series D Bank preferred shares, the Series E Bank preferred shares, any class of junior preferred stock or the common stock. See "Description of the Bank Preferred Shares—Series E Bank Preferred Shares—Dividends." Our ability to pay cash dividends is subject to regulatory and other restrictions described herein.
Liquidation Preference
The liquidation preference for each Series E Bank preferred share is $2,500, plus any accrued and unpaid dividends only for the quarter in which the liquidation occurs. See "Description of the Bank Preferred Shares—Series E Bank Preferred Shares—Rights Upon Liquidation."
Redemption
The Series E Bank preferred shares are not redeemable prior to July 15, 2009 after which they are redeemable at our option, with the prior written approval of the FDIC. The Series E Bank preferred shares are not convertible into any other securities of the Bank. The Series E Bank preferred shares have redemption features substantially similar to the Series C Bank preferred shares and the Series D Bank preferred shares, except that the Series C Bank preferred shares became subject to redemption on February 1, 2004 and the Series D Bank preferred shares may not be redeemed before May 31, 2006.
Voting Rights
Holders of Series E Bank preferred shares will not have any voting rights, except as set forth below and as otherwise expressly required by law. On any matter on which holders of the Series C Bank preferred shares and the Series D Bank preferred shares may vote, each Series E Bank preferred share will be entitled to one vote. Additional shares of preferred stock ranking senior to the Series E Bank preferred shares may not be issued and changes to the provisions of our articles of organization that adversely affect the rights of the holders of the Series E Bank preferred shares may not be made without the approval of at least two-thirds of the holders of the outstanding Series E Bank preferred shares. See "Description of the Bank Preferred Shares—Series E Bank Preferred Shares—Voting Rights."
Use of Proceeds
The Series E Bank preferred shares will only be issued in connection with an exchange for the Series D REIT preferred shares. The exchange of Series D REIT preferred shares for Series E Bank preferred shares would produce no proceeds to us.

Absence of a Public Market	There is currently no public market for the Series E Bank preferred shares and such shares will not be listed on any securities exchange or on The Nasdaq National Market.

Risk Factors

        See "Risk Factors" for a discussion of the risk factors and other considerations relating to the Bank and the Series E Bank preferred shares.

Selected Consolidated Financial Data

        The following tables present selected consolidated financial and other data of Capital Crossing Bank at the dates and for the periods indicated. The selected consolidated financial and other data as of and for the year ended December 31, 1999 have been derived from financial statements audited by our prior independent public accountants. The selected consolidated financial and other data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 have been derived from financial statements audited by KPMG LLP, independent public accountants. The selected consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by, the consolidated financial statements and related notes set forth in the attached Form 10-K of Capital Crossing Bank and its Annual Reports on Form 10-K for the years ended December 31, 1999 through 2003.

	As of and For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In Thousands, Except Per Share Data and Percentages)
Balance Sheet Data:
Total assets	$1,028,526	$933,127	$1,054,698	$771,484	$639,856
Loans, gross	$876,159	$784,055	$789,873	$556,473	$453,765
Total discount	(167,163)	(128,061)	(119,733)	(43,397)	(46,710)
Deferred loan income	(190)	(206)	(290)	(297)	(120)

Loans, net of discount and deferred loan fees	708,806	655,788	669,850	512,779	406,935
Direct finance leases	85,797	86,611	57,045	53,259	47,690
Allowance for loan and lease losses	(19,667)	(24,799)	(23,285)	(12,818)	(9,810)

Total loans and leases, net	$774,936	$717,600	$703,610	$553,220	$444,815

Short-term investments	$144,160	$151,213	$246,285	$118,345	$79,362
Securities available for sale	60,916	6,104	59,675	57,733	72,362
Total deposits	745,728	677,993	694,389	673,891	541,521
Borrowed funds	143,513	130,992	243,117	2,721	—
REIT preferred stock (1)	29,503	29,503	29,503	12,636	12,690
Stockholders' equity	88,183	80,040	71,733	68,410	72,740
Non-performing loans, net	$14,953	$7,317	$4,965	$1,993	$9,073
Non-performing leases, net	231	—	—	—	—
Other real estate owned, net	1,747	4,114	833	1,025	1,458
Property in possession	900	—	—	—	—

Total non-performing assets, net	$17,831	$11,431	$5,798	$3,018	$10,531

Book value per common share	$26.81	$21.72	$18.19	$15.62	$12.33
Tangible book value per common share	25.48	20.53	17.08	14.56	11.49
Selected Other Information:
Non-performing assets, net, as a percentage of total assets	1.73%	1.23%	0.55%	0.39%	1.65%
Non-performing loans, net, as a percentage of loans, net of discount and deferred loan income	2.11	1.12	0.74	0.39	2.23
Non-performing leases, net, as a percentage of direct finance leases	0.27	—	—	—	—
Total discount on loans as a percentage of gross loans	19.08	16.33	15.16	7.80	10.29
Allowance for loan and lease losses as a percentage of loans and leases, net of discount and deferred income	2.48	3.34	3.20	2.26	2.16
Allowance for loan and lease losses as a percentage of non-performing loans and leases, net	129.52	338.92	468.98	643.15	108.12
Capital Ratios:
Average stockholders' equity to average assets	8.42%	8.57%	7.84%	10.12%	10.79%
Tangible capital to assets	8.15	8.11	6.39	8.27	10.60
Tier 1 leverage capital (1)	12.19	11.22	8.87	10.48	13.96
Tier 1 risk-based capital (1)	12.70	12.52	12.17	12.26	14.78
Total risk-based capital (1)	13.96	13.80	13.44	13.52	16.03

Selected Consolidated Financial Data (Concluded)

For the Year Ended December 31,
2003	2002	2001	2000	1999
(In Thousands, Except Per Share Data, Percentages and Ratios)
Statement of Income Data:
Interest income	$85,826	$83,153	$87,214	$78,502	$58,878
Interest expense	(29,550)	(32,159)	(41,032)	(38,132)	(23,183)

Net interest income	56,276	50,994	46,182	40,370	35,695
Credit (provision) for loan and lease losses	2,997	402	(1,100)	(1,587)	(2,378)

Net interest income after credit (provision) for loan and lease losses	59,273	51,396	45,082	38,783	33,317
Service fees	632	301	815	682	884
Gain (loss) on sales of securities, net	—	745	248	(43)	—
Gain on sales of loans and leases	19,259	3,997	2,022	2,586	1,039
Gain on sales of deposits and branch, net	3,160	—	—	—	—
Miscellaneous income	1,049	574	1,009	586	562
Operating expenses	(37,240)	(31,416)	(29,042)	(25,321)	(23,168)

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	46,133	25,597	20,134	17,273	12,634
Provision for income taxes	(23,876)	(9,731)	(7,329)	(6,326)	(4,619)
Minority interest, net of taxes	(243)	(455)	—	—	—
Dividends on REIT preferred stock, net of taxes (1)	(1,878)	(2,127)	(1,619)	(904)	(826)

Net income before cumulative change in accounting principle	20,136	13,284	11,186	10,043	7,189
Dividends on Capital Crossing preferred stock	—	—	—	—	(31)
Cumulative effect of change in accounting principle	—	306	—	—	—

Net income available to common stockholders	$20,136	$13,590	$11,186	$10,043	$7,158

Net income per share:
Basic	$5.89	$3.57	$2.69	$1.84	$1.47
Diluted	5.05	3.16	2.43	1.77	1.37
Weighted average shares outstanding:
Basic	3,419	3,810	4,159	5,448	4,858
Diluted	3,986	4,304	4,603	5,682	5,213
Selected Operating Ratios:
Return on average assets	2.14%	1.53%	1.26%	1.40%	1.43%
Return on average stockholders' equity	25.36	17.89	16.05	13.84	13.21
Interest rate spread	5.71	5.33	4.74	5.27	7.21
Net interest margin	6.13	5.88	5.33	5.91	7.70
Non-interest income to average assets	2.56	0.63	0.46	0.53	0.49
Operating expenses to average assets	3.95	3.55	3.27	3.53	4.59
Efficiency ratio (2)	50.59	55.71	57.07	60.65	65.64
Ratio of earnings to fixed charges	2.30	x	1.63	x	1.41	x	1.40	x	1.48	x

(1)
On February 12, 1999, the REIT completed the sale of 1,416,130 shares of non-cumulative exchangeable preferred stock, Series A, with a dividend rate of 9.75%. On May 31, 2001, the REIT completed the sale of 1,840,000 shares of non-cumulative exchangeable preferred stock, Series C, with a dividend rate of 10.25%. The REIT is a real estate investment trust. The net proceeds raised as a result of the REIT's preferred stock offerings are reflected on our balance sheet as REIT preferred stock. We include a portion of these proceeds in Tier 1 and total capital, subject to certain limitations.

(2)
The efficiency ratio represents operating expenses, excluding net gains on sales of other real estate owned, provisions for losses on other real estate owned, write-downs of impaired premises and equipment and amortization of goodwill, as a percentage of net interest income plus other income less gain on sale of deposits and branch, net.

RISK FACTORS

        You should carefully consider the following risk factors before making an investment in the Series E Bank preferred shares offered by this offering circular. You should also consider the risks relating to the Series D REIT preferred shares included in the attached prospectus and the other information in this offering circular as well as the other documents incorporated by reference.

You are not entitled to receive dividends unless declared by our Board of Directors

        Dividends on our Series E Bank preferred shares are not cumulative. Consequently, if our Board of Directors does not declare a dividend on the Series E Bank preferred shares for any quarterly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our Board of Directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends or no dividends on the Series E Bank preferred shares for any quarter even though funds are available. In making this determination, our Board of Directors would consider our financial condition and capital needs, the impact of current or pending legislation and regulations and general economic conditions.

Upon an automatic exchange of Series D REIT preferred shares for Series E Bank preferred shares, it is unlikely that we would be in a financial position to pay any dividends

        Upon an automatic exchange you would be a preferred stockholder of us at a time when our financial condition was deteriorating or when we had been placed into bankruptcy, reorganization, conservatorship or receivership. In all circumstances following an automatic exchange, our ability to pay dividends would be subject to various restrictions under applicable regulations and we likely would not pay dividends on our Series E Bank preferred shares unless our financial condition improved significantly. In addition, in the event of our liquidation, the claims of our depositors and of our secured, senior, general and subordinated creditors would be entitled to a priority of payment over the dividend and other claims of holders of equity interests such as the Series E Bank preferred shares.

We have no plans to apply for listing or quotation of our Series E Bank preferred shares on any national securities exchange or automated quotation system

        Although the Series D REIT preferred shares have been approved for listing on The Nasdaq National Market, we do not intend to apply for listing or quotation of our Series E Bank preferred shares on any national securities exchange or automated quotation system. Consequently, we cannot assure you as to the liquidity of the trading market for our Series E Bank preferred shares, if issued in an automatic exchange, or that an active trading market will develop or be sustained. The lack of liquidity and an active trading market could adversely affect your ability to dispose of our Series E Bank preferred shares.

Our non-traditional operating strategy makes us particularly vulnerable to fluctuations in our financial results

        Our non-traditional operating strategy generates financial results that differ from other banks and subjects us to business risks not experienced by financial institutions engaged in more traditional lending activities. Most importantly, we experience large fluctuations in the volume of loan and lease acquisitions and related interest income and gains on sales of loans.

        A significant portion of our earnings is due to the recognition of "transactional" income, of which the most volatile component is gains on sales of loans. Management regularly evaluates the loan portfolio, considering the interest rate environment, geographic and industry concentrations and non-performing loan ratios. Based on this analysis, management may elect to sell loans when it is deemed more advantageous than retaining such loans. The secondary loan market is highly competitive and opportunities to realize gains on sales of loans are influenced by several factors, many of which are beyond our control, and consequently, there can be no assurance regarding the levels of gains to be realized in the future.

        Our business strategy of acquiring loans and leases in pools has resulted in, and will continue to result in, additions to our loan and lease portfolio that are relatively volatile in both timing and amount. As a result of this volatility and because a large portion of our interest income results from loan and lease resolutions, including paydowns and pay-offs, our quarter-to-quarter operating results tend to be more volatile than those of traditional banks. In addition, these loan and lease resolutions may cause reductions in our loan and lease portfolio that are also relatively volatile in both timing and amount.

        Our operating strategy also differs from traditional banks in that we have historically employed a wholesale funding strategy consisting primarily of offering certificates of deposit and money market accounts to a national customer base and obtaining brokered deposits. To maintain sufficient liquidity, we may, from time to time, offer rates of interest on our deposits in excess of rates offered by traditional banks on comparable deposits.

We may not be able to purchase loans at the same volumes or with the same yields as we have historically purchased

        We purchase performing loans, sub-performing loans and non-performing loans. Historically, we have acquired such loans (1) from institutions which sought to eliminate certain loans or categories of loans from their portfolios, (2) from institutions participating in securitization programs, (3) from failed or consolidating financial institutions and (4) from government agencies, specifically the Small Business Administration. Future loan purchases will depend on the availability of pools of loans offered for sale and our ability to submit successful bids or negotiate satisfactory purchase prices. The acquisition of loans is highly competitive. In fact, the Small Business Administration has recently announced that all future asset sales are on hold, pending the outcome of an internal review of their loan sale program. Consequently, we cannot assure you that we will be able to purchase loans at the same volumes as we have historically purchased. In addition, our yields on purchased loans have declined over the last three years. If the volumes of loans purchased or the yields on these loans decline further, we would experience a material adverse effect on our business, financial condition and results of operations.

An increase in non-performing assets could adversely affect our business

        Performing loans and leases may become non-performing loans and leases for a variety of reasons, such as a decline in real estate values or a general economic downturn in the geographic areas in which our borrowers or lessees are located. Since non-performing assets generally are non-earning assets, high levels of performing assets that become non-performing assets will adversely affect our results of operations. Moreover, if non-performing assets increase, we will need to devote increased resources to, and incur increased costs for, the management and resolution of such assets.

        The anticipated growth of our purchased loan and lease portfolio and the continued acquisition of loan and lease pools that include performing, sub-performing and non-performing loans and leases, may cause our net non-performing assets to increase in future periods. We may increase our purchases of non-performing loans and leases if we anticipate that such a strategy will ultimately be profitable. We may not be able to resolve acquired non-performing loans and leases profitably. Any inability to resolve profitably acquired non-performing loans or leases, or high levels of performing loans or leases that become non-performing could have a material adverse effect on our business, financial condition and results of operations.

More than half of our loan portfolio is made up of commercial mortgage loans which are generally riskier than other types of loans

        Commercial mortgage loans constituted 57.9% of the total gross loans in our loan portfolio at December 31, 2003. Commercial mortgage loans generally subject us to greater risks than other types of loans. Commercial mortgage loans generally lack standardized terms, may have shorter maturities than other mortgage loans and may not be fully amortizing, meaning that they have a principal balance or "balloon" payment due on maturity. Commercial real estate properties also tend to be unique and are more difficult to value than other real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations than other types of loans. Because of the risks related to commercial mortgage loans, we may experience higher rates of default on our mortgage loans than we would if our loan portfolio was more diversified and included a greater number of owner-occupied residential or other mortgage loans. Higher rates of default would cause us to increase our provision for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

We do not have insurance to cover our exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by our standard hazard insurance policies

        We do not generally obtain general credit enhancements such as mortgagor bankruptcy insurance or obtain special hazard insurance for our mortgage assets, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. Accordingly, we will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods or earthquakes that are not covered by standard hazard insurance. A significant number of loans acquired in recent years are loans that were originated under the Small Business Administration's disaster relief program. These loans are typically loans made to small businesses and individuals for the purpose of assisting those who have been the victim of a disaster and may be located in an area prone to such disasters. In the event of a default on any mortgage loan held by us resulting from declining property values or worsening economic conditions, among other factors, we would bear the risk of loss of principal to the extent of any deficiency between (1) the value of the related mortgaged property, plus any payments from an insurer or guarantor in the case of commercial mortgage loans, and (2) the amount owing on the mortgage loan.

We are vulnerable to changes in interest rates

        Our results of operations depend substantially on our net interest income, which results from the difference between interest earned on interest-earning assets, such as investments, loans and leases, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and could have a material adverse effect on our business, financial condition and results of operations.

        When our interest-earning assets mature or reprice more quickly than our interest-bearing liabilities in a given period, a decrease in market interest rates could adversely affect our net interest income. Likewise, when our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets in a given period, an increase in market interest rates could adversely affect our net interest income. As we have expanded our purchased loan portfolio, we have acquired a number of fixed rate loans. Such loans increase our exposure to interest rate risk in a rising rate environment because our interest-bearing liabilities are subject to repricing before assets, such as fixed rate loans, mature or reprice.

        Changes in interest rates also can affect the value of our loans and other interest-earning assets and our ability to realize gains on the sale or resolution of assets. A significant portion of our earnings results from transactional income which is comprised of accelerated interest income resulting from loan and lease pay-offs, gains on sales of loans and leases, and gains on sales of real estate. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to an increase in our non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on our results of operations.

Our loans are concentrated in California, New England and Florida and adverse conditions in those markets could adversely affect our operations

        Properties underlying our current mortgage assets are concentrated primarily in California, particularly in southern California, New England and Florida. As of December 31, 2003, approximately 31.8% of the balances of our mortgage loans were secured by properties located in California, 9.8% in New England and 9.1% in Florida. Adverse economic, political or business developments or natural hazards may affect these areas and the ability of property owners in these areas to make payments of principal and interest on the underlying mortgages. If any of these areas experienced adverse economic, political or business conditions or natural hazards, we would likely experience higher rates of loss and delinquency on our mortgage loans than if our loans were more geographically diverse.

We may face liability arising from the management of our loan and lease portfolios

        We may face liability under state lender liability laws in connection with the management of our loan and lease portfolios, particularly in connection with sub-performing and non-performing assets. A decision by us to foreclose upon, attempt to collect, or negotiate a workout of a troubled or non-performing loan or lease may have adverse consequences for an obligor and, if the loan or lease is of a business nature, the obligor's business. Any such obligor could attempt to bring a claim against us under state lender liability laws, which require that lenders conform to certain standards of care when administering their loans and leases. The time and expense of defending against, and any underlying liability incurred by us in connection with, such claims could have a material adverse effect on our business, financial condition and results of operations.

Our loan and lease losses could exceed our reserve coverage

        We maintain an allowance for loan and lease losses which we consider adequate to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control. Such losses may exceed our current estimates. There can be no assurance that our actual losses with respect to loans and leases will not exceed our allowance for loan and lease losses. Losses in excess of this allowance would cause us to increase our provision for loan and lease losses and would have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our loans and leases are originated by other parties whose underwriting standards may be different than ours

        Significant portions of our loans and leases are purchased from third parties. When we purchase loans or leases originated by third parties, we generally cannot conduct the same level of due diligence that we would have conducted had we originated the loans or leases. In addition, loans or leases originated by third parties may lack current financial information and may have incomplete legal documentation and outdated appraisals. Although we conduct a comprehensive acquisition review, we also rely on the underwriting standards of the parties that originated the loans or leases, whose standards may be substantially different than ours. These differences may include less rigorous appraisal requirements and debt service coverage ratios, and less rigorous analysis of property location and environmental factors, building condition and age, tenant quality, compliance with zoning regulations, any use restrictions, easements or rights of ways that may impact the property value and the borrower's ability to manage the property. As a result, we may not have information with respect to an acquired loan or lease which, if known at the time of acquisition, would have caused us to reduce our bid price. This may adversely affect our yield on loans and leases or cause us to increase our provision for loan and lease losses. In addition, we may acquire loans and leases as part of a pool that, given the opportunity to review and underwrite at the outset, we would not have originated. Loans and leases such as these may have a higher risk of becoming non-performing in the future.

Cash flows relating to loans and leases we purchase may be different than we estimate

        We determine the purchase price and carrying value of the loans and leases we acquire largely by estimating expected future cash flows of borrowers and the properties securing those loans and leases. We develop and revise our estimates based on our historical experience, current market conditions and the discount rates we believe are appropriate for each loan or lease. In addition, some of our borrowers have impaired credit and therefore represent a greater risk of default. A material difference in the amount and timing of actual cash flows from our estimates with respect to any material portion of our loan or lease portfolios could have a material adverse effect on our business, financial condition and results of operations.

Our results would be adversely affected if we were unable to attract or maintain deposits

        We may not be able to attract or maintain deposits in the future. We have historically employed a wholesale funding strategy consisting primarily of offering certificates of deposit and money market accounts. If other financial institutions raise their interest rates or there is a general increase in interest rates, we may not be able to effectively gather deposits using this strategy.

        We have historically relied heavily on brokered deposits as a source of funds, and will continue to do so, especially in light of the sale of our branch office and deposits maintained in Chestnut Hill, Massachusetts and substantially all of our retail deposits at our main office in Boston, Massachusetts. Brokered deposits generally are more responsive to changes in interest rates than other deposits. Under current FDIC regulations, only banks that are categorized as "well-capitalized" can obtain brokered certificates of deposit without prior approval of the FDIC. At December 31, 2003, we were categorized as "well-capitalized" under applicable FDIC regulations. To the extent we are not "well-capitalized," our ability to utilize brokered deposits would be adversely affected and we would likely be required to rely more heavily on other sources for liquidity.

        Our ability to attract and maintain deposits, as well as our cost of funds, has been, and will continue to be significantly affected by interest rates and general economic conditions. In addition, we anticipate that competition for deposits will continue to be intense. In the event we increase interest rates paid to obtain or retain deposits, our net interest margin would likely be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain deposits at levels required to fund our growth and current operations, our business, financial condition and results of operations may be materially and adversely affected.

Our results would be adversely affected if we were unable to fulfill our obligations under certain servicing agreements

        We currently provide certain services to third parties in connection with the servicing of loans and leases. These services include the processing of payments, collection activities, the remittance of required taxes, and investor reporting. These activities could become more significant in the future.

        A breach in the terms of a servicing contract would expose us to potential liability under the terms of the contract which could have a material adverse effect on our business, financial condition and results of operations.

We may experience a high level of defaults on our leases

        The credit characteristics of Dolphin Capital's small business and individual lessee base include a relatively higher incidence of delinquencies. Small business leases generally entail a greater risk of non-performance and a higher level of delinquencies and losses than leases entered into with larger, more creditworthy lessees. Typically, the success of a small business and its ability to make lease payments depend upon the management talents and efforts of one person or a small group of persons at the business. The death, disability or resignation of one or more of these persons could have an adverse impact on the operations of that business. Moreover, small businesses may be more vulnerable to economic downturns and often need substantial additional capital to expand or compete.

        In addition, there is typically only limited financial and other information available about small businesses and they often do not have audited financial statements. Accordingly, our small business underwriting relies upon the accuracy of information about these small businesses obtained from third-party sources, primarily credit agencies, in making credit decisions. If the information we obtain from these sources is incorrect, our underwriting will not be effective and our ability to make appropriate credit decisions will be impaired. As a result, we could experience high levels of lease losses which would materially adversely affect our business, financial condition and results of operations.

The network and computer systems we depend on could fail or experience a security breach

        Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, our operations will depend on our ability, as well as that of our third-party service providers, to protect our computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins, terrorist attacks or similar catastrophic events. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

        In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

A disaster at one of our locations would have a material adverse effect on our business and operations

        Our commercial banking operations and personnel are substantially centralized at our corporate headquarters in our building at 101 Summer Street, Boston, Massachusetts. A catastrophic event, such as a terrorist attack or natural disaster, at or near this location could materially adversely affect us in a range of ways.

        If such an event damaged our headquarters, or neighboring buildings, to an extent where Bank personnel were not able to access the building temporarily, the resulting disruption of work would, in all likelihood, have a material adverse effect on our operations and business. If our headquarters were destroyed by such an event, our personnel would have to relocate our operations to a remote site, which would be very expensive and necessarily disruptive, and would have a material adverse effect on our operations and business.

        In addition, Dolphin Capital's operations and personnel are substantially centralized at its Moberly, Missouri location. If Dolphin Capital's headquarters were destroyed by such an event, its personnel would have to relocate Dolphin Capital's operations to a remote site, which would be very expensive and necessarily disruptive, and would have a material adverse effect on its operations and business.

        In the event that such a catastrophic event were to take place, loss of materials, systems and personnel could exceed our ability to implement our business continuity plan.

We have incurred and will continue to incur substantial expenses as we enter new lines of business and we may not successfully implement new business initiatives

        From time to time we may enter into new lines of business and expand our existing lines of business, as part of our overall strategy. There can be no assurance that we will enter any new lines of business, or that, if undertaken, such initiatives will be successful. Our entry into new business lines would likely involve the risks ordinarily attendant with the implementation of new business initiatives including, among others, the absence of management expertise, the incurrence of start-up costs and competition from companies which may have greater experience, expertise and resources in these areas. For example, until 2001, Dolphin Capital had generally experienced pre-tax losses since its inception, which had a negative impact on our profitability. Additionally, in connection with the implementation of our Internet banking strategy, we incurred significant technology and other expenses. If we incur expenses in excess of our projections, our business, financial condition and results of operations could be materially adversely affected.

Our operations could be interrupted if our third-party service providers experience difficulty or terminate their services

        We depend, and will continue to depend, significantly on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If our third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be materially adversely affected.

We face intense competition

        We face increasing competition within the broader financial services industry. This industry also includes insurance companies, mutual funds, consumer finance companies and securities brokerage firms. Numerous banks and non-bank financial institutions compete with us for deposit accounts and the acquisition of loans. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds.

        The small-ticket leasing industry is also highly competitive. We compete for customers with numerous national, regional and local banks and finance companies as well as equipment manufacturers that lease or finance the sale of their own products. Our leasing competitors include larger, more established companies which may possess substantially greater financial, marketing and operational resources than we do, including lower cost of funds and access to capital markets and to other funding sources which may be unavailable to us. If we are unable to successfully compete in any of our business lines, our business, financial condition and results of operations could be materially adversely affected.

We are subject to federal and state government regulation and deregulation of the financial services industry

        We are subject to a complex body of federal and state banking laws and regulations which are intended primarily for the protection of depositors. In addition, we are subject to changes in federal and state tax laws, as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Our acquisitions of loans must be made in compliance with federal and Massachusetts laws and regulations. Any application or interpretation of existing laws or regulations, or any changes in such laws or regulations, which restricts the type of loans we can acquire could have a material adverse effect on our business, financial condition and results of operations. Further, changes in governmental economic and monetary policy can affect our ability to attract deposits and acquire loans.

        With legislative and regulatory attention focused on the regulation and deregulation of the financial services industry generally, we cannot predict what statutory and regulatory changes will be forthcoming. In November 1999, Congress enacted the Gramm-Leach-Bliley Act, the general effect of which was to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial services providers. As a result of this law, the number of firms competing with us may increase. Further, the laws and regulations which affect us on a daily basis may be changed at any time, and the interpretation of relevant laws and regulations is also subject to change by the authorities who examine us and interpret those laws and regulations. There can be no assurance that any present or future changes in the laws or regulations or in their interpretation will not adversely and materially affect us.

We depend heavily on key employees

        Our success will continue to depend heavily on the expertise of and management provided by our Chairman of the Board of Directors, Nicholas W. Lazares, and our President, Richard Wayne, each of whom also holds the title of Co-Chief Executive Officer, and our other senior executive officers. The loss of the services of any of these key individuals would have a material adverse effect on us. We do not maintain key-man life insurance with respect to any of these individuals.

We could be held responsible for environmental liabilities of properties we acquire through foreclosure

        If we choose to foreclose on a defaulted mortgage loan to recover our investment we may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party. The incurrence of any significant environmental liabilities with respect to a property securing a mortgage loan could have a material adverse effect on our business, financial condition and results of operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This offering circular contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are principally contained in the section on "Offering Circular Summary." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

  •
  our business strategy;

  •
  our estimates regarding our capital requirements and our need for additional financing; and

  •
  our plans, objectives, expectations and intentions contained in this offering circular that are not historical facts.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential," "continue" and similar expressions intended to identify forward-looking statements. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this offering circular. You should not place undue reliance on our forward-looking statements. You should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this offering circular could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements contained in this offering circular as a result of future events or developments.

MANAGEMENT

General

        The following table sets forth the name and age as of March 1, 2004 of each person who is currently a director or an executive officer or a nominee for election to the Board of Directors of the Bank:

Name	Position	Age	Director/Officer of the Bank Since
Nicholas W. Lazares	Chairman of the Board of Directors and Co-Chief Executive Officer	52	1987
Richard Wayne	President, Co-Chief Executive Officer and Director	51	1987
Edward F. Mehm	Executive Vice President, Chief Financial Officer and Treasurer	39	1996
Demetrios J. Kyrios	Executive Vice President	45	1993
Bradley M. Shron	Executive Vice President, General Counsel and Clerk	47	1996
Georgia Murray	Director	53	1989
Mark J. Panarese	Director	48	2000
Douglas Shaw	Director	49	2004
Alan R. Stone	Director	52	1992
Louis N. Vinios	Director	46	1995

        The business experience for each of the directors, nominee for election to the Board of Directors and executive officers of the Bank during at least the last five years is as follows:

        Nicholas W. Lazares.    Mr. Lazares is the Chairman of the Board of Directors and Co-Chief Executive Officer of the Bank. Mr. Lazares was one of the founders of the Bank in December 1987.

        Richard Wayne.    Mr. Wayne is the President and Co-Chief Executive Officer and a director of the Bank. Mr. Wayne was one of the founders of the Bank in December 1987.

        Edward F. Mehm.    Mr. Mehm has served as Executive Vice President, Chief Financial Officer and Treasurer of the Bank since October 2001, served as Executive Vice President of the Bank from April 2000 to October 2001, and served as Senior Vice President of the Bank from January 1997 to April 2000.

        Demetrios J. Kyrios.    Mr. Kyrios has served as Executive Vice President of the Bank since January 1999.

        Bradley M. Shron.    Mr. Shron has served as Executive Vice President, General Counsel and Clerk since April 2000 and served as Senior Vice President, General Counsel and Clerk of the Bank from 1998 to April 2000.

        Georgia Murray.    Ms. Murray has served as the Director of the Inner City Economic Forum for 2004 at Initiative for a Competitive Inner City, a national not-for-profit organization, since February 2004. Ms. Murray has also served as a member of the Board of Directors of Initiative for a Competitive Inner City since 2002. Ms. Murray was a principal of Lend Lease Real Estate Investments,

Inc. from November 1999 until May 2000, and a Senior Vice President and Director of The Boston Financial Group, Inc. from 1987 through October 1999.

        Mark J. Panarese.    Mr. Panarese has served as Managing Director of Rockefeller & Co., Inc., a wealth management firm, since February 2004. He previously served as the Executive Vice President of Atlantic Trust Pell Rudman, a wealth management firm, from December 2002 to February 2004 and as Senior Vice President of Atlantic Trust Pell Rudman and a predecessor company from June 1998 to December 2002.

        Douglas Shaw.    Mr. Shaw has served as a principal and a director of M.S. Walker, Inc., a wholesale distributor of wines and spirits in Somerville, Massachusetts, since 1992. Mr. Shaw has served as a Director of Capital Crossing Preferred Corporation since April 2002.

        Alan R. Stone.    Mr. Stone has served as a principal of Stone/Twining Legal Recruiting and Consulting LLC, a legal recruiting and consulting firm in Boston, Massachusetts, since January 2003. During 2002, Mr. Stone served as an independent strategic legal consultant. From September 1982 to December 2001, Mr. Stone served as President of Stone Legal Resources Group and its predecessor companies, and Mr. Stone was a director of Stone Legal Resources Group and its predecessor companies from September 1982 to May 2001.

        Louis N. Vinios.    Mr. Vinios has served as President of J.P.A. Corp., a real estate and development corporation in Boston, Massachusetts since January 1999.

Compensation of the Bank's Directors

        Directors of the Bank who are not officers or employees of the Bank received $40,000 for 2003 and will receive $40,000 in 2004.

DESCRIPTION OF THE BANK PREFERRED SHARES

        The following summary sets forth the material terms and provisions of the Bank preferred shares, and is qualified in its entirety by reference to our amended and restated articles of organization and amended and restated by-laws, copies of which may be obtained from us.

General

        Under the provisions of Massachusetts banking law, our issuance of capital stock, including the issuance of the Series E Bank preferred shares, requires the prior approval of the Commissioner of Banks. Capital Crossing Preferred has received approval from the Commissioner of the issuance of the Series E Bank preferred shares in exchange for the Series D REIT preferred shares upon the occurrence of an automatic exchange.

Series of Preferred Stock

        Our amended and restated articles of organization authorize our Board of Directors, subject to the approval of the Commissioner, to issue one or more series of preferred stock and to fix the voting powers, designations, preferences, relative participating, optional or other special rights of each series of preferred stock and their qualifications, limitations and restrictions thereof. Our Board of Directors has designated (1) 150,000 shares of the preferred stock as the Series A junior participating cumulative preferred stock, par value $1.00 per share, under our shareholder rights agreement, (2) 100 shares of the preferred stock as the Series B convertible preferred shares, none of which is outstanding, (3) 144,900 shares of the preferred stock as the Series C Bank preferred shares, none of which is outstanding as of the date of this offering circular, (4) 18,400 shares of the preferred stock as the Series D Bank preferred shares, none of which is outstanding as of the date of this offering circular and (5) 17,250 shares of the preferred stock as the Series E Bank preferred shares, none of which is outstanding as of the date of this offering circular.

Series B Convertible Preferred Shares

        The Series B convertible preferred stock was issued in conjunction with the acquisition of Dolphin Capital. On April 12, 1999, all outstanding Series B convertible preferred shares were converted into 37,860 shares of our common stock.

Series C Bank Preferred Shares

        The Series C Bank preferred shares form a series of our preferred stock. When issued upon an automatic exchange of the Series A REIT preferred shares, the Series C Bank preferred shares will be validly issued, fully paid and nonassessable. Except for the dividend payment dates and the dividend rate on the Series C Bank preferred shares which is 9.75%, the liquidation value which is $100.00 per share, and the fact that the Series C Bank preferred shares were not redeemable prior to February 1, 2004, the terms of the Series C Bank preferred shares are substantially the same as the terms of the Series D Bank preferred shares and the Series E Bank preferred shares.

Series D Bank Preferred Shares

        The Series D Bank preferred shares form a series of our preferred stock. When issued upon an automatic exchange of the Series C REIT preferred shares, the Series D Bank preferred shares will be validly issued, fully paid and nonassessable. Except for the dividend payment dates and the dividend rate on the Series D Bank preferred shares which is 10.25%, the liquidation value which is $1,000.00 per share, and the fact that the Series D Bank preferred shares are not redeemable prior to May 31, 2006, the terms of the Series D Bank preferred shares are substantially the same as the terms of the Series C Bank preferred shares and the Series E Bank preferred shares.

Series E Bank Preferred Shares

        The Series E Bank preferred shares form a series of our preferred stock. When issued upon an automatic exchange of the Series D REIT preferred shares, the Series E Bank preferred shares will be validly issued, fully paid and nonassessable. The holders of the Series E Bank preferred shares will have no preemptive rights with respect to any shares of our capital stock. The Series E Bank preferred shares will not be subject to any sinking fund or other obligation for their repurchase or retirement. The Series E Bank preferred shares will not be convertible into any of our other securities.

        Dividends.    Holders of the Series E Bank preferred shares shall be entitled to receive, if, when and as declared by our Board of Directors out of our assets legally available therefor, cash dividends quarterly at the rate of 8.50% per annum of the liquidation preference (equivalent to $212.50 per share). If declared, dividends on the Series E Bank preferred shares for each quarterly period shall be payable on each April 15, July 15, October 15 and January 15, at such annual rate, commencing on the first scheduled dividend payment date following the date of the automatic exchange, to holders of record on the last business day of the quarterly dividend period. Quarterly dividend periods will commence on the first day of each quarter and on the date of original issue for the initial dividend period. The amount of dividends, if declared, payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any month up to 30 days. Dividends in each quarterly period will accrue from the first day of such period, whether or not declared or paid for the prior quarterly period.

        The right of holders of the Series E Bank preferred shares to receive dividends is non-cumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Series E Bank preferred shares for a quarterly dividend period, then holders of Series E Bank preferred shares will have no right to receive the amount of the undeclared dividend for that period, and we will have no obligation to pay the undeclared dividend for that period, whether or not dividends are declared and paid for any future period with respect to the Series E Bank preferred shares, any other series of preferred stock or our common stock. If less than full dividends are declared on the Series E Bank preferred shares by the Board of Directors for a quarterly dividend period, then holders of the Series E Bank preferred shares will have no right to receive the amount of such undeclared dividends for that period, and we will have no obligation to pay a full dividend for that period, whether or not dividends are declared and paid for any future period with respect to the Series E Bank preferred shares, any other series of preferred stock or our common stock.

        Authority to Issue Additional Shares.    By vote of a majority of our common stock we may increase the number of our authorized shares. A two-thirds vote of the holders of the Series E Bank preferred shares is required, however, to create a class of shares that would rank senior to the Series E Bank preferred shares with regard to payment of dividends or amounts upon liquidation. A majority vote of our independent directors must approve the creation of a class of shares that would rank on parity with the Series E Bank preferred shares. However, prior to an automatic exchange of any REIT preferred shares for Bank preferred shares, and subject to the approval of the Commissioner, we may issue one or more series of our preferred stock that would rank senior to the Series E Bank preferred shares.

        Voting Rights.    Except as expressly required by applicable law, the holders of the Series E Bank preferred shares will not be entitled to vote at any meeting of stockholders. The consent of the holders of at least two-thirds of the outstanding shares of each series of preferred stock, including the Series E Bank preferred shares, will be required (1) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of preferred stock other than a series which shall not have any right to object to such creation or (2) alter or change the provisions of our restated articles of organization so as to adversely affect the voting powers, preferences or special rights of the holders of a series of preferred stock of the Bank provided that if such amendment shall not adversely affect all series of preferred stock, such amendment need only be approved by holders of at least two-thirds of the shares of all series of preferred stock adversely affected thereby.

        Redemption.    The Series E Bank preferred shares will not be redeemable prior to July 15, 2009. On or after such date, the Series E Bank preferred shares will be redeemable at our option, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $2,500 per share, plus the quarterly accrued and unpaid dividends from the beginning of the quarter in which the redemption occurs to the date of redemption, if any, thereon. Any such redemption may only be effected with the prior approval of the FDIC, unless such approvals are not required at the time of redemption.

        Rights upon Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series E Bank preferred shares at the time outstanding will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, or any other class of stock ranking junior to the Series E Bank preferred shares upon liquidation, liquidating distributions in the amount of $2,500 per share, plus the quarterly accrued and unpaid dividend thereon, if any, from the beginning of the quarter in which the liquidation occurs to the date of liquidation.

        After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series E Bank preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series E Bank preferred shares and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series E Bank preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, then the holders of the Series E Bank preferred shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        For such purposes, our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute liquidation, dissolution or winding up.

FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2003

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to

FDIC Certificate Number 27184.5

CAPITAL CROSSING BANK
(Exact name of Bank as specified in its charter)

Massachusetts	04-2988794
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
101 Summer Street, Boston, Massachusetts	02110 (zip code)
(Address of principal executive offices)

(617) 880-1000
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:
Title of Class

Common Stock, par value $1.00 per share

        Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934). Yes ☒    No ☐

        The aggregate market value of the voting stock held by non-affiliates of the registrant, based on the closing sale price for the registrant's Common Stock as quoted on the Nasdaq National Market System on June 30, 2003, was $69,921,644.

        As of March 1, 2004, there were 3,361,827 shares outstanding of the registrant's Common Stock.

Documents Incorporated by Reference

        Portions of the Capital Crossing Bank Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on April 20, 2004 are incorporated by reference into Part III of this report. The Exhibit Index can be found on page 102.

ITEM 1.    BUSINESS

        This Form 10-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Capital Crossing may also make written or oral forward-looking statements in other documents filed with the Federal Deposit Insurance Corporation ("FDIC"), in annual reports to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events and trends and which do not relate to historical matters. Forward-looking statements should not be unduly relied upon because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Capital Crossing. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Capital Crossing to be materially different from the anticipated future results, performance or achievements that are expressed or implied by the forward-looking statements.

        Capital Crossing's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of the factors discussed in the section entitled "Risk Factors and Factors Affecting Future Operating Results."

        All of these factors should be carefully reviewed, and the reader of this Annual Report on Form 10-K should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this report, and Capital Crossing does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

General

        Capital Crossing Bank (formerly Atlantic Bank and Trust Company) was organized as a Massachusetts-chartered trust company in December 1987, and commenced operations in February 1988. The consolidated financial statements of Capital Crossing Bank include the accounts of Capital Crossing Bank (the "Bank") and its subsidiaries: Dolphin Capital Corp. ("Dolphin Capital"), a leasing company; Capital Crossing Preferred Corporation ("Capital Crossing Preferred"), (formerly, Atlantic Preferred Capital Corporation) a real estate investment trust ("REIT") which acquires and holds real estate assets; CapCar I, LLC ("CapCar"), a limited liability company organized to hold loans jointly with third parties; and certain other wholly-owned subsidiaries with limited operations. All significant intercompany balances and transactions have been eliminated in consolidation. Collectively, Capital Crossing Bank and its subsidiaries are referred to as Capital Crossing. Capital Crossing's website address is www.capitalcrossing.com and it makes its Form 10-K, Form 10-Q and Form 8-K reports, including exhibits, (and any amendments) available on its website, free of charge, as soon as reasonably practicable after these reports are filed or furnished to the FDIC.

        Capital Crossing operates as a commercial bank primarily focused on purchasing commercial real estate, multi-family and one-to-four family residential real estate loans, secured commercial loans and originating and purchasing leases that finance the business activities of small companies and individuals. Capital Crossing's deposits are insured by the Bank Insurance Fund of the FDIC to the extent authorized by law. Capital Crossing conducts its business from its executive and main office in Boston, Massachusetts, through its website at www.capitalcrossing.com and through Dolphin Capital, its leasing subsidiary in Moberly, Missouri. Capital Crossing primarily utilizes a funding strategy of wholesale sources such as brokered certificates of deposit and borrowed funds.

        Capital Crossing Preferred is a Massachusetts corporation incorporated on March 20, 1998. Capital Crossing organized Capital Crossing Preferred to acquire and hold real estate mortgage assets in a cost-effective manner and to provide Capital Crossing with an additional means of raising capital for federal and state regulatory purposes. Capital Crossing Preferred operates and intends to continue to operate, in a manner which will allow it to be taxed as a real estate investment trust, or a "REIT," under the Internal Revenue Code of 1986, as amended. See Note 9 to the Consolidated Financial Statements for additional information relating to tax assessments.

        Capital Crossing currently focuses on purchasing and originating loans and leases through the following principal business lines:

  •
  Loan and Lease Purchasing.  Capital Crossing's loan purchasing business consists of purchasing loans primarily at a discount from their outstanding principal balances. These loans are primarily secured by commercial real estate, multi-family and one-to-four family residential real estate and other business assets and are purchased from sellers in the financial services industry or government agencies. During 2002, Capital Crossing complemented its loan purchasing business by purchasing pools of leases through Dolphin Capital. The leased equipment in such pools includes dental equipment, laundry equipment, vehicles, restaurant equipment and various other types of equipment.

  •
  Lease Financing.  Capital Crossing's lease financing business consists of leasing small-ticket business equipment to small businesses and individuals through its subsidiary, Dolphin Capital. The leased equipment is principally water purification systems and office and technology equipment such as copiers and computers.

Loan and Lease Portfolio Composition

        The following table sets forth the composition of Capital Crossing's loan and lease portfolio at the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(In Thousands)
Loan Portfolio:
Mortgage loans on real estate:
Commercial real estate	$507,462	$442,335	$461,805	$301,917	$311,901
Land	19,809	19,371	16,232	5,200	5,292
One-to-four family residential	48,469	41,028	43,533	28,178	35,493
Multi-family residential	192,056	214,328	218,825	215,338	96,933

Total	767,796	717,062	740,395	550,633	449,619
Secured commercial	102,809	59,783	46,918	4,281	3,365
Other	5,554	7,210	2,560	1,559	781

Total loans, gross	876,159	784,055	789,873	556,473	453,765
Less:
Non-amortizing discount	(77,120)	(56,126)	(53,086)	(23,985)	(33,575)
Amortizing discount	(90,043)	(71,935)	(66,647)	(19,412)	(13,135)
Net deferred loan fees	(190)	(206)	(290)	(297)	(120)

Total loans, net of discount and deferred loan fees	708,806	655,788	669,850	512,779	406,935

Direct Finance Leases:
Minimum lease payments receivable	97,952	98,340	62,927	58,452	53,172
Estimated unguaranteed residual values	4,396	4,529	4,929	5,356	4,696
Initial direct costs and deferred brokers fees	1,047	972	707	966	1,575
Unearned lease income	(15,215)	(16,311)	(10,428)	(10,207)	(10,495)
Security deposits	(396)	(670)	(1,090)	(1,308)	(1,258)
Non-amortizing discount	(1.987)	(249)	—	—	—

Total direct finance leases	85,797	86,611	57,045	53,259	47,690

Allowance for loan and lease losses	(19,667)	(24,799)	(23,285)	(12,818)	(9,810)

Total loans and leases, net	$774,936	$717,600	$703,610	$553,220	$444,815

        Loan Purchasing Activities.    A substantial portion of Capital Crossing's business consists of purchasing loans secured primarily by commercial real estate, multi-family or one-to-four family residential real estate or other business assets. These loans are generally purchased in pools from sellers in the financial services industry or government agencies. From time to time Capital Crossing partners with other institutions to co-bid on loan pools to leverage its purchasing abilities. Each loan within a pool is priced individually and may be purchased at a discount, at a premium or at par to the individual contractual balances. Consequently, based upon the interest rate environment and the type of loans available in the future, management may increase the amount of loans purchased at par or a premium. Since January 1, 1994, Capital Crossing has acquired a total of 177 loan pools containing a total of 9,460 loans for a total net investment of $1.7 billion. A significant number of loans acquired in recent years are loans that were originated under the Small Business Administration's disaster relief program. These loans are typically loans made to small businesses and individuals for the purpose of assisting those who have been the victim of a disaster. These loans are secured by various types and levels of collateral based upon the borrower's individual circumstances, generally have contractual note rates of 4% and are fixed rate loans with original maturities of 30 years. For the years ended December 31, 2003, 2002, and 2001, Capital Crossing achieved weighted average yields on its loan portfolio of 10.96%, 11.05%, and 12.01%, respectively.

        As Capital Crossing has gained further experience with its purchased loan program, it has purchased loans secured by real estate throughout the country. Members of its loan acquisition and servicing groups have lending experience in states outside New England, including, in particular, California. Capital Crossing monitors the economic and other conditions of the states in which the collateral securing its loan portfolio is located, and the Board of Directors periodically reviews the geographic diversity of the real estate loan portfolio. This strategy is designed to enable Capital Crossing to reduce the credit and collateral risks of its total loan portfolio and allows it to take advantage of selective real estate markets.

        The following table sets forth certain information regarding the geographic location of properties securing Capital Crossing's mortgage loans at December 31, 2003:

Location	Principal Balance	Percentage of Total Principal Balance
	(Dollars in Thousands)

California	$244,357	31.82%
New England	75,134	9.79
Florida	69,606	9.07
New York	40,484	5.27
All others	338,215	44.05

	$767,796	100.00%

        Prior to acquiring a loan or portfolio of loans, Capital Crossing's in-house loan acquisition group conducts a comprehensive review and evaluation of the loan or loans to be acquired in accordance with its credit policy for purchased loans. This review includes an analysis of information provided by the seller, including credit and collateral files, a review and valuation of the underlying collateral and a review, where applicable, of the adequacy of the income generated by the property to service the loan. Capital Crossing's in-house loan acquisition group includes credit analysts, real estate appraisers, an environmental department and legal counsel.

        The fair value of the collateral is determined by Capital Crossing's in-house appraisal group which considers, among other factors, the type of property, its condition and location and its highest and best use. In many cases, real estate brokers and/or appraisers with specific knowledge of the local real estate market are also consulted. For larger loans, members of Capital Crossing's in-house loan acquisition group typically visit the collateral, conduct a site inspection and conduct an internal rental analysis of similar commercial properties. Capital Crossing also analyzes the capacity of the cash flows generated by the collateral to service the loan. Capital Crossing also considers minimum debt service coverage ratios, consisting of the ratio of net operating income to total principal and interest payments. New tax and title searches may also be obtained to verify the status of any prior liens on the collateral. Capital Crossing's in-house environmental specialists review available information with respect to each property to assess potential environmental risk.

        In order to determine the amount that Capital Crossing bids to acquire loans, it considers, among other factors:

  •
  the collateral securing the loan;

  •
  the financial resources of the borrower or guarantors, if any;

  •
  the recourse nature of the loan;

  •
  the age and performance of the loan;

  •
  the length of time during which the loan has performed in accordance with its repayment terms;

  •
  geographic location;

  •
  the yield expected to be earned; and

  •
  servicing restrictions, if any.

        In addition to the factors listed above, Capital Crossing also considers the amount it may realize through collection efforts or foreclosure and sale of the collateral, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the time of purchase. Under Capital Crossing's credit policy for purchased loans, all bids are subject to the approval of the Chairman or the President and any individual loan relationship whose allocated purchase price exceeds $7.5 million is subject to approval by the Loan and Investment Committee, which consists of Capital Crossing's Chairman, President, two independent directors and certain officers of Capital Crossing.

        Loan Servicing and Asset Resolution.    Capital Crossing has a number of asset managers that are divided into management teams. Loans are assigned to asset managers based on their size and performance status. Additionally, Dolphin Capital employees assist in the servicing of smaller balance loans by making service calls when such loans become delinquent. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, Capital Crossing promptly initiates collection activities. If a delinquent loan becomes non-performing, Capital Crossing may pursue a number of alternatives with the goal of maximizing its overall return on each loan in a timely manner. During this period, Capital Crossing does not recognize interest income on such loans unless regular payments are being made. In instances when a loan is not returned to performing status, Capital Crossing often seeks resolution through negotiating a discounted pay-off with borrowers, which may be accomplished through refinancing by the borrower with another lender, restructuring the loan to a level that is supported by existing collateral and debt service capabilities, or foreclosure and sale of the collateral.

        Capital Crossing also services certain loans acquired with other institutions under third party service agreements. Additionally, Capital Crossing and a third party formed CapCar, a limited liability company to acquire and hold loans which are also serviced by Capital Crossing. At December 31, 2003, Capital Crossing was servicing $136.0 million of loans for others.

        Activity in the Loan Portfolio.    The following table sets forth the activity in Capital Crossing's loan portfolio for the years indicated:

	Year Ended December 31,
	2003		2002		2001		2000		1999
	Balance	No. of Loans	Balance	No. of Loans	Balance	No. of Loans	Balance	No. of Loans	Balance	No. of Loans
	(Dollars in Thousands)
Loan portfolio, net, at beginning of year	$655,788	4,644	$669,850	4,905	$512,779	1,572	$406,935	1,389	$360,206	1,426

Acquisitions:
Loan balances	422,672	1,425	299,803	1,026	422,505	4,005	231,397	630	175,666	397
Amortizing and non-amortizing discount	(133,472)	—	(80,636)	—	(110,265)	—	(14,271)	—	(15,245)	—

Net acquisitions	289,200	1,425	219,167	1,026	312,240	4,005	217,126	630	160,421	397

Sales	(25,977)	(316)	(8,459)	(29)	(16,032)	(8)	(6,540)	(23)	(4,288)	(34)
Originations	9,220	7	4,917	13	11,972	27	23,796	32	11,722	22
Resolutions and repayments	(243,091)	(1,100)	(252,747)	(1,271)	(168,525)	(691)	(138,263)	(456)	(130,022)	(422)
Accretion of amortizing discount and deferred income	23,666	—	23,060	—	17,416	—	9,725	—	8,896	—

Loan portfolio, net, at end of year	$708,806	4,660	$655,788	4,644	$669,850	4,905	$512,779	1,572	$406,935	1,389

        Leasing Activities.    Capital Crossing's leasing subsidiary, Dolphin Capital, provides lease financing primarily to small businesses for the acquisition of copiers, computers, water purification systems and other business equipment. Dolphin Capital's primary business strategy is to originate leases for inclusion in its lease portfolio. In 2002, Dolphin Capital also increased its lease purchasing activity. For the years ended December 31, 2003, 2002 and 2001, Dolphin Capital's lease portfolio achieved yields of 13.50%, 11.75%, and 12.54%, respectively.

        Substantially all equipment leases originated by Dolphin Capital are non-cancelable. During the term of a typical lease, scheduled payments are sufficient, in the aggregate, to cover Dolphin Capital's borrowing costs and the costs of the underlying equipment, and to provide it with a profit. Throughout the term of the lease, Dolphin Capital charges late fees and other fees, when applicable, which enhance the profitability of the lease. The initial non-cancelable term of the lease is equal to or less than the equipment's estimated economic life. Initial terms of the leases in Dolphin Capital's portfolio generally range from 10 to 63 months.

        Dolphin Capital often owns a residual interest in the equipment covered by a lease. Dolphin Capital's equipment leases outstanding as of December 31, 2003 had an aggregate residual value of $4.4 million, representing 4.5% of its total minimum lease payments receivable at December 31, 2003.

        Lease Underwriting.    For commercial leases, credit applications are accepted by facsimile, telephone and electronically. All commercial credit applications are reviewed by one of Dolphin Capital's credit analysts and each credit application is approved or rejected by a credit analyst with the appropriate level of credit approval authority. The majority of Dolphin Capital's credit applications have an equipment cost of less than $10,000. Underwriting parameters include, tenure in business, verification of comparable debt, business credit history, paydex score, Fair Isaac Consumer Credit Desk ("FICO") score and the payback history to Dolphin Capital if the applicant is an existing customer. Underwriting parameters for credit applications may also include financial requirements based on tangible net worth, working capital, cash flow and industry financial comparison.

        Lease Purchasing.    In 2002, Dolphin Capital increased its lease purchasing activity. For the years ended December 31, 2003 and 2002, lease purchases totaled $2.3 million and $18.5 million respectively. The leases are generally purchased at discounts from their outstanding balances from sellers, who are typically lessors, banks or finance companies. The leased equipment includes dental equipment, laundry equipment, vehicles, restaurant equipment and various other types of equipment.

        Prior to acquiring a portfolio of leases, Dolphin Capital conducts a comprehensive review and evaluation of the leases to be acquired in accordance with its credit policy. The lease review is typically performed by a Dolphin Capital credit analyst or a member of the Bank's acquisition team. The information that is reviewed to determine the risk in the lease typically includes, but is not limited to, the tenure in business of the lessee, pay history of the lessee as reported by a credit reporting agency, verification of any material filings of suits, liens or judgments, pay history of the particular lease based on the seller's records, remaining term of the lease, type of equipment, residual exposure, and, if available, FICO score on the principals and/or guarantors. The credit analyst will also review financial information if available in the file provided by the seller, or available via public sources.

        In order to determine the amount that Dolphin Capital bids to acquire a lease portfolio, it considers, among other factors:

  •
  the credit profile of the lessee securing the lease;

  •
  the equipment being financed and residual exposure;

  •
  background of the seller;

  •
  the age and performance of the lease;

  •
  the length of time which the lease has performed in accordance with its repayment terms;

  •
  servicing restrictions, if any; and

  •
  the yield expected to be earned.

        Under Dolphin Capital's credit policy, all bids are subject to the approval of Dolphin Capital's Vice President of Credit. In addition, bids ranging from $100,000 to $200,000 require the approval of an officer of the Bank. All bids over $200,000 to $250,000 are subject to the approval of two officers of the Bank. Bids in excess of $250,000 are subject to the approval of three officers of the Bank, one of whom must be a Co-Chief Executive Officer of the Bank.

        Lease Collections.    Dolphin Capital's collection policy is designed to identify payment problems early enough to permit Dolphin Capital to address delinquencies quickly and, when cost effective, to act to preserve equity in the equipment leased. Collection activity begins on the 11th day after the payment due date with a phone call to the lessee. If the account is 60 days delinquent and there is no agreement to bring the account current, Dolphin Capital sends a notice of potential default to all parties to the lease and commences efforts to recover the equipment, if cost-effective. If an account is 120 days delinquent, Dolphin Capital typically charges off the lease and refers it to the workout department where collection efforts are continued or assigned to a collection agency or outside legal counsel. Dolphin Capital's management presents to the Board of Directors of Capital Crossing a monthly report of the number and dollar amount of leases which are more than 30 days past due.

        Dolphin Capital takes a team-oriented approach to collections, with its collections manager directly overseeing a team of collectors. Compensation at all levels of the collection effort is linked to the success of the entire collection team. Dolphin Capital believes its collections effort is a key component to effective small-ticket leasing management. Each collector has the capacity to service approximately 3,000 leases.

Asset Quality

        Payment Status of Loan Portfolio.    The following table sets forth certain information relating to the payment status of loans in the loan portfolio at the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(In Thousands)
Delinquent performing loans, net:
31-89 days past due	$3,544	$5,664	$4,910	$1,371	$2,650
90 days or more past due	24	10	—	—	1,039

Total delinquent performing loans, net	$3,568	$5,674	$4,910	$1,371	$3,689

Non-performing loans, net	$14,953	$7,317	$4,965	$1,993	$9,073

        Capital Crossing assigns the non-performing portions of loan portfolios to a separate department which has the primary objective of returning the loans to performing status or full repayment of the loan. Generally, Capital Crossing's efforts to return non-performing loans to performing status involve restructuring the loans to levels that are supported by existing collateral and debt service capabilities. During this period, Capital Crossing does not recognize interest income on such loans unless regular payments are being made. In instances when the loan is not returned to performing status, Capital Crossing often seeks resolution through either negotiating a discounted pay-off with borrowers, which may be accomplished through refinancing by the borrower with another lender, restructuring the loan to a level that is supported by existing collateral and debt service capabilities or foreclosure and sale of the collateral.

        The contractual delinquency of purchased loans is determined prospectively from the purchase date rather than from the origination date. Interest income on purchased non-performing loans is generally recognized upon receipt of payments based either on the original loan terms or as restructured by Capital Crossing.

        Management presents to the Board of Directors a monthly report of loan delinquencies showing all loans which are more than 30 days past due. In addition, loans are reviewed monthly by management to determine which loans should be placed on non-performing status. Management and the Board of Directors also review all loan evaluations made during periodic examinations by the FDIC and the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner").

        Payment Status of Lease Portfolio.    The following table sets forth certain information relating to the payment status of direct finance leases at the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(In Thousands)
Delinquent direct finance leases:
31 to 90 days past due	$1,259	$1,971	$1,470	$1,467	$1,037
91 days or more past due	83	348	202	19	9

Total delinquent performing direct finance leases	$1,342	$2,319	$1,672	$1,486	$1,046

Non-performing leases	$231	$—	$—	$—	$—

        Substantially all of the non-performing leases at December 31, 2003 were leases which were classified as such at the time of acquisition.

        Prior to December 31, 2002, Dolphin Capital was servicing leases sold with recourse for which it maintained a liability for potential recourse obligations. Any loss in connection with potential repurchases was charged against the recourse liability when the leases were repurchased. During 2002, the remaining leases sold with recourse were repurchased and the remaining recourse obligation was transferred to the allowance for lease losses. The following table sets forth certain information relating to the payment status of leases sold with recourse at the dates indicated:

	December 31,
	2001	2000	1999
	(In Thousands)
Delinquent leases sold with recourse:
31 to 90 days past due	$138	$251	$424
91 days or more past due	58	14	41

Total delinquent leases sold with recourse	$196	$265	$465

Impaired Loans

        Capital Crossing considers a purchased loan impaired when, based on current information and events, it determines that estimated cash flows are less than the cash flows estimated at the date of purchase. An originated loan is considered impaired when, based on current information and events, it is probable that Capital Crossing will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan-by-loan basis by comparing the recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of Capital Crossing's loans which have been identified as impaired have been measured by the fair value of the existing collateral. At December 31, 2003, Capital Crossing had a net recorded investment in impaired loans of $20.4 million. No additional funds are committed to be advanced in connection with impaired loans. For additional information relating to impaired loans, see Notes 1 and 4 to the Consolidated Financial Statements.

Non-Performing Assets

        Non-Performing Loans and Leases.    At December 31, 2003 and 2002, the net investment balance of non-performing loans and leases was $15.2 million and $7.3 million, respectively. The availability of and the decision to purchase appropriately priced non-performing loans and leases contributed to the increase in non-performing loans and leases. At December 31, 2003 and 2002, $9.4 million and $2.9 million, respectively, of net non-performing loans and leases were non-performing at their acquisition. Capital Crossing anticipates that its non-performing purchased loans and leases may increase periodically in the future as the loan and lease portfolio grows or as additional appropriately priced non-performing loans and leases may be acquired.

        The performance of Capital Crossing's loan and lease portfolio is evaluated regularly by management. Management generally classifies a loan or lease as non-performing when any installment of principal or interest is ninety days or more past due or the collectibility of principal and interest is not probable or estimable unless, in management's opinion, the net carrying value of the loan or lease is well-secured and the collection of principal or net carrying value, and interest is probable. When a loan or lease is placed on non-performing status, Capital Crossing's general policy is to reverse and charge against current income previously accrued but unpaid interest. These loans or leases remain on non-performing status until the earlier of legal foreclosure or relinquishment of control of the collateral by the borrower, or until the borrower has established a history of timely principal and interest payments. Leases are generally charged to the allowance for lease losses when payments are 120 days past due. For additional information relating to non-performing loans and leases, see Notes 1 and 4 to the Consolidated Financial Statements.

        A "troubled debt restructuring" is a loan for which Capital Crossing grants a concession to the borrower for reasons related to the borrower's financial difficulties. These concessions may include a reduction in the loan's interest rate, a reduction in the principal amount of the debt or an extension of the maturity date of the loan, that management would not otherwise consider. Certain purchased loans are restructured by Capital Crossing in order to establish a payment plan which the borrower can maintain and which is profitable to Capital Crossing in light of its net investment in such loan. When a purchased loan has been acquired at a discount sufficient to enable Capital Crossing to make an appropriate profit on the loan even after restructuring the debt and making certain concessions to the borrower, Capital Crossing does not deem such restructuring to be a "troubled debt restructuring." As part of the loan restructuring process, loans may become classified as non-performing for a period of time until the restructure is completed or Capital Crossing may foreclose on the underlying collateral. Capital Crossing anticipates that its non-performing loans may increase periodically in the future as the loan portfolio grows.

        The following table sets forth the amount of non-performing assets by category and accruing troubled debt restructurings at the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Non-performing loans, net:
Mortgage loans on real estate:
Commercial real estate	$10,549	$5,599	$4,167	$1,392	$7,807
One-to-four family residential	986	423	320	240	602
Multi-family residential	233	365	153	361	598

Total	11,768	6,387	4,640	1,993	9,007
Secured commercial loans, net	3,185	930	325	—	66

Non-performing loans, net	14,953	7,317	4,965	1,993	9,073
Non-performing leases, net	231	—	—	—	—

Total non-performing loans and leases, net	15,184	7,317	4,965	1,993	9,073

Other real estate owned	1,765	4,312	931	1,137	1,548
Less allowance for losses	(18)	(198)	(98)	(112)	(90)

Other real estate owned, net	1,747	4,114	833	1,025	1,458

Property in possession	900	—	—	—	—

Non-performing assets, net	$17,831	$11,431	$5,798	$3,018	$10,531

Accruing troubled debt restructurings	$—	$—	$484	$464	$—

Non-performing loans and leases, net, as a percent of loans and leases, net of discount and deferred loan income	1.91%	0.99%	0.68%	0.35%	2.00%
Non-performing assets, net, as a percent of total assets	1.73	1.23	0.55	0.39	1.65

        Other Real Estate Owned and Property in Possession.    Assets acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new basis. Subsequent to foreclosure, valuations are periodically updated by management and the real property carried at the lower of carrying amount or fair value less estimated costs to sell. Revenues and expenses from operations of other real estate owned and changes in the valuation allowance are included in other real estate owned income, net. Revenues and expenses from operations of property in possession are included in other general and administrative expenses.

        For the year ended December 31, 2003, Capital Crossing transferred $6.5 million from loans to other real estate owned, and sold $11.2 million of other real estate owned at net gains of $2.8 million, and recorded provisions for losses totaling $433,000, resulting in net other real estate owned at December 31, 2003 of $1.7 million. The primary source of other real estate owned is purchased loans which are or become non-performing. Management anticipates that other real estate owned may increase periodically in the future. For additional information relating to other real estate owned, see Note 5 to the Consolidated Financial Statements.

Non-Amortizing Discount and Allowance for Loan and Lease Losses

        Non-Amortizing Discount.    At the time of acquisition of purchased pools of loans and leases, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan or lease is recorded as non-amortizing discount. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than ninety days from the date of purchase. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the term of the loans or leases and is not accreted on non-performing loans and leases. There is judgment involved in estimating the amount of future cash flows. The amount and timing of actual cash flows could differ materially from management's estimates, which could materially affect Capital Crossing's financial condition and results of operations.

        The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan or lease, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan or lease. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan or lease is resolved or restructured is determined. There is no effect on the income statement as a result of these reductions.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan or lease on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan and lease losses.

        Included in total loans and leases, net, at December 31, 2003 and 2002, are loans and leases with net investment balances of approximately $124.1 million and $105.0 million (of which $10.1 million and $4.3 million are non-performing), respectively, for which the net recorded investment represents the amortized cost of these loans and leases, where at acquisition, the amounts of reasonably estimable and probable discounted future cash collections were less than the contractual balances owed. These loans and leases were purchased at a price to yield a market rate of interest after considering the credit quality of the loans and leases at acquisition and the aforementioned expected future cash collections. The excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections represents the predominant portion of the $79.1 million and $56.4 million of non-amortizing discount at December 31, 2003 and 2002, respectively.

        The following table sets forth certain information relating to the activity of the non-amortizing discount for the years indicated:

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(In Thousands)

Balance at beginning of year	$56,375	$53,086	$23,985	$33,575	$35,458
Acquisitions (1)	103,162	70,233	41,360	5,959	12,129
Accretion	(8,610)	(9,138)	(7,906)	(5,592)	(3,471)
Transfers to amortizing portion upon improvements in cash flows	(13,597)	(329)	(212)	(793)	—
Transfers to amortizing portion upon initial allocation adjustments	(1,358)	(10,575)	105	(5,469)	(3,430)
Transfer to allowance for loan losses (2)	—	—	—	—	(3,089)
Net reductions related to resolutions, restructures and sales (1)	(56,865)	(46,902)	(4,246)	(3,695)	(4,022)

Balance at end of year	$79,107	$56,375	$53,086	$23,985	$33,575

(1)
For the year ended December 31, 2003 and 2002, loans acquired include loans for which $16.6 million and $27.4 million, respectively, was immediately charged-off against the discount at the purchase date.

(2)
Effective January 1, 1999, Capital Crossing transferred $3.1 million from non-amortizing discount to the allowance for loan losses, representing general reserve allocations.

        For additional information relating to non-amortizing discount, see Notes 1 and 4 to the Consolidated Financial Statements.

        Allowance for Loan and Lease Losses.    Capital Crossing maintains an allowance for loan and lease losses that are known and inherent in its loan and lease portfolio. The allowance for loan and lease losses is increased or decreased through a provision or credit for loan and lease losses included in earnings. Additionally, the allowance for loan and lease losses is increased upon allocation of purchase discount upon acquisition of loans or leases and decreased upon sales and payoffs of loans. Loans and leases are charged-off when they are deemed to be uncollectible, or partially charged-off when a portion of a loan is deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        Capital Crossing performs reviews of its loan portfolio to identify loans for which specific allocations are considered prudent. Specific allocations include the results of measuring impaired loans under Statement of Financial Accounting Standards No. 114. General risk allocations are determined by a formula whereby the loan and lease portfolio is stratified by type and by internal risk rating categories. Loss factors are then applied to each strata based on various considerations including historic loss experience, delinquency trends, current economic conditions, industry standards and regulatory guidelines. This amount is adjusted from time to time based upon actual experience. An additional allowance is maintained based on a judgment by management after consideration of qualitative and quantitative assessments of certain factors including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan and lease losses is management's estimate of the probable loan and lease losses incurred as of the balance sheet date.

        Additional factors influencing the calculation of the allowance for loan losses are particular concentrations within the portfolio, such as the concentration of loans in California, which accounted for approximately 31.8% of the portfolio at December 31, 2003 and concentrations to individual borrowers.

        Capital Crossing's allowance for loan and lease losses at December 31, 2003 was $19.7 million. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and leases and the loan and lease portfolio in its entirety. In addition, regulatory agencies periodically review the adequacy of the allowance for loan and lease losses and may require Capital Crossing to make additions to its allowance for loan and lease losses. While management believes its estimates and assumptions are reasonable, there can be no assurance that they will be proven to be correct in the future. The actual amount of future provisions that may be required cannot be determined, and such provisions may exceed the amounts of past provisions. Management believes that the allowance for loan and lease losses is adequate to absorb the known and inherent risks in Capital Crossing's loan and lease portfolio at each date based on the facts known to management as of such date. Management continues to monitor and modify the allowances for general and specific loan and lease losses as economic conditions dictate.

        Effective January 1, 2005, as a result of the required adoption of Statement of Position ("SOP") No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," Capital Crossing expects its allowance for loan loss methodology to change. SOP No. 03-3 prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer. The prohibition of the valuation allowance carry over applies to the purchase of an individual loan, a pool of loans, a group of loans and impaired loans acquired in a business combination. For more information related to SOP No. 03-3, see Note 1-Recent Accounting Pronouncements to the Consolidated Financial Statements. Capital Crossing has not yet determined how the adoption of this SOP will impact its consolidated financial statements.

        The following table sets forth certain information with respect to Capital Crossing's allowance for loan and lease losses as well as charge-offs, recoveries and certain related ratios with respect to the loan and lease portfolios for the years indicated:

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)

Allowance for loan and lease losses at beginning of year	$24,799	$23,285	$12,818	$9,810	$2,875
(Credit) provision for loan and lease losses	(2,997)	(402)	1,100	1,587	2,378
Transfer from non-amortizing discount (1)	—	—	—	—	3,089
Transfer from liability for recourse obligations	—	98	64	—	—
Transfer to non-amortizing discount upon initial allocation adjustments	(513)	—	—	—	—
Additions in connection with loan and lease purchases	3,785	3,108	10,686	3,029	2,600
Loans sold	(1,547)	—	—	—	—
Charge-offs:
Mortgage loans on real estate:
Commercial	(1,180)	(380)	(404)	(545)	(258)
Land	—	—	(10)	—	—
One-to-four family residential	(244)	(151)	(31)	(107)	—
Multifamily residential	(56)	—	—	(74)	—
Secured commercial	(1,443)	(136)	(177)	—	(122)
Other	—	—	—	—	(1)
Direct finance leases	(1,492)	(1,252)	(972)	(1,333)	(992)

Total charge-offs	(4,415)	(1,919)	(1,594)	(2,059)	(1,373)

Recoveries:
Mortgage loans on real estate:
Commercial	42	120	14	—	131
Land	—	—	—	—	—
One-to-four family residential	6	—	—	—	—
Multifamily residential	19	—	—	102	13
Secured commercial	40	3	5	24	18
Other	1	—	—	—	2
Direct finance leases	447	506	192	325	77

Total recoveries	555	629	211	451	241

Net charge-offs	(3,860)	(1,290)	(1,383)	(1,608)	(1,132)

Allowance for loan and lease losses at end of year	$19,667	$24,799	$23,285	$12,818	$9,810

Loans and Leases:
Average loans and leases, net of discount and deferred loan fees	$752,486	$709,217	$651,268	$540,110	$406,506
Total loans and leases, net of discount and deferred loan fees at end of year	794,603	742,399	726,895	566,038	454,625
Ratios:
Net loans and leases charged-off as a percent of average loans and leases, net of discount and deferred loan and lease fees	0.51%	0.18%	0.21%	0.30%	0.28%
Allowance for loan and lease losses as a percent of total loans and leases, net of discount and deferred loan and lease fees at end of year (1)	2.48	3.34	3.20	2.26	2.16
Allowance for loan and lease losses as a percent of non-performing loans and leases, net, at end of year (1)	129.52	338.92	468.98	643.15	108.12

(1)
Effective January 1, 1999, Capital Crossing transferred $3.1 million from non-amortizing discount to the allowance for loan losses, representing general reserve allocations.

        The following table sets forth management's historical allocation of the allowance for loan and lease losses by loan category, and the percent of loans and leases in each category to the total loan and lease portfolio at the dates indicated:

	December 31,
	2003		2002		2001		2000		1999
	Allowance for Loan and Lease Losses	Percent of Gross Loans and Leases to Total	Allowance for Loan and Lease Losses	Percent of Gross Loans and Leases to Total	Allowance for Loan and Lease Losses	Percent of Gross Loans and Leases to Total	Allowance for Loan and Lease Losses	Percent of Gross Loans and Leases to Total	Allowance for Loan and Lease Losses	Percent of Gross Loans and Leases to Total
	(Dollars in Thousands)

Mortgage loans on real estate:
Commercial and land	$11,931	54.70%	$13,767	53.01%	$13,624	56.44%	$6,908	50.37%	$6,377	63.25%
One-to-four family residential	515	5.03	942	4.71	821	5.14	386	4.62	413	7.08
Multi-family residential	2,052	19.92	4,053	24.61	2,284	25.84	3,721	35.32	1,594	19.33

Total	14,498	79.65	18,762	82.33	16,729	87.42	11,015	90.31	8,384	89.66
Secured commercial	2,233	10.66	2,198	6.66	4,179	5.54	120	0.70	97	0.67
Other	345	0.58	36	0.33	553	0.30	3	0.26	3	0.16
Direct finance leases	2,591	9.11	3,803	10.68	1,824	6.74	1,680	8.73	1,326	9.51

	$19,667	100.00%	$24,799	100.00%	$23,285	100.00%	$12,818	100.00%	$9,810	100.0%

Securities Available for Sale

        Capital Crossing's investment policy is designed to provide an adequate level of liquidity in order to meet anticipated deposit outflow, normal working capital needs and expansion of the loan and lease portfolios within guidelines approved by the Board of Directors. The policy is also designed to mitigate to the extent possible, the adverse effects of changes in interest rates and shifts in the mix of assets and liabilities.

        Capital Crossing designates all investment securities held in the ordinary course of business as securities available for sale. At December 31, 2003, the investment portfolio includes U.S. government agency obligations, asset-backed securities, and mortgage-backed securities. Such securities are reflected at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects. These investment securities may be sold prior to maturity as part of prudent asset/liability management in response to changes in interest rates as well as to meet liquidity needs.

        The following table sets forth the carrying value of Capital Crossing's investment securities at the dates indicated:

	December 31,
	2003	2002	2001
	(In Thousands)

U.S. Treasury and government agency obligations	$35,909	$3,091	$3,049
Mortgage-backed	102	3,013	56,626
Asset-backed	24,905	—	—

	$60,916	$6,104	$59,675

        The following table sets forth the maturity and weighted average rates of Capital Crossing's investment securities at amortized cost, excluding mortgage-backed and asset-backed securities, at December 31, 2003:

	Amount	Yield
	(In Thousands)

Due in one year or less	$1,017	3.55%
Due after five years through ten years (1)	35,000	1.67

	$36,017	1.72%

(1)
Callable prior to maturity at the discretion of the issuer. Call dates are not utilized in computing maturity.

        For additional information relating to securities available for sale, see Note 3 to the Consolidated Financial Statements.

Deposits

        Capital Crossing currently gathers the majority of its deposits through investment banking firms that provide access to brokered certificates of deposit. Capital Crossing maintains contractual agreements with eleven investment banking firms. Management believes this is the most efficient and cost-effective manner in which to fund its primary business of acquiring loans and originating or acquiring leases. At December 31, 2003, brokered deposits totaled $700.1 million, or 93.9% of total deposits. Brokered deposits are non-cancelable and are generally more responsive to changes in interest rates than other deposits. See "Supervision and Regulation—Brokered Deposits."

        Capital Crossing also offers traditional deposit products such as savings accounts, demand deposit accounts, money market accounts, NOW accounts, and certificates of deposit. Should brokered deposits become less cost-effective, Capital Crossing has maintained its capacity to attract other types of deposits by offering competitively-priced products in the local market.

        The following table sets forth the average deposit balances and rates paid in the various types of deposit programs offered by Capital Crossing at the dates indicated:

	For the Year Ended December 31,
	2003		2002		2001
	Average Balance	Rate Paid	Average Balance	Rate Paid	Average Balance	Rate Paid
	(Dollars in Thousands)

Demand	$8,102	—%	$15,926	—%	$12,884	—%
NOW	1,538	1.50	5,220	1.69	2,989	2.07
Savings	1,615	0.62	1,115	1.97	839	2.50
Money market	28,951	2.22	119,801	2.45	157,415	4.08
Certificates of deposit	648,155	3.23	491,361	4.42	478,681	5.73

	$688,361	3.14%	$633,423	3.91%	$652,808	5.20%

        The following table summarizes certain information regarding certificates of deposit less than $100,000 and $100,000 or more classified by time remaining until maturity as of December 31, 2003:

	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In Thousands)

Certificates of deposit of less than $100,000	$4,081	$1,698	$308	$465	$6,552
Certificates of deposit of $100,000 or more	159,543	189,654	156,443	211,859	717,499

	$163,624	$191,352	$156,751	$212,324	$724,051

Borrowed funds

        Capital Crossing has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of Capital Crossing's total assets and are secured by a blanket lien on qualified collateral, as determined by the FHLBB. Capital Crossing may also use certain investment securities, including FHLBB stock, and real estate loans (subject to certain limitations), as collateral for term borrowings from the FHLBB. As of December 31, 2003, Capital Crossing had term borrowing capacity of $139.0 million. Future increases to Capital Crossing's term borrowing capacity are subject to the approval of the FHLBB.

        On occasion, Capital Crossing enters into repurchase agreements with customers and other third parties such as investment banking firms utilizing certain investment securities as collateral. In connection with such repurchase agreements, Capital Crossing is generally required to pledge certain investment securities.

        Non-recourse debt represents a borrowing in connection with loans with a net carrying value of $23.1 million at December 31, 2003. This financing was provided by a strategic partner in connection with the acquisition of a pool of loans. The debt was structured such that the strategic partner would share in the economic risks and rewards associated with the loan pool. Payments under the note are 65% of the cash collected, net of expenses, from the loans purchased in this transaction, which serve as collateral for the non-recourse debt. Interest expense is recognized on the borrowing based on the yield on the loans purchased in this transaction.

        The following table sets forth certain information regarding borrowed funds at the dates indicated:

	December 31,
	2003	2002	2001
	(In Thousands)
Short-term:
Customer repurchase agreements	$117	$1,992	$4,127
Securities sold under agreements to repurchase	—	—	99,990

Total short-term borrowings	117	1,992	104,117

Long-term:
Federal Home Loan Bank of Boston advances	129,000	129,000	139,000
Non-recourse debt	14,396	—	—

Total long-term borrowings	143,396	129,000	139,000

	$143,513	$130,992	$243,117

        For additional information relating to borrowed funds, see Note 8 to the Consolidated Financial Statements.

Supervision and Regulation

        General.    As a Massachusetts-chartered trust company, Capital Crossing is subject to regulation and examination by the Commissioner and the FDIC, which insures Capital Crossing's deposits to the extent permitted by law. The FDIC insures Capital Crossing's deposit accounts up to a maximum of $100,000 per separately insured account. As a state-chartered, FDIC-insured nonmember bank, Capital Crossing is subject to regulation, examination, and supervision by the FDIC and to reporting requirements of the FDIC. The FDIC has adopted requirements setting minimum standards for capital adequacy. Capital Crossing is also subject to certain requirements established by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and is a member of the FHLBB. To the extent the following discussion describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations.

        Capital Requirements.    The FDIC has adopted requirements setting minimum standards for capital adequacy. For this purpose, a depository institution's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. In addition, risk weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institution's capital, in turn, is divided into three tiers:

  •
  core ("Tier 1") capital which includes common equity, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock (excluding auction rate issues) and related surplus, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

  •
  supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions; and

  •
  market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

        Pursuant to FDIC requirements, Capital Crossing must maintain a Tier 1 capital to risk-weighted assets ratio of at least 4.00% and a total capital to risk-weighted assets ratio of at least 8.00%. The FDIC also imposes a minimum leverage capital ratio (Tier 1 capital to average assets) of 3.00% for the most highly rated banks and a minimum Tier 1 leverage capital ratio of 4.00% for other banks. Capital Crossing exceeded all applicable capital requirements at December 31, 2003 as follows:

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total capital (to risk weighted assets)	$122,944	13.96%	$70,442	8.00%	$88,052	10.00%
Tier 1 capital (to risk weighted assets)	111,831	12.70	35,221	4.00	52,831	6.00
Tier 1 capital (to average assets)	111,831	12.19	36,699	4.00	45,874	5.00

        In connection with, and during the period of, the common stock repurchase program, as described in Note 13 to the Consolidated Financial Statements, Capital Crossing has committed to the FDIC to maintain a Tier 1 leverage ratio of at least 8.00%. Furthermore, Capital Crossing has committed to maintain its Tier 1 risk-based capital ratio and total risk-based capital ratio at the levels required to be well capitalized under the regulatory framework for prompt corrective action, based on the most recent Consolidated Report of Condition and Income filed with the FDIC. Thus, Capital Crossing must maintain a Tier 1 risk-based capital ratio of 6.00% and a total risk-based capital ratio of 10.00% until the completion or termination of the program. For additional information relating to regulatory capital requirements, see Note 13 to the Consolidated Financial Statements.

        Prompt Corrective Action.    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a regulatory matrix which requires the federal banking agencies, which include the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of Currency and the Federal Reserve Board, to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, FDICIA mandates that the institution be placed in receivership.

        Pursuant to regulations promulgated under FDICIA, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by FDICIA, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories: well capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Ratio
Well Capitalized	10.0% or more	6.0% or more	5.0% or more
Adequately Capitalized	8.0% or more	4.0% or more	4.0% or more
Undercapitalized	less than 8.0%	less than 4.0%	less than 4.0%
Significantly Undercapitalized	less than 6.0%	less than 3.0%	less than 3.0%
Critically Undercapitalized	—	—	2.0% or less tangible equity

        The undercapitalized, significantly undercapitalized and critically undercapitalized categories are successively inclusive; therefore, a critically undercapitalized institution would also be an undercapitalized institution and a significantly undercapitalized institution. This overlap ensures that the remedies and restrictions prescribed for undercapitalized institutions will also apply to institutions in the lowest two categories. Capital Crossing was classified as well capitalized at December 31, 2003.

        The downgrading of an institution's category is automatic in two situations: (1) whenever an otherwise well capitalized institution is subject to any written capital order or directive and (2) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The federal banking agencies may also treat institutions with applicable ratios in the well capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels. FDICIA prohibits all insured institutions regardless of their level of capitalization from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution, the institution would be undercapitalized. While the prompt corrective action provisions of FDICIA contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of FDICIA and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well capitalized. For example, a depository institution that is not well capitalized is prohibited from accepting deposits through a deposit broker. However, an adequately capitalized institution can apply for a waiver to accept brokered deposits. Institutions that receive a waiver are subject to limits on the rates of interest they may pay on brokered deposits.

        Dividend Restrictions.    Various federal and state statutory provisions limit the amount of dividends banks can pay without regulatory approval. Dividend payments by Capital Crossing may be declared, credited or paid out of net profits (less any amounts required to be transferred to surplus or to fund the payment of dividends on, or the retirement of, any preferred stock) so long as there is no impairment of capital stock. In addition, federal bank regulatory authorities have authority to prohibit Capital Crossing from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. Capital Crossing's ability to pay dividends in the future is influenced by bank regulatory policies and capital guidelines in effect from time to time. For example, under FDICIA, Capital Crossing may not make capital distributions, including the payment of dividends if it is undercapitalized or if such payment would cause it to become undercapitalized.

        Brokered Deposits.    Under FDIC regulations, no FDIC-insured depository institution may accept brokered deposits unless it (1) is well capitalized or (2) is adequately capitalized and has received a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (1) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (2) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

        Deposit Insurance Assessments.    The deposits of Capital Crossing are insured up to regulatory limits by the FDIC and are subject to the FDIC's deposit insurance assessments to maintain the Bank Insurance Fund ("BIF"). The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Each financial institution is assigned to one of three capital groups—well capitalized, adequately capitalized or undercapitalized—and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal regulator and, if applicable, other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to Capital Crossing in the future will depend in part upon the risk assessment classification assigned to Capital Crossing by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. Institutions are prohibited from disclosing the risk classification to which they have been assigned.

        The Deposit Insurance Funds Act of 1996 (the "DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the Savings Association Insurance Fund (the "SAIF"). Currently, the annual insurance premiums on bank deposits vary up to 0.27% of insured deposits. In addition, the DIFA provides for assessment to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF to pay for the cost of Financing Corporation funding in connection with the thrift bailout.

        Insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against an institution, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

        Federal Home Loan Bank System.    The Federal Home Loan Bank System functions as a credit source for its member financial institutions and is governed by the Federal Housing Finance Board ("FHFB"). Capital Crossing is a voluntary member of the FHLBB. Members of the FHLBB are required to own capital stock that is directly proportionate to the member's home mortgage loans and borrowings from the FHLBB outstanding from time to time. FHLBB advances must be secured by specific types of collateral.

        Federal Reserve Board Regulations.    Regulation D promulgated by the Federal Reserve Board requires all depository institutions, including Capital Crossing, to maintain reserves against its transaction accounts (generally, demand deposits, NOW accounts and certain other types of accounts that permit payments or transfer to third parties) or non-personal time deposits (generally, money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits), subject to certain exemptions. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets. As of December 31, 2003, Capital Crossing's reserve requirement amounted to $300,000.

        Massachusetts Commissioner of Banks.    Capital Crossing is subject to regulation, examination and supervision by the Commissioner and the reporting requirements promulgated by the Commissioner. Massachusetts statutes and regulations govern, among other things, investment powers, lending powers, deposit activities, maintenance of surplus reserve accounts, the distribution of earnings, the payment of dividends, issuance of capital stock, branching, acquisitions and mergers and consolidation. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance. The Commissioner may, under certain circumstances suspend, or remove officers or directors who have violated the law, conducted Capital Crossing's business in a manner which is unsafe, unsound or contrary to the depositor's interest, or been negligent in the performance of their duties. In 1996, the Commissioner adopted rules that give Massachusetts banks and their subsidiaries many powers equivalent to those of national banks and adopted procedures expediting branching by strongly capitalized banks.

        Other Laws and Regulations.    Set forth below is a brief description of certain laws and regulations that relate to the regulation of Capital Crossing. To the extent the following material describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

        Federal Deposit Insurance Corporation Improvement Act.    FDICIA made extensive changes to the federal banking laws. Among other things, FDICIA requires federal bank regulatory agencies to take prompt corrective action to address the problems of, and imposes significant restrictions on, undercapitalized banks. With certain exceptions, FDICIA prohibits state banks from making equity investments and engaging, as principal, in activities that are not permissible for national banks under federal law such as insurance underwriting. FDICIA required banks to have divested any impermissible equity investments by December 19, 1996. FDICIA also amends federal statutes governing extensions of credit to directors, executive officers and principal shareholders of banks, savings associations and their holding companies, limits the aggregate amount of depository institution's loans to insiders to the amount of the institution's unimpaired capital and surplus, restricts depository institutions that are not well capitalized from accepting brokered deposits without an express waiver from the FDIC, and imposes certain advance notice requirements before closing a branch office. Pursuant to FDICIA, the FDIC has adopted a framework of risk-based deposit insurance assessments that take into account different categories and concentrations of bank assets and liabilities.

        Riegle-Neal Interstate Banking and Branching Efficiency Act.    Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), different types of interstate transactions and activities are permitted. Interstate transactions and activities provided for under the law include: (i) bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state; (ii) mergers between insured banks with different home states, including consolidations of affiliated insured banks; (iii) establishment of interstate branches either de novo or by branch acquisition; and (iv) affiliate banks acting as agents for one another for certain banking functions without being considered a "branch." The appropriate federal bank regulator is authorized to approve the respective interstate transactions only if certain criteria are met. First, in order for a banking institution (a bank or bank holding company) to receive approval for an interstate transaction, it must be "adequately capitalized" and "adequately managed." The phrase "adequately capitalized" is generally defined as meeting or exceeding all applicable federal regulatory capital standards, while the phrase "adequately managed" was left undefined. Second, the appropriate federal bank regulator must consider the applicant's and its affiliated institutions' records under the Community Reinvestment Act (see below) as well as the applicant's record under applicable state community reinvestment laws. In 1996, Massachusetts enacted interstate banking laws in response to the Riegle-Neal Act. The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. The interstate banking law has made it easier for out-of-state institutions to attempt to purchase or otherwise acquire or to compete with Capital Crossing in Massachusetts, and similarly has made it easier for Massachusetts banks to compete outside the state.

        The interstate law applies deposit "concentration limits" to interstate acquisition and merger transactions. Specifically, a banking institution may not receive federal approval for interstate expansion if it and its affiliates would control (i) more than 10% of the deposits held by all insured depository institutions in the United States, or (ii) 30% or more of the deposits of all insured depository institutions in any state in which the banks or branches involved in the transactions (or any affiliated depository institution) overlap. States may, by statute, regulation or order, raise or lower the 30% limit. In addition, the new law preempted certain existing state law restrictions on interstate banking (such as regional compacts and reciprocity requirements), effective one year after enactment. However, in order to receive federal approval for an interstate merger or de novo branching transaction, an applicant must still also comply with any non-discriminatory host state filing and other requirements.

        Customer Information Security.    The FDIC and other bank regulatory agencies have adopted final guidelines for establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the Gramm-Leach-Bliley Act of 1999 (the "GLBA"), which establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. Specifically, the Information Security Guidelines established by the GLBA require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

        Privacy.    The GLBA requires financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to nonaffiliated third parties. In general, the statute requires financial institutions to explain to consumers their policies and procedures regarding the disclosure of such nonpublic personal information, and, unless otherwise required or permitted by law, financial institutions are prohibited from disclosing such information except as provided in their policies and procedures.

        USA Patriot Act.    The USA Patriot Act of 2001 (the "USA Patriot Act"), designed to deny terrorists and others the ability to obtain anonymous access to the U.S. financial system, has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The USA Patriot Act, together with the implementing regulations of various federal regulatory agencies, require financial institutions, including Capital Crossing, to implement additional or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers. These laws and regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FDIC (and other federal banking agencies) to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the Bank Holding Company Act or the Bank Merger Act. Management believes that Capital Crossing is currently in compliance with all currently effective requirements prescribed by the USA Patriot Act and all applicable final implementing regulations.

        Community Reinvestment Act.    The Community Reinvestment Act (the "CRA") requires lenders to identify the communities served by the institution's offices and other deposit taking facilities and to make loans and investments and provide services that meet the credit needs of these communities. Regulatory agencies examine and rate such institutions' compliance with CRA as "Outstanding," "Satisfactory," "Needs to Improve" or "Substantial Noncompliance." Failure of an institution to receive at least a "Satisfactory" rating could inhibit such institution or its holding company from undertaking certain activities, including engaging in activities newly permitted as a financial holding company under the GLBA and acquisitions of other financial institutions. When reviewing an institution's CRA record for this purpose, state and federal regulators will consider reports of examination, comments received from interested members of the public or community groups, and the description of the institution's CRA activities contained in its publicly available CRA file. State and federal regulators may deny, delay, or officially defer proposed merger or acquisition transactions of banking organizations if they determine that the organization has an unsatisfactory CRA record. The evaluation of a financial institution's compliance with CRA focuses on the institution's performance in lending to, and investing in, its entire community. Capital Crossing operates under a CRA Strategic Plan covering the years 2002 through 2005, and focuses its CRA activity in the Greater Boston area because Capital Crossing's main office and only branch is located in Boston. However, Capital Crossing's lending and deposit activities also include loan purchases and deposits at a nationwide level. See "Loan and Lease Portfolio Composition—Loan Purchasing Activities." Capital Crossing's current CRA rating is "Satisfactory" based upon a review of its CRA compliance effective December 31, 2001.

Competition

        Capital Crossing faces substantial competition both from other larger more established banks and from non-bank financial institutions. Most of these competitors offer products and services similar to those Capital Crossing offers, have facilities and financial resources greater than Capital Crossing and have other competitive advantages.

        Furthermore, under the GLBA, securities firms, insurance companies and other financial services providers that elect to become financial holding companies may acquire banks and other financial institutions. The GLBA has significantly changed the competitive environment in which Capital Crossing conducts business.

        Numerous banks and non-bank financial institutions compete with Capital Crossing for deposit accounts and the acquisition of loans. With respect to deposits, additional significant competition arises from corporate and government debt securities, as well as money market mutual funds. The primary factors in competing for deposit accounts include interest rates, the quality and range of financial services offered and the convenience of office and automated teller machine locations and office hours. Capital Crossing's competition for acquiring loans includes non-bank financial institutions which may or may not be subject to the same restrictions or regulations as Capital Crossing is. The primary factor in competing for purchased loans is price.

        The small-ticket leasing and financing industry is highly competitive. Capital Crossing competes for customers with numerous national, regional and local banks and finance companies. Capital Crossing's competitors also include equipment manufacturers that lease or finance the sale of their own products. Capital Crossing's leasing competitors include larger, more established companies, some of which may possess substantially greater financial, marketing and operational resources, including lower cost of funds and access to capital markets and to other funding sources which may be unavailable to Capital Crossing.

Environmental Matters

        In the course of its business, Capital Crossing has acquired, and may in the future acquire through foreclosure, properties securing loans it has originated or purchased which are in default and involve environmental matters. With respect to other real estate owned, there is a risk that hazardous substances or wastes, contaminants or pollutants could be discovered on such properties after acquisition. In such event, Capital Crossing may be required to remove such substances from the affected properties at its sole cost and expense and may not be able to recoup any of such costs from any third party.

Employees

        As of December 31, 2003, Capital Crossing had 186 employees on a full-time equivalent basis. Capital Crossing's employees are not represented by any union or other collective bargaining group.

Risk Factors and Factors Affecting Future Operating Results

        Set forth below are a number of risk factors that may cause Capital Crossing's actual results to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

        All of these factors should be carefully reviewed, and the reader of this Annual Report on Form 10-K should be aware that there may be other factors that could cause these differences.

Capital Crossing's non-traditional operating strategy makes it particularly vulnerable to fluctuations in its financial results

        Capital Crossing's non-traditional operating strategy generates financial results that differ from other banks and subjects it to business risks not experienced by financial institutions engaged in more traditional lending activities. Most importantly, Capital Crossing experiences large fluctuations in the volume of loan and lease acquisitions and related interest income and gains on sales of loans.

        A significant portion of Capital Crossing's earnings is due to the recognition of "transactional" income, of which the most volatile component is gains on sales of loans. Management regularly evaluates the loan portfolio, considering the interest rate environment, geographic and industry concentrations and non-performing loan ratios. Based on this analysis, management may elect to sell loans when it is deemed more advantageous than retaining such loans. The secondary loan market is highly competitive and opportunities to realize gains on sales of loans are influenced by several factors, many of which are beyond Capital Crossing's control, and consequently, there can be no assurance regarding the levels of gains to be realized in the future.

        Capital Crossing's business strategy of acquiring loans and leases in pools has resulted in, and will continue to result in, additions to its loan and lease portfolio that are relatively volatile in both timing and amount. As a result of this volatility and because a large portion of Capital Crossing's interest income results from loan and lease resolutions, including paydowns and pay-offs, its quarter-to-quarter operating results tend to be more volatile than those of traditional banks. In addition, these loan and lease resolutions may cause reductions in Capital Crossing's loan and lease portfolio that are also relatively volatile in both timing and amount.

        Capital Crossing's operating strategy also differs from traditional banks in that it has historically employed a wholesale funding strategy consisting primarily of offering certificates of deposit and money market accounts to a national customer base and obtaining brokered deposits. To maintain sufficient liquidity, Capital Crossing may, from time to time, offer rates of interest on its deposits in excess of rates offered by traditional banks on comparable deposits.

Capital Crossing may not be able to purchase loans at the same volumes or with the same yields as it has historically purchased

        Capital Crossing purchases performing loans, sub-performing loans and non-performing loans. Historically, Capital Crossing has acquired such loans (1) from institutions which sought to eliminate certain loans or categories of loans from their portfolios, (2) from institutions participating in securitization programs, (3) from failed or consolidating financial institutions and (4) from government agencies, specifically the Small Business Administration. Future loan purchases will depend on the availability of pools of loans offered for sale and Capital Crossing's ability to submit successful bids or negotiate satisfactory purchase prices. The acquisition of loans is highly competitive. In fact, the Small Business Administration has recently announced that all future asset sales are on hold, pending the outcome of an internal review of their loan sale program. Consequently, Capital Crossing cannot assure you that it will be able to purchase loans at the same volumes as it has historically purchased. In addition, Capital Crossing's yields on purchased loans have declined over the last three years. If the volumes of loans purchased or the yields on these loans decline further, Capital Crossing would experience a material adverse effect on its business, financial condition and results of operations.

An increase in non-performing assets could adversely affect Capital Crossing's business

        Performing loans and leases may become non-performing loans and leases for a variety of reasons, such as a decline in real estate values or a general economic downturn in the geographic areas in which Capital Crossing's borrowers or lessees are located. Since non-performing assets generally are non-earning assets, high levels of performing assets that become non-performing assets will adversely affect Capital Crossing's results of operations. Moreover, if non-performing assets increase, Capital Crossing will need to devote increased resources to, and incur increased costs for, the management and resolution of such assets.

        The anticipated growth of Capital Crossing's purchased loan and lease portfolio and the continued acquisition of loan and lease pools that include performing, sub-performing and non-performing loans and leases, may cause Capital Crossing's net non-performing assets to increase in future periods. Capital Crossing may increase its purchases of non-performing loans and leases if it anticipates that such a strategy will ultimately be profitable. Capital Crossing may not be able to resolve acquired non-performing loans and leases profitably. Any inability to resolve profitably acquired non-performing loans or leases, or high levels of performing loans or leases that become non-performing could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

More than half of Capital Crossing's loan portfolio is made up of commercial mortgage loans which are generally riskier than other types of loans

        Commercial mortgage loans constituted 57.9% of the total gross loans in Capital Crossing's loan portfolio at December 31, 2003. Commercial mortgage loans generally subject Capital Crossing to greater risks than other types of loans. Commercial mortgage loans generally lack standardized terms, may have shorter maturities than other mortgage loans and may not be fully amortizing, meaning that they have a principal balance or "balloon" payment due on maturity. Commercial real estate properties also tend to be unique and are more difficult to value than other real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations than other types of loans. Because of the risks related to commercial mortgage loans, Capital Crossing may experience higher rates of default on its mortgage loans than it would if its loan portfolio was more diversified and included a greater number of owner-occupied residential or other mortgage loans. Higher rates of default would cause Capital Crossing to increase its provision for loan losses, which could have a material adverse effect on its business, financial condition and results of operations.

Capital Crossing does not have insurance to cover its exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by its standard hazard insurance policies

        Capital Crossing does not generally obtain general credit enhancements such as mortgagor bankruptcy insurance or obtain special hazard insurance for its mortgage assets, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. Accordingly, Capital Crossing will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods or earthquakes that are not covered by standard hazard insurance. A significant number of loans acquired in recent years are loans that were originated under the Small Business Administration's disaster relief program. These loans are typically loans made to small businesses and individuals for the purpose of assisting those who have been the victim of a disaster and may be located in an area prone to such disasters. In the event of a default on any mortgage loan held by Capital Crossing resulting from declining property values or worsening economic conditions, among other factors, it would bear the risk of loss of principal to the extent of any deficiency between (1) the value of the related mortgaged property, plus any payments from an insurer or guarantor in the case of commercial mortgage loans, and (2) the amount owing on the mortgage loan.

Capital Crossing is vulnerable to changes in interest rates

        Capital Crossing's results of operations depend substantially on its net interest income, which results from the difference between interest earned on interest-earning assets, such as investments, loans and leases, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond Capital Crossing's control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

        When Capital Crossing's interest-earning assets mature or reprice more quickly than its interest-bearing liabilities in a given period, a decrease in market interest rates could adversely affect its net interest income. Likewise, when Capital Crossing's interest-bearing liabilities mature or reprice more quickly than its interest-earning assets in a given period, an increase in market interest rates could adversely affect its net interest income. As Capital Crossing has expanded its purchased loan portfolio, it has acquired a number of fixed rate loans. Such loans increase Capital Crossing's exposure to interest rate risk in a rising rate environment because its interest-bearing liabilities are subject to repricing before assets, such as fixed rate loans, mature or reprice.

        Changes in interest rates also can affect the value of Capital Crossing's loans and other interest-earning assets and its ability to realize gains on the sale or resolution of assets. A significant portion of Capital Crossing's earnings results from transactional income which is comprised of accelerated interest income resulting from loan and lease pay-offs, gains on sales of loans and leases, and gains on sales of real estate. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on Capital Crossing's loans may lead to an increase in its non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on its results of operations.

Capital Crossing's loans are concentrated in California, New England and Florida and adverse conditions in those markets could adversely affect its operations

        Properties underlying Capital Crossing's current mortgage assets are concentrated primarily in California, particularly in southern California, New England and Florida. As of December 31, 2003, approximately 31.8% of the balances of its mortgage loans were secured by properties located in California, 9.8% in New England and 9.1% in Florida. Adverse economic, political or business developments or natural hazards may affect these areas and the ability of property owners in these areas to make payments of principal and interest on the underlying mortgages. If any of these areas experienced adverse economic, political, business conditions or natural hazards, Capital Crossing would likely experience higher rates of loss and delinquency on its mortgage loans than if its loans were more geographically diverse.

Capital Crossing may face liability arising from the management of its loan and lease portfolios

        Capital Crossing may face liability under state lender liability laws in connection with the management of its loan and lease portfolios, particularly in connection with sub-performing and non-performing assets. A decision by Capital Crossing to foreclose upon, attempt to collect, or negotiate a workout of a troubled or non-performing loan or lease may have adverse consequences for an obligor and, if the loan or lease is of a business nature, the obligor's business. Any such obligor could attempt to bring a claim against Capital Crossing under state lender liability laws, which require that lenders conform to certain standards of care when administering their loans and leases. The time and expense of defending against, and any underlying liability incurred by Capital Crossing in connection with, such claims could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

Capital Crossing's loan and lease losses could exceed its reserve coverage

        Capital Crossing maintains an allowance for loan and lease losses which it considers adequate to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Capital Crossing's control. Such losses may exceed Capital Crossing's current estimates. There can be no assurance that Capital Crossing's actual losses with respect to loans and leases will not exceed its allowance for loan and lease losses. Losses in excess of this allowance would cause Capital Crossing to increase its provision for loan and lease losses and would have a material adverse effect on its business, financial condition and results of operations.

A significant portion of Capital Crossing's loans and leases are originated by other parties whose underwriting standards may be different than Capital Crossing's

        Significant portions of Capital Crossing's loans and leases are purchased from third parties. When Capital Crossing purchases loans or leases originated by third parties, it generally cannot conduct the same level of due diligence that it would have conducted had it originated the loans or leases. In addition, loans or leases originated by third parties may lack current financial information and may have incomplete legal documentation and outdated appraisals. Although Capital Crossing conducts a comprehensive acquisition review, it also relies on the underwriting standards of the parties that originated the loans or leases, whose standards may be substantially different than Capital Crossing's. These differences may include less rigorous appraisal requirements and debt service coverage ratios, and less rigorous analysis of property location and environmental factors, building condition and age, tenant quality, compliance with zoning regulations, any use restrictions, easements or rights of ways that may impact the property value and the borrower's ability to manage the property. As a result, Capital Crossing may not have information with respect to an acquired loan or lease which, if known at the time of acquisition, would have caused it to reduce its bid price. This may adversely affect Capital Crossing's yield on loans and leases or cause it to increase its provision for loan and lease losses. In addition, Capital Crossing may acquire loans or leases as part of a pool that, given the opportunity to review and underwrite at the outset, it would not have originated. Loans and leases such as these could have a higher risk of becoming non-performing in the future.

Cash flows relating to loans and leases Capital Crossing purchases may be different than it estimates

        Capital Crossing determines the purchase price and carrying value of the loans and leases it acquires largely by estimating expected future cash flows of borrowers and the properties securing those loans and leases. Capital Crossing develops and revises its estimates based on its historical experience, current market conditions and the discount rates it believes are appropriate for each loan or lease. In addition, some of Capital Crossing's borrowers have impaired credit and therefore represent a greater risk of default. A material difference in the amount and timing of actual cash flows from Capital Crossing's estimates with respect to any material portion of its loan or lease portfolios could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

Capital Crossing's results would be adversely affected if it were unable to attract or maintain deposits

        Capital Crossing may not be able to attract or maintain deposits in the future. Capital Crossing has historically employed a wholesale funding strategy consisting primarily of offering certificates of deposit and money market accounts. If other financial institutions raise their interest rates or there is a general increase in interest rates, Capital Crossing may not be able to effectively gather deposits using this strategy.

        Capital Crossing has historically relied heavily on brokered deposits as a source of funds, and will continue to do so, especially in light of the branch sale and associated sale of its retail deposits described below in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Brokered deposits generally are more responsive to changes in interest rates than other deposits. Under current FDIC regulations, only banks that are categorized as "well-capitalized" can obtain brokered certificates of deposit without prior approval of the FDIC. At December 31, 2003, Capital Crossing was categorized as "well-capitalized" under applicable FDIC regulations. To the extent Capital Crossing is not "well-capitalized," its ability to utilize brokered deposits would be adversely affected and it would likely be required to rely more heavily on other sources for liquidity.

        Capital Crossing's ability to attract and maintain deposits, as well as its cost of funds, has been, and will continue to be significantly affected by interest rates and general economic conditions. In addition, Capital Crossing anticipates that competition for deposits will continue to be intense. In the event Capital Crossing increases interest rates paid to obtain or retain deposits, its net interest margin would likely be adversely affected, which could have a material adverse effect on Capital Crossing's business, financial condition and results of operations. If Capital Crossing is unable to attract and retain deposits at levels required to fund its growth and current operations, Capital Crossing's business, financial condition and results of operations could be materially and adversely affected.

Capital Crossing's results would be adversely affected if it were unable to fulfill its obligations under certain servicing agreements

        Capital Crossing currently provides certain services to third parties in connection with the servicing of loans and leases. These services include the processing of payments, collection activities, the remittance of required taxes, and investor reporting. These activities could become more significant in the future.

        A breach in the terms of a servicing contract would expose Capital Crossing to potential liability under the terms of the contract which could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

Capital Crossing may experience a high level of defaults on its leases

        The credit characteristics of Dolphin Capital's small business and individual lessee base include a relatively higher incidence of delinquencies. Small business leases generally entail a greater risk of non-performance and a higher level of delinquencies and losses than leases entered into with larger, more creditworthy lessees. Typically, the success of a small business and its ability to make lease payments depend upon the management talents and efforts of one person or a small group of persons at the business. The death, disability or resignation of one or more of these persons could have an adverse impact on the operations of that business. Moreover, small businesses may be more vulnerable to economic downturns and often need substantial additional capital to expand or compete.

        In addition, there is typically only limited financial and other information available about small businesses and they often do not have audited financial statements. Accordingly, Capital Crossing's small business underwriting relies upon the accuracy of information about these small businesses obtained from third-party sources, primarily credit agencies, in making credit decisions. If the information Capital Crossing obtains from these sources is incorrect, its underwriting will not be effective and its ability to make appropriate credit decisions will be impaired. As a result, Capital Crossing could experience high levels of lease losses which would materially adversely affect its business, financial condition and results of operations.

The network and computer systems Capital Crossing depends on could fail or experience a security breach

        Capital Crossing's computer systems could be vulnerable to unforeseen problems. Because Capital Crossing conducts part of its business over the Internet and outsources several critical functions to third parties, its operations will depend on its ability, as well as that of its third-party service providers, to protect Capital Crossing's computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins, terrorists attack or similar catastrophic events. Any damage or failure that causes interruptions in Capital Crossing's operations could have a material adverse effect on its business, financial condition and results of operations.

        In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Capital Crossing's Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms Capital Crossing's third-party service providers use to protect customer transaction data. If any such compromise of Capital Crossing's security were to occur, it could have a material adverse effect on its business, financial condition and results of operations.

A disaster at one of Capital Crossing's locations would have a material adverse effect on its business and operations

        Capital Crossing's commercial banking operations and personnel are substantially centralized at its corporate headquarters in its building at 101 Summer Street, Boston, Massachusetts. A catastrophic event, such as a terrorist attack or natural disaster, at or near this location could materially adversely affect Capital Crossing in a range of ways.

        If such an event damaged Capital Crossing's headquarters, or neighboring buildings, to an extent where Bank personnel were not able to access the building temporarily, the resulting disruption of work would, in all likelihood, have a material adverse effect on its operations and business. If Capital Crossing's headquarters were destroyed by such an event, its personnel would have to relocate Capital Crossing's operations to a remote site, which would be very expensive and necessarily disruptive, and would have a material adverse effect on its operations and business.

        In addition, Dolphin Capital's operations and personnel are substantially centralized at its Moberly, Missouri location. If Dolphin Capital's headquarters were destroyed by such an event, its personnel would have to relocate Dolphin Capital's operations to a remote site, which would be very expensive and necessarily disruptive, and would have a material adverse effect on its operations and business.

        In the event that such a catastrophic event were to take place, loss of materials, systems, and personnel could exceed Capital Crossing's ability to implement its business continuity plan.

Capital Crossing has and will continue to incur substantial expenses as it enters new lines of business and it may not successfully implement new business initiatives

        From time to time Capital Crossing may enter into new lines of business and expand its existing lines of business, as part of its overall strategy. There can be no assurance that Capital Crossing will enter any new lines of business, or that, if undertaken, such initiatives will be successful. Capital Crossing's entry into new business lines would likely involve the risks ordinarily attendant with the implementation of new business initiatives including, among others, the absence of management expertise, the incurrence of start-up costs and competition from companies which may have greater experience, expertise and resources in these areas. For example, until 2001, Dolphin Capital had generally experienced pre-tax losses since its inception, which had a negative impact on Capital Crossing's profitability. Additionally, in connection with the implementation of Capital Crossing's Internet banking strategy, Capital Crossing incurred significant technology and other expenses. If Capital Crossing incurs expenses in excess of its projections, its business, financial condition and results of operations could be materially adversely affected.

Capital Crossing's operations could be interrupted if its third-party service providers experience difficulty or terminate their services

        Capital Crossing depends, and will continue to depend, significantly on a number of relationships with third-party service providers. Specifically, Capital Crossing receives core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If Capital Crossing's third-party service providers experience difficulties or terminate their services and Capital Crossing is unable to replace them with other service providers, its operations could be interrupted. If an interruption were to continue for a significant period of time, Capital Crossing's business, financial condition and results of operations could be materially adversely affected.

Capital Crossing faces intense competition

        Capital Crossing faces increasing competition within the broader financial services industry. This industry also includes insurance companies, mutual funds, consumer finance companies and securities brokerage firms. Numerous banks and non-bank financial institutions compete with Capital Crossing for deposit accounts and the acquisition of loans. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds.

        The small-ticket leasing industry is also highly competitive. Capital Crossing competes for customers with numerous national, regional and local banks and finance companies as well as equipment manufacturers that lease or finance the sale of their own products. Capital Crossing's leasing competitors include larger, more established companies which may possess substantially greater financial, marketing and operational resources than Capital Crossing, including lower cost of funds and access to capital markets and to other funding sources which may be unavailable to Capital Crossing. If Capital Crossing is unable to successfully compete in any of its business lines, its business, financial condition and results of operations could be materially adversely affected.

Capital Crossing is subject to federal and state government regulation and deregulation of the financial services industry

        Capital Crossing is subject to a complex body of federal and state banking laws and regulations which are intended primarily for the protection of depositors. In addition, Capital Crossing is subject to changes in federal and state tax laws, as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Capital Crossing's acquisitions of loans must be made in compliance with federal and Massachusetts laws and regulations. Any application or interpretation of existing laws or regulations, or any changes in such laws or regulations, which restricts the types of loans Capital Crossing can acquire could have a material adverse effect on its business, financial condition and results of operations. Further, changes in governmental economic and monetary policy can affect Capital Crossing's ability to attract deposits and acquire loans.

        With legislative and regulatory attention focused on the regulation and deregulation of the financial services industry generally, Capital Crossing cannot predict what statutory and regulatory changes will be forthcoming. In November 1999, Congress enacted the Gramm-Leach-Bliley Act, the general effect of which is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial services providers. As a result of this law, the number of firms competing with Capital Crossing may increase. Further, the laws and regulations which affect Capital Crossing on a daily basis may be changed at any time, and the interpretation of relevant laws and regulations is also subject to change by the authorities who examine Capital Crossing and interpret those laws and regulations. There can be no assurance that any present or future changes in the laws or regulations or in their interpretation will not adversely and materially affect Capital Crossing.

Capital Crossing depends heavily on key employees

        Capital Crossing's success will continue to depend heavily on the expertise of and management provided by its Chairman of the Board of Directors, Nicholas W. Lazares, and its President, Richard Wayne, each of whom also holds the title of Co-Chief Executive Officer, and its other senior executive officers. The loss of the services of any of these key individuals would have a material adverse effect on Capital Crossing. Capital Crossing does not maintain key-man life insurance with respect to any of these individuals.

Capital Crossing could be held responsible for environmental liabilities of properties it acquires through foreclosure

        If Capital Crossing chooses to foreclose on a defaulted mortgage loan to recover its investment it may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during Capital Crossing's ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property. There can be no assurance that Capital Crossing would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that it could recoup any of the costs from any third party. The incurrence of any significant environmental liabilities with respect to a property securing a mortgage loan could have a material adverse effect on Capital Crossing's business, financial condition and results of operations.

ITEM 2. PROPERTIES

        Capital Crossing owns a 55,000 square foot office/retail building at 101 Summer Street, Boston, Massachusetts in which its principal executive offices and a retail branch are located.

        As of December 31, 2003, Capital Crossing conducts its leasing operation from 2061 North Morley Street, Moberly, Missouri where it leases an 8,400 square foot office building. Capital Crossing intends to terminate this lease and relocate its operations in April of 2004.

        On January 3, 2003, Capital Crossing purchased a 27,000 square foot facility located at 1720A Crete Street, Moberly, Missouri to which Capital Crossing plans to relocate its leasing operations in April of 2004.

        Rental expense for the year ended December 31, 2003 amounted to $86,000 and was comprised primarily of payments pursuant to the lease described above.

        For additional information relating to properties, see Note 6 to the Consolidated Financial Statements.

ITEM 3. LEGAL PROCEEDINGS

        From time to time, Capital Crossing may be involved in routine litigation incidental to its business, including a variety of legal proceedings with borrowers, which would contribute to Capital Crossing's expenses, including the costs of carrying non-performing assets. Capital Crossing is not currently a party to any material proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II

ITEM 5. MARKET FOR CAPITAL CROSSING'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

        Capital Crossing's common stock, par value $1.00 per share (the "Common Stock"), is quoted on the Nasdaq National Market of the National Association of Securities Dealers Automated Quotation ("NASDAQ") under the symbol "CAPX." Prior to September 2, 1999, the Common Stock was quoted on the NASDAQ under the symbol "ATLB." It was initially listed on April 16, 1996, the effective date of Capital Crossing's initial public offering. The prices in the following table reflect the high and low prices for the quarters indicated. All prices set forth below are based on information provided by the National Association of Securities Dealers, Inc.

Quarter ended	High	Low
2003
March 31	$29.700	$25.300
June 30	32.726	24.075
September 30	36.400	23.989
December 31	48.400	33.000
2002
March 31	$22.750	$18.030
June 30	27.250	22.170
September 30	23.700	17.410
December 31	26.150	20.900

        At March 1, 2004, the Bank had approximately 135 holders of record of its Common Stock, as determined by the Bank's transfer agent, Registrar and Transfer Company.

        Capital Crossing has never declared or paid any cash dividends on its Common Stock and it currently intends to retain its future earnings, if any, to fund the development and growth of its business, and therefore, does not anticipate paying any cash dividends in the foreseeable future.

        Massachusetts law limits the sources of funds which may be used to pay dividends on the capital stock of a corporation, including a banking corporation. Capital Crossing's future dividend policy will be limited by this and other regulatory restrictions, including any restrictions imposed on Capital Crossing in the future by the FDIC. See "Supervision and Regulation—Dividend Restriction." Any future decisions concerning the declaration and payment of any dividend with respect to the Common Stock will depend on the results of operations, financial condition and capital expenditure plans of Capital Crossing, as well as such other factors as Capital Crossing's Board of Directors, in its sole discretion, may consider relevant.

        The following table sets forth certain information regarding securities authorized for issuance under Capital Crossing's equity compensation plan at December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,285,035	$8.23	8,867

        There were no equity compensation plans not approved by security holders at December 31, 2003.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

	As of and For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(In Thousands, Except Per Share Data and Percentages)
Balance Sheet Data:
Total assets	$1,028,526	$933,127	$1,054,698	$771,484	$639,856
Loans, gross	$876,159	$784,055	$789,873	$556,473	$453,765
Total discount	(167,163)	(128,061)	(119,733)	(43,397)	(46,710)
Deferred loan income	(190)	(206)	(290)	(297)	(120)

Loans, net of discount and deferred loan fees	708,806	655,788	669,850	512,779	406,935
Direct finance leases	85,797	86,611	57,045	53,259	47,690
Allowance for loan and lease losses	(19,667)	(24,799)	(23,285)	(12,818)	(9,810)

Total loans and leases, net	$774,936	$717,600	$703,610	$553,220	$444,815

Short-term investments	$144,160	$151,213	$246,285	$118,345	$79,362
Securities available for sale	60,916	6,104	59,675	57,733	72,362
Total deposits	745,728	677,993	694,389	673,891	541,521
Borrowed funds	143,513	130,992	243,117	2,721	—
REIT preferred stock (1)	29,503	29,503	29,503	12,636	12,690
Stockholders' equity	88,183	80,040	71,733	68,410	72,740
Non-performing loans, net	$14,953	$7,317	$4,965	$1,993	$9,073
Non-performing leases, net	231	—	—	—	—
Other real estate owned, net	1,747	4,114	833	1,025	1,458
Property in possession	900	—	—	—	—

Total non-performing assets, net	$17,831	$11,431	$5,798	$3,018	$10,531

Book value per common share	$26.81	$21.72	$18.19	$15.62	$12.33
Tangible book value per common share	25.48	20.53	17.08	14.56	11.49
Selected Other Information:
Non-performing assets, net, as a percentage of total assets	1.73%	1.23%	0.55%	0.39%	1.65%
Non-performing loans, net, as a percentage of loans, net of discount and deferred loan income	2.11	1.12	0.74	0.39	2.23
Non-performing leases, net, as a percentage of direct finance leases	0.27	—	—	—	—
Total discount on loans as a percentage of gross loans	19.08	16.33	15.16	7.80	10.29
Allowance for loan and lease losses as a percentage of loans and leases, net of discount and deferred income	2.48	3.34	3.20	2.26	2.16
Allowance for loan and lease losses as a percentage of non-performing loans and leases, net	129.52	338.92	468.98	643.15	108.12
Capital Ratios:
Average stockholders' equity to average assets	8.42%	8.57%	7.84%	10.12%	10.79%
Tangible capital to assets	8.15	8.11	6.39	8.27	10.60
Tier 1 leverage capital (1)	12.19	11.22	8.87	10.48	13.96
Tier 1 risk-based capital (1)	12.70	12.52	12.17	12.26	14.78
Total risk-based capital (1)	13.96	13.80	13.44	13.52	16.03

Selected Consolidated Financial Data (Continued)

For the Year Ended December 31,
2003	2002	2001	2000	1999
(In Thousands, Except Per Share Data, Percentages and Ratios)
Statement of Income Data:
Interest income	$85,826	$83,153	$87,214	$78,502	$58,878
Interest expense	(29,550)	(32,159)	(41,032)	(38,132)	(23,183)

Net interest income	56,276	50,994	46,182	40,370	35,695
Credit (provision) for loan and lease losses	2,997	402	(1,100)	(1,587)	(2,378)

Net interest income after credit (provision) for loan and lease losses	59,273	51,396	45,082	38,783	33,317
Service fees	632	301	815	682	884
Gain (loss) on sales of securities, net	—	745	248	(43)	—
Gain on sales of loans and leases	19,259	3,997	2,022	2,586	1,039
Gain on sales of deposits and branch, net	3,160	—	—	—	—
Miscellaneous income	1,049	574	1,009	586	562
Operating expenses	(37,240)	(31,416)	(29,042)	(25,321)	(23,168)

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	46,133	25,597	20,134	17,273	12,634
Provision for income taxes	(23,876)	(9,731)	(7,329)	(6,326)	(4,619)
Minority interest, net of taxes	(243)	(455)	—	—	—
Dividends on REIT preferred stock, net of taxes (1)	(1,878)	(2,127)	(1,619)	(904)	(826)

Net income before cumulative change in accounting principle	20,136	13,284	11,186	10,043	7,189
Dividends on Capital Crossing preferred stock	—	—	—	—	(31)
Cumulative effect of change in accounting principle	—	306	—	—	—

Net income available to common stockholders	$20,136	$13,590	$11,186	$10,043	$7,158

Net income per share:
Basic	$5.89	$3.57	$2.69	$1.84	$1.47
Diluted	5.05	3.16	2.43	1.77	1.37
Weighted average shares outstanding:
Basic	3,419	3,810	4,159	5,448	4,858
Diluted	3,986	4,304	4,603	5,682	5,213
Selected Operating Ratios:
Return on average assets	2.14%	1.53%	1.26%	1.40%	1.43%
Return on average stockholders' equity	25.36	17.89	16.05	13.84	13.21
Interest rate spread	5.71	5.33	4.74	5.27	7.21
Net interest margin	6.13	5.88	5.33	5.91	7.70
Non-interest income to average assets	2.56	0.63	0.46	0.53	0.49
Operating expenses to average assets	3.95	3.55	3.27	3.53	4.59
Efficiency ratio (2)	50.59	55.71	57.07	60.65	65.64
Ratio of earnings to fixed charges	2.30	x	1.63	x	1.41	x	1.40	x	1.48	x

(1)
On February 12, 1999, Capital Crossing Preferred Corporation (formerly Atlantic Preferred Capital Corporation), a subsidiary of Capital Crossing Bank, completed the sale of 1,416,130 shares of

Selected Consolidated Financial Data (Concluded)

  non-cumulative exchangeable preferred stock, Series A, with a dividend rate of 9.75%. On May 31, 2001, Capital Crossing Preferred completed the sale of 1,840,000 shares of non-cumulative exchangeable preferred stock, Series C, with a dividend rate of 10.25%. Capital Crossing Preferred is a real estate investment trust. The net proceeds raised as a result of Capital Crossing Preferred's preferred stock offerings are reflected on Capital Crossing's balance sheet as REIT preferred stock. Capital Crossing includes a portion of these proceeds in Tier 1 and total capital, subject to certain limitations.

(2)
The efficiency ratio represents operating expenses, excluding net gains on sales of other real estate owned, provisions for losses on other real estate owned, write-downs of impaired premises and equipment and amortization of goodwill, as a percentage of net interest income plus other income less gain on sale of deposits and branch, net.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of Capital Crossing's consolidated financial condition and results of operations and capital resources and liquidity should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and related Notes included elsewhere herein.

Executive Level Overview

        Net income totaled $20.1 million for 2003, $13.6 million for 2002, and $11.2 million for 2001. Earnings per common share for the year ended 2003 were $5.05 on a diluted basis and $5.89 on a basic basis, compared to $3.16 and $3.57 for 2002 and $2.43 and $2.69 for 2001, respectively. Capital Crossing's results of operations are largely dependent on the level of "transactional income" recognized. Transactional income is comprised of: (1) interest and fee income recognized on loan and lease pay-offs; (2) gains on sales of loans; and (3) gains on sales of other real estate owned. The following table summarizes transactional income at the dates indicated:

	Year Ended December 31,
	2003	2002	2001
	(In Thousands)
Interest and fee income recognized on loan and lease pay-offs	$22,454	$20,471	$16,357
Gains on sales of loans	19,259	3,997	2,022
Gains on sales of other real estate owned	2,791	219	117

	$44,504	$24,687	$18,496

        In 2003, Capital Crossing was able to capitalize on unique opportunities in the marketplace due in part to the low interest rate environment, and made strategic decisions to conduct loan sales at a gain of $19.3 million, the majority of which occurred in the third quarter, compared to gains of $4.0 million in 2002 and $2.0 million in 2001. Management regularly evaluates the loan portfolio, considering the interest rate environment, geographic and industry concentrations and non-performing loan ratios. Based on this analysis, management may elect to sell loans when it is deemed more advantageous than retaining such loans. The secondary loan market is highly competitive and opportunities to realize gains on sales of loans at the level achieved in 2003 were influenced by several factors, many of which are beyond Capital Crossing's control, and consequently, there can be no assurance that similar gains will be realized in the future.

        In addition to the level of transactional income, Capital Crossing's operating results are dependent upon the performance of the loan and lease portfolio. During 2003 and 2002, the Bank's loan and lease portfolio performed above management's initial expectations resulting in net credits for loan and lease losses of $3.4 million and $1.3 million, respectively, to reverse unused general reserves related to the loans and leases that have paid off or performed above expectations.

        Net income for the year ended December 31, 2003 also includes the following: income of $3.2 million from the sale of Capital Crossing's branch office located in Chestnut Hill, Massachusetts, and substantially all of its retail deposits, to Century Bank and Trust Company in March 2003; and an additional provision for income tax of $3.2 million due to retroactive state taxes as a result of new legislation enacted in Massachusetts on March 5, 2003 disallowing the deduction for dividends received from a REIT.

        Operating expenses fluctuate, in large part, due to the level of compensation and related benefits. Compensation and related benefits expense has increased as net income has increased because a large portion of executive compensation is dependent, either directly or indirectly, on operating results.

        Capital Crossing's tax provision, excluding the provision for additional retroactive state taxes and interest, was $20.7 million resulting in an effective tax rate of 44.9% for 2003 as compared to 38.0% for 2002. The increase is due to the elimination of the tax benefits associated with the dividends received deduction from a REIT and, to a lesser extent, the effect of non-deductible executive compensation.

        Looking forward to 2004, Capital Crossing's operating results will be largely dependent on the volume of assets acquired, which depends on the type and pricing of assets that are available and Capital Crossing's ability to acquire them at prices which management deems appropriate. Capital Crossing's future results will also be dependent upon the future level of transactional income and since the level of loan and lease payoffs is, to a certain extent, beyond Capital Crossing's control, earnings may fluctuate significantly in the future.

Critical Accounting Policies

        In December 2001, the Securities and Exchange Commission ("SEC") requested that all registrants discuss their most "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one which is both important to the portrayal of the company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. While Capital Crossing's significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements, the following is a summary of the accounting policies believed by management to be most critical in their potential effect on Capital Crossing's financial position or results of operations:

        Allowance for Loan and Lease Losses.    Arriving at an appropriate level of allowance for loan and lease losses requires a high degree of judgment. Capital Crossing maintains an allowance for probable loan and lease losses that are inherent in its loan and lease portfolio. The allowance for loan and lease losses is increased or decreased through a provision or credit for loan and lease losses included in earnings. Additionally, the allowance for loan and lease losses is increased upon allocation of purchase discount upon acquisition of loans or leases and decreased upon sales or payoffs of loans. Loan and lease losses are charged against the allowance when management believes the net investment of the loan or lease, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        Management makes significant judgments in determining the adequacy of the allowance for loan and lease losses. Management initially considers the loan and lease loss allowances specifically allocated to individual impaired loans. Next, management considers the level of general loan and lease loss allowances deemed appropriate for the balance of the portfolio. Factors considered include known and inherent risks in the nature and volume of the loan and lease portfolios, adverse situations that may affect the borrower's ability to repay, historical loss ranges, the estimated value of any underlying collateral and prevailing economic conditions. With respect to leases, Capital Crossing has provided for potential losses through provisions charged to earnings and allocations of discounts on purchased leases based upon a percentage of outstanding leases and historical charge off experience. This amount will be adjusted from time to time based upon Capital Crossing's actual experience. An additional allowance for loan and lease losses is maintained based on a judgmental process whereby management considers qualitative and quantitative assessments of other factors including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan and lease losses is management's estimate of the probable loan and lease losses incurred as of the balance sheet date. There can be no assurance that Capital Crossing's actual losses with respect to loans and leases will not exceed its allowance for loan and lease losses.

        Effective January 1, 2005, as a result of the required adoption of SOP No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," Capital Crossing expects its allowance for loan loss methodology to change. SOP No. 03-3 prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer. The prohibition of the valuation allowance carry over applies to the purchase of an individual loan, a pool of loans, a group of loans and impaired loans acquired in a business combination. For more information related to SOP No. 03-3, see Note 1-Recent Accounting Pronouncements to the Consolidated Financial Statements. Capital Crossing has not yet determined how the adoption of this SOP will impact its consolidated financial statements.

        Discounts on Acquired Loans and Leases.    At the time of acquisition of purchased pools of loans and leases, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan or lease is recorded as non-amortizing discount. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than ninety days from the date of purchase. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the term of the loans or leases and is not accreted on non-performing loans or leases. There is judgment involved in estimating the amount of future cash flows. The amount and timing of actual cash flows could differ materially from management's estimates, which could materially affect Capital Crossing's financial condition and results of operations.

        The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan or lease, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan or lease. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan or lease is resolved or restructured is determined. There is no effect on the income statement as a result of these reductions.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan or lease on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan and lease losses.

        When a loan or lease is paid-off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to Capital Crossing's acquisition of the loan or lease, interest collected if on non-performing status, prepayment fees and other loan fees.

        Gains and losses on sales of loans and leases are determined using the specific identification method. The excess (deficiency) of any cash received as compared to the net investment is recorded as gain (loss) on sales of loans and leases. There are no loans held for sale at December 31, 2003.

        Changes in interest rates also can affect the value of Capital Crossing's loans and leases and its ability to realize gains on the resolution of assets. A significant portion of Capital Crossing's earnings results from accelerated interest income resulting from loan and lease pay-offs. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on Capital Crossing's loans or leases may lead to a reduction of discount accreted into income, which could have a material adverse effect on its results of operations.

        Goodwill.    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." On January 1, 2002, Capital Crossing adopted Statement No. 142 requiring any goodwill recorded on an entity's balance sheet to no longer be amortized. This included existing goodwill (i.e., recorded goodwill at the date Statement No. 142 is adopted), as well as goodwill arising subsequent to the effective date of Statement No. 142. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. At December 31, 2003, Capital Crossing had $4,372,000 of goodwill, net of amortization, on its balance sheet that, prior to the adoption of Statement No. 142, that was being amortized at a rate of $268,000 annually. As of the fourth quarter of 2003, Capital Crossing performed the required impairment tests of goodwill under Statement No. 142 and determined that no impairment adjustment is required. Goodwill is evaluated for impairment using various fair value techniques including, market capitalization and multiples of revenues/earnings. These valuation techniques are dependent upon assumptions regarding the comparability of data related to selected peers used in the analysis. Statement No. 142 also requires that any unaccreted negative goodwill existing at January 1, 2002 be recorded as income. At January 1, 2002, Capital Crossing had $306,000 of unaccreted negative goodwill on its balance sheet, which has been recorded as income relating to the cumulative effect of a change in accounting principle.

Comparison of Years Ended December 31, 2003, 2002 and 2001

Results of Operations

        General.    Net income totaled $20.1 million for 2003, $13.6 million for 2002, and $11.2 million for 2001. Earnings per common share for the year ended 2003 were $5.05 on a diluted basis and $5.89 on a basic basis, compared to $3.16 and $3.57 for 2002 and $2.43 and $2.69 for 2001, respectively. Earnings per share for 2003, 2002 and 2001 reflect reduced outstanding shares as a result of the repurchase of 436,650, 265,800, and 439,851 shares, respectively. Capital Crossing's return on average assets for 2003, 2002 and 2001 was 2.14%, 1.53%, and 1.26%, respectively, and the return on average stockholders' equity for 2003, 2002 and 2001 was 25.36%, 17.89%, and 16.05%, respectively. Net income for the year ended December 31, 2003 includes the following: income of $0.45 per diluted share from the sale of Capital Crossing's branch office located in Chestnut Hill, Massachusetts, and substantially all of its retail deposits, to Century Bank and Trust Company in March 2003; and a loss of $0.80 per diluted share due to the additional retroactive state taxes as a result of new legislation enacted in Massachusetts on March 5, 2003 disallowing the deduction for dividends received from a REIT. Net income for the year ended 2002 includes $306,000, or $0.07 per diluted share, attributable to a change in accounting principle that occurred as a result of the adoption of Statement No. 142, as discussed in Note 1 to the Consolidated Financial Statements.

        Net income for the years ended December 31, 2003, 2002 and 2001, included net income of $3.4 million, $693,000 and $53,000, respectively, from Dolphin Capital, Capital Crossing's leasing subsidiary. Dolphin Capital's improved operating results in 2003 and 2002 are primarily attributable to increased revenue as a result of the growth of Dolphin Capital's loan and lease portfolio. The increase in interest and fees on leases in 2003 results in large part from the acquisition of a loan and lease portfolio in the fourth quarter of 2002 from which $805,000 of transactional income was recognized. The average balance of Dolphin Capital's loan and lease portfolio increased $20.4 million, or 29.3%, to $90.1 million for 2003 compared to $69.7 million for 2002 and increased $15.6 million, or 28.9%, compared to $54.1 million for 2001.

        Average Balance and Rate Analysis.    The following table sets forth, for the years indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities and the resultant rates paid, and the net interest rate spread and the net interest margin.

	Year Ended December 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Short-term investments	$142,910	$1,731	1.21%	$103,908	$1,817	1.75%	$179,778	$6,660	3.70%
Investment securities	32,942	657	1.99	60,387	3,131	5.18	39,792	2,461	6.18
Loan and lease portfolio, net (1)	741,775	83,438	11.25	703,127	78,205	11.12	647,664	78,093	12.06

Total interest-earning assets	917,627	85,826	9.35	867,422	83,153	9.59	867,234	87,214	10.06

Interest-bearing liabilities:
NOW and savings	3,153	33	1.05	6,335	110	1.74	3,828	83	2.17
Money market	28,951	642	2.22	119,801	2,934	2.45	157,415	6,426	4.08
Certificates of deposit	648,155	20,917	3.23	491,361	21,739	4.42	478,681	27,411	5.73
FHLBB advances and customer repurchase agreements	129,580	7,205	5.56	136,644	7,376	5.40	130,657	7,112	5.44
Non-recourse debt	2,882	753	26.13	—	—	—	—	—	—

Total interest-bearing liabilities	812,721	29,550	3.64	754,141	32,159	4.26	770,581	41,032	5.32

Excess of interest-earning assets over interest-bearing liabilities	$104,906			$113,281			$96,653

Net interest income		$56,276			$50,994			$46,182

Interest rate spread			5.71%			5.33%			4.74%

Net interest margin			6.13%			5.88%			5.33%

(1)
Non-performing loans are excluded from average balance calculations.

        Rate/Volume Analysis.    The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) total change in the rate and volume. Changes attributable to both rate and volume have been allocated proportionately to the changes due to rate and the changes due to volume:

	Year Ended December 31,
	2003 vs. 2002			2002 vs. 2001
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Rate	Volume	Total	Rate	Volume	Total
	(In Thousands)
Interest-earning assets:
Short-term investments	$(653)	$567	$(86)	$(2,692)	$(2,151)	$(4,843)
Investment securities	(1,423)	(1,051)	(2,474)	(447)	1,117	670
Loan and lease portfolio, net	894	4,339	5,233	(6,303)	6,415	112

Total interest-earning assets	(1,182)	3,855	2,673	(9,442)	5,381	(4,061)

Interest-bearing liabilities:
NOW and savings	(34)	(43)	(77)	(19)	46	27
Money market	(254)	(2,038)	(2,292)	(2,186)	(1,306)	(3,492)
Certificates of deposit	(6,743)	5,921	(822)	(6,381)	709	(5,672)
FHLBB advances and customer repurchase agreements	218	(389)	(171)	(60)	324	264
Non-recourse debt	—	753	753	—	—	—

Total interest-bearing liabilities	(6,813)	4,204	(2,609)	(8,646)	(227)	(8,873)

Increase (decrease) in net interest income	$5,631	$(349)	$5,282	$(796)	$5,608	$4,812

        Net Interest Income.    Net interest income increased $5.3 million, or 10.4%, to $56.3 million for 2003 from $51.0 million for 2002 and increased $4.8 million, or 10.4% for 2002 from $46.2 million for 2001. The increase in net interest income in 2003 is attributable to both an increase in interest income and a decline in interest expense. The increase in interest income is due to an increase in the volume of interest-earning assets, partially offset by a decline in rates. The decline in interest expense is due to a decline in rates, partially offset by the increase in the average balance of interest-bearing liabilities. The increase in net interest income in 2002 is primarily due to a decrease in interest expense of $8.9 million, partially offset by a decrease in interest income of $4.1 million. The decreases in rates earned and paid are primarily attributable to the decline in the interest rate environment since the 2001 period.

        Interest income on the loan and lease portfolio increased by $5.2 million, or 6.7% in 2003 compared to 2002. This increase is primarily as a result of an increase in the average balance of the portfolio as a result of loan and lease acquisitions in late 2002 and throughout 2003. In 2002, interest income also increased due to the increase in the average balance as a result of the volume of loan and lease acquisitions but was offset almost equally due to a decline in the yield on the loan and lease portfolio.

        During 2003, 2002 and 2001, the yield on the loan and lease portfolio was 11.25%, 11.12%, and 12.06%, respectively. The increase in 2003 is a result of a higher level of interest and fee income recognized on loan and lease pay-offs. The decline in 2002 is the result of several factors. Regularly scheduled interest and accretion declined as a result of the purchase of a significant amount of loans from the Small Business Administration as well as a lower interest rate environment. Partially offsetting this decrease was the increase in the level of interest and fee income recognized on loan pay-offs. Interest and fee income recognized on loan pay-offs fluctuates for various reasons, as further described below.

        Income on loans and leases includes the portion of the purchase discount that is accreted into income over the remaining lives of the related loans or leases using the interest method. Because the carrying value of the loan and lease portfolio is net of purchase discount, the related yield on this portfolio is generally higher than the aggregate contractual rate paid on the loans and leases. This total yield includes the excess of the expected future cash flows of the loan or lease over the net investment, recognized using the interest method.

        When a loan or lease is paid-off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to Capital Crossing's acquisition of the loan or lease, interest collected if on non-performing status and other loan fees (collectively, "other interest income"). The following table sets forth, for the periods indicated, the components of interest and fees on loans and leases. There can be no assurance regarding future interest income, including the yields and related level of such income, or the relative portion attributable to loan and lease pay-offs as compared to other sources.

	Year Ended December 31,
	2003		2002		2001
	Interest Income	Yield	Interest Income	Yield	Interest Income	Yield
	(Dollars in Thousands)
Regularly scheduled interest and accretion income	$60,984	8.22%	$57,734	8.21%	$61,736	9.53%

Interest and fee income recognized on loan and lease pay-offs:
Non-amortizing discount	8,279	1.12	8,975	1.28	7,832	1.21
Amortizing discount	10,181	1.37	8,676	1.23	4,435	0.69
Other interest income	3,994	0.54	2,820	0.40	4,090	0.63

	22,454	3.03	20,471	2.91	16,357	2.53

	$83,438	11.25%	$78,205	11.12%	$78,093	12.06%

        The amount of loan and lease payoffs and related discount income is influenced by several factors, including the interest rate environment, the real estate market in particular areas, the timing of transactions, and circumstances related to individual borrowers and loans. The amount of individual loan and lease payoffs is oftentimes a result of negotiations between Capital Crossing and the borrower. Based upon credit risk analysis and other factors, Capital Crossing will, in certain instances, accept less than the full amount contractually due in accordance with the loan or lease terms.

        The average balance of investment securities decreased $27.4 million, or 45.4%, to $32.9 million for 2003 from $60.4 million for 2002 and increased $20.6 million, or 51.8%, in 2002 compared to $39.8 million for 2001. The decrease in 2003 is primarily due to the sale of a mortgage-backed security in the fourth quarter of 2002 as a result of increasing prepayment speeds, offset, in part, by the purchase of U.S. government agency bonds during 2003. The increase in the average balance of investment securities for 2002 was a result of the purchase of mortgage-backed securities in late 2001, offset by the sale of corporate bonds and government agency securities throughout 2001. The weighted average yield on the investment portfolio for 2003, 2002 and 2001 was 1.99%, 5.18%, and 6.18%, respectively. These declines in the weighted average yields were primarily due to a shift in the composition of the portfolio and a lower interest rate environment.

        The average balance of short-term investments increased $39.0 million, or 37.5%, to $142.9 million for 2003 from $103.9 million for 2002 and decreased $75.9 million, or 42.2%, for 2002 compared to $179.8 million for 2001. The increase in the average balance of short-term investments in 2003 was primarily attributable to an accumulation of cash in anticipation of funding the sale of the retail deposits, as further discussed in Note 2 to the Consolidated Financial Statements. The amount of short-term investments is monitored on an ongoing basis, based on the timing of funding loan acquisitions and the need to maintain an appropriate level of liquidity in relation to total assets. The weighted average yield on the short-term investments for 2003, 2002 and 2001 was 1.21%, 1.75%, and 3.70%, respectively. The decline in the yield on short-term investments from 2001 to 2003 reflects the general decline in the interest rate environment over that period.

        Total interest expense decreased $2.6 million, or 8.1%, to $29.6 million for 2003 from $32.2 million for 2002 and decreased $8.9 million, or 21.6%, for 2002, compared to $41.0 million for 2001. The decrease during 2003 was primarily attributable to a decrease in the average rate paid, partially offset by an increase in the volume of interest-bearing liabilities. The decrease in the rate paid on interest-bearing liabilities was due to the decline in the interest rate environment as well as the replacement of retail deposits sold to Century with brokered certificates of deposit with lower rates. The increase in the average balance of interest-bearing liabilities is primarily attributable to the accumulation of brokered certificates of deposit in anticipation of funding the sale of the retail deposits, as further discussed in Note 2 to the Consolidated Financial Statements. The decrease during 2002 was primarily attributable to a decrease in the average rate paid on the interest-bearing liabilities as a result of the decline in the interest rate environment. The average balance of interest-bearing liabilities for 2003, 2002 and 2001 was $812.7 million, $754.1 million, and $770.6 million, respectively.

        Included in borrowed funds at December 31, 2003 is non-recourse debt totaling $14.4 million. This financing was provided by a strategic partner in connection with the acquisition of a pool of loans. The debt was structured such that the strategic partner would share in the economic risks and rewards associated with the loan pool. The effective interest rate on this debt is the yield earned on the loans purchased in this transaction. For the year ended December 31, 2003, the average balance and rate paid on non-recourse debt was $2.9 million and 26.1%, respectively. While the effect on Capital Crossing's cost of funds for 2003 was not significant as this transaction was not entered into until the fourth quarter of 2003, the impact may be more significant in the future depending on the performance of the related loans and the rate at which the borrowing is repaid.

        (Credit) Provision for Loan and Lease Losses.    A credit for loan and lease losses of $3.0 million and $402,000 was reported for 2003 and 2002, respectively, while a provision for loan and lease losses of $1.1 million was reported for 2001. The (credit) provision for loan and lease losses is based on the size of the portfolio and its historical performance. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and leases and the loan and lease portfolio in it entirety.

        During 2003 and 2002, the Bank's loan portfolio performed above management's initial expectations resulting in net credits for loan losses of $3.4 million and $1.3 million, respectively, to reverse unused general reserves related to the loans that have paid off or performed above expectations.

        Dolphin Capital's provision for loan and lease losses decreased $523,000, or 55.7%, to $415,000 for 2003 from $938,000 for 2002 and increased $78,000, or 9.1%, in 2002 compared to $860,000 in 2001.

The decrease in 2003 is primarily as a result of the performance of a pool of leases purchased in the fourth quarter of 2002 exceeding management's initial estimates. The increase in the provision for lease losses in 2002 is primarily related to the increase in the volume of leases.

        Other Income.    Other income includes service fees, gain on sales of loans and leases, gain on sale of deposits and branch, and miscellaneous income. Other income increased $18.5 million, or 329.1%, to $24.1 million for 2003 from $5.6 million for 2002 and increased $1.5 million, or 37.2%, in 2002 compared to $4.1 million in 2001.

        Gains on sales of loans and leases totaled $19.3 million in 2003 compared to $4.0 million in 2002 and $2.0 million in 2001. The increase in 2003 was primarily attributable to unique opportunities in the marketplace due in part to a low interest rate environment upon which management made strategic decisions to conduct loan sales. Management regularly evaluates the loan portfolio, considering, among other things, the interest rate environment, geographic and industry concentrations and non-performing loan ratios. Based on this analysis, management may elect to sell certain loans when it is deemed more advantageous than retaining such loans. The secondary loan market is highly competitive and opportunities to realize gains on sales at the level achieved in 2003 are influenced by several factors, many of which are beyond Capital Crossing's control, and consequently, there can be no assurance that similar gains will be realized in the future.

        A gain of $3.2 million was recognized on the sale of substantially all of the retail deposits and the branch office located in Chestnut Hill, Massachusetts to Century in March 2003. For further information related to the sale of the deposits and branch, see Note 2 to the Consolidated Financial Statements.

        Service fees totaled $632,000 in 2003, $301,000 in 2002, and $815,000 in 2001. The increase in 2003 is primarily as a result of increased loan servicing revenue due to a portfolio of guaranteed SBA loans, which the Bank began servicing in the fourth quarter of 2003 and other servicing portfolios acquired in 2003. The decrease in service fees for 2002 was primarily a result of lease collection services performed by Dolphin Capital for third parties on a temporary basis in 2001.

        Miscellaneous income totaled $1.0 million in 2003, $574,000 in 2002, and $1.0 million in 2001. The increase in 2003 is primarily the result of improved results in connection with the collection of lease residuals at the end of the contract terms. The decline in miscellaneous income in 2002 is the result of the write-down amounting to approximately $130,000 of certain leased equipment returned by lessees, which was in the process of being remarketed, as well as a decrease in ancillary income and the recovery of premiums on a life insurance policy in 2001.

        Capital Crossing recognized net gains on sales of securities of $745,000 and $248,000 in 2002 and 2001, respectively. There were no sales of securities in 2003. Securities are sold periodically based on current market conditions, liquidity needs, and the asset/liability position of Capital Crossing. During 2002, a mortgage-backed security was sold due to the increasing prepayment speed of the security. During 2001, Capital Crossing sold corporate bonds due to a shift in strategy. Also, during 2001, a callable U.S. Agency bond was sold due to the interest rate environment.

        Operating Expenses.    Operating expenses increased $5.8 million, or 18.5%, to $37.2 million for 2003 from $31.4 million for 2002 and increased $2.4 million, or 8.2%, in 2002 compared to $29.0 million in 2001. Expenses relating to banking operations increased $4.7 million, or 16.8%, to $32.4 million for 2003 compared to $27.7 million for 2002 and increased $2.5 million, or 10.1%, in 2002 compared to $25.2 million in 2001. The most significant factor contributing to the 2003 increase was a higher level of incentive compensation as a result of increased net income. The increase in 2002 was primarily due to an increase in expenses related to the effect of compensation increases and expanded benefit programs, loan acquisition and servicing expenses, and the operation of the corporate airplane.

        Expenses for Dolphin Capital increased $1.2 million, or 28.0%, to $5.3 million for 2003 from $4.2 million for 2002 and increased $124,000, or 3.1% to $4.2 million for 2002 compared to $4.1 million for 2001. This increase is primarily attributable to an increase in salaries and other general and administrative expenses due to the growth in the lease portfolio.

        Other increases and decreases in operating expenses are detailed in the following paragraphs.

        Compensation and related benefits increased $7.0 million, or 34.4%, to $27.4 million for 2003 from $20.4 million for 2002 and increased by $1.4 million, or 7.1%, in 2002 compared to $19.0 million in 2001. The 2003 and 2002 increases were due to increased incentive compensation as a result of increased net income, especially in 2003, annual salary increases and expanded benefit programs. In addition, during 2001, severance expenses of $564,000 were incurred as compared to $185,000 in 2002 and $76,000 in 2003. The total number of employees of Capital Crossing was 186, 177, and 172 at December 31, 2003, 2002 and 2001, respectively, including 59, 51, and 45 Dolphin Capital employees at December 31, 2003, 2002 and 2001, respectively.

        Occupancy and equipment expense increased $420,000, or 12.3%, to $3.8 million for 2003 from $3.4 million for 2002 and increased by $652,000, or 23.5%, in 2002 compared to $2.8 million in 2001. The increase in 2003 is primarily due to impairment write-downs of $537,000. These write-downs relate to the Bank's corporate aircraft and a parcel of land owned by Dolphin Capital and amounted to $476,000 and $61,000, respectively. The increase in 2002 is primarily the result of the operation of the corporate airplane, which was acquired in March 2002. Offsetting the 2003 and 2002 increases is a decline in depreciation and amortization expense in both periods as certain equipment and software has become fully depreciated.

        Professional fees, consisting primarily of legal, consulting, audit, tax preparation services, and recruiting fees, increased $298,000, or 16.2%, to $2.1 million for 2003 from $1.8 million for 2002 and increased $302,000, or 19.6%, in 2002 compared to $1.5 million in 2001. The increase in 2003 is due to a decline in the level of legal fee reimbursements collected from borrowers. Additional increases are due to compliance with provisions of the Sarbanes-Oxley Act and tax consulting services incurred as a result of the newly enacted tax legislation in Massachusetts in 2003 in addition to work performed to settle a related dispute with the Massachusetts Department of Revenue. The increase in 2002 is primarily attributable to an increase in legal fees due to an increased number of loan accounts, increased level of non-performing loans, fees related to the litigation with a borrower, and an increase in third party legal fees in connection with due diligence on loan pools for which Capital Crossing was not the winning bidder.

        Data processing expenses decreased $128,000, or 16.7%, to $639,000 for 2003 from $767,000 for 2002 and decreased $17,000, or 2.2%, in 2002 compared to $784,000 in 2001. The decrease from 2002 to 2003 was primarily due to a decline in servicing expense as a result of a lower number of deposit accounts due to the sale of the retail deposits. The decrease from 2001 to 2002 was primarily due to a decline in servicing expense in retail operations and deposit services due to the lower number of deposit accounts. The decreases in both periods were partially offset by an increase due to an increased number of loan accounts.

        Marketing expenses decreased $19,000, or 4.7%, to $386,000 for 2003 from $405,000 for 2002 and decreased $580,000, or 58.9%, in 2002 compared to $985,000 in 2001. The decline in marketing expenses in 2002 and 2003 as compared to 2001 is primarily due to the marketing of Capital Crossing's business banking products, including marketing agency fees, television advertisements and related production costs incurred in 2001. Similar expenses were not incurred in 2002 and 2003.

        Net other real estate owned (income) expense amounted to income of $2.1 million in 2003, expense of $66,000 in 2002 and expense of $202,000 in 2001. The change from 2002 to 2003 is primarily the result of an increase in net gains on sales from $219,000 to $2.8 million, respectively. Included in net gains on sales for 2003 is a gain of $1.2 million that relates to a property that was sold in 2000 with financing provided by the Bank. No gain was recognized in 2000 due to the inadequate level of the cash invested by the purchaser. During 2003, the loan paid off and the related gain was recognized. The decrease in other real estate owned expense of $136,000 from 2001 to 2002 is primarily attributable to an increase in net gains on sales of other real estate owned of $102,000 and a decrease in the provision for losses of $100,000, offset by an increase in net operating expenses of $66,000 as a result of the increased volume of other real estate held in the 2002 period.

        Goodwill amortization related to the acquisition of Dolphin Capital. Goodwill arising from the transaction totaled $5.4 million, including $525,000 in acquisition costs, and was being amortized using the straight-line method over twenty years. Amortization of goodwill was $268,000 in 2001. On January 1, 2002, Capital Crossing adopted Statement No. 142, "Goodwill and Other Intangible Assets," requiring any goodwill recorded on an entity's balance sheet to no longer be amortized, as discussed in Note 1 to the Consolidated Financial Statements.

        Other general and administrative expenses increased $366,000, or 8.1%, to $4.9 million for 2003 from $4.5 million for 2002 and increased $1.1 million, or 30.8%, in 2002 compared to $3.5 million in 2001. The increase in other general and administrative expenses in 2003 is primarily due to an increase in lease collection expenses and other expenses as a result of the growth in Dolphin Capital's portfolio; an increase in insurance costs; an increase in travel expense; an increase in loan-related expenses; and offset by the elimination of the third party call center, as a result of the sale of the retail deposits in March 2003. The increase in other general and administrative expenses for 2002 is primarily due to the increase in loan acquisition and servicing expenses as a result of the higher loan volume.

        Provision for Income Taxes.    The provision for income taxes was $23.9 million, $9.7 million, and $7.3 million in 2003, 2002 and 2001, respectively. Capital Crossing's effective tax rates were 51.8%, 38.0%, and 36.4% for 2003, 2002 and 2001, respectively. Included in the provision for income taxes for 2003 is a provision of $3.2 million for additional retroactive state taxes and interest (net of any federal tax deductions associated with such taxes and interest) in connection with the amendment to Massachusetts legislation disallowing the deduction for dividends received from a REIT.

        Capital Crossing's tax provision, excluding the provision for additional retroactive state taxes and interest, was $20.7 million resulting in an effective tax rate of 44.9% for 2003 as compared to 38.0% for the 2002. The increase is due to the elimination of the tax benefits associated with the dividends received deduction from a REIT and, to a lesser extent, the effect of non-deductible executive compensation. For additional information relating to income taxes and tax assessments, see Note 9 to the Consolidated Financial Statements.

        Minority Interest, Net of Tax Benefit.    The minority interest net of taxes represents a third party investor's proportionate share of CapCar's net income. The minority interest net of taxes declined by $212,000, or 46.6%, to $243,000 in 2003 from $455,000 in 2002. The decrease is the result of a decline in CapCar's net income in 2003, as a result of a decline in the average balance of loans in addition to a decrease in the amount of interest and fee income recognized on loan payoffs. CapCar commenced operations in February 2002.

        Dividends on REIT Preferred Stock, Net of Tax Benefit.    Dividends on REIT preferred stock consist of dividends on 1,416,130 shares of Capital Crossing Preferred's Series A non-cumulative exchangeable preferred stock with a dividend rate of 9.75% and a liquidation preference of $10 per share and on 1,840,000 shares of Capital Crossing Preferred's Series C non-cumulative exchangeable preferred stock with a dividend rate of 10.25% and a liquidation preference of $10 per share. The Series C preferred stock was issued on May 31, 2001.

        Cumulative Effect of Change in Accounting Principle.    Net income for 2002 includes $306,000 attributable to a change in accounting principle that occurred as a result of Capital Crossing adopting

Statement No. 142, which ends the practice of amortizing goodwill, as discussed in Note 1 to the Consolidated Financial Statements. In part, Statement No. 142 required Capital Crossing to recognize as income $306,000 in unaccreted negative goodwill existing at January 1, 2002 as a result of Capital Crossing's acquisition, in December 1994, of Chestnut Hill Bank & Trust Company.

Changes in Financial Condition

        General.    The following table sets forth certain information relating to the consolidated balance sheet as of the dates indicated:

	December 31,
	2003	2002
	(In Thousands)
Assets:
Short-term investments	$144,160	$151,213
Securities available for sale, at fair value	60,916	6,104
Loans, net of discount and deferred loan fees	708,806	655,788
Direct finance leases	85,797	86,611
Other real estate owned, net	1,747	4,114
Liabilities:
Deposits	745,728	677,993
Borrowed funds	143,513	130,992
Stockholders' equity	88,183	80,040

        Short-Term Investments.    Short-term investments generally consist of federal funds sold, commercial paper and reverse repurchase agreements. Capital Crossing maintains a significant amount of short-term investments primarily to maintain an adequate level of liquid assets in anticipation of future funding requirements. At December 31, 2003, $7.0 million of these short-term investments were pledged to secure FHLBB advances, compared to $12.8 million at December 31, 2002.

        Securities Available for Sale.    The investment portfolio generally includes U.S. Treasury and government agency obligations, mortgage-backed investments, and asset-backed securities. Capital Crossing's investment policy is structured to provide an adequate level of liquidity in order to meet anticipated deposit outflow, normal working capital needs and expansion of the loan and lease portfolio. Management has elected to classify all securities as available for sale. Such securities are reflected at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects. These investment securities may be sold prior to maturity as part of prudent asset/liability management in response to changes in interest rates as well as to meet liquidity needs. The increase in securities available for sale is due to an increase of $32.8 million in government agency bonds and an increase of $21.2 million in mortgage-backed and asset-backed securities. The government agency bonds are utilized as collateral for FHLBB advances. The increase in asset-backed securities is the result of the purchase of a $24.9 million senior tranche in an asset-backed security collateralized by loans to franchisees secured by real estate and other assets. At December 31, 2003, investment securities with a carrying value of $36.1 million were pledged to secure FHLBB advances and customer repurchase agreements, compared to $6.1 million at December 31, 2002.

        Loan Portfolio.    Capital Crossing purchases pools of performing, sub-performing, and non-performing loans. Each loan within a pool is priced individually and may be purchased at a discount, at a premium or at par to the individual contractual balances. Consequently, based upon the interest rate environment and the type of loans available in the future, management may increase the amount of loans purchased at par or a premium in the future. Gross loans purchased during 2003 totaled $422.7 million and were acquired at an aggregate discount of $133.5 million, or 31.6%. These amounts include $16.6 million of discount which was immediately charged-off upon acquisition. The gross and net amount of the loan portfolio as of December 31, 2003, totaled $876.2 million and $708.8 million, respectively. Of the amount of gross loans at December 31, 2003, $507.5 million, or 57.9%, were commercial real estate loans, $192.1 million, or 21.9%, were multi-family real estate loans, and $68.3 million, or 7.8%, were other mortgage loans on real estate, with the remaining $108.4 million, or 12.4%, comprised of secured commercial and other loans. At December 31, 2003, 31.8%, 9.8% and 9.1% of Capital Crossing's total loan portfolio consisted of loans located in California, New England and Florida, respectively. The gross loan portfolio increased by $92.1 million, or 11.7%, to $876.2 million at December 31, 2003 from $784.1 million at December 31, 2002, primarily due to $431.9 million of acquisition and origination of loans partially offset by resolutions, repayments and sales of loans during 2003, of $339.8 million. During 2003, Capital Crossing experienced the highest volume of loan acquisitions, based on gross loan balances, in its history, primarily as a result of establishing strategic relationships, which have afforded the Bank unique loan purchasing opportunities. For additional information relating to the loan portfolio, see Notes 1 and 4 to the Consolidated Financial Statements.

        Direct Finance Leases.    Dolphin Capital's primary business strategy is to originate leases for inclusion in Capital Crossing's loan and lease portfolio. The leased equipment is principally water purification systems and office and technology equipment such as copiers and computers. In 2002, Dolphin Capital also increased its lease purchasing activity. These purchased leases were on various types of equipment including dental equipment, laundry equipment, vehicles, restaurant equipment and other equipment. During the year ended December 31, 2003, Dolphin Capital originated or purchased $43.7 million of leases. Net leases at December 31, 2003, represented 10.8% of the loan and lease portfolio compared to 11.7% at December 31, 2002. From time to time, Dolphin Capital may service leases for third parties. At December 31, 2003, in addition to the $85.8 million of leases held in its portfolio, Dolphin Capital serviced leases with minimum lease payments receivable of $6.3 million for third parties. Dolphin Capital also provides certain collection services for loans in the Bank's portfolio. For additional information relating to the lease portfolio, see Notes 1 and 4 to the Consolidated Financial Statements.

        Non-Performing Loans and Leases.    At December 31, 2003 and 2002, the net balance of non-performing loans and leases was $15.2 million and $7.3 million, respectively. As part of the loan or lease restructuring process, loans or leases may become classified as non-performing for a period of time until the restructure is completed or Capital Crossing forecloses on the underlying collateral. Of Capital Crossing's non-performing loans and leases at December 31, 2003 and 2002, $9.4 million and $2.9 million, respectively, were non-performing when they were acquired. The availability of and the decision to purchase such appropriately priced non-performing loans and leases resulted in the increase of non-performing loans and leases. Capital Crossing anticipates that its non-performing loans and leases may increase periodically in the future as the loan portfolio grows or as additional appropriately priced non-performing loans may be acquired. In general, Capital Crossing begins to accrue interest income on acquired non-performing loans once a satisfactory payment history has been established or the credit is restructured to a level that conforms to appropriate credit standards.

        Other Real Estate Owned.    At December 31, 2003, other real estate owned, net, totaled $1.7 million compared to $4.1 million at December 31, 2002. During 2003, loans of $6.5 million were transferred to other real estate owned and properties with net carrying values of $11.2 million were sold at net gains of $2.8 million. The primary source of Capital Crossing's other real estate owned is purchased loans which are or become non-performing. Management anticipates that other real estate owned may increase periodically in the future. For additional information relating to other real estate owned, see Note 5 to the Consolidated Financial Statements.

        Deposits.    Deposits increased $67.7 million, or 10.0%, to $745.7 million at December 31, 2003 compared to $678.0 million at December 31, 2002. Total certificates of deposit increased $189.9 million, or 35.5%, to $724.1 million at December 31, 2003 compared to $534.2 million at December 31, 2002. On March 21, 2003, Capital Crossing sold substantially all of its retail deposits to Century, as further discussed in Note 2 to the Consolidated Financial Statements. The majority of these deposits were replaced with brokered certificates of deposit. It is anticipated that Capital Crossing will continue to be dependent on brokered certificates of deposit and other wholesale funding sources in the future. As of December 31, 2003, Capital Crossing had $700.1 million of brokered certificates of deposit, compared to $433.5 million at December 31, 2002. For more information on deposits, see Note 7 to the Consolidated Financial Statements.

        Borrowed Funds.    Capital Crossing has an available line of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of Capital Crossing's total assets and are secured by a blanket lien on qualified collateral, as determined by the FHLBB. Capital Crossing may also use certain investment securities, including FHLBB stock, and real estate loans (subject to certain limitations), as collateral for term borrowings from the FHLBB. As of December 31, 2003, Capital Crossing had term borrowing capacity of $139.0 million, of which $129.0 million was outstanding as of December 31, 2003. Future increases to Capital Crossing's term borrowing capacity are subject to approval of the FHLBB. On occasion, Capital Crossing enters into repurchase agreements with customers and other third parties such as investment banking firms utilizing certain investment securities as collateral. In connection with such repurchase agreements, Capital Crossing is generally required to pledge certain investment securities.

        Included in borrowed funds at December 31, 2003, is non-recourse debt that represents a borrowing in connection with loans with a net carrying value of $23.1 million. This financing was provided by a strategic partner in connection with the acquisition of a pool of loans. The debt was structured such that the strategic partner would share in the economic risks and rewards associated with the loan pool. Payments under the note are 65% of the cash collected, net of expenses, from the loans purchased in this transaction, which serve as collateral for the non-recourse debt. Interest expense is recognized on the borrowing based on the yield on the loans purchased in this transaction.

        Stockholders' Equity.    The increase in stockholders' equity for the year ended December 31, 2003 was primarily due to net income of $20.1 million partially offset by the $12.7 million Capital Crossing spent to repurchase shares of its common stock under its common stock repurchase program. On December 12, 2003, the Bank announced a new stock repurchase program providing for the purchase of up to $6.5 million of the Bank's common stock. As of December 31, 2003, the Bank has repurchased a total of 2,668,201 shares under its current and previous repurchase programs. At December 31, 2003, the Bank had $6,362,000 remaining under its repurchase program. Capital Crossing's book value per share at December 31, 2003 increased $5.09, or 23.4%, to $26.81 from $21.72 at December 31, 2002.

Liquidity, Commitments and Contingencies

        Liquidity is a measurement of Capital Crossing's ability to meet potential cash requirements including lending and leasing activities, ongoing commitments to repay borrowings, as well as to fund deposit withdrawals, investment activities, and other general business purposes. The primary sources of funds for liquidity are deposits, borrowings and maturities and principal payments on loans and securities and proceeds from sales thereof.

        Capital Crossing's liquidity is managed and monitored by its Chairman, President and Chief Financial Officer and reviewed periodically with the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet Capital Crossing's needs, including adequate cash flows for liquidity, commitments and contingencies.

        Capital Crossing's liquidity position may fluctuate depending upon the volume and timing of loan acquisitions. In anticipation of large loan pool acquisitions, management often seeks to increase its liquidity position by expanding the certificate of deposit portfolio, generally through the use of brokered certificates of deposit. Funding of loan acquisitions will decrease Capital Crossing's liquidity position.

        At December 31, 2003, scheduled maturities of certificates of deposit during the years ending December 31, 2004 and 2005 and thereafter totaled $511.7 million, $31.6 million and $180.7 million, respectively. Certificates of deposit and money market accounts generally are more responsive to changes in interest rates than NOW and savings accounts and, thus, are more likely to be withdrawn upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. Non-interest bearing checking accounts, NOW accounts, and savings accounts totaled $16.5 million, or 2.2%, of total deposits at December 31, 2003. However, management believes that it can adjust the rates paid on certificates of deposit and money market accounts to retain deposits in changing interest rate environments and that brokered deposits can provide a relatively cost-effective source of funds.

        Capital Crossing has entered into contractual agreements with eleven investment banking firms that provide it with access to brokered certificates of deposit. Such deposits totaled $700.1 million at December 31, 2003. Under current FDIC regulations, banks that are categorized as "well-capitalized" can obtain brokered certificates of deposit, without prior approval of the FDIC. At December 31, 2003, based upon Capital Crossing's most recent consolidated Report of Condition and Income filed with the FDIC, Capital Crossing was categorized as "well-capitalized."

        Capital Crossing also offers traditional deposit products such as savings accounts, demand deposit accounts, money market accounts, NOW accounts, and retail certificates of deposit. Should brokered deposits become less cost-effective, Capital Crossing believes it has maintained its capacity to attract other types of deposits by offering competitively-priced products in the local market.

        Capital Crossing has external sources of liquidity. As a member of the FHLBB, Capital Crossing has overnight and term borrowing capacity, which is secured by qualifying assets as defined by the FHLBB. Assets that qualify as collateral for term borrowings from the FHLBB may include certain short-term investments, securities available for sale, FHLBB stock, one-to-four family owner occupied loans, and, subject to certain limitations, certain multi-family residential and commercial real estate loans. At December 31, 2003, Capital Crossing had term borrowing capacity of $139.0 million, of which $129.0 million was outstanding from the FHLBB. Further increases in borrowings are dependent upon the qualification of additional assets as collateral and other factors as may be determined by the FHLBB.

Contractual Obligations and Commitments

        Capital Crossing has entered into numerous obligations and commitments. The following table sets forth Capital Crossing's contractual cash obligations and other commitments at December 31, 2003:

		Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Contractual Cash Obligations:
Certificates of deposit	$724,051	$511,727	$140,448	$56,481	$15,395
Customer repurchase agreements	117	117	—	—	—
Borrowed funds and non-recourse debt	143,396	—	83,396	—	60,000
Data processing contract	290	290	—	—	—

	$867,854	$512,134	$223,844	$56,481	$75,395

		Amount of Commitment Expiration—Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Other Commitments:
Loan and lease commitments	$5,255	$5,255	$—	$—	$—
Lines-of-credit	1,427	1,311	—	75	41
Standby letters-of-credit	18	—	18	—	—

	$6,700	$6,566	$18	$75	$41

Recent Accounting Pronouncements

        For information relating to recent accounting pronouncements, see Note 1 to the Consolidated Financial Statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk is the risk of loss from adverse changes in market prices and interest rates. It is management's objective to attempt to control risks associated with interest rate movements. Market risk arises primarily from interest rate risk inherent in lending, investing in marketable securities, deposit taking, and borrowing activities. Management actively monitors and manages interest rate risk exposure. Capital Crossing's strategy is formulated and monitored on an ongoing basis by its Chairman, President and Chief Financial Officer, subject to oversight by the Board of Directors. Senior management reviews, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, maturities of investments and anticipated loan pay-offs. Senior management also approves and establishes pricing and funding decisions with respect to the overall asset and liability composition.

        Because the movement of interest rates cannot be known in advance, management uses simulation models to analyze various interest rate scenarios. The Board of Directors has established limits on the potential impact of changes in interest rates on net interest income and the economic value of equity. Capital Crossing was in compliance with these limits at December 31, 2003.

        Certain assumptions that management uses in calculating these estimates relate to the following:

  •
  Approximately one-third of Capital Crossing's adjustable-rate loans are tied to the 11th District Monthly Weighted Average Cost of Funds Index ("COFI") with the remainder tied to various indices established by the originating banks. The COFI index is based upon the actual interest expenses incurred during a given period by all savings institution members of the Federal Home Loan Bank of San Francisco. In general, the COFI index does not move up or down as rapidly as market interest rates because many savings institutions rely on fixed rate deposits of medium- and long-term maturities as a primary source of funds. Because rates on these deposits are not affected by changing market interest rates until the deposits mature, the total interest expense paid by savings institutions in a particular month reflects, to a significant degree, interest rates that were prevalent in previous periods. As a result, based on Capital Crossing's analysis, management applies the assumption that loans tied to the COFI index will adjust at approximately 50% of the rate shock.

  •
  Based on Capital Crossing's experience, management applies the assumption that on average approximately 19% of the outstanding fixed and adjustable rate loans will prepay annually.

  •
  Certain of Capital Crossing's borrowings contain call provisions which could substantially shorten the lives of those instruments. Analysis is performed to determine the likelihood of the borrowing being called in a rising rate environment.

  •
  The exposure to net interest income under the 200 basis point increase scenario shown below includes the assumption that Capital Crossing only realizes 75% of the potential increase in interest income due to the increased likelihood of customer defaults.

        The potential change in net interest income is calculated by determining the change in net interest income for the subsequent twelve months if interest rates were to shift immediately up or down 100 or 200 basis points. The following table reflects the estimated exposure of net interest income over the subsequent twelve months from the dates indicated, assuming an immediate shift in interest rates.

	December 31,
Rate Change (Basis Points)
	2003	2002
+ 200	5%	4%
+ 100	2%	2%
- 100	(4)%	(1)%
- 200	(7)%	(3)%

        The increase in the exposure in the 200 basis point decrease scenario is primarily a result of the shift from higher cost money market accounts to lower cost brokered certificates of deposit with rates less than 2.00% that therefore cannot drop a full 200 basis points. This shift is a result of the sale of retail deposits in March 2003.

        In addition to the estimated changes in interest income resulting from the repricing of contractual loan rates, included in the above simulation models, interest income can change substantially due to fluctuations in the amount of discount income and other interest income recognized as a result of loan pay-offs. The level of loan pay-offs and related interest income is influenced by several factors, including the interest rate environment, the real estate market in particular areas, the timing of transactions, and circumstances related to individual borrowers and loans. Refer to page 42-43 for a further analysis and discussion of the fluctuations in discount income.

        The potential change in the economic value of equity is calculated by determining the change in the estimated net present value of the discounted cash flows of the related assets and liabilities if rates were to shift immediately up or down 100 or 200 basis points. The following table reflects the estimated exposure to economic value assuming an immediate shift in interest rates at the dates indicated.

	December 31,
Rate Change (Basis Points)
	2003	2002
+ 200	(5)%	1%
+ 100	(3)%	0%
- 100	4%	1%
- 200	8%	2%

        The increased exposure in connection with a 100 or 200 basis point upward shift and the reduced exposure in connection with a 100 or 200 basis point downward shift is a result of a shortening of the duration of liabilities more than the duration of the assets. For the most part, this shortening of liabilities is the result of funding loan acquisitions and maturing certificates of deposit with shorter-term brokered certificates of deposit.

        The above results are dependent upon material assumptions relating to the behavior of interest rates and spreads, the behavior of deposit and loan customers, the prepayment of mortgage loans and the withdrawals of deposits.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Capital Crossing Bank:

        We have audited the accompanying consolidated balance sheets of Capital Crossing Bank and subsidiaries ("Capital Crossing") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of Capital Crossing's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Crossing Bank and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the Consolidated Financial Statements, effective January 1, 2002, Capital Crossing adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP

Boston, Massachusetts
February 26, 2004

CAPITAL CROSSING BANK AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
	(In Thousands, Except Share Data)
ASSETS
Cash and due from banks	$2,962	$7,890
Short-term investments	144,160	151,213

Total cash and cash equivalents	147,122	159,103

Interest-bearing deposits in banks	668	3,941
Securities available for sale, at fair value	60,916	6,104
Federal Home Loan Bank of Boston stock, at cost	6,950	6,950
Loans and leases	978,111	888,946
Less discounts and unearned income	(183,508)	(146,547)
Less allowance for loan and lease losses	(19,667)	(24,799)

Loans and leases, net	774,936	717,600

Other real estate owned, net	1,747	4,114
Property in possession	900	—
Premises and equipment, net	15,921	16,957
Goodwill, net of amortization	4,372	4,372
Other assets	14,994	13,986

	$1,028,526	$933,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$745,728	$677,993
Borrowed funds	143,513	130,992
Accrued expenses and other liabilities	20,458	13,240

Total liabilities	909,699	822,225

Commitments and contingencies
Minority interest	1,141	1,359
REIT preferred stock	29,503	29,503
Stockholders' equity:
Preferred stock	—	—
Common stock, $1 par value, 15,000,000 shares authorized; 6,067,203 shares issued	6,067	6,067
Additional paid-in capital	42,574	42,326
Retained earnings	80,375	60,239
Less treasury stock at cost—2,778,075 and 2,381,702 shares, respectively	(40,771)	(28,599)
Shares held in rabbi trust, at cost	(3,538)	(1,467)
Deferred compensation obligation	3,538	1,467
Accumulated other comprehensive (loss) income	(62)	7

Total stockholders' equity	88,183	80,040

	$1,028,526	$933,127

See accompanying notes to the consolidated financial statements.

CAPITAL CROSSING BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(In Thousands, Except Per Share Data)
Interest income:
Interest and fees on loans and leases	$83,438	$78,205	$78,093
Interest and dividend income on investment securities	657	3,131	2,461
Interest on short-term investments and interest-bearing deposits in banks	1,731	1,817	6,660

Total interest income	85,826	83,153	87,214

Interest expense:
Interest expense on deposits	21,592	24,783	33,920
Interest expense on borrowings	7,958	7,376	7,112

Total interest expense	29,550	32,159	41,032

Net interest income	56,276	50,994	46,182
(Credit) provision for loan and lease losses	(2,997)	(402)	1,100

Net interest income, after (credit) provision for loan and lease losses	59,273	51,396	45,082

Other income:
Service fees	632	301	815
Gain on sales of securities, net	—	745	248
Gain on sales of loans and leases	19,259	3,997	2,022
Gain on sales of deposits and branch, net	3,160	—	—
Miscellaneous	1,049	574	1,009

Total other income	24,100	5,617	4,094

Operating expenses:
Compensation and related benefits	27,380	20,368	19,017
Occupancy and equipment	3,848	3,428	2,776
Professional fees	2,138	1,840	1,538
Data processing	639	767	784
Marketing	386	405	985
Other real estate owned (income) expense, net	(2,059)	66	202
Amortization of goodwill	—	—	268
Other general and administrative	4,908	4,542	3,472

Total operating expenses	37,240	31,416	29,042

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	46,133	25,597	20,134
Provision for income taxes	23,876	9,731	7,329
Minority interest, net of tax benefit of $181 and $246	243	455	—
Dividends on REIT preferred stock, net of tax benefit of $1,392, $1,143, and $870, respectively	1,878	2,127	1,619

Net income before cumulative change in accounting principle	20,136	13,284	11,186
Cumulative effect of change in accounting principle	—	306	—

Net income	$20,136	$13,590	$11,186

Earnings per share:
Basic:
Income before cumulative change in accounting principle	$5.89	$3.49	$2.69
Cumulative effect of change in accounting principle	—	0.08	—

Net income	$5.89	$3.57	$2.69

Diluted:
Income before cumulative change in accounting principle	$5.05	$3.09	$2.43
Cumulative effect of change in accounting principle	—	0.07	—

Net income	$5.05	$3.16	$2.43

Weighted average shares outstanding:
Basic	3,419	3,810	4,159
Diluted	3,986	4,304	4,603

See accompanying notes to the consolidated financial statements.

CAPITAL CROSSING BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2003, 2002 and 2001

	Common Stock				Treasury Stock		Accumulated Other Comprehensive (Loss) Income
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Shares	Amount		Total
				(In Thousands)

Balance at December 31, 2000	6,067	$6,067	$42,309	$35,463	1,686	$(15,319)	$(110)	$68,410

Comprehensive income:
Net income	—	—	—	11,186	—	—	—	11,186
Change in unrealized loss on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	—	—	(432)	(432)

Total comprehensive income								10,754

Purchase of treasury stock	—	—	—	—	440	(7,474)	—	(7,474)
Reissuance of treasury stock under stock option plan	—	—	5	—	(3)	38	—	43

Balance at December 31, 2001	6,067	6,067	42,314	46,649	2,123	(22,755)	(542)	71,733

Comprehensive income:
Net income	—	—	—	13,590	—	—	—	13,590
Change in unrealized (loss) gain on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	—	—	549	549

Total comprehensive income								14,139

Purchase of treasury stock	—	—	—	—	266	(5,921)	—	(5,921)
Reissuance of treasury stock under stock option plan	—	—	12	—	(7)	77	—	89

Balance at December 31, 2002	6,067	6,067	42,326	60,239	2,382	(28,599)	7	80,040

Comprehensive income:
Net income	—	—	—	20,136	—	—	—	20,136
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effect	—	—	—	—	—	—	(69)	(69)

Total comprehensive income								20,067

Purchase of treasury stock	—	—	—	—	436	(12,718)	—	(12,718)
Reissuance of treasury stock under stock option plan	—	—	248	—	(40)	546	—	794

Balance at December 31, 2003	6,067	$6,067	$42,574	$80,375	2,778	$(40,771)	$(62)	$88,183

See accompanying notes to the consolidated financial statements.

CAPITAL CROSSING BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(In Thousands)
Cash flows from operating activities:
Net income	$20,136	$13,590	$11,186
Adjustments to reconcile net income to net cash from operating activities:
(Credit) provision for loan and lease losses	(2,997)	(402)	1,100
Gain on sales of portfolio loans and leases	(19,259)	(3,997)	(2,022)
Gain on sale of deposits and branch, net	(3,160)	—	—
Depreciation and amortization of premises and equipment	1,257	1,392	1,418
Impairment write-down of premises and equipment	537	—	—
Other amortization and accretion, net	421	838	684
Gain on sale of other real estate owned, net	(2,791)	(219)	(117)
Provision for other real estate owned losses	433	100	200
Gain on sales of securities, net	—	(745)	(248)
Deferred tax provision (benefit)	2,301	245	(119)
Increase (decrease) in accrued expenses and other liabilities	4,784	(2,961)	2,362
Other, net	(1,457)	(5,241)	2,324

Net cash from operating activities	205	2,600	16,768

Cash flows (used in) from investing activities:
Net decrease (increase) in interest-bearing deposits in banks	3,273	(3,486)	(52)
Cash paid in connection with sale of deposits and branch	(188,396)	—	—
Purchases of securities available for sale	(59,905)	(2,069)	(89,625)
Principal paydowns on mortgage-backed securities	2,898	18,201	1,573
Maturities of securities available for sale	2,000	2,000	9,900
Sales of securities available for sale	—	36,524	75,843
Purchase of Federal Home Loan Bank of Boston stock	—	—	(4,950)
Amortization and pay-offs on loans and leases	253,908	260,239	186,801
Loan and lease originations	(50,662)	(49,053)	(41,272)
Purchases of loans	(289,200)	(219,167)	(312,240)
Purchases of leases	(2,257)	(18,517)	(1,936)
Proceeds from sales of loans and leases	45,236	12,456	18,054
Sales of other real estate owned	11,192	956	769
Additions to premises and equipment, net	(1,306)	(2,953)	(522)

Net cash (used in) from investing activities	(273,219)	35,131	(157,657)

See accompanying notes to the consolidated financial statements.

CAPITAL CROSSING BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(In Thousands)
Cash flows from (used in) financing activities:
Net increase (decrease) in deposits	260,436	(16,396)	20,498
Proceeds from borrowed funds	30,030	50,406	271,722
Repayment of borrowed funds	(17,509)	(162,531)	(31,326)
Proceeds from issuance of REIT preferred stock, net	—	—	16,872
Repurchase of REIT preferred stock, Series B	—	—	(5)
Reissuance of treasury stock under stock option plan	794	89	43
Purchase of treasury stock	(12,718)	(5,921)	(7,474)

Net cash from (used in) financing activities	261,033	(134,353)	270,330

Net change in cash and cash equivalents	(11,981)	(96,622)	129,441
Cash and cash equivalents at beginning of year	159,103	255,725	126,284

Cash and cash equivalents at end of year	$147,122	$159,103	$255,725

Supplemental cash flow information:
Interest paid on deposits	$20,523	$26,540	$33,843
Interest paid on borrowed funds	7,958	7,420	6,457
Income taxes paid, net	20,937	11,262	6,996
Non-cash investing and financing activity:
Transfers from loans to other real estate owned	6,467	4,118	660
Transfers from loans to property in possession	900	—	—
A summary of the components of the sale of deposits and branch follows:
Assets/(liabilities) sold:
Premises and equipment	$548	$—	$—
Loans	182	—	—
Deposits	(189,541)	—	—
Other assets and liabilities, net	415	—	—

See accompanying notes to the consolidated financial statements.

CAPITAL CROSSING BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation and consolidation

        The consolidated financial statements include the accounts of Capital Crossing Bank (the "Bank") and its subsidiaries: Dolphin Capital Corp. ("Dolphin Capital"), a leasing company; Capital Crossing Preferred Corporation ("Capital Crossing Preferred"), a real estate investment trust ("REIT") which acquires and holds real estate assets; CapCar I, LLC ("CapCar"), a limited liability company organized to hold loans jointly with third parties; and certain other wholly-owned subsidiaries with limited operations. All significant intercompany balances and transactions have been eliminated in consolidation. Collectively, Capital Crossing Bank and its subsidiaries are referred to as Capital Crossing.

  Business

        Capital Crossing provides a variety of financial services to individuals and small businesses through its office in Greater Boston, its internet site and its leasing subsidiary located in Moberly, Missouri. Capital Crossing purchases commercial real estate, multi-family and residential real estate, and secured commercial loans and leases from sellers in the financial services industry. Dolphin Capital provides lease financing to individuals and businesses primarily for the acquisition of computers, business equipment and water purification systems. In 2002, Dolphin Capital expanded its lease purchasing activity by acquiring leases on various types of equipment including dental equipment, laundry equipment, vehicles and restaurant equipment. Capital Crossing primarily utilizes a funding strategy of wholesale sources, such as brokered certificates of deposit and borrowed funds.

  Use of estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the allocation of purchase discount between amortizing and non-amortizing portions, the rate at which discount is accreted into income and the valuation of goodwill.

  Cash equivalents

        Cash equivalents include amounts due from banks and short-term investments, with original maturities of ninety days or less.

  Interest-bearing deposits in banks

        Interest-bearing deposits in banks consist primarily of certificates of deposit, which mature within one year.

  Investments

        All investment securities are classified as available for sale and reflected at fair value. Unrealized gains and losses are excluded from earnings and reported in other comprehensive income, net of tax effects.

        Purchase premiums and discounts are amortized to interest income using the interest method over the terms of the investments. Gains and losses on disposition of investments are recognized on the trade date and computed by the specific identification method. If a decline in the fair value below the amortized cost basis of an investment security is judged to be other than temporary, the cost basis of the security is written down to fair value through a charge to earnings.

  Loans and leases

        A substantial portion of the loan portfolio is composed of commercial real estate, multi-family and residential real estate, and secured commercial loans located in California, New England and Florida. The ability of Capital Crossing's debtors to honor their contracts is dependent upon the real estate and general economic sectors in these regions.

        Loans, as reported, have been adjusted for discounts on loans purchased, net deferred loan fees and the allowance for loan losses.

        Direct financing leases are carried at the amount of minimum lease payments receivable plus estimated unguaranteed residual values, initial direct costs and deferred broker fees, less security deposits, unearned income, non-amortizing discount and the allowance for lease losses. Unearned income is amortized to interest income using the interest method over the term of the lease.

        Net deferred loan and lease fees and costs are amortized to interest income using the interest method over the term of the loans and leases. Discount loan income and loan loss provisions are accounted for on an individual loan basis.

        At the time of acquisition of purchased pools of loans and leases, the excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections for each loan or lease is recorded as non-amortizing discount. Depending on the timing of an acquisition, a preliminary allocation may be utilized until a final allocation is established. Generally, the allocation will be finalized no later than ninety days from the date of purchase. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using the interest method over the term of the loans or leases and is not accreted on non-accrual loans or leases. The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the related cash flows are reasonably estimable and collection is probable. If cash flows cannot be reasonably estimated for any loan or lease, and collection is not probable, the cost recovery method of accounting is used. Under the cost recovery method, any amounts received are applied against the recorded amount of the loan or lease. Non-amortizing discount is generally offset against the related principal balance when the amount at which a loan or lease is resolved or restructured is determined.

        Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the cash flows related to the non-amortizing discount are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining life of the loan or lease on the interest method. If cash flow projections deteriorate subsequent to acquisition, the decline is accounted for through the allowance for loan and lease losses.

        When a loan or lease is paid-off, the excess of any cash received over the net investment is recorded as interest income. In addition to the amount of purchase discount that is recognized at that time, income may also include interest owed by the borrower prior to Capital Crossing's acquisition of the loan or lease, interest collected if on non-accrual status, prepayment fees and other loan fees.

        Gains and losses on sales of loans and leases are determined using the specific identification method. The excess (deficiency) of any cash received as compared to the net investment is recorded as gain (loss) on sales of loans and leases. There are no loans or leases held for sale at December 31, 2003.

        Accrual of interest on loans and leases and discount accretion are generally discontinued when payments are ninety days or more past due or the collectibility of principal and interest is not probable or estimable. Interest income previously accrued on such loans or leases is reversed against current period interest income, and the loan or lease is accounted for using either the cash basis or cost recovery method whereby any amounts received are applied against the recorded amount of the loan or lease. A determination as to which method is used is made on a case-by-case basis.

        Loans and leases are returned to accrual status when the loan is brought current in accordance with management's anticipated cash flows at the time of loan acquisition or origination.

        A purchased loan is considered impaired when, based on current information and events, it is determined that estimated cash flows are less than the cash flows estimated at the date of purchase. An originated loan is considered impaired when, based on current information and events, it is probable that Capital Crossing will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loan impairment is measured on a loan-by-loan basis by comparing Capital Crossing's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of Capital Crossing's loans which have been identified as impaired have been measured by the fair value of existing collateral.

  Allowance for loan and lease losses

        Arriving at an appropriate level of allowance for loan and lease losses requires a high degree of judgment. Capital Crossing maintains an allowance for loan and lease losses that are known and inherent in its loan and lease portfolio. The allowance for loan and lease losses may be increased or decreased through a provision or credit for loan and lease losses included in earnings. Additionally, the allowance for loan and lease losses may be increased upon allocation of purchase discount upon acquisition of loans or leases and be decreased upon sales and payoffs of loans or leases. Loan and lease losses are charged against the allowance when management believes the net investment of the loan or lease, or a portion thereof, is uncollectible. Subsequent recoveries, if any, are credited to the allowance when cash payments are received.

        Management makes significant judgments in determining the adequacy of the allowance for loan and lease losses. Management initially considers the loan loss allowances specifically allocated to individual impaired loans. Next, management considers the level of general loan and lease loss allowances deemed appropriate for the balance of the portfolio. Factors considered include known and inherent risks in the nature and volume of the loan and lease portfolios, adverse situations that may affect the borrower's ability to repay, historical loss ranges, the estimated value of any underlying collateral and prevailing economic conditions. An additional allowance for loan and lease losses is maintained based on a judgmental process whereby management considers qualitative and quantitative assessments of other factors including regional credit concentration, industry concentration, results of regulatory examinations, historical loss ranges, portfolio composition, economic conditions such as interest rates and energy costs and other changes in the portfolio. The allowance for loan and lease losses is management's estimate of the probable loan and lease losses incurred as of the balance sheet date. There can be no assurance regarding the future levels of Capital Crossing's actual losses with respect to loans and leases.

  Other real estate owned and property in possession

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically updated by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenues and expenses from operations of other real estate owned and changes in the valuation allowance are included in other real estate owned income, net. Revenues and expenses from operations of property in possession are included in other general and administrative expenses.

  Premises and equipment

        Premises and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter.

  Impairment of long-lived assets other than goodwill

        Long-lived assets including premises and equipment, are reviewed for impairment at least annually or whenever events or changes in business circumstances indicate that the remaining useful life may warrant revision or the carrying amount of the long-lived asset may not be fully recoverable. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment on assets to be disposed of, if any, is based on the estimated proceeds to be received, less costs of disposition.

  Transfers of financial assets

        Transfers of financial assets are accounted for as sales when control over the assets is surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets are isolated from Capital Crossing, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Capital Crossing does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

  Income taxes

        Income taxes are accounted for using the asset and liability method of accounting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The valuation allowance related to deferred tax assets is recognized when, in management's judgment, it is more likely than not, that all, or a portion of, such deferred tax assets will not be realized.

  Stock compensation plans

        Capital Crossing follows the guidance of Statement of Financial Accounting Standards ("SFAS" or "Statement") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This standard defines a fair value-based method of accounting for employee stock options and similar equity instruments, but permits companies to use the intrinsic value-based method. Capital Crossing has elected to account for employee stock options using the intrinsic value-based method. Stock options issued under Capital Crossing's stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them.

        Pro forma net income and earnings per share information has been calculated as if Capital Crossing had accounted for employee stock options under the fair value method. There were no options granted during the year ended December 31, 2003. The fair value of the options granted during the years ended December 31, 2002 and 2001 were determined using the Black Scholes option—pricing model with the following assumptions:

	Years Ended December 31,
	2002	2001
Dividend yield	—%	—%
Expected volatility	55% – 56%	57%
Risk-free interest rate	4.62% – 4.98%	5.17%
Expected life	7 years	7 years
Fair value of options granted	$12.47 – $15.31	$9.86

        For the years ended December 31, 2003, 2002 and 2001 pro forma net income and earnings per share are as follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands, Except Per Share Data)

Net income, as reported	$20,136	$13,590	$11,186
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(444)	(975)	(465)

Pro forma net income	$19,692	$12,615	$10,721

Earnings per share:
Basic—as reported	$5.89	$3.57	$2.69

Basic—pro forma	5.76	3.31	2.58

Diluted—as reported	5.05	3.16	2.43

Diluted—pro forma	4.94	2.93	2.33

  Earnings per share

        Basic earnings per share represents net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by Capital Crossing relate solely to outstanding stock options, and are determined using the treasury stock method.

  Comprehensive income

        Comprehensive income is defined as all changes to equity except investments by and distributions to stockholders. Net income is a component of comprehensive income, with other components referred to in the aggregate as other comprehensive income.

        The components of other comprehensive (loss) income and related tax effects are as follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Unrealized holding (losses) gains on securities available for sale arising during the year	$(120)	$1,590	$(417)
Reclassification adjustment for gains realized in income	—	(745)	(248)

Net unrealized (losses) gains	(120)	845	(665)
Tax effect	51	(296)	233

	$(69)	$549	$(432)

  Cumulative Effect of a Change in Accounting Principle

        On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." On January 1, 2002, Capital Crossing adopted SFAS No. 142 requiring any goodwill recorded on an entity's balance sheet to no longer be amortized. This included existing goodwill (i.e., recorded goodwill at the date the standard is adopted), as well as goodwill arising subsequent to the effective date of this Statement. Goodwill will not be amortized but will be reviewed for impairment periodically or upon the occurrence of certain triggering events. At December 31, 2003, Capital Crossing had $4,372,000 of goodwill, net of amortization, on its balance sheet that, prior to the adoption of SFAS No. 142, that was being amortized at a rate of $268,000 annually. As of January 1, 2002, and most recently in the fourth quarter of 2003, Capital Crossing performed the required impairment tests of goodwill under SFAS No. 142 and determined that no impairment adjustment is required. Goodwill is evaluated for impairment using various fair value techniques including, market capitalization and multiples of revenues/earnings. These valuation techniques are dependent upon assumptions regarding the comparability of data related to selected peers used in the analysis. SFAS No. 142 also required that any unaccreted negative goodwill existing at January 1, 2002 be recorded as income. At January 1, 2002, Capital Crossing had $306,000 of unaccreted negative goodwill on its balance sheet, which has been recorded as income relating to the cumulative effect of a change in accounting principle. The following adjusted financial information reflects the retroactive application of SFAS No. 142 for the years ended December 31, 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands, Except Per Share Data)

Net income before cumulative effect of change in accounting principle	$20,136	$13,284	$11,186
Goodwill amortization and accretion, net of tax	—	—	136

Adjusted net income before cumulative effect of change in accounting principle	$20,136	$13,284	$11,322

Earnings per share:
Basic:
Net income before cumulative effect of change in accounting principle	$5.89	$3.49	$2.69
Goodwill amortization and accretion, net of tax	—	—	0.03

Adjusted net income before cumulative effect of change in accounting principle	$5.89	$3.49	$2.72

Diluted:
Net income before cumulative effect of change in accounting principle	$5.05	$3.09	$2.43
Goodwill amortization and accretion, net of tax	—	—	0.03

Adjusted net income before cumulative effect of change in accounting principle	$5.05	$3.09	$2.46

  Recent Accounting Pronouncements

        In December 2003, the FASB issued Statement of Position ("SOP") No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP No. 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (accretable yield) to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor's initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)

        This SOP prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and impaired loans acquired in a purchase business combination.

        This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The provisions of this SOP, as they apply to decreases in cash flows expected to be collected, should be applied prospectively for fiscal years beginning after December 15, 2004.

        Capital Crossing has not yet determined how the adoption of this SOP will impact its financial reporting.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. FIN 46R will be required to be applied to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE.

        Capital Crossing does not believe the adoption of this statement will have a material impact on its consolidated financial statements.

2. SALE OF DEPOSITS AND BRANCH

        On March 21, 2003, Capital Crossing sold its branch office and deposits maintained at 1220 Boylston Street, Chestnut Hill, Massachusetts, and substantially all of its retail deposits in its main office at 101 Summer Street, Boston, Massachusetts, to Century Bank and Trust Company ("Century"). In connection with the sale, Century assumed $192,701,000 of deposits and acquired $182,000 of related loans, and building, equipment and other assets with a net book value of $778,000. The Bank recorded a gain of $3,160,000 on the sale of its deposits and branch.

        In connection with the sale of its retail deposits, Capital Crossing incurred a fee of $146,000 to terminate its contract with its third party call center. This charge and additional expenses of $346,000, including broker fees, legal expenses and the write-off of certain capitalized costs relating to the implementation of the retail deposit servicing system, were offset against the gain on the sale of the branch and deposit accounts.

3. SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of securities available for sale, with gross unrealized gains and losses follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2003
U.S. Government and federal agency obligations	$36,017	$14	$(122)	$35,909
Mortgage-backed	103	—	(1)	102
Asset-backed	24,905	—	—	24,905

	$61,025	$14	$(123)	$60,916

December 31, 2002
U.S. Government and federal agency obligations	$3,049	$42	$—	$3,091
Mortgage-backed	3,044	—	(31)	3,013

	$6,093	$42	$(31)	$6,104

        Gross unrealized losses on securities available for sale and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

	Less than 12 months		12 months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(In Thousands)
U.S Government and federal agency obligations	$122	$34,878	$—	$—	$122	$34,878
Mortgage-backed securities	—	—	1	102	1	102

	$122	$34,878	$1	$102	$123	$34,980

        U.S. Government and federal agency obligations: The unrealized losses on investments in U.S. Government and federal agency obligations were caused by changes in the interest rate environment. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because Capital Crossing has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

        Mortgage-backed securities: The contractual cash flows of these securities are guaranteed by Fannie Mae. It is expected that the securities would not be settled at a price less than amortized cost of the investment. Because the decline in fair value is not attributable to credit quality, and because Capital Crossing has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

3. SECURITIES AVAILABLE FOR SALE (Concluded)

        The amortized cost and estimated fair value of debt securities by contractual maturity follows:

	December 31,
	2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)

Within 1 year	$1,017	$1,031	$2,007	$2,021
Over 1 year to 5 years	—	—	1,042	1,070
Over 5 year to 10 years	35,000	34,878	—	—

	36,017	35.909	3,049	3,091
Mortgage and asset-backed securities	25,008	25,007	3,044	3,013

	$61,025	$60,916	$6,093	$6,104

        Proceeds from the sale of securities available for sale for the years ended December 31, 2002 and 2001 were $36,524,000, and $75,843,000, respectively. No securities available for sale were sold in 2003. Gross gains of $745,000, and $1,068,000 were realized in 2002 and 2001, respectively. There were no gross losses for the year ended December 31, 2002. Gross losses of $820,000 were realized in the year ended December 31, 2001.

        At December 31, 2003, securities available for sale with a fair value of $36,011,000 were pledged to secure customer repurchase agreements and FHLBB borrowings.

4. LOANS AND LEASES

        A summary of the balances of loans and leases follows:

	December 31,
	2003	2002
	(In Thousands)
Loan portfolio:
Mortgage loans on real estate:
Commercial real estate	$507,462	$442,335
Land	19,809	19,371
One-to-four family residential	48,469	41,028
Multi-family residential	192,056	214,328

Total	767,796	717,062
Secured commercial	102,809	59,783
Other	5,554	7,210

Total loans, gross	876,159	784,055
Less:
Non-amortizing discount	(77,120)	(56,126)
Amortizing discount	(90,043)	(71,935)
Net deferred loan fees	(190)	(206)

Total loans, net of discounts and deferred loan fees	708,806	655,788

Direct finance leases:
Minimum lease payments receivable	97,952	98,340
Estimated unguaranteed residual values	4,396	4,529
Initial direct costs and deferred broker fees	1,047	972
Unearned lease income	(15,215)	(16,311)
Security deposits	(396)	(670)
Non-amortizing discount	(1,987)	(249)

Total direct finance leases	85,797	86,611

Allowance for loan and lease losses	(19,667)	(24,799)

Total loans and leases, net	$774,936	$717,600

        Included in total loans and leases, net, at December 31, 2003 and 2002, are loans and leases with net investment balances of approximately $124,136,000 and $104,985,000 (of which $10,122,000 and $4,253,000 are non-performing), respectively, for which the net recorded investment represents the amortized cost of these loans and leases, where at acquisition, the amounts of reasonably estimable and probable discounted future cash collections were less than the contractual balances owed. These loans and leases were purchased at a price to yield a market rate of interest after considering the credit quality of the loans and leases at acquisition and the aforementioned expected future cash collections. The excess of the contractual balances over the amount of reasonably estimable and probable discounted future cash collections represents the predominant portion of the $79,107,000 and $56,375,000 of non-amortizing discount at December 31, 2003 and 2002, respectively.

        The future annual minimum lease payments to be received by Capital Crossing on direct financing leases at December 31, 2003 follows:

Year	Amount
(In Thousands)

2004	$39,333
2005	28,739
2006	17,783
2007	9,171
2008	2,912
2009	14

$97,952

        An analysis of the allowance for loan and lease losses follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Balance at beginning of year	$24,799	$23,285	$12,818
(Credit) provision for loan and lease losses	(2,997)	(402)	1,100
Transfer from recourse obligation in connection with leases repurchased	—	98	64
Transfer to non-amortizing discount upon initial allocation adjustment	(513)	—	—
Additions in connection with loan and lease purchases	3,785	3,108	10,686
Recoveries	555	629	211
Allowance related to loans sold	(1,547)	—	—
Loans and leases charged-off	(4,415)	(1,919)	(1,594)

Balance at end of year	$19,667	$24,799	$23,285

        Certain information relating to the activity of the non-amortizing discount for the years indicated follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Balance at beginning of year	$56,375	$53,086	$23,985
Acquisitions (1)	103,162	70,233	41,360
Accretion	(8,610)	(9,138)	(7,906)
Transfers to amortizing portion upon improvements in cash flows	(13,597)	(329)	(212)
Transfers to amortizing portion upon initial allocation adjustments	(1,358)	(10,575)	105
Net reductions related to resolutions, restructures and sales (1)	(56,865)	(46,902)	(4,246)

Balance at end of year	$79,107	$56,375	$53,086

(1)
For the year ended December 31, 2003 and 2002, loans acquired include loans for which $16,612,000 and $27,387,000, respectively was immediately charged-off against the discount.

        A summary of information pertaining to the net investment in impaired and non-accrual loans and leases follows:

	December 31,
	2003	2002
	(In Thousands)
Impaired loans:
Without a valuation allowance	$15,463	$6,355
With a valuation allowance	4,931	4,160

Total impaired loans	$20,394	$10,515

Valuation allowance related to impaired loans	$1,114	$1,164

Non-accrual loans and leases	$15,184	$7,317

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Average impaired loans	$15,883	$9,864	$9,961

Interest income recognized on impaired loans	$2,783	$3,291	$2,583

Interest income recognized on a cash basis on impaired loans	$2,300	$2,937	$1,792

        No additional funds are committed to be advanced in connection with impaired loans.

        Included in impaired loans at December 31, 2001 is $484,000, respectively, of accruing restructured loans. There were no accruing restructured loans at December 31, 2003 and 2002.

4. LOANS AND LEASES (Concluded)

        Loans serviced for others amounted to $136,010,000 and $45,848,000 at December 31, 2003 and 2002, respectively. The minimum lease payments receivable of leases serviced for others amounted to $6,289,000 and $9,564,000 at December 31, 2003 and 2002, respectively. During 2002, the remaining balances of leases sold with recourse were repurchased. A liability of $101,000 had been established as of December 31, 2001 in connection with the recourse obligation and was included in accrued expenses and other liabilities. An analysis of the recourse obligation follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Balance at beginning of year	$—	$101	$232
Provision for losses	—	—	—
Transfer to allowance for loan and lease losses in connection with leases repurchased	—	(98)	(64)
Recoveries	—	—	65
Charge-offs	—	(3)	(132)

Balance at end of year	$—	$—	$101

5. OTHER REAL ESTATE OWNED

        Other real estate owned at December 31, 2003, 2002 and 2001 consists of real estate acquired in settlement of loans less an allowance for losses. An analysis of the allowance for losses on other real estate owned follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Balance at beginning of year	$198	$98	$112
Provision for losses	433	100	200
Charge-offs	(613)	—	(214)

Balance at end of year	$18	$198	$98

5. OTHER REAL ESTATE OWNED (Concluded)

        A summary of other real estate owned income (expense), net, follows:

	Years Ended December 31,
	2003	2002	2001
	(In Thousands)

Net gain on sale and disposition of properties	$2,791	$219	$117
Provision for losses	(433)	(100)	(200)
Net operating expense	(299)	(185)	(119)

Other real estate owned income (expense), net	$2,059	$(66)	$(202)

6. PREMISES AND EQUIPMENT

        A summary of the cost and accumulated depreciation and amortization of premises and equipment and their estimated useful lives follows:

	December 31,
			Estimated Useful Lives
	2003	2002
	(In Thousands)

Land	$1,548	$1,509
Corporate airplane	1,860	2,275	15 years
Buildings	12,470	13,126	20-40 years
Leasehold improvements	54	54	3-10 years
Furniture, equipment and software	5,952	6,745	3-7 years
Construction in progress	615	—

	22,499	23,709
Less accumulated depreciation and amortization	(6,578)	(6,752)

	$15,921	$16,957

        Included in construction in progress at December 31, 2003 is a building with a net book value of $580,000 located in Moberly, Missouri that Capital Crossing's leasing subsidiary, Dolphin Capital, purchased for use as its future headquarters. At December 31, 2003 this building was being renovated. It is anticipated that the remaining cost of these renovations will approximate $1,146,000. Dolphin Capital expects to relocate its headquarters in April of 2004.

        In 2003, Capital Crossing determined that its corporate airplane and land held for sale by Dolphin Capital were impaired based on appraised values. The impairment write-down for the corporate airplane and land totaled $476,000 and $61,000, respectively, and is included in occupancy and equipment expense. The land held for sale by Dolphin Capital has a net book value of $360,000 at December 31, 2003.

6. PREMISES AND EQUIPMENT (Concluded)

        Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 amounted to $1,257,000, $1,392,000, and $1,418,000, respectively.

7. DEPOSITS

        A summary of deposit balances, by type, follows:

	December 31,
	2003	2002
	(In Thousands)

Non-interest bearing demand	$6,755	$19,546

NOW	358	7,200
Savings	9,337	1,310
Money market	5,227	115,773
Certificates of deposit	724,051	534,164

Total interest bearing	738,973	658,447

	$745,728	$677,993

        A summary of certificates of deposit by maturity follows:

	December 31, 2003		December 31, 2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)

Within 1 year	$511,727	1.89%	$300,061	3.10%
Over 1 year to 3 years	140,448	4.65	88,810	4.30
Over 3 years	71,876	4.83	145,293	5.38

	$724,051	2.72%	$534,164	3.92%

        Included in certificates of deposit are certificates of deposits with minimum denominations of $100,000, which amounted to $717,499,000, and $475,924,000 at December 31, 2003 and 2002, respectively. Capital Crossing accepts deposits made by brokers who place funds for their customers on deposit with Capital Crossing. At December 31, 2003 and 2002, brokered deposits amounted to $700,121,000 and $433,470,000, respectively.

8. BORROWED FUNDS

        A summary of borrowed funds follows:

	December 31,
	2003	2002
	(In Thousands)
Short-term:
Customer repurchase agreements	$117	$1,992

Long-term:
Federal Home Loan Bank of Boston advances	129,000	129,000
Non-recourse debt	14,396	—

	$143,513	$130,992

        Capital Crossing periodically enters into repurchase agreements which generally mature within thirty days. In connection with such repurchase agreements, Capital Crossing is required to pledge certain assets. At December 31, 2003, short-term borrowings are secured by investment securities with a fair value of $1,030,781. Certain information regarding short-term borrowings follows:

	December 31,
	2003	2002	2001
	(In Thousands)

Balance at year end	$117	$1,992	$104,117
Highest balance at any month end	2,121	14,542	104,117
Average balance for the year	580	6,246	4,766
Weighted average interest rate paid as of December 31	0.00%	1.09%	1.87%
Weighted average interest rate paid for the year	1.10	1.70	2.56

        At December 31, 2003, advances from the FHLBB totaled $129,000,000. These advances are secured by a lien on qualified collateral, which principally includes short-term investments of $7,000,000, securities available for sale with a carrying value of $34,878,000, FHLBB stock with a carrying value of $6,950,000, and real estate loans (subject to certain limitations). The terms of the borrowings follows:

Amount	Rate	Maturity	Earliest Call
(In Thousands)
$29,000	5.88%	January 17, 2006	—
40,000	5.69	February 15, 2006	—
10,000	5.83	January 19, 2011	January 19, 2006
20,000	4.50	January 24, 2011	January 22, 2004
30,000	5.45	February 28, 2011	February 27, 2006

$129,000	5.50%

8. BORROWED FUNDS (Concluded)

        Capital Crossing has an available line of credit of $500,000 at December 31, 2003, with the FHLBB at an interest rate that adjusts daily. In addition, Capital Crossing may borrow additional amounts which would be secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and up to 95% of the market value of U.S. Government and federal agency securities. Capital Crossing may also use certain investment securities, including FHLBB stock, and real estate loans (subject to certain limitations), as collateral for term borrowings from the FHLBB.

        Non-recourse debt represents a borrowing in connection with loans with a carrying value of $23,060,000 at December 31, 2003. This financing was provided by a strategic partner in connection with the acquisition of a pool of loans. The debt was structured such that the strategic partner would share in the economic risks and rewards associated with the loan pool. Payments under the note are 65% of the cash collected, net of expenses, from the loans purchased in this transaction, which serve as collateral for the non-recourse debt. Interest expense is recognized on the borrowing based on the yield on the loans purchased in this transaction. Interest expense for the year ended December 31, 2003, totaled $753,000, which is an effective rate of 26.1%.

9. INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions follows:

	December 31,
	2003	2002	2001
	(In Thousands)
Current tax provision:
Federal	$12,066	$9,177	$7,427
State	9,509	309	21

	21,575	9,486	7,448
Deferred tax provision (benefit):
Federal	2,180	221	(84)
State	219	533	(114)
Change in valuation allowance	(98)	(509)	79

	2,301	245	(119)

Total provision	$23,876	$9,731	$7,329

        The reasons for the differences between the statutory federal income tax rate and the effective tax rates follow:

	Year Ended December 31,
	2003	2002	2001
Statutory federal tax rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State tax	6.8	2.1	(0.3)
Retroactive state tax assessment	6.9	—	—
Officers' compensation	2.9	1.0	1.0
Change in valuation allowance	(0.2)	(2.0)	0.4
Other, net	0.4	1.9	0.3

Effective tax rates	51.8%	38.0%	36.4%

        On March 5, 2003, the Governor of Massachusetts signed a bill that amended Massachusetts law to expressly disallow the deduction of dividends from a REIT. This amendment applied retroactively to tax years ending on or after December 31, 1999. Capital Crossing entered into a settlement to pay $4,866,000 to the DOR, representing approximately 50% of the disputed tax liability for the years 1998 through 2002. As a result of the settlement, Capital Crossing recognized additional state taxes and interest, net of applicable federal benefits, of $3,163,000.

9. INCOME TAXES (Concluded)

        The components of the net deferred tax asset (liability), included in other assets and other liabilities, respectively, are as follows:

	December 31,
	2003	2002
	(In Thousands)
Deferred tax asset:
Allowance for loan losses	$—	$1,711
Deferred compensation	2,109	614
State net operating loss carryovers	107	187
Investments	125	125
Net unrealized loss on securities available for sale	38	—
Other	—	31

Gross deferred tax asset	2,379	2,668
Less valuation allowance	(125)	(223)

Net deferred tax asset	2,254	2,445

Deferred tax liability:
Equipment leasing	3,281	1,402
Loan discount	681	898
Depreciation and amortization	1,177	920
Loan origination costs	327	174
Net unrealized gain on securities available for sale	—	4

Gross deferred tax liability	5,466	3,398

	$(3,212)	$(953)

        The valuation allowance relates to an unrealized capital loss on an investment whose realization would require the generation of income taxable as a capital gain. Capital Crossing does not anticipate generating such capital gains. The existing net deductible temporary differences that give rise to the net deferred income tax are expected to reverse in periods in which Capital Crossing will generate net taxable income. At December 31, 2003, the net deferred tax asset is supported by recoverable income taxes of approximately $17,700,000. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

10. COMMITMENTS AND CONTINGENCIES

  Loan commitments

        Capital Crossing is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Capital Crossing's exposure to credit loss is represented by the contractual amount of these commitments. Capital Crossing uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2003	2002
	(In Thousands)

Lease commitments	$5,255	$5,266
Unadvanced funds on commercial and other lines-of-credit	1,427	6,162
Standby letters-of-credit	18	4,062

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lease commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines-of-credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Capital Crossing evaluates each customer's credit worthiness on a case-by-case basis. Collateral held for commercial lines-of-credit may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

        Standby letters-of-credit are conditional commitments issued by Capital Crossing to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support private borrowing arrangements and they expire within two years. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. Capital Crossing generally holds deposit accounts as collateral supporting those commitments if deemed necessary.

  Reserve requirements

        As of December 31, 2003, Capital Crossing has reserve requirements of $300,000 with the Federal Reserve Bank.

  Related party transactions

        Capital Crossing leases Dolphin Capital's Moberly office from an officer of Dolphin Capital. The lease is on a month-to-month basis. Rental expense under this lease for the years ended December 31, 2003, 2002 and 2001 amounted to $86,000, $87,000, and $87,000 respectively.

10. COMMITMENTS AND CONTINGENCIES (Concluded)

        Capital Crossing has a lease agreement with Watermark Donut Company ("Watermark"), a Dunkin Donuts franchisee. Two directors and officers of Capital Crossing are each directors and holders of approximately 20% interest in Watermark. The term of the lease is for five years with two five-year renewal periods. Pursuant to the lease agreement, Watermark pays Capital Crossing $44,000 per year, plus a percentage of gross sales of Watermark at the premises in excess of certain specified levels. Rental income under this lease for the years ended December 31, 2003, 2002 and 2001 amounted to $64,000, $74,000, and $71,000 respectively.

  Employment agreements

        Capital Crossing has entered into employment agreements with two officers for an initial term of three years. On each January 1, each employment agreement then in effect is extended automatically for an additional one-year period unless, within a specified time, either party to such employment agreement gives written notice to the other of such party's election not to so extend the term of such employment agreement. Each effective employment agreement provides, among other things, for (i) an annual base salary (ii) bonus payments determined in accordance with the bonus plan (the "Bonus Plan") adopted by the Board of Directors, and (iii) insurance and other benefits. The Bonus Plan provides for the quarterly payment of cash bonuses to the officers based on Capital Crossing's projected attainment of specified annual return on equity goals. The compensation committee of the Board of Directors may also award additional discretionary cash bonuses to these officers based on qualitative factors. In the event of (a) termination by the officer upon certain defaults by Capital Crossing under his employment agreement or (b) termination of the officer by Capital Crossing without cause, aggregate payments to the officer will be made (in monthly installments) equal to the officer's annual salary then in effect and amounts payable under the Bonus Plan through the term of the agreement.

        In the event the officers become disabled (as defined by the employment agreement) while employed by Capital Crossing, the employment agreement provides for continued bonus payments for ten years following such disability, the amount and payment of which will be determined based upon the Bonus Plan provisions of the employment agreement. Each employment agreement and the Bonus Plan include provisions for termination of the officers for cause, whereupon payments and benefits cease. Each employment agreement also includes certain confidentiality and non-competition provisions. Expense under the Bonus Plan amounted to $4,986,000, $2,400,000, and $2,100,000, respectively, for the years ended December 31, 2003, 2002 and 2001.

11. MINORITY INTEREST

        CapCar is a limited liability company that was formed by Capital Crossing and a third party for the purpose of acquiring and holding loans. The minority interest of $1,141,000 recorded on the consolidated balance sheet represents the third party's proportionate share of CapCar's net assets as of December 31, 2003.

12. REIT PREFERRED STOCK

        On February 12, 1999, Capital Crossing Preferred completed the sale of 1,416,130 shares of its Series A non-cumulative exchangeable preferred stock with a dividend rate of 9.75% and a liquidation preference of $10 per share, which raised net proceeds of $12,590,000.

        On May 31, 2001, Capital Crossing Preferred completed the sale of 1,840,000 shares (including 240,000 shares issued upon the exercise of the underwriter's overallotment option) of its non-cumulative exchangeable preferred stock, Series C, with a dividend rate of 10.25% and a liquidation preference of $10 per share, which raised net proceeds of $16,872,000.

        The REIT Series A and Series C preferred stock is exchangeable for Series C and D Non-cumulative preferred shares of Capital Crossing, respectively, if the Federal Deposit Insurance Corporation ("FDIC") so directs, when or if Capital Crossing becomes, or may in the near term, become undercapitalized, or Capital Crossing is placed into conservatorship or receivership. The REIT Series A and C preferred stock is redeemable at the option of Capital Crossing Preferred on or after February 1, 2004 and May 31, 2006, respectively, with the prior consent of the FDIC.

        Capital Crossing has received confirmation from the FDIC that it is able to include a portion of the preferred stock proceeds as Tier 1 capital under relevant regulatory capital guidelines, subject to continuing review by the FDIC.

13. STOCKHOLDERS' EQUITY

  Preferred stock

        Undesignated Preferred Stock has a $1 par value. At December 31, 2003 and 2002, 851,121 shares are authorized and unissued.

        Series A Junior Participating Cumulative Preferred Stock is described in Note 15, under Shareholder Rights Agreement. At December 31, 2003 and 2002, 150,000 shares are authorized and unissued.

        Series B Convertible Preferred Stock, no par value, was issued in conjunction with the acquisition of Dolphin Capital and had a liquidation value of $538,000 plus accrued and unpaid dividends. On April 12, 1999, all outstanding shares were converted into 37,860 shares of common stock.

        Series C 9.75% Non-cumulative Preferred Stock, $1 par value, was authorized in conjunction with Capital Crossing Preferred's preferred stock offering (see Note 12). At December 31, 2003 and 2002, 144,900 shares are authorized and unissued.

        Series D 10.25% Non-cumulative Preferred Stock, $1 par value, was authorized in conjunction with Capital Crossing Preferred's preferred stock offering. (See Note 12.) At December 31, 2003 and 2002, 18,400 shares are authorized and unissued.

  Common stock repurchase program

        On December 31, 2003, the Bank commenced an additional stock repurchase program providing for the purchase of up to $6,500,000 of its common stock. This authority may be exercised through December 10, 2004 in such amounts as market conditions warrant, and subject to regulatory considerations. This new repurchase program replaced a previous stock repurchase program. As of

December 31, 2003, 2,668,201 shares of common stock had been repurchased under the current program and previous programs. As of December 31, 2003, the Bank had $6,362,000 remaining under its repurchase program.

  Deferred compensation plan

        Capital Crossing has deferred compensation arrangements with certain senior executives, whereby compensation is paid to a "rabbi trust" and used to purchase shares of Capital Crossing's common stock in the open market. The plan does not permit diversification of assets held, and the plan's obligation to each senior executive must be settled by the delivery of the fixed number of shares of Capital Crossing's common stock purchased on the executive's behalf. The cost of Capital Crossing's common stock held by the rabbi trust and the related deferred compensation obligation offset, and are reflected in stockholders' equity.

  Minimum regulatory capital requirements

        Capital Crossing is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Capital Crossing's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Capital Crossing must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require Capital Crossing to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that Capital Crossing met all capital adequacy requirements to which it is subject.

13. STOCKHOLDERS' EQUITY (Concluded)

        As of December 31, 2003, Capital Crossing is categorized as well capitalized under the regulatory framework for prompt corrective action, based on the most recent consolidated Report of Condition and Income filed with the FDIC. To be categorized as well capitalized, it must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. Capital Crossing's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the following tables. There are no conditions or events since that notification that management believes would cause a change in Capital Crossing's categorization.

	December 31, 2003
	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total capital (to risk weighted assets)	$122,944	13.96%	$70,442	8.00%	$88,052	10.00%
Tier 1 capital (to risk weighted assets)	111,831	12.70	35,221	4.00	52,831	6.00
Tier 1 capital (to average assets)	111,831	12.19	36,699	4.00	45,874	5.00

        In connection with, and during the period of, the stock repurchase program Capital Crossing has committed to the FDIC to maintain Tier 1 leverage ratio of at least 8.00%, as well as remaining well capitalized, until the completion or termination of the program.

	December 31, 2002
	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total capital (to risk weighted assets)	$111,133	13.80%	$64,447	8.00%	$80,559	10.00%
Tier 1 capital (to risk weighted assets)	100,881	12.52	32,224	4.00	48,335	6.00
Tier 1 capital (to average assets)	100,881	11.22	35,964	4.00	44,954	5.00

14. EMPLOYEE BENEFIT PLANS

  401(k) plan

        Capital Crossing maintains a savings plan which is intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to be a participant in the plan. The plan provides for voluntary contributions by participating employees in amounts up to twenty percent of their annual compensation, subject to certain limitations. Capital Crossing matches the employee's voluntary contribution up to three percent of their compensation for employees. Capital Crossing's contributions vest at a rate of 20% for each year of the employee's service and fully vest after five years. Total 401(k) expense for the years ended December 31, 2003, 2002 and 2001 amounted to $303,000, $303,000, and $292,000, respectively, under this savings plan.

  Split-dollar Life Insurance

        Prior to December 31, 2003, split-dollar life insurance policies were maintained for certain executive officers. The officers owned the policies while Capital Crossing maintained a collateral assignment against the cash surrender value of the policy, to the extent of premiums paid by Capital Crossing. Since the first quarter of 2002, Capital Crossing has not funded the premiums payable under the policies. As of December 30, 2003, Capital Crossing relinquished its rights to repayment of the premiums receivable under the policies. The premiums receivable at December 31, 2002 amounted to $391,000. Total expense, inclusive of the elimination of premiums receivable, associated with split-dollar life insurance policies for the years ended December 31, 2003, 2002 and 2001 amounted to $421,000, $217,000, and $272,000, respectively.

15. STOCK OPTIONS AND SHAREHOLDER RIGHTS AGREEMENTS

  Stock Option Agreements

        On January 13, 1988, in conjunction with the issuance of shares to the Bank's original founders, the Bank entered into stock option agreements (the "Stock Option Agreements") with certain individuals (the "Optionees"). Exercise prices were established at the market value of the Bank's stock on the date of grant. These options expire in December 2087 and all are vested. In addition, options to purchase up to twenty percent of any shares issued in connection with future offerings were granted to the Optionees (the founders) pursuant to the Stock Option Agreements.

        During 1996, the Optionees and the Bank entered into agreements pursuant to which the Stock Option Agreements were amended to cancel the founders' rights to receive additional options upon issuances of stock subsequent to the Bank's initial public offering of common stock in 1996. In connection with the 1996 offering, the Optionees were granted 345,000 stock options pursuant to the Stock Option Agreements and exercise prices were established at the market value of the Bank's stock on the date of grant.

  Stock Option Plan

        Under the 1998 Stock Option and Incentive Plan, Capital Crossing may grant options to its officers, employees and directors for up to 200,000 shares of common stock. During 2000, an additional 290,000 shares were authorized to be issued under this plan. Both incentive and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of Capital Crossing's stock on the grant date and an option's maximum term is ten years. Options granted vest ratably over the third through fifth years, except 30,000 options granted in 2002, respectively, which vest ratably over the first through third years. At December 31, 2003, 8,867 shares were available under this plan.

        Stock option activity is as follows:

	Years Ended December 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,326,646	$8.25	1,272,011	$7.26	1,314,512	$7.01
Granted	—	—	88,800	22.94	61,000	15.72
Exercised	(40,277)	9.08	(6,832)	7.25	(3,501)	7.25
Cancelled	(1,334)	9.88	(27,333)	10.11	(100,000)	9.12

Outstanding at end of year	1,285,035	8.23	1,326,646	8.25	1,272,011	7.26

Exercisable at end of year	1,106,355	7.67	1,000,465	7.21	891,501	6.01

        Options outstanding at December 31, 2003 consist of the following:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$4.80 – $5.00	475,312	84 years	475,312
6.750	356,200	78 years	356,200
7.250	72,585	5 years	72,585
8.125	1,667	7 years	—
9.125	1,667	7 years	—
9.875	224,337	6 years	70,660
12.500	2,800	5 years	2,800
15.750	60,000	7 years	60,000
20.430	40,000	8 years	40,000
21.000	1,667	5 years	—
24.998	48,800	8 years	28,798

	1,285,035	55 years	1,106,355

        In addition, pursuant to this Plan in 2000, each independent director of the Bank was granted shares of common stock in lieu of the annual retainer due to such independent director. The value of such shares was charged to expense as incurred.

Shareholder Rights Agreement

        Effective March 5, 1996, the Board of Directors adopted a Shareholder Rights Agreement (the "Rights Agreement"). The purpose of the Rights Agreement is, among other things, to ensure that stockholders of the Bank receive fair and equal treatment in the event of any proposed acquisition of the Bank. The adoption of the Rights Agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Bank or a large block of the Bank's common stock.

        Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of common stock of the Bank to stockholders of record as of the close of the 1996 stock offering (the "Record Date"). Each Right entitles the registered holder to purchase from Capital Crossing a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a cash exercise price of $60.00 per Unit (the "Exercise Price"), subject to adjustment.

        Initially, the Rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The Rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth calendar day (or such other calendar day as the Board of Directors may determine) following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% of more of the outstanding shares of common stock (an "Acquiring Person") (the date of said announcement being referred to as the "Stock Acquisition Date"), (ii) the close of business on the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of common stock or (iii) the determination by the Board of Directors (with the concurrence of a majority of the "Independent Directors" (as such term is defined in the Rights Agreement)) that any person is an "Adverse Person" (the earliest of such dates being herein referred to as the "Distribution Date").

        Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the Record Date will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

        The Rights are not exercisable until the Distribution Date and will expire in the year 2006, unless previously redeemed or exchanged by the Bank as described below.

15. STOCK OPTIONS AND SHAREHOLDER RIGHTS AGREEMENTS (Concluded)

        The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earliest of (i) the date on which a person is declared to be an Adverse person, (ii) the close of business on the tenth calendar day after the Stock Acquisition Date, or (iii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Capital Crossing.

        The following methods and assumptions were used by Capital Crossing in estimating fair value disclosures for financial instruments:

   Cash and cash equivalents:    The carrying amounts of cash and short-term investments approximate fair values, because of the short-term maturity of these instruments.

   Interest-bearing deposits in banks:    The carrying amounts of interest-bearing deposits approximate their fair market values, because of the short-term maturity of these instruments.

   Securities available for sale:    Fair values of investment securities are based on quoted market prices.

   Federal Home Loan Bank of Boston stock:    The carrying value of this stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Boston.

   Loans and leases:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of other loans and leases are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for non-performing loans has been considered in the determination of the fair value of loans.

   Deposits:    The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits. At December 31, 2002, Capital Crossing was under agreement to sell most of its retail deposits to Century, as described in Note 2 to the Consolidated Financial Statements. The fair value of Capital Crossing's deposits at December 31, 2002 was adjusted to reflect the gain on this sale.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS (Concluded)

   Accrued interest:    The carrying amounts of accrued interest approximate fair value.

   Repurchase agreements:    The carrying amounts of repurchase agreements approximate fair values, because of the short-term maturity of these instruments.

   FHLBB advances and non-recourse debt:    The fair values of FHLBB advances and non-recourse debt are based on the discounted value of the contractual cash flows that applies interest rates currently offered on similar borrowings with remaining maturities.

   Off-balance-sheet instruments:    Fair values of off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing, and because they are not material, are not shown below.

        The estimated fair values, and related carrying amounts, of Capital Crossing's financial instruments are as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$147,122	$147,122	$159,103	$159,103
Interest-bearing deposits in banks	668	668	3,941	3,941
Securities available for sale	60,916	60,916	6,104	6,104
Federal Home Loan Bank of Boston stock	6,950	6,950	6,950	6,950
Loans and leases, net	774,936	820,431	717,600	742,020
Accrued interest receivable	3,288	3,288	3,008	3,008
Financial liabilities:
Deposits	745,728	757,356	677,993	686,526
Accrued interest payable	5,769	5,769	4,700	4,700
Borrowed funds	143,513	155,393	130,992	149,434

17. SEGMENT REPORTING

        Capital Crossing has two reportable segments related to commercial banking operations and leasing operations.

        Capital Crossing's leasing segment is operated through its leasing subsidiary, Dolphin Capital, which provides lease financing to individuals and businesses primarily for the acquisition of computers, business equipment and water purification systems. In 2002, Dolphin Capital expanded its lease purchasing activity by acquiring leases on various types of equipment including dental equipment, laundry equipment, vehicles and restaurant equipment. Dolphin Capital is a business line that deals with different products and markets than the commercial banking operation. It is managed separately and requires different technology and marketing strategies. Dolphin Capital commenced operations on May 1, 1998.

        The remainder of Capital Crossing's operations is represented by its commercial bank which is primarily focused on purchasing commercial real estate, multifamily and residential real estate, and secured commercial loans. Capital Crossing funds its lending activities using a wholesale funding strategy, such as brokered certificates of deposit and borrowed funds.

        During 2003, 2002 and 2001, Capital Crossing did not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of Capital Crossing's total revenues.

        The accounting policies followed by the foregoing segments are the same as those described in the Summary of Significant Accounting Policies. Capital Crossing evaluates performance based on pre-tax profit or loss from operations. Segment information at and for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003
	Commercial Banking	Leasing	Intersegment Elimination	Consolidated Total
	(In Thousands)

Interest income	$76,046	$12,713	$(2,933)	$85,826
Interest expense	29,550	2,933	(2,933)	29,550

Net interest income	46,496	9,780	—	56,276
(Credit) provision for loan and lease losses	(3,412)	415	—	(2,997)

Net interest income, after (credit) provision for loan and lease losses	49,908	9,365	—	59,273
Gain on sale of loans	19,259	—	—	19,259
Gain on sale of deposits and branch, net	3,160	—	—	3,160
Other income	702	1,469	(490)	1,681
Operating expenses	32,385	5,345	(490)	37,240

Income before income taxes, minority interest, and dividends on REIT preferred stock	$40,644	$5,489	$—	$46,133

Non-cash item:
Depreciation and amortization of premises and equipment	$1,111	$146	$—	$1,257
Total assets	1,025,527	95,008	(92,009)	1,028,526
Expenditures for additions to premises and equipment	467	869	—	1,336

17. SEGMENT REPORTING (Concluded)

	2002
	Commercial Banking	Leasing	Intersegment Elimination	Consolidated Total
	(In Thousands)

Interest income	$78,209	$8,186	$(3,242)	$83,153
Interest expense	32,159	3,242	(3,242)	32,159

Net interest income	46,050	4,944	—	50,994
(Credit) provision for loan and lease losses	(1,340)	938	—	(402)

Net interest income, after (credit) provision for loan and lease losses	47,390	4,006	—	51,396
Gain on sale of loans	3,997	—	—	3,997
Other income	1,064	1,035	(479)	1,620
Operating expenses	27,718	4,177	(479)	31,416

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	$24,733	$864	$—	$25,597

Non-cash item:
Depreciation and amortization of premises and equipment	$1,216	$176	$—	$1,392
Total assets	936,310	95,138	(98,321)	933,127
Expenditures for additions to premises and equipment	2,967	110	—	3,077
	2001
	Commercial Banking	Leasing	Intersegment Elimination	Consolidated Total
	(In Thousands)

Interest income	$83,716	$6,784	$(3,286)	$87,214
Interest expense	41,032	3,286	(3,286)	41,032

Net interest income	42,684	3,498	—	46,182
Provision for loan and lease losses	240	860	—	1,100

Net interest income, after provision for loan and lease losses	42,444	2,638	—	45,082
Gain on sale of loans	2,022	—	—	2,022
Other income	763	1,504	(195)	2,072
Operating expenses	25,184	4,053	(195)	29,042

Income before provision for income taxes and dividends on REIT preferred stock	$20,045	$89	$—	$20,134

Non-cash items:
Depreciation and amortization of premises and equipment	$1,141	$277	$—	$1,418
Amortization of goodwill	—	268	—	268
Expenditures for additions to premises and equipment	503	34	—	537

CAPITAL CROSSING BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

Years Ended December 31, 2003, 2002 and 2001

18. QUARTERLY DATA (UNAUDITED)

	Years Ended December 31,
	2003				2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In Thousands, Except Per Share Data)

Interest and dividend income	$22,857	$19,290	$21,603	$22,076	$20,474	$18,516	$21,562	$22,601
Interest expense	7,179	6,953	7,217	8,201	7,735	7,672	8,066	8,686

Net interest income	15,678	12,337	14,386	13,875	12,739	10,844	13,496	13,915
(Credit) provision for loan and lease losses	(1,701)	(536)	(1,135)	375	(1,230)	295	285	248

Net interest income, after (credit) provision for loan and lease losses	17,379	12,873	15,521	13,500	13,969	10,549	13,211	13,667
Other income (1)	755	17,303	1,339	4,703	1,409	3,114	265	829
Operating expenses (2)	9,519	10,887	8,335	8,499	8,573	7,789	7,503	7,551

Income before income taxes, minority interest, dividends on REIT preferred stock and change in accounting principle	8,615	19,289	8,525	9,704	6,805	5,874	5,973	6,945
Provision for income taxes (3)	4,534	8,313	1,425	9,604	2,677	2,205	2,235	2,614
Minority interest, net of taxes	90	26	88	39	58	52	120	225
Dividends on REIT preferred stock, net of taxes	469	470	470	469	532	532	531	532

Net income (loss) before cumulative change in accounting principle	3,522	10,480	6,542	(408)	3,538	3,085	3,087	3,574
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	306

Net income (loss)	$3,522	$10,480	$6,542	$(408)	$3,538	$3,085	$3,087	$3,880

Earnings (loss) per share:
Basic:
Income (loss) before cumulative change in accounting principle	$1.07	$3.18	$1.88	$(0.11)	$0.95	$0.82	$0.81	$0.91
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	0.08

Net income (loss)	$1.07	$3.18	$1.88	$(0.11)	$0.95	$0.82	$0.81	$0.99

Diluted:
Income (loss) before cumulative change in accounting principle	$0.91	$2.72	$1.63	$(0.11)	$0.84	$0.72	$0.71	$0.81
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	0.07

Net income (loss)	$0.91	$2.72	$1.63	$(0.11)	$0.84	$0.72	$0.71	$0.88

Notes:

(1)
The increases in the third quarter of 2003 and the first, third and fourth quarters of 2002 are due to gains on sales of loans. The increase in the first quarter of 2003 is due to the gain on sale of deposits and branch, net. Additionally, the fourth quarter of 2002 includes a gain on the sale of securities.

(2)
The increases in the third and fourth quarters of 2003 and the fourth quarter of 2002 are due to increases in incentive based compensation.

(3)
The increase in the first quarter of 2003 is due to additional state taxes as a result of retroactive state tax legislation. The decline in the second quarter of 2003 is due to a settlement reached regarding the retroactive state tax legislation.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

ITEM 9A.    CONTROLS AND PROCEDURES

(a)
Evaluation of disclosure controls and procedures.

        As required by Rule 13a-15 under the Securities Exchange Act of 1934, as of December 31, 2003, Capital Crossing carried out an evaluation under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of Capital Crossing's disclosure controls and procedures. In designing and evaluating Capital Crossing's disclosure controls and procedures, Capital Crossing and its management recognize that any controls and procedures, no matter how well designed and operated, can provide only a reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating and implementing possible controls and procedures. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that they believe Capital Crossing's disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by Capital Crossing in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. In connection with the rules regarding disclosure and control procedures, we intend to continue to review and document our disclosure controls and procedures, including our internal controls and procedures for financial reporting, and may from time to time make changes aimed at enhancing their effectiveness and to ensure that our systems evolve with our business.

(b)
Changes in internal controls.

        None.

PART III

        The information called for by Part III is incorporated herein by reference from the Bank's Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on April 20, 2004 and filed with the FDIC (defined on p. 85), except that the Equity Compensation Plan Information table required by Item 12 is contained in Part II, Item 5 ("Market for the Bank's Common Stock and Related Security Holder Matters") of this Form 10-K.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K:

(a)
Contents:

(1)
Financial Statements: All Consolidated Financial Statements are included as Part II, Item 8 of this Annual Report on Form 10-K.

(2)
All financial statement schedules are omitted because they are not applicable, the data is not significant, or the required information is shown elsewhere in this Annual Report on Form 10-K.

(b)
Reports on Form 8-K:

        On October 22, 2002, the Bank filed a Form 8-K with the FDIC disclosing under Item 12 thereof that the Bank had issued a press release after the market closed on October 20, 2003 announcing its third quarter earnings and held a conference call for investors on October 21, 2003 at 11:00 a.m.,

Eastern time. The press release and a transcript of the conference call were attached as exhibits to such Form 8-K.

(c)
Exhibits:

3.1	Amended and Restated Articles of Incorporation, as amended, incorporated by reference from the Bank's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Third Quarter 1999 10-Q").
3.2	Amended and Restated Bylaws, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.1	Amended and Restated Articles of Incorporation, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.2	Amended and Restated Bylaws, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.3
Specimen Stock Certificate for the Bank's Common Stock, $1.00 par value per share, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K").
4.4
Shareholder Rights Agreement, dated April 15, 1996, between the Bank and Registrar and Transfer Company, incorporated by reference from the Bank's Registration Statement on Form F-10 filed with the FDIC on April 15, 1996.
10.1
Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Nicholas W. Lazares, incorporated by reference from the Bank's Registration Statement on Form F-1/A (Post-effective Amendment No. 2) filed with the FDIC on April 17, 1996 (the "1996 Form F-1 Amendment No. 2").
10.2	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Richard Wayne, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.3	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and John J. McGeehan, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.4	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Leon Okurowski, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.5	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Willard L. Umphrey, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.6
Stock Option Agreement, dated December 22, 1994, as amended August 22, 1996, between the Bank and Nicholas W. Lazares, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K").
10.7	Stock Option Agreement, dated December 22, 1994, as amended August 22, 1996, between the Bank and Richard Wayne, incorporated by reference from the 2002 Form 10-K.
10.8	Nonqualified Stock Option Agreement dated August 22, 1996, between the Bank and Demetrios J. Kyrios, incorporated by reference from the 2002 Form 10-K.

10.9	Nonqualified Stock Option Agreement dated August 22, 1996, between the Bank and W. Kenneth Weidman, Jr., incorporated by reference from the 2002 Form 10-K.
10.10	1998 Stock Option and Incentive Plan, incorporated by reference from the 1998 Form 10-K.
10.11	Form of Option Agreement for the 1998 Stock Option and Incentive Plan, incorporated by reference from the 1998 Form 10-K.
10.12
Form of Amendment to the Amended and Restated Employment Agreement and Bonus Plan dated November 29, 2001, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K").
10.13
Form of Amended and Restated Employment Agreement and Bonus Plan, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K").
10.14
Form of Second Amendment to Amended and Restated Employment Agreement and Bonus Plan effective as of January 1, 2002, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.
10.15	Severance and Settlement Agreement and Release, dated October 22, 2001, between the Bank and John L. Champion, incorporated by reference from the 2001 Form 10-K.
10.16
Split-Dollar Life Agreement dated August 15, 1995, between Nicholas W. Lazares and the Bank, incorporated by reference from the Bank's Registration Statement on Form F-1 filed with the FDIC on March 19, 1996 (the "1996 Form F-1").
10.17	Split-Dollar Life Agreement dated August 15, 1995, between Richard Wayne and the Bank, incorporated by reference from the 1996 Form F-1.
10.18
Form of Split-Dollar Agreement used in connection with split-dollar life insurance policies awarded to (i) Demetrios J. Kyrios on February 1, 1997, (ii) each of Demetrios J. Kyrios, Edward F. Mehm and Bradley M. Shron on December 17, 1998 and (iii) Demetrios J. Kyrios, Edward F. Mehm, Bradley Shron, Patrick Dignan and Christopher Hickey on January 25, 2002, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K").
10.19
Form of Split-Dollar Agreement used in connection with split-dollar life insurance policies awarded to each of Nicholas W. Lazares and Richard Wayne on December 21, 2000, incorporated by reference from the 2000 Form 10-K.
10.20	Executive Deferred Compensation Plan, incorporated by reference from the 2001 Form 10-K.
10.21	Non-Executive Directors Deferred Compensation Plan, incorporated by reference from the 2002 Form 10-K.
10.22	Amended and Restated Service Agreement by and among the Bank, Atlantic Holdings Limited Partnership and AB&T, Inc., dated September 1, 1993, incorporated by reference from the 1996 Form F-1.

10.23
Form of Split-Dollar Termination Agreement, dated as of December 30, 2003, used in connection with the termination of split-dollar life insurance policies previously awarded to each of (i) Nicholas W. Lazares and Richard Wayne on August 15, 1995; (ii) Nicholas W. Lazares and Richard Wayne on December 21, 2000; (iii) Demetrios J. Kyrios on February 6, 1997; (iv) Demetrios J. Kyrios, Edward F. Mehm and Bradley Shron on December 17, 1998; and (v) Demetrios J. Kyrios, Edward F. Mehm, Bradley Shron, Patrick Dignan and Christopher Hickey on January 25, 2002. FILED HEREWITH.
11.1	Statement Regarding Computation of Per Share Earnings. Such computation can be clearly determined from the material contained in this Annual Report on Form 10-K.
12.1	Statement Regarding Computation of Ratios. FILED HEREWITH.
13.1	Annual Report to Security Holders. The Bank's 2003 Annual Report is furnished only for the information of the FDIC and is not deemed to be filed herewith.
21.1	List of Subsidiaries. FILED HEREWITH.
31.1	Rule 13a-14(a) Certification signed by Nicholas W. Lazares, Chairman and Co-Chief Executive Officer. FILED HEREWITH.
31.2	Rule 13a-14(a) Certification signed by Richard Wayne, President and Co-Chief Executive Officer. FILED HEREWITH.
31.3	Rule 13a-14(a) Certification signed by Edward F. Mehm, Executive Vice President, Chief Financial Officer and Treasurer. FILED HEREWITH.
32
Rule 13a-14(b) Certification signed by Nicholas W. Lazares, Chairman and Co-Chief Executive Officer; Richard Wayne, President and Co-Chief Executive Officer; and Edward F. Mehm, Executive Vice President, Chief Financial Officer and Treasurer. FILED HEREWITH.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITAL CROSSING BANK
	BY:	/S/ NICHOLAS W. LAZARES Nicholas W. Lazares
Date: March 3, 2004		Chairman of the Board and Co-Chief Executive Officer
	By:	/s/ RICHARD WAYNE Richard Wayne
Date: March 3, 2004		President, Co-Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.

Name	Title	Date

/s/ NICHOLAS W. LAZARES Nicholas W. Lazares	Chairman of the Board and Co-Chief Executive Officer	March 3, 2004
/s/ RICHARD WAYNE Richard Wayne	President, Co-Chief Executive Officer and Director	March 3, 2004
/s/ EDWARD F. MEHM Edward F. Mehm	Executive Vice President, Chief Financial Officer and Treasurer	March 3, 2004
/s/ NANCY E. COYLE Nancy E. Coyle	Senior Vice President and Chief Accounting Officer	March 3, 2004
/s/ JOSEPH D. MCGLINCHEY Joseph D. McGlinchey	Director	March 3, 2004

/s/ GEORGIA MURRAY Georgia Murray	Director	March 3, 2004
/s/ MARK J. PANARESE Mark J. Panarese	Director	March 3, 2004
/s/ ALAN R. STONE Alan R. Stone	Director	March 3, 2004
/s/ LOUIS N. VINIOS Louis N. Vinios	Director	March 3, 2004

EXHIBIT INDEX

Exhibit	Name
3.1	Amended and Restated Articles of Incorporation, as amended, incorporated by reference from the Bank's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Third Quarter 1999 10-Q").
3.2	Amended and Restated Bylaws, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.1	Amended and Restated Articles of Incorporation, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.2	Amended and Restated Bylaws, as amended, incorporated by reference from the Third Quarter 1999 10-Q.
4.3
Specimen Stock Certificate for the Bank's Common Stock, $1.00 par value per share, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K").
4.4
Shareholder Rights Agreement, dated April 15, 1996, between the Bank and Registrar and Transfer Company, incorporated by reference from the Bank's Registration Statement on Form F-10 filed with the FDIC on April 15, 1996.
10.1
Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Nicholas W. Lazares, incorporated by reference from the Bank's Registration Statement on Form F-1/A (Post-effective Amendment No. 2) filed with the FDIC on April 17, 1996 (the "1996 Form F-1 Amendment No. 2").
10.2	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Richard Wayne, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.3	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and John J. McGeehan, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.4	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Leon Okurowski, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.5	Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, between the Bank and Willard L. Umphrey, incorporated by reference from the 1996 Form F-1 Amendment No. 2.
10.6
Stock Option Agreement, dated December 22, 1994, as amended August 22, 1996, between the Bank and Nicholas W. Lazares, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K").
10.7	Stock Option Agreement, dated December 22, 1994, as amended August 22, 1996, between the Bank and Richard Wayne, incorporated by reference from the 2002 Form 10-K.
10.8	Nonqualified Stock Option Agreement dated August 22, 1996, between the Bank and Demetrios J. Kyrios, incorporated by reference from the 2002 Form 10-K.

10.9	Nonqualified Stock Option Agreement dated August 22, 1996, between the Bank and W. Kenneth Weidman, Jr., incorporated by reference from the 2002 Form 10-K.
10.10	1998 Stock Option and Incentive Plan, incorporated by reference from the 1998 Form 10-K.
10.11	Form of Option Agreement for the 1998 Stock Option and Incentive Plan, incorporated by reference from the 1998 Form 10-K.
10.12
Form of Amendment to the Amended and Restated Employment Agreement and Bonus Plan dated November 29, 2001, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K").
10.13
Form of Amended and Restated Employment Agreement and Bonus Plan, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K").
10.14
Form of Second Amendment to Amended and Restated Employment Agreement and Bonus Plan effective as of January 1, 2002, between the Bank and each of Nicholas W. Lazares and Richard Wayne, incorporated by reference from the Bank's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.
10.15	Severance and Settlement Agreement and Release, dated October 22, 2001, between the Bank and John L. Champion, incorporated by reference from the 2001 Form 10-K.
10.16
Split-Dollar Life Agreement dated August 15, 1995, between Nicholas W. Lazares and the Bank, incorporated by reference from the Bank's Registration Statement on Form F-1 filed with the FDIC on March 19, 1996 (the "1996 Form F-1").
10.17	Split-Dollar Life Agreement dated August 15, 1995, between Richard Wayne and the Bank, incorporated by reference from the 1996 Form F-1.
10.18
Form of Split-Dollar Agreement used in connection with split-dollar life insurance policies awarded to (i) Demetrios J. Kyrios on February 1, 1997, (ii) each of Demetrios J. Kyrios, Edward F. Mehm and Bradley M. Shron on December 17, 1998 and (iii) Demetrios J. Kyrios, Edward F. Mehm, Bradley Shron, Patrick Dignan and Christopher Hickey on January 25, 2002, incorporated by reference from the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K").
10.19
Form of Split-Dollar Agreement used in connection with split-dollar life insurance policies awarded to each of Nicholas W. Lazares and Richard Wayne on December 21, 2000, incorporated by reference from the 2000 Form 10-K.
10.20	Executive Deferred Compensation Plan, incorporated by reference from the 2001 Form 10-K.
10.21	Non-Executive Directors Deferred Compensation Plan, incorporated by reference from the 2002 Form 10-K.

10.22	Amended and Restated Service Agreement by and among the Bank, Atlantic Holdings Limited Partnership and AB&T, Inc., dated September 1, 1993, incorporated by reference from the 1996 Form F-1.
10.23
Form of Split-Dollar Termination Agreement, dated as of December 30, 2003, used in connection with the termination of split-dollar life insurance policies previously awarded to each of (i) Nicholas W. Lazares and Richard Wayne on August 15, 1995; (ii) Nicholas W. Lazares and Richard Wayne on December 21, 2000; (iii) Demetrios J. Kyrios on February 6, 1997; (iv) Demetrios J. Kyrios, Edward F. Mehm and Bradley Shron on December 17, 1998; and (v) Demetrios J. Kyrios, Edward F. Mehm, Bradley Shron, Patrick Dignan and Christopher Hickey on January 25, 2002. FILED HEREWITH.
11.1	Statement Regarding Computation of Per Share Earnings. Such computation can be clearly determined from the material contained in this Annual Report on Form 10-K.
12.1	Statement Regarding Computation of Ratios. FILED HEREWITH.
13.1	Annual Report to Security Holders. The Bank's 2003 Annual Report is furnished only for the information of the FDIC and is not deemed to be filed herewith.
21.1	List of Subsidiaries. FILED HEREWITH.
31.1	Rule 13a-14(a) Certification signed by Nicholas W. Lazares, Chairman and Co-Chief Executive Officer. FILED HEREWITH.
31.2	Rule 13a-14(a) Certification signed by Richard Wayne, President and Co-Chief Executive Officer. FILED HEREWITH.
31.3	Rule 13a-14(a) Certification signed by Edward F. Mehm, Executive Vice President, Chief Financial Officer and Treasurer. FILED HEREWITH.
32
Rule 13a-14(b) Certification signed by Nicholas W. Lazares, Chairman and Co-Chief Executive Officer; Richard Wayne, President and Co-Chief Executive Officer; and Edward F. Mehm, Executive Vice President, Chief Financial Officer and Treasurer. FILED HEREWITH.

1,500,000 Shares

Capital Crossing
Preferred Corporation
8.50% Non-cumulative Exchangeable Preferred Stock, Series D

PROSPECTUS
May 6, 2004

Sole Bookrunning Manager	Joint Lead Manager
LEHMAN BROTHERS	RBC CAPITAL MARKETS
Co-Manager FERRIS, BAKER WATTS Incorporated

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Capital Crossing Preferred Corporation
Capital Crossing Bank
Ratio of Earnings to Fixed Charges
Reasons for the Offering
The Offering
Summary of Risk Factors
RECENT DEVELOPMENTS
Capital Crossing Bank and Subsidiaries Consolidated Financial Highlights (Unaudited)
SELECTED FINANCIAL DATA
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
BACKGROUND, CORPORATE STRUCTURE AND BENEFITS TO CAPITAL CROSSING BANK
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
DESCRIPTION OF THE SERIES D PREFERRED SHARES
DESCRIPTION OF CAPITAL STOCK
FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
INFORMATION REGARDING CAPITAL CROSSING BANK
Selected Consolidated Financial Data (Concluded)
UNDERWRITING
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
CAPITAL CROSSING PREFERRED CORPORATION BALANCE SHEETS December 31, 2003 and 2002
CAPITAL CROSSING PREFERRED CORPORATION STATEMENTS OF INCOME Years Ended December 31, 2003, 2002, and 2001
CAPITAL CROSSING PREFERRED CORPORATION STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING PREFERRED CORPORATION STATEMENTS OF CASH FLOWS Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING PREFERRED CORPORATION NOTES TO FINANCIAL STATEMENTS Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING PREFERRED CORPORATION NOTES TO FINANCIAL STATEMENTS Years Ended December 31, 2003, 2002 and 2001 (Concluded)
TABLE OF CONTENTS
AVAILABLE INFORMATION
INFORMATION WITH RESPECT TO CAPITAL CROSSING BANK
OFFERING CIRCULAR SUMMARY
Capital Crossing Bank
REIT Preferred Stock Offering
The Offering
Risk Factors
Selected Consolidated Financial Data
Selected Consolidated Financial Data (Concluded)
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
MANAGEMENT
DESCRIPTION OF THE BANK PREFERRED SHARES
PART II
Selected Consolidated Financial Data (Continued)
Selected Consolidated Financial Data (Concluded)
INDEPENDENT AUDITORS' REPORT
CAPITAL CROSSING BANK AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002
CAPITAL CROSSING BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING BANK AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded) Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING BANK AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2003, 2002 and 2001
CAPITAL CROSSING BANK AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded) Years Ended December 31, 2003, 2002 and 2001
PART IV
EXHIBIT INDEX